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INDEX TO FINANCIAL INFORMATION

Exhibit 99.1

[    •    ], 2016

Dear Yum! Brands, Inc. Shareholder:

        We are pleased to inform you of the separation of our world-class China business from Yum! Brands, Inc. ("YUM") into a newly formed public company named Yum China Holdings, Inc. (the "Company").

        We expect that the separation of the Company from YUM will result in two powerful, best-in-class companies, each with a separate strategic focus. The Company, a market leader with decades of accumulated consumer loyalty and world-class operations in China, will become a licensee of YUM in China with an attractive investment profile and significant opportunity for growth, while YUM, one of the world's largest restaurant companies with three iconic brands, will focus on expanding the presence and performance of KFC, Pizza Hut and Taco Bell around the world outside of China. The separation reinforces our strong commitment to creating value for our shareholders.

        The separation will be completed by way of a pro rata distribution of the outstanding shares of Company common stock to our shareholders of record as of 5:00 p.m., Eastern Time, on [    •    ], the record date. Each YUM shareholder will receive [    •    ] shares of Company common stock for each share of YUM common stock held on the record date.

        We expect your receipt of shares of Company common stock in the distribution to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

        The distribution does not require YUM shareholder approval, nor do you need to take any action to receive your shares of Company common stock. Immediately following the separation, you will own common stock in YUM and the Company. The Company's common stock will be listed on the New York Stock Exchange under the symbol "YUMC," while YUM's common stock will continue to trade on the New York Stock Exchange under the symbol "YUM."

        The enclosed Information Statement, which is being made available to all YUM shareholders as of the record date for the distribution, describes the separation and distribution in detail and contains important information about the Company, including its business, financial condition and operations. We urge you to carefully read this Information Statement in its entirety.

Sincerely,
Greg Creed Chief Executive Officer Yum! Brands, Inc.

[    •    ], 2016

Dear Future Yum China Holdings, Inc. Stockholder:

        It is our pleasure to welcome you as a shareholder of our company, Yum China Holdings, Inc. (the "Company"). Following the distribution of the outstanding shares of our common stock to shareholders of Yum! Brands, Inc. ("YUM"), we will be a newly listed, publicly traded business that is expected to be China's largest independent restaurant company.

        The Company will initially have over 7,200 restaurants across China, one of the world's largest and fastest growing economies. Our relationship with YUM will allow us to leverage well-known brands and build on decades of experience in the Chinese market. In addition, we expect that the recently announced agreement for an investment in the Company by Primavera and Ant Financial will create additional long-term value for our stockholders. We believe that this partnership with two well-established players in the Chinese market presents great strategic value to the Company and our stockholders. The Company is well-positioned for future growth, with extensive opportunities to expand within China through new unit development.

        We invite you to learn more about the Company by reviewing the enclosed Information Statement. We urge you to read the Information Statement carefully and in its entirety. We are excited by our future prospects, and look forward to your support as a holder of shares of the Company's common stock.

Sincerely,
Micky Pant Chief Executive Officer Yum China Holdings, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2016

INFORMATION STATEMENT

Yum China Holdings, Inc.

         This Information Statement is being furnished to the shareholders of Yum! Brands, Inc. ("YUM") in connection with the distribution by YUM to its shareholders of all of the outstanding shares of common stock of Yum China Holdings, Inc., a wholly owned subsidiary of YUM, that will hold, directly or indirectly, the assets and liabilities associated with YUM's operations in China(1) (the "Company"). To implement the distribution, YUM will distribute all of the outstanding shares of Company common stock on a pro rata basis to YUM shareholders in a distribution that is intended to be tax-free to YUM shareholders for U.S. federal income tax purposes. In connection with the distribution, YUM and the Company have entered into investment agreements with each of Pollos Investment L.P., an affiliate of Primavera Capital Group ("Primavera"), and API (Hong Kong) Investment Limited, an affiliate of Zhejiang Ant Small and Micro Financial Services Group Co., Ltd. ("Ant Financial" and together with Primavera, the "Investors"). Pursuant to the investment agreements, which are substantially on the same terms and which we collectively refer to as the "investment agreements," immediately following the distribution and in exchange for an aggregate purchase price of $460 million, the Investors will acquire and the Company will issue to the Investors, subject to the terms and conditions of the investment agreements, shares of Company common stock representing in the aggregate between 4.3% and 5.9% of the Company's common stock issued and outstanding immediately following the distribution (to be determined based on the volume weighted average trading price of Company common stock during the trading days between the 31st and 60th day following the closing), as well as the right to receive certain warrants exercisable for an additional approximately 4%, in the aggregate, of the Company's issued and outstanding common stock. We refer to the transactions described above collectively as the "Investment." In connection with the Investment, the Company and the Investors will also enter into a shareholders agreement, relating to certain rights and obligations of the Investors as holders of the Company's common stock and the warrants. Please refer to the "Presentation of Information" below for how we refer to Yum! Brands, Inc., YUM, Yum China Holdings, Inc., the Company, Primavera, Ant Financial and the Investors in this Information Statement.

         You will receive [    •    ] share[s] of Company common stock for each share of YUM common stock held of record by you as of 5:00 p.m., Eastern Time, on [    •    ], 2016, the record date for the distribution. You will receive cash in lieu of any fractional shares of Company common stock that you would otherwise have received after application of the above distribution ratio. As discussed herein under "The Separation and Distribution—Trading Between the Record Date and Distribution Date," if you sell your shares of YUM common stock "regular-way" after the record date and before the distribution, you will also be selling your right to receive shares of Company common stock in connection with the separation. We expect that shares of Company common stock will be distributed by YUM to you on [    •    ], 2016. We refer to the date on which YUM commences distribution of the Company common stock to the holders of shares of YUM common stock as the "distribution date."

         No vote of YUM shareholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send YUM a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing YUM shares or take any other action to receive your shares of Company common stock.

         There is currently no trading market for Company common stock, although we expect that a limited market, commonly known as a "when-issued" trading market, will develop on or shortly before the record date for the distribution. We expect "regular-way" trading of Company common stock to begin on the first trading day following the distribution. The Company intends to file an application to have its common stock authorized for listing on the New York Stock Exchange under the symbol "YUMC." Following the distribution, YUM will continue to trade on the NYSE under the symbol "YUM."

In reviewing this Information Statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 11.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this Information Statement is [    •    ], 2016.

This Information Statement was first made available to YUM shareholders on or about [    •    ], 2016.

(1)
As used herein, unless the context otherwise requires, references to "China" mean the "People's Republic of China" or "mainland China," excluding Hong Kong, Taiwan and Macau.

Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this Information Statement about the Company assumes the completion of all of the transactions referred to in this Information Statement in connection with the separation and distribution. Unless the context otherwise requires, references in this Information Statement to "the Company," "we," "us," "our," "our company" and "the company" refer to Yum China Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. References to the Company's historical business and operations refer to all of YUM's China business which will be transferred to the Company in connection with the separation and distribution. Unless the context otherwise requires, references in this Information Statement to "YUM" refer to Yum! Brands, Inc., a North Carolina corporation, and its consolidated subsidiaries other than the Company, which will continue to operate as YUM following the distribution and separation. Unless the context otherwise requires, references to "China" mean the "People's Republic of China" or "mainland China," excluding Hong Kong, Taiwan and Macau. Unless the context otherwise requires, references in this Information Statement to "Investor" or "Investors" refer to and each of and collectively, as the context requires, Pollos Investment L.P., a Cayman Islands limited partnership and affiliate of Primavera Capital Group, and API (Hong Kong) Investment Limited, an affiliate of Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.

Trademarks, Trade Names, Service Marks and Restaurants

        The Company owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the more important trademarks that the Company owns or has rights to use that appear in this Information Statement include: "KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, Taco Bell, Little Sheep and East Dawning," which may be registered or trademarked in the United States or other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this Information Statement is, to our knowledge, owned by such other company. We license the KFC, Pizza Hut, and Taco Bell brands and related intellectual property under a master license agreement with YUM and, unless the context otherwise requires, references herein to "our" or "the Company's" brands or other intellectual property rights include references to the brands and other intellectual property rights we license from YUM. Unless the context otherwise requires, references to "our" or "the Company's" restaurants or restaurant system include references to restaurants owned or franchised by us and references to "YUM's" restaurants or restaurant systems include restaurants owned or franchised by YUM (excluding our restaurants). Unless the context otherwise requires, references to our "franchisees" are references to third parties to whom we have granted the right to operate under intellectual property owned by us or the intellectual property we license from YUM and have the right to sublicense under the master license agreement and a "franchise" is the grant of such a third party right.

Market and Industry Data

        Although we are responsible for all of the disclosure contained in this Information Statement, this Information Statement contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties. The industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Yum China Holdings, Inc. and why is YUM separating the Company's business and distributing Company stock?	Yum China Holdings, Inc., which is currently a wholly owned subsidiary of YUM, was formed to own and operate YUM's China business. The separation of the Company from YUM and the distribution of Company common stock are intended to provide you with equity ownership in two separate, publicly traded companies that will be able to focus exclusively on each of their respective businesses. YUM and the Company expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled "The Separation and Distribution—Reasons for the Separation."

Why am I receiving this document?

YUM is delivering this document to you because you are a holder of YUM common stock. Each holder of YUM common stock as of 5:00 p.m., Eastern Time, on the record date will be entitled to receive [•] share[s] of Company common stock for each share of YUM common stock held at such time on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in YUM and the Company, respectively.

How will the separation of the Company from YUM work?

To accomplish the separation, YUM will distribute all of the outstanding shares of Company common stock to YUM shareholders on a pro rata basis in a distribution intended to be tax-free to YUM shareholders for U.S. federal income tax purposes except to the extent of any cash received in lieu of fractional shares of Company common stock.

Why is the separation of the Company structured as a distribution?

YUM believes that a distribution of the shares of Company common stock to YUM shareholders is an efficient way to separate its China business in a manner that will create long-term value for YUM and its shareholders.

What is the record date for the distribution?	The record date for the distribution is [•], 2016.
When will the separation and the distribution occur?

It is expected that all of the shares of Company common stock will be distributed by YUM on [•], 2016 to holders of record of shares of YUM common stock as of 5:00 p.m., Eastern Time, on the record date for the distribution. The separation will become effective at the time of the distribution. However, no assurance can be provided as to the timing of the separation and the distribution or that all conditions to the distribution will be met. See "The Separation and Distribution—Conditions to the Distribution."

What do shareholders need to do to participate in the distribution?

Shareholders of YUM as of 5:00 p.m., Eastern Time, on the record date for the distribution will not be required to take any action to receive Company common stock in the distribution, but you are urged to read this entire Information Statement carefully. No shareholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of YUM common stock or take any other action to receive your shares of Company common stock. Please do not send in your YUM stock certificates. The distribution will not affect the number of outstanding YUM shares or any rights of YUM shareholders, although it will affect the market value of each outstanding share of YUM common stock.

How will shares of Company common stock be issued?

You will receive shares of Company common stock through the same channels that you currently use to hold or trade shares of YUM common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of shares of Company common stock will be documented for you in the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own shares of YUM common stock as of 5:00 p.m., Eastern Time, on the record date for the distribution, YUM, with the assistance of American Stock Transfer & Trust Company, LLC, the settlement and distribution agent, will electronically distribute shares of Company common stock to you or to your brokerage firm on your behalf in book-entry form. American Stock Transfer & Trust Company, LLC will mail you a book-entry account statement that reflects your shares of Company common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Company common stock will I receive in the distribution?

YUM will distribute to you [•] share[s] of Company common stock for every share of YUM common stock held by you as of 5:00 p.m., Eastern Time, on the record date for the distribution. Based on the number of shares of YUM common stock outstanding as of [•], 2016, a total of approximately [•] shares of Company common stock are expected to be distributed. For additional information on the distribution, see "The Separation and Distribution."

Will the Company issue fractional shares of its common stock in the distribution?

No. The Company will not issue fractional shares of its common stock in the distribution. Fractional shares that YUM shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional shares such holder would otherwise have been entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable, for U.S. federal income tax purposes, to the recipient YUM shareholders. See "Material U.S. Federal Income Tax Consequences."

What are the conditions to the distribution?	The distribution is subject to final approval by the board of directors of YUM, as well as to a number of conditions, including:

•

the transfer of assets and liabilities to the Company in accordance with the separation and distribution agreement will have been completed, other than assets and liabilities intended to be transferred after the distribution;

v

•

YUM will have received (i) an opinion of each of Mayer Brown LLP and PricewaterhouseCoopers LLP, satisfactory to YUM's board of directors, regarding the qualification of the distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and (ii) one or more opinions of YUM's external tax advisors, in each case satisfactory to YUM's board of directors, regarding certain other tax matters relating to the distribution and related transactions;

•

the U.S. Securities and Exchange Commission ("SEC") will have declared effective the registration statement of which this Information Statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC;

• this Information Statement shall have been made available to the YUM shareholders;

•

all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, have become effective or been accepted by the applicable governmental entity;

• any approvals or notifications of any governmental entities required for the consummation of the separation and distribution will have been obtained;

•

no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

• the shares of Company common stock to be distributed will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•

the receipt of an opinion from an independent advisory firm confirming the solvency and financial viability of each of the Company and YUM after the distribution that is in form and substance acceptable to YUM in its sole discretion; and

•

no other event or development will have occurred or exist that, in the judgment of YUM's board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

YUM and the Company cannot assure you that any or all of these conditions will be met and YUM may also waive any of the conditions to the distribution. For a complete discussion of all of the conditions to the distribution, see "The Separation and Distribution—Conditions to the Distribution."

What is the anticipated cost of the Separation?

We estimate that the one-time costs of the separation will be approximately $60 million, and we anticipate that substantially all of such one-time costs will be borne by YUM. Following the separation, in general, YUM and the Company will be responsible for the costs incurred by YUM or the Company, as applicable (which, in the case of the Company, will include costs incurred in connection with the transition to being an independent public company).

How will the one-time costs of the separation be allocated between YUM and the Company?	We anticipate that substantially all of the one-time costs of the separation will be borne by YUM.
Can YUM decide to cancel the distribution of the Company common stock even if all the conditions have been met?

Yes. Until the distribution has occurred, YUM has the right to terminate the distribution, even if all of the conditions are satisfied. See "Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Termination."

What if I want to sell my YUM common stock or my Company common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.
What is "regular-way" and "ex-distribution" trading of YUM stock?

Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in YUM common stock: a "regular-way" market and an "ex-distribution" market. Shares of YUM common stock that trade in the "regular-way" market will trade with an entitlement to shares of Company common stock distributed pursuant to the distribution. Shares that trade in the "ex-distribution" market will trade without an entitlement to shares of Company common stock distributed pursuant to the distribution. If you hold shares of YUM common stock as of 5:00 p.m., Eastern Time, on the record date and then decide to sell any shares of YUM common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of YUM common stock with or without your entitlement to shares of Company common stock distributed pursuant to the distribution.

Where will I be able to trade shares of Company common stock?

The Company intends to file an application to list its common stock on the New York Stock Exchange under the symbol "YUMC." The Company anticipates that trading in shares of its common stock will begin on a "when-issued" basis on or shortly before the record date for the distribution and will continue up to the distribution date, and that "regular-way" trading in Company common stock will begin on the first trading day following the distribution. If trading begins on a "when-issued" basis, you may purchase or sell Company common stock up to the distribution date, but your transaction will not settle until after the distribution date. The Company cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of shares of YUM common stock?	YUM common stock will continue to trade on the NYSE after the distribution under the symbol "YUM."
Will the number of shares of YUM common stock that I own change as a result of the distribution?	No. The number of shares of YUM common stock that you own will not change as a result of the distribution.
Will the distribution affect the market price of shares of my YUM common stock?

Yes. As a result of the distribution, it is expected that the trading price of shares of YUM common stock immediately following the distribution will be lower than the "regular-way" trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the China business to be held by the Company. The combined trading prices of one share of YUM common stock and [•] share[s] of Company common stock after the distribution (representing the number of shares of Company common stock to be received per share of YUM common stock in the distribution) may be equal to, greater than or less than the trading price of one YUM common share before the distribution.

What are the material U.S. federal income tax consequences of the distribution?

It is a condition to the distribution that YUM receive (i) an opinion of each of Mayer Brown LLP and PricewaterhouseCoopers LLP, satisfactory to YUM's board of directors, regarding the qualification of the distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the Code and (ii) one or more opinions of YUM's external tax advisors, in each case satisfactory to YUM's board of directors, regarding certain other tax matters relating to the distribution and related transactions. Assuming that the distribution qualifies as tax-free under Sections 355 and 361 of the Code, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Company common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Company common stock.

You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences of the distribution, see the section entitled "Material U.S. Federal Income Tax Consequences."

What will the Company's relationship be with YUM following the separation?

The Company will enter into a separation and distribution agreement with YUM to effect the separation and provide a framework for the Company's relationship with YUM after the separation. In addition, a subsidiary of the Company will enter into a master license agreement with a subsidiary of YUM providing the exclusive right to use and sublicense the use of intellectual property owned by YUM and its affiliates for the development and operation of KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, and Taco Bell restaurants in China, and for the conduct of all related development, promotional and support activities. The Company and YUM will also enter into certain other agreements, including, among others, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between the Company and YUM of YUM's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation and will govern certain relationships between the Company and YUM after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled "Risk Factors—Risks Related to the Separation and the Investment" and "Certain Relationships and Related Person Transactions."

Who will manage the Company after the separation?

The Company will benefit from a management team with an extensive background in the China business. Led by Micky Pant, who is, and after the separation is expected to continue to be, the Company's Chief Executive Officer, the Company's management team will possess deep knowledge of, and extensive experience in, its business, geography and industry. For more information regarding the Company's management, see "Management of the Company."

Are there risks associated with owning Company common stock?

Yes. Ownership of Company common stock will be subject to both general and specific risks, including those relating to the Company's business, the industry and geography in which it operates, its separation from YUM and ongoing contractual relationships with YUM and its status as a separate, publicly traded company. These risks are described in the "Risk Factors" section of this Information Statement. You are encouraged to read that section carefully.

Does the Company plan to pay dividends?

We anticipate that following the separation, our board of directors will adopt a program of returning capital to stockholders, which may take the form of establishing a regular dividend and/or engaging in share repurchases although, pursuant to the shareholders agreement to be entered into with the Investors at the closing of the Investment, our ability to engage in or announce repurchases is restricted until 60 days after the distribution. We also intend to retain a significant portion of our earnings to finance the operation, development and growth of our business. Any future determination to declare and pay cash dividends or engage in share repurchases will be at the discretion of our board of directors following the separation and will depend on, among other things, our financial condition, results of operations, actual or anticipated cash requirements, contractual or regulatory restrictions, tax considerations and such other factors as our board of directors deems relevant. See "Dividend Policy."

Will the Company incur any indebtedness prior to or at the time of the distribution?	No. The Company does not plan to incur any indebtedness in connection with the distribution, other than indebtedness incurred in the ordinary course of its operations.
Who will be the distribution agent, transfer agent, registrar and information agent for the Company common stock?	The distribution agent, transfer agent, registrar and information agent for Company common stock will be American Stock Transfer & Trust Company, LLC.
Where can I find more information about YUM and the Company?	Before the distribution, if you have any questions relating to YUM's China business, you should contact:
Yum! Brands, Inc. 1441 Gardiner Lane Louisville, Kentucky 40213 Attention: Investor Relations Telephone: 1 (888) 298-6986 Email: yum.investor@yum.com
After the distribution, Company stockholders who have any questions relating to the Company should contact the Company at:
[•] [•] [•] Telephone: [•] or [•] Email: [•] The Company's investor website is [•].

x

 INFORMATION STATEMENT SUMMARY

        The following is a summary of certain material information discussed in this Information Statement. This summary may not contain all of the details concerning the separation or other information that may be important to you. To better understand the separation and the Company's business and financial position, you should carefully review this entire Information Statement.

        This Information Statement describes the China business of YUM to be transferred to the Company by YUM in the separation as if the transferred business were the Company's business for all historical periods described. References in this Information Statement to the Company's historical assets, liabilities, products, business or activities are generally intended to refer to the assets, liabilities, products, business or activities of the China business of YUM prior to the distribution.

Our Company

        Yum China Holdings, Inc. is the largest restaurant company in China with approximately 7,200 restaurants, $6.9 billion of revenue, net income of $323 million and $998 million of adjusted EBITDA in 2015. Our growing restaurant base consists of China's leading restaurant brands, including KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, East Dawning and Little Sheep. Following our separation from Yum! Brands, we will have the exclusive right to operate and sub-license the KFC, Pizza Hut and Taco Bell brands in China, and will own the East Dawning and Little Sheep concepts outright. We were the first major global restaurant brand to enter China in 1987 and have developed deep experience operating in the market. We have since grown to become one of China's largest retail developers covering over 1,100 cities and opening an average of two new locations per day over the past five years.

        KFC is the leading Quick-Service Restaurant ("QSR") brand in China. Today, KFC operates over 5,000 restaurants in over 1,100 cities across China. Measured by number of restaurants, KFC has a two-to-one lead over the nearest Western QSR competitor and continues to grow in both large and small cities. Similarly, Pizza Hut Casual Dining is the leading Casual Dining Restaurant ("CDR") brand in China. Today, Pizza Hut Casual Dining, with nearly 1,600 restaurants in over 400 cities, has a seven-to-one lead in terms of restaurants over its nearest Western CDR competitor.

        Over the past three decades, we have built a significant lead not just in number of restaurants, but also in brand awareness and loyalty, proprietary consumer know-how in individual provinces and city tiers, a national supply-chain network, product innovation and quality processes, a motivated and highly-educated workforce and a long-tenured and passionate local management team. We believe that these competitive strengths are difficult to replicate.

        We generate strong consumer regard and loyalty by developing menus that cater to local tastes in addition to offering global favorites like KFC's Original Recipe chicken. Each of our brands has proprietary menu items, many developed in China, and emphasizes the preparation of food with high-quality ingredients, as well as unique recipes and special seasonings to provide appealing, tasty and convenient food at competitive prices. Most of our restaurants offer consumers the ability to dine in and/or order delivery or carry-out food. With decades of accumulated consumer know-how and loyalty in China, we believe our brands are integrated into Chinese popular culture and consumers' daily lives based on our extensive history in China and substantial presence there.

        We opened nearly 750 new restaurants in 2015 and more than 3,000 over the past four years—the equivalent of two new restaurant openings per day. While we may either operate, franchise and/or license restaurant brands, we currently have ownership in and operate approximately 90% of our restaurants, and this high ownership percentage has driven our historically attractive return on investment.

        Given the strong competitive position of the KFC and Pizza Hut brands, China's growing economy and population of over 1.3 billion, we expect to continue growing our system sales by adding KFC and Pizza Hut Casual Dining restaurants and through growing same-store sales.

Industry Backdrop

        The development and growth of our restaurants has benefited from China's rapidly growing middle class and increasing urbanization. Although changes in consumer taste are possible, the expansion of China's middle class has generally been correlated with an increase in eating outside of the home, which is in part driven by higher discretionary income associated with this demographic group. According to McKinsey, middle class and affluent households are expected to continue to grow, increasing from 116 million people in 2016 to an estimated 315 million by 2030. The number of working-age consumers is expected to increase by 100 million during the same period as their average per capita consumption doubles. By 2030, spending by this group is expected to account for an estimated 12 cents for every $1 of worldwide urban consumption. With this, annual household spending on dining out in China may double. The Company will continue to focus on this core consumer segment and on serving China's growing middle class.

        In 2002 87% of the middle class lived in coastal China and only 13% of the middle class lived in inland provinces. According to macroeconomic models prepared by McKinsey in 2012, by 2022 it is expected that only 61% of the middle class will live in coastal cities as the middle class expands more rapidly in inland cities. Likewise, according to the same models, by 2022 it is expected that 39% of the middle class will live in cities with a population of more than one million. This is consistent with the Company's development plans which have focused on entering new trade zones and building new restaurants further inland.

  Restaurant Concepts

  KFC

        KFC is the largest restaurant brand in China in terms of system sales and number of restaurants. Founded in Corbin, Kentucky by Colonel Harland D. Sanders in 1939, KFC opened its first restaurant in Beijing, China in 1987. Today, almost 30 years later, there are over 5,000 KFCs in China, and the Company plans to continue adding new units. In addition to Original Recipe chicken, KFC in China has an extensive menu featuring pork, beef, seafood, rice dishes, fresh vegetables, soups, breakfast, desserts, and many other products, including premium coffee. The KFC brand is also seeking to increase revenues from its restaurants throughout the day with breakfast, delivery and 24-hour operations in many of its locations.

  Pizza Hut Casual Dining

        Pizza Hut Casual Dining is the largest Western CDR brand in China as measured by system sales and number of restaurants. It operates in over 400 cities and offers multiple dayparts, including breakfast and afternoon tea. The first Pizza Hut in China opened in 1990, and as of 2015 year-end there were nearly 1,600 Pizza Hut Casual Dining restaurants. Pizza Hut Casual Dining has an extensive menu offering a broad variety of pizzas, entrees, pasta, rice dishes, appetizers, beverages and desserts. In 2015, Pizza Hut Casual Dining was ranked the "Most Preferred Western Casual Dining Restaurant" by The Nielsen Corporation.

  Other Concepts

        Pizza Hut Home Service.    The Company introduced pizza delivery to China in 2001, and today there are over 300 Pizza Hut Home Service units in nearly 50 cities, specializing in professional and convenient delivery of Chinese food as well as pizza. Over 70% of the brand's orders come through online or mobile channels. Its professional service and diverse menu provide a strong platform for continued growth in the future.

        Little Sheep.    A casual-dining brand with its roots in Inner Mongolia, China, Little Sheep specializes in "Hot Pot" cooking, which is very popular in China particularly during the winter months. Little Sheep has approximately 250 units in both China and international markets today. Of these, over 200 units are franchised.

        East Dawning.    East Dawning is a Chinese food quick-service restaurant brand, primarily located in large coastal cities. There were 15 restaurants as of 2015 year end. This brand is not viewed as a significant growth engine for the Company.

        Taco Bell.    Taco Bell is the world's leading QSR brand specializing in Mexican-style food, including tacos, burritos, quesadillas, salads, nachos and similar items. While there are over 6,400 Taco Bell units globally, currently no locations exist in China. The Company plans to open its first Taco Bell restaurant in 2016.

Competitive Strengths

        We believe the following strengths, developed over our almost 30-year operating history, differentiate us and serve as a platform for future growth.

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  Unique Company culture based on global systems and local spirit.

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  Category-leading brands in one of the world's fastest growing economies.

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  High-quality, great-tasting food, including local favorites with compelling value and a Western experience.

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  Strong unit economics.

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  Extensive experience in developing new restaurants.

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  Knowledge and understanding of Chinese consumers and versatile approach to marketing.

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  Supply chain management with a focus on food safety and quality.

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  Internal people development culture and training systems.

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  World class operations led by certified restaurant managers.

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  Digital and technology capability, especially in mobile and social media.

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  Experienced senior management team.

Our Strategies

        The Company's primary strategy is to grow sales and profits across its portfolio of brands through increased brand relevance, new store development and enhanced unit economics. Other areas of investment include store remodels; product innovation and quality; improved operating platforms leading to improved service; store-level human resources, including recruiting and training; creative marketing programs; and product testing.

  New-Unit Growth

        Rapidly growing consumer class.    Given the rapidly expanding middle class, we believe that there is significant opportunity to expand within China, and we intend to focus our efforts on increasing our geographic footprint in both existing and new markets. We expanded our restaurant count from

3,906 units in 2010 to approximately 7,200 as of the end of 2015, representing a compounded annual growth rate ("CAGR") of 13%.

        Franchise opportunity.    Currently, only 9% of our restaurants are operated by franchisees. Going forward, we anticipate high franchisee demand for our brands, supported by strong unit economics, operational consistency and simplicity, and multiple store types to drive restaurant growth. While the franchise market in China is still in its early stages compared to developed markets, the Company plans to continue to increase its franchise-owned store percentage over time.

        Development pipeline.    We consider our development pipeline to be robust, and believe we have an opportunity to grow our restaurant count three times over the next two to three decades. For additional information on the risks associated with this growth strategy, see the section entitled "Risk Factors," including the risk factor entitled—"We may not attain our target development goals, aggressive development could cannibalize existing sales and new restaurants may not be profitable." We also believe the opportunity to add Taco Bell restaurants as well as other concepts could further increase our total unit count.

  Same-Store Sales Growth

        Flavor innovation.    We are keenly aware of the strength of our core menu items but we also seek to continue to introduce innovative items to meet evolving consumer preferences and local tastes, while simultaneously maintaining brand relevance and broadening brand appeal. For example, KFC offers soy bean milk, fried dough sticks, and congee for breakfast. Outside of breakfast, KFC has introduced rice dishes, Peking style chicken twisters, roasted chicken products, egg tarts and fresh lemon/calamansi tea.

        Daypart opportunities.    We believe there are significant daypart opportunities across our brands. For example, at KFC we recently introduced premium coffee to expand our breakfast and afternoon dayparts. Pizza Hut Casual Dining has focused on breakfast and afternoon tea to further grow same-store sales.

        Customer frequency through mobile connectivity.    KFC is rolling out its K-Gold loyalty program in 2016 with the eventual goal of a fully digitized customer experience. The brand will also improve the customer experience through ease of ordering and speed of service, supported by innovative technology. Pizza Hut Casual Dining is a leader in providing a digital experience with free in-store Wi-Fi, queue ticketing and pre-ordering, partnering with Alipay and WeChat to receive cashless payments, and introducing a loyalty program.

        Best in-store experience.    The Company continuously looks for ways to improve the customer experience. For example, starting in 2015, KFC revamped its remodel strategy to accelerate restaurant upgrades. Pizza Hut Casual Dining is also well regarded for offering consumers a contemporary casual dining setting. Our brands also look to improve efficiency to drives sales growth. For example, we are simplifying menu boards and fine-tuning our digital menu boards and in-store self-service order devices. We are also exploring expansion of our delivery business through online-to-offline, or O2O, aggregators.

        Value innovation.    KFC will continue to focus on value with product offerings such as the bucket and increased combo options throughout the day. Pizza Hut Casual Dining will leverage past innovations like business lunch set and breakfast.

        O2O and home delivery.    China is a world leader in the emerging online-to-offline, or O2O, market. This is where digital online ordering technologies interact with traditional brick and mortar retail to enhance the shopping experience. In the restaurant sector, KFC and Pizza Hut Home Service are already leading brands in home delivery. We see considerable further growth potential in the rapidly growing in-home consumption market by aligning our proven restaurant operation capabilities with emerging specialized O2O firms (known as aggregators) that offer consumers the ability to order any restaurant food at home. This could be an exciting new business opportunity with potential to create substantial stockholder value.

  Enhanced Profitability

        We focus on improving our unit-level economics and overall profits while also making the necessary investments to support our future growth. Since we increased our focus on restaurant margin improvement in late 2013, restaurant margins at KFC improved two percentage points from 2013 to 2015. We will pursue additional opportunities to improve profits over the long-term by continuing our focus on fiscal discipline and leveraging fixed costs, while maintaining the quality customer experience for which our brands are known.

The Separation and Distribution

        On October 20, 2015, YUM announced that it intended to separate into two publicly traded companies: one comprising YUM's world-class operations in China, which will do business as the Company, and one that will comprise YUM's remaining operations (including franchising) around the world, which will continue to do business as YUM and retain YUM's current logo.

        On [    •    ], 2016, YUM's board of directors approved the distribution of all of the Company's issued and outstanding shares of common stock on the basis of [    •    ] share[s] of Company common stock for each share of YUM common stock held as of 5:00 p.m., Eastern Time, on [    •    ], 2016, the record date for the distribution.

  The Company's Post-Separation Relationship with YUM

        After the distribution, YUM and the Company will be separate companies with separate management teams and separate boards of directors. The Company will enter into a separation and distribution agreement with YUM, which is referred to in this Information Statement as the "separation and distribution agreement." In addition, a subsidiary of the Company will enter into a master license agreement with a subsidiary of YUM providing the exclusive right to use and sublicense the use of intellectual property owned by YUM and its affiliates for the development and operation of KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, and Taco Bell restaurants in China and for the conduct of all related development, promotional and support activities. In connection with the separation, the Company will also enter into various other agreements with YUM to effect the separation and provide a framework for its relationship with YUM after the separation, such as a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between the Company and YUM of YUM's assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the separation of the Company from YUM and will govern certain relationships between the Company and YUM after the separation. For additional information regarding the separation and distribution agreement and other transaction agreements, see the sections entitled "Risk Factors—Risks Related to the Separation and the Investment" and "Certain Relationships and Related Person Transactions."

  Reasons for the Separation

        YUM's board of directors and management believe that the creation of two independent public companies, with the Company operating the China business, and YUM operating its remaining businesses (including franchising) throughout the rest of the world, is in the best interests of YUM and its shareholders for a number of reasons, including:

  •
  Enhanced strategic and management focus.  The separation will allow each company to focus on and more effectively pursue its own distinct operating priorities and strategies, and will enable the management of each company to concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability. Specifically, YUM will pursue its strategy of developing its brands and expanding its franchise operations globally outside of China and expects to own less than 4% of the restaurants within its system by the end of 2017. The Company, on the other hand, will pursue its strategy of owning and operating restaurants in China and plans to own and operate a substantial majority of its restaurants in China;

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  More efficient allocation of capital.  The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs and facilitating a more efficient allocation of capital;

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  Direct access to capital markets.  The separation will create an independent equity structure that will afford the Company direct access to capital markets and facilitate the ability of the Company to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock;

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  Alignment of incentives with performance objectives.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company's business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives;

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  Investor choice.  The separation will allow investors to separately value YUM and the Company based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities; and

  •
  Optimized Capital Structure.  As a result of the separation, YUM expects to be more highly franchised, more geographically diversified and less volatile in terms of profit and to have lower ongoing capital expenditures. This business model is expected to enable YUM to take on additional leverage, optimize its capital structure and return cash to shareholders. The Company will have no material debt immediately following the separation.

        Neither the Company nor YUM can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Risks Associated with the Company and the Separation

        The YUM board of directors also considered a number of potentially negative factors in evaluating the creation of two independent public companies, including, among others, risks relating to the loss of benefits arising from YUM and the Company operating within one company and increased operating costs and one-time separation costs relating to the creation of a new public company, but concluded that the potential benefits from separation outweighed these factors. For more information, see the sections entitled "The Separation and Distribution—Reasons for the Separation" and "Risk Factors" included elsewhere in this Information Statement.

Risks Related to Our Business and the Separation and Distribution

        An investment in Company common stock is subject to a number of risks, including risks relating to our business and the separation and distribution. The following list of certain significant risk factors is a high-level summary and is not exhaustive. Please read the information in the section captioned "Risk Factors" for a more thorough description of these and other risks.

  Risks Related to Our Business and Industry

  •
  Food safety and food-borne illness concerns may have an adverse effect on our business.

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  Any failure to maintain effective quality control systems for our restaurants could have a material adverse effect on our reputation, results of operations and financial condition.

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  Any significant liability claims, food contamination complaints from our customers or reports of incidents of food tampering could adversely affect our reputation, business and operations.

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  Health concerns arising from outbreaks of viruses or other diseases may have an adverse effect on our business.

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  We derive all of our revenue from our operating entities in China and our business is highly exposed to all of the risks of doing business there.

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  The operation of our restaurants and our ability to expand our operations are subject to the terms of the master license agreement.

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  Our business will be materially harmed if we breach the master license agreement or if it is terminated.

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  Our success is tied to the success of YUM's brand strength, marketing campaigns and product innovation.

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  Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

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  We may not attain our target development goals, aggressive development could cannibalize existing sales and new restaurants may not be profitable.

  Risks Related to Doing Business in China

  •
  Changes in Chinese political policies and economic and social policies or conditions may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

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  Uncertainties with respect to the interpretation and enforcement of China laws, rules and regulations could have a material adverse effect on us.

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  Fluctuation in the value of Chinese Renminbi ("RMB") may have a material adverse effect on your investment.

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  We expect to rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries in China to fund offshore cash and financing requirements, and such distributions may be subject to certain taxes and legal and contractual restrictions.

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  Under the China Enterprise Income Tax Law (the "EIT Law"), if we are classified as a China resident enterprise for China enterprise income tax purposes such classification would likely result in unfavorable tax consequences to us and our non-China stockholders.

  Risks Related to the Separation and the Investment

  •
  The combined post-separation value of YUM and the Company's common stock may not equal or exceed the pre-separation value of YUM common stock.

  •
  The separation may not achieve some or all of the anticipated benefits.

  •
  If the distribution does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, the Company and YUM shareholders could be subject to significant tax liabilities, and, in certain circumstances, the Company and Yum Restaurants Consulting (Shanghai) Company Limited ("YCCL") could be required to indemnify YUM for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

  •
  Our ability to engage in strategic transactions following the separation may be limited. In addition, we could be liable for adverse tax consequences resulting from engaging in such transactions.

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  Failure to complete the Investment by the Investors could adversely impact the market price of the Company's common stock as well as the Company's business and operating results.

  Risks Related to Our Common Stock

  •
  The Company cannot be certain that an active trading market for its common stock will develop or be sustained after the distribution, and following the distribution, the Company's stock price may fluctuate significantly.

  •
  There may be substantial changes in the Company's stockholder base.

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  The Company cannot guarantee the timing, amount or payment of dividends on its common stock.

  •
  Your percentage of ownership in the Company may be diluted in the future.

Corporate Information

        The Company was incorporated in Delaware on April 1, 2016 for the purpose of holding YUM's China business in connection with the separation and distribution. Until the business was transferred to us in connection with the separation, we had no operations. The Company's principal executive offices are located in [    •    ]. The Company's principal operational headquarters are located in Shanghai, China. Our telephone number is [    •    ].

        The Company maintains an Internet site at [    •    ]. The Company's website, and the information contained therein, or connected thereto, is not incorporated by reference into this Information Statement or the registration statement of which this Information Statement forms a part.

Reason for Furnishing This Information Statement

        This Information Statement is being furnished solely to provide information to shareholders of YUM who will receive shares of Company common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of the Company's securities. The information contained in this Information Statement is believed by the Company to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither YUM nor the Company will update the information except in the normal course of their respective disclosure obligations and practices or as otherwise required by law.

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The following table presents the summary selected historical and unaudited pro forma combined financial information of the Company. The selected historical combined financial data includes all revenues, costs, assets and liabilities directly attributable to the Company and which have been used in managing and operating the Company business as part of YUM. We derived the combined statements of income data for the three years ended December 31, 2015, and the combined balance sheets data as of December 31, 2015 and December 31, 2014, as set forth below, from our audited combined financial statements, which are included elsewhere in this Information Statement. We derived the condensed combined statement of income data for the year to date ended May 31, 2016 and the condensed combined balance sheet data as of May 31, 2016 from our unaudited condensed combined financial statements, which are included elsewhere in this Information Statement. We derived the combined balance sheet data as of December 31, 2013 from the Company's unaudited combined financial statements that are not included in this Information Statement.

        The unaudited pro forma combined statement of income for the fiscal year ended December 31, 2015 reflects our results as if the separation and related transactions described below had occurred on January 1, 2015. The unaudited pro forma combined balance sheet as of December 31, 2015 reflects our financial position as if the separation and related transactions described below had occurred as of such date. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Please see the notes to the unaudited pro forma combined financial statements included elsewhere in this Information Statement for a discussion of adjustments reflected in the unaudited pro forma combined financial statements.

        The unaudited pro forma combined financial information presented below is not necessarily indicative of our results of operations or financial condition had the separation and distribution and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

        You should read this summary financial and operating data together with "Unaudited Pro Forma Combined Financial Statements," "Capitalization," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements included elsewhere in this Information Statement. Among other things, the combined financial statements included in this Information Statement include more detailed information regarding the basis of presentation for the information in the following table.

		Historical for the Year to date Ended May 31, 2016
			Historical for the Fiscal Years Ended
(Dollars in millions, except per share data)	Pro Forma for the Fiscal Year Ended December 31, 2015		December 31, 2015	December 31, 2014	December 31, 2013
Combined Statements of Income (Loss) Data:
Revenues	(Unaudited )
Company sales	6,789	2,836	6,789	6,821	6,800
Franchise fees and income	120	55	120	113	105

Total revenues	6,909	2,891	6,909	6,934	6,905

Costs and Expenses, Net
Company restaurants
Food and paper	2,159	847	2,159	2,207	2,258
Payroll and employee benefits	1,386	587	1,386	1,407	1,360
Occupancy and other operating expenses	2,368	960	2,386	2,415	2,347

Company restaurant expenses	5,913	2,394	5,931	6,029	5,965
General and administrative expenses	395	170	395	389	356
Franchise expenses	63	31	70	64	60
Closures and impairment expenses, net	64	31	64	517	325
Refranchising gain, net	(13)	(4)	(13)	(17)	(5)
Other income, net	(26)	(27)	(26)	(51)	(25)

Total costs and expenses, net	6,396	2,595	6,421	6,931	6,676

Operating Profit(a)	513	296	488	3	229
Interest income, net	8	4	8	14	5

Income Before Income Taxes	521	300	496	17	234
Income tax provision	(174)	(78)	(168)	(54)	(135)

Net Income (loss)—including noncontrolling interests	347	222	328	(37)	99
Net Income (loss)—noncontrolling interests	5	—	5	(30)	(27)

Net Income (loss)—Yum China Holdings, Inc.(a)	342	222	323	(7)	126

Pro Forma net earnings per share:	(Unaudited	)
Basic	[•]		N/A	N/A	N/A	N/A
Diluted	[•]		N/A	N/A	N/A	N/A

Combined Balance Sheets Data	(Unaudited	)
Cash and cash equivalents	N/A		508	425	238	300
Total assets	N/A		3,293	3,201	3,257	3,750

(a)
Operating Profit for 2014 and 2013, respectively, includes $463 million and $295 million of expense associated with non-cash impairment of our investment in Little Sheep. After considering the tax benefit associated with these losses and the portion of the net losses allocated to noncontrolling interests, Net Income (loss)—Yum China Holdings, Inc., was negatively impacted by these impairments by $361 million and $258 million in 2014 and 2013, respectively. Excluding these impairments, Net income (loss)—Yum China Holdings, Inc. was income of $354 million and $384 million in 2014 and 2013, respectively.

RISK FACTORS

        You should carefully consider each of the following risks, which we believe are the principal risks that we face and of which we are currently aware, in addition to considering all of the other information in this Information Statement. The risk factors have been separated into four general groups: risks related to our business and industry, risks related to doing business in China, risks related to the separation and the investment and risks related to our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risk. However, the risks and uncertainties our company faces are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, financial condition, or results of operations. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Related to Our Business and Industry

Food safety and food-borne illness concerns may have an adverse effect on our business.

        Food-borne illnesses, such as E. coli, hepatitis A, trichinosis and salmonella, occur or may occur within our system from time to time. In addition, food safety issues such as food tampering, contamination and adulteration occur or may occur within our system from time to time. Any report or publicity linking us, our competitors, our restaurants, including restaurants operated by us or our franchisees, or any of YUM's restaurants, to instances of food-borne illness or food safety issues could adversely affect our restaurants' brands and reputations as well as our revenues and profits and possibly lead to product liability claims, litigation and damages. If a customer of our restaurants becomes ill from food-borne illnesses or as a result of food safety issues, restaurants in our system may be temporarily closed, which would decrease our revenues. In addition, instances or allegations of food-borne illness or food safety issues, real or perceived, involving our or YUM's restaurants, restaurants of competitors, or suppliers or distributors (regardless of whether we use or have used those suppliers or distributors), or otherwise involving the types of food served at our restaurants, could result in negative publicity that could adversely affect our sales. The occurrence of food-borne illnesses or food safety issues could also adversely affect the price and availability of affected ingredients, which could result in disruptions in our supply chain and/or lower margins for us and our franchisees.

Any failure to maintain effective quality control systems for our restaurants could have a material adverse effect on our business, reputation, results of operations and financial condition.

        The quality and safety of the food we serve is critical to our success. Maintaining consistent food quality depends significantly on the effectiveness of our and our franchisees' quality control systems, which in turn depends on a number of factors, including the design of our quality control systems and employee implementation and compliance with those quality control policies and guidelines. Our quality control systems consist of (i) supplier quality control, (ii) logistics quality control, (iii) food processing plants' quality control, and (iv) restaurant quality control. There can be no assurance that our and our franchisees' quality control systems will prove to be effective. Any significant failure or deterioration of these quality control systems could have a material adverse effect on our business, reputation, results of operations and financial condition.

Any significant liability claims, food contamination complaints from our customers or reports of incidents of food tampering could adversely affect our reputation, business and operations.

        Being in the restaurant industry, we face an inherent risk of food contamination and liability claims. Our food quality depends partly on the quality of the food ingredients and raw materials provided by our suppliers, and we may not be able to detect all defects in our supplies. Any food contamination occurring in raw materials at our suppliers' food processing plants or during the transportation from food processing plants to our restaurants that we fail to detect or prevent could adversely affect the quality of the food served in our restaurants. Due to the scale of our and our franchisees' operations, we also face the risk that certain of our and our franchisees' employees may not adhere to our mandated quality procedures and requirements. Any failure to detect defective food supplies, or observe proper hygiene, cleanliness and other quality control requirements or standards in our operations could adversely affect the quality of the food we offer at our restaurants, which could lead to liability claims, complaints and related adverse publicity, reduced customer traffic at our restaurants, the imposition of penalties against us or our franchisees by relevant authorities and compensation awards by courts. Our sales have been significantly impacted by adverse publicity relating to supplier actions over the past decade. For example, our sales and perception of our brands were significantly impacted following adverse publicity relating to the failure of certain upstream poultry suppliers to meet our standards in late 2012 as well as adverse publicity relating to improper food handling practices by a separate, small upstream supplier in mid-2014. There can be no assurance that similar incidents will not occur again in the future or that we will not receive any food contamination claims or defective products from our suppliers in the future. Any such incidents could materially harm our reputation, results of operations and financial condition.

Health concerns arising from outbreaks of viruses or other diseases may have an adverse effect on our business.

        Our business could be materially and adversely affected by the outbreak of a widespread health epidemic, such as avian flu, or H1N1, or "swine flu." The occurrence of such an outbreak of an epidemic illness or other adverse public health developments in China could materially disrupt our business and operations. Such events could also significantly impact our industry and cause a temporary closure of restaurants, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

        Our operations could be disrupted if any of our employees or employees of our business partners were suspected of having the swine flu or avian flu, since this could require us or our business partners to quarantine some or all of such employees or disinfect our restaurant facilities. Outbreaks of avian flu occur from time to time around the world, including in China where our restaurants are located, and such outbreaks have resulted in confirmed human cases. It is possible that outbreaks in China and elsewhere could reach pandemic levels. Public concern over avian flu generally may cause fear about the consumption of chicken, eggs and other products derived from poultry, which could cause customers to consume less poultry and related products. This would likely result in lower revenues and profits. Avian flu outbreaks could also adversely affect the price and availability of poultry, which could negatively impact our profit margins and revenues.

        Furthermore, other viruses may be transmitted through human contact, and the risk of contracting viruses could cause employees or guests to avoid gathering in public places, which could adversely affect restaurant guest traffic or the ability to adequately staff restaurants. We could also be adversely affected if jurisdictions in which we have restaurants impose mandatory closures, seek voluntary closures or impose restrictions on operations of restaurants. Even if such measures are not implemented and a virus or other disease does not spread significantly, the perceived risk of infection or health risk may affect our business.

We derive all of our revenue from our operations in China.

        All of our restaurants are located, and our revenues and profits originate, in China. As a consequence, our financial results are entirely dependent on our results in China, and our business is highly exposed to all of the risks of doing business there. These risks are described further under the section "Risks Related to Doing Business in China."

The operation of our restaurants is subject to the terms of the master license agreement.

        Under the master license agreement with YUM, we are required to comply with certain brand standards established by YUM in connection with the licensed business. If our failure to comply with YUM's standards of operations results in a material adverse effect on any of the Brand business, YUM has various rights, including the right to terminate the applicable license or eliminate the exclusivity of our license in China.

        Additionally, the master license agreement will require that we pay a license fee to YUM of 3% of gross revenue from Company and franchise restaurant sales, net of certain taxes and surcharges (referred to in this Information Statement as "net sales") of all restaurants of the licensed brands in China. We have historically not considered such license fee in the evaluation of which Company assets should be tested for impairment. Whether Company store-level assets are impaired will be determined by the overall business performance of the store at that time which will require an assessment of many operational factors. Nonetheless, it is possible that our impairment expense could increase going forward as a result of the inclusion of this license fee. While there may be other considerations that mitigate this expense, it is possible that the imposition of the license fee could impact our unit-level results, which could result in additional Company restaurant closures and/or lower new-unit development.

        The master license agreement may also be terminated upon the occurrence of certain events, such as the insolvency or bankruptcy of the Company. If the master license agreement were terminated, or any of our license rights were limited, our business, financial condition and results of operations would be adversely affected. The master license agreement with YUM is further described under the section "Certain Relationships and Related Person Transactions—The Master License Agreement."

Our success is tied to the success of YUM's brand strength, marketing campaigns and product innovation.

        The KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell trademarks and related intellectual property are owned by YUM and licensed to us in China. The value of these marks depends on the enforcement of YUM's trademark and intellectual property rights, as well as the strength of YUM's brands. Due to the nature of licensing and our agreements with YUM, our success is, to a large extent, directly related to the success of the YUM restaurant system, including the management, marketing success and product innovation of YUM. Further, if YUM were to reallocate resources away from the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, or Taco Bell brands, these brands and the license rights that have been granted to us could be harmed globally or regionally, which could have a material adverse effect on our operating results and our competitiveness in China. In addition, strategic decisions made by YUM management related to its brands, marketing and restaurant systems may not be in our best interests and may conflict with our strategic plans.

Shortages or interruptions in the availability and delivery of food and other supplies may increase costs or reduce revenues.

        The products sold by us and our franchisees are sourced from a wide variety of suppliers inside and outside of China. We are also dependent upon third parties to make frequent deliveries of food products and supplies that meet our specifications at competitive prices. Shortages or interruptions in the supply of food items and other supplies to our restaurants could adversely affect the availability, quality and cost of items we use and the operations of our restaurants. Such shortages or disruptions could be caused by inclement weather, natural disasters such as floods, drought and hurricanes, increased demand, problems in production or distribution, restrictions on imports or exports, political instability in the countries in which suppliers and distributors are located, the financial instability of suppliers and distributors, suppliers' or distributors' failure to meet our standards, product quality issues, inflation, other factors relating to the suppliers and distributors and the countries in which they are located, food safety warnings or advisories or the prospect of such pronouncements or other conditions beyond our control. Despite our efforts in developing multiple suppliers for the same items, a shortage or interruption in the availability of certain food products or supplies could still increase costs and limit the availability of products critical to restaurant operations, which in turn could lead to restaurant closures and/or a decrease in sales. In addition, failure by a principal supplier or distributor for us and/or our franchisees to meet its service requirements could lead to a disruption of service or supply until a new supplier or distributor is engaged, and any disruption could have an adverse effect on our business.

We may not attain our target development goals, aggressive development could cannibalize existing sales and new restaurants may not be profitable.

        Our growth strategy depends on our ability to build new restaurants in China. The successful development of new units depends in large part on our ability to open new restaurants and to operate these restaurants profitably. We cannot guarantee that we, or our franchisees, will be able to achieve our expansion goals or that new restaurants will be operated profitably. Further, there is no assurance that any new restaurant will produce operating results similar to those of our existing restaurants. Other risks which could impact our ability to increase the number of our restaurants include prevailing economic conditions and our or our franchisees' ability to obtain suitable restaurant locations, negotiate acceptable lease or purchase terms for the locations, obtain required permits and approvals in a timely manner, hire and train qualified restaurant crews and meet construction schedules.

        In addition, the new restaurants could impact the sales of our existing restaurants nearby. There can be no assurance that sales cannibalization will not occur or become more significant in the future as we increase our presence in existing markets in China.

        Our growth strategy includes expanding our ownership and operation of restaurant units through organic growth by developing new restaurants that meet our investment objectives. We may not be able to achieve our growth objectives and these new restaurants may not be profitable. The opening and success of restaurants we may open in the future depends on various factors, including:

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  our ability to obtain or self-fund adequate development financing;

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  competition from other quick service restaurants ("QSRs") in current and future markets;

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  our degree of penetration in existing markets;

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  the identification and availability of suitable and economically viable locations;

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  sales and margin levels at existing restaurants;

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  the negotiation of acceptable lease or purchase terms for new locations;

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  regulatory compliance regarding restaurant opening and operation;

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  the ability to meet construction schedules;

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  our ability to hire and train qualified restaurant crews; and

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  general economic and business conditions.

The prices of raw materials fluctuate.

        Our restaurant business depends on reliable sources of large quantities of raw materials such as protein (including poultry, pork, beef and seafood), cheese, oil, flour and vegetables (including potatoes and lettuce). Our raw materials are subject to price volatility caused by any fluctuation in aggregate supply and demand, or other external conditions, such as climate and environmental conditions where weather conditions or natural events or disasters may affect expected harvests of such raw materials. As a result, the historical prices of raw materials consumed by us have fluctuated. We cannot assure you that we will continue to purchase raw materials at reasonable prices, or that our raw materials prices will remain stable in the future. In addition, because we and our franchisees provide competitively priced food, our ability to pass along commodity price increases to our customers is limited. If we are unable to manage the cost of our raw materials or to increase the prices of our products, it may have an adverse impact on our future profit margin.

We are subject to all of the risks associated with leasing real estate, and any adverse developments could harm our results of operations and financial condition.

        As a significant number of our restaurants are operating on leased properties, we are exposed to the market conditions of the retail rental market. As of year-end 2015, we leased the land and/or building for approximately 5,770 restaurants in China. Accordingly, we are subject to all of the risks generally associated with leasing real estate, including changes in the investment climate for real estate, demographic trends, trade zone shifts, central business district relocations, and supply or demand for the use of the restaurants, as well as potential liability for environmental contamination.

        We generally enter into lease agreements with initial terms of 10 to 20 years. Less than 5% of our existing leases expire before the end of 2017. Most of our lease agreements contain an early termination clause that permits us to terminate the lease agreement early if the restaurant's unit contribution is negative for a specified period of time. We generally do not have renewal options for our leases and need to negotiate the terms of renewal with the lessor, who may insist on a significant modification to the terms and conditions of the lease agreement.

        The rent under the majority of our current restaurant lease agreements is generally payable in one of three ways: (i) fixed rent; (ii) the higher of a fixed base rent or a percentage of the restaurant's annual sales revenue, subject to adjustment; or (iii) a percentage of the restaurant's annual sales revenue, subject to adjustment. Adjustments to rent calculated as a percentage of the restaurant's annual sales revenue generally correspond to the level of annual sales revenue as specified in the agreement. In addition to increases in rent resulting from fluctuations in annual sales revenue, certain of our lease agreements include provisions specifying fixed increases in rental payments over the respective terms of the lease agreements. While these provisions have been negotiated and are specified in the lease agreement, they will increase our costs of operation and therefore may materially and adversely affect our business, results of operation and financial position if we are not able to pass on the increased costs to our customers. Certain of our lease agreements also provide for the payment of a management fee at either a fixed rate or fixed amount per square meter of the relevant leased property.

        Where we do not have an option to renew a lease agreement, we must negotiate the terms of renewal with the lessor, who may insist on a significant modification to the terms and conditions of the lease agreement. If a lease agreement is renewed at a rate substantially higher than the existing rate, or if any existing favorable terms granted by the lessor are not extended, we must determine whether it is desirable to renew on such modified terms. If we are unable to renew leases for our restaurant sites on acceptable terms or at all, we will have to close or relocate the relevant restaurants, which would eliminate the sales that those restaurants would have contributed to our revenues during the period of closure, and could subject us to construction, renovation and other costs and risks. In addition, the revenue and any profit generated after relocation may be less than the revenue and profit previously generated before such relocation. As a result, any inability to obtain leases for desirable restaurant locations or renew existing leases on commercially reasonable terms could have a material adverse effect on our business and results of operations.

        For details of information regarding our leased properties, please refer to the section entitled "Business—Properties."

We may not be able to obtain desirable restaurant locations on commercially reasonable terms.

        We compete with other retailers and restaurants for suitable locations, and the market for retail premises is very competitive in China. Our competitors may negotiate more favorable lease terms than our lease terms, and some landlords and developers may offer priority or grant exclusivity to some of our competitors for desirable locations for various reasons beyond our control. We cannot assure you that we will be able to enter into new lease agreements for prime locations on commercially reasonable terms, if at all. If we cannot obtain desirable restaurant locations on commercially reasonable terms, our business, results of operations and ability to implement our growth strategy may be materially and adversely affected.

Labor shortages or increases in labor costs could slow our growth, harm our business and reduce our profitability.

        Restaurant operations are highly service-oriented and our success depends in part upon our ability to attract, retain and motivate a sufficient number of qualified employees, including restaurant managers, and other crew members. The market for qualified employees in our industry is very competitive. Any future inability to recruit and retain qualified individuals may delay the planned openings of new restaurants and could adversely impact our existing restaurants. Any such delays, material increases in employee turnover rate in existing restaurants or widespread employee dissatisfaction could have a material adverse effect on our business and results of operations. In addition, competition for qualified employees could also compel us to pay higher wages to attract or retain key crew members, which could result in higher labor costs.

        The Chinese Labor Contract Law that became effective on January 1, 2008 formalizes workers' rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions, and provides for specific standards and procedures for employees' protection. Moreover, minimum wage requirements in China have increased and could continue to increase our labor costs in the future. The salary level of employees in the restaurant industry in China has been increasing in the past several years. We may not be able to increase our product prices enough to pass these increased labor costs on to our customers, in which case our business and results of operations would be materially and adversely affected.

Our success depends substantially on our corporate reputation and on the value and perception of our brands.

        One of our primary assets is the exclusive right to use the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell trademarks in restaurants in China. Our success depends in large part upon our ability and our franchisees' ability to maintain and enhance the value of these brands and our customers' loyalty to these brands in China. Brand value is based in part on consumer perceptions on a variety of subjective qualities. Business incidents, whether isolated or recurring, and whether originating from us, our franchisees, competitors, suppliers and distributors or YUM and its other licensees or franchisees, competitors, suppliers and distributors outside China can significantly reduce brand value and consumer trust, particularly if the incidents receive considerable publicity or result in litigation. For example, our brands could be damaged by claims or perceptions about the quality or safety of our products or the quality of our suppliers and distributors, regardless of whether such claims or perceptions are true. Any such incidents (even if resulting from the actions of a competitor) could cause a decline directly or indirectly in consumer confidence in, or the perception of, our brands and/or our products and reduce consumer demand for our products, which would likely result in lower revenues and profits. Additionally, our corporate reputation could suffer from a real or perceived failure of corporate governance or misconduct by a company officer, employee or representative.

Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely impact our business.

        In recent years, there has been a marked increase in the use of social media platforms, including weblogs (blogs), mini-blogs, chat platforms, social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms at any time may be adverse to our interests and/or may be inaccurate. The dissemination of inaccurate or irresponsible information online could harm our business, reputation, prospects, financial condition, and results of operations, regardless of the information's accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

        Other risks associated with the use of social media include improper disclosure of proprietary information, negative comments about our brands, exposure of personally identifiable information, fraud, hoaxes or malicious exposure of false information. The inappropriate use of social media by our customers or employees could increase our costs, lead to litigation or result in negative publicity that could damage our reputation and adversely affect our results of operations.

We could be party to litigation that could adversely affect us by increasing our expenses, diverting management attention or subjecting us to significant monetary damages and other remedies.

        We are involved in legal proceedings from time to time. These proceedings do or could include consumer, employment, real-estate related, tort, intellectual property, breach of contract, and other litigation. As a public company, we may in the future also be involved in legal proceedings alleging violation of securities laws or derivative litigation. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may not be accurately estimated. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, such litigation may be expensive to defend and may divert resources and management attention away from our operations and negatively impact reported earnings. With respect to insured claims, a judgment for monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results of operations.

        In addition, the restaurant industry around the world has been subject to claims that relate to the nutritional content of food products, as well as claims that the menus and practices of restaurant chains have led to customer health issues, including weight gain and other adverse effects. We may also be subject to these types of claims in the future and, even if we are not, publicity about these matters (particularly directed at the quick service and fast-casual segments of the retail food industry) may harm our reputation and adversely affect our business, financial condition and results of operations.

Failure to comply with anti-bribery or anti-corruption laws could adversely affect our business operations.

        The U.S. Foreign Corrupt Practices Act and similar Chinese laws and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we are in the process of implementing policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents or other third parties will not take actions in violation of our policies or applicable law, particularly as we expand our operations through organic growth and acquisitions. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, and could also materially damage the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell brands, as well as our reputation and prospects, business and operating results. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our revenues and results of operations.

As a U.S. company, we will be subject to U.S. federal income tax on our worldwide income, which could result in material taxes in addition to the taxes on our China business.

        We are a U.S. corporation that will indirectly own the subsidiaries that conduct our business in China. As a U.S. corporation, we will be subject to U.S. federal income tax on our worldwide income, including certain income that is distributed or deemed distributed to us by our subsidiaries operating in China. As a result, although substantially all of our profit is anticipated to be earned outside the U.S. and taxed at local tax rates that may be lower than the U.S. statutory tax rate, our after-tax income is expected to be determined based on U.S. tax rates, except with respect to any portion of our income that is permanently reinvested outside the U.S., thus reducing our after-tax profit.

        In addition, as a holding company our ability to make distributions to our stockholders generally will be based on our ability to receive distributions from our subsidiaries. As a U.S. company, our receipt of any such distributions from our subsidiaries may result in the current recognition of U.S. taxable income and could cause our effective tax rate to increase to the extent such U.S. income taxes had not already been taken into account in such determination. This incremental U.S. tax cost could affect the amount of distributions we are able to make to our stockholders. For more information regarding our plans to pay dividends, see "Dividend Policy."

Tax matters, including changes in tax rates, disagreements with taxing authorities and imposition of new taxes could impact our results of operations and financial condition.

        We are subject to income taxes as well as non-income based taxes, such as payroll, turnover, use, value-added, import, property and withholding taxes, in China and income and other taxes in the U.S. and other jurisdictions. We are also subject to reviews, examinations and audits by Chinese tax authorities, the U.S. Internal Revenue Service (the "IRS"), and other taxing authorities with respect to income and non-income based taxes. If Chinese tax authorities, the IRS, or another taxing authority disagrees with our tax positions, we could face additional tax liabilities, including interest and penalties. Payment of such additional amounts upon final settlement or adjudication of any disputes could have a material impact on our results of operations and financial position.

        In addition, we are directly and indirectly affected by new tax legislation and regulation and the interpretation of tax laws and regulations worldwide. Recently, the U.S. government has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed new legislation. Certain changes to U.S. tax laws currently proposed by lawmakers would impact the ability of U.S. taxpayers to defer U.S. taxation of foreign earnings and to claim and utilize foreign tax credits. These proposals would also eliminate certain tax deductions until earnings are repatriated to the United States. Moreover, the tax regime in China is rapidly evolving and there can be significant uncertainty for taxpayers in China as Chinese tax laws may change significantly or be subject to uncertain interpretations. Changes in legislation, regulation or interpretation of existing laws and regulations in the U.S., China, and other jurisdictions where we are subject to taxation could increase our taxes and have an adverse effect on our operating results and financial condition.

Our business may be adversely impacted by changes in consumer discretionary spending and general economic conditions.

        Purchases at our restaurants are discretionary for consumers and, therefore, our results of operations are susceptible to economic slowdowns and recessions. Our results of operations are dependent upon discretionary spending by consumers, which may be affected by general economic conditions in China. Some of the factors that impact discretionary consumer spending include unemployment rates, fluctuations in the level of disposable income, the price of gasoline, stock market performance and changes in the level of consumer confidence. These and other macroeconomic factors could have an adverse effect on our sales, profitability or development plans, which could harm our financial condition and operating results.

The retail food industry in which we operate is highly competitive.

        The retail food industry in which we operate is highly competitive with respect to price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. If consumer or dietary preferences change, or our restaurants are unable to compete successfully with other retail food outlets in new and existing markets, our business could be adversely affected. We also face growing competition as a result of convergence in grocery, convenience, deli and restaurant services, including the offering by the grocery industry of convenient meals, including pizzas and entrees with side dishes. Competition from delivery aggregators and other food delivery services in China has also increased in recent years, particularly in urbanized areas. Increased competition could have an adverse effect on our sales, profitability or development plans, which could harm our financial condition and operating results.

        Any inability to successfully compete with the other restaurants and catering services in our markets may prevent us from increasing or sustaining our revenues and profitability and could have a material adverse effect on our business, financial condition, results of operations and/or cash flows. We may also need to modify or refine elements of our restaurant system in order to compete with popular new restaurant styles or concepts, including delivery aggregators, that develop from time to time. There can be no assurance that we will be successful in implementing any such modifications or that such modifications will not reduce our profitability.

We require various approvals, licenses and permits to operate our business and the loss of or failure to obtain or renew any or all of these approvals, licenses and permits could materially and adversely affect our business and results of operations.

        In accordance with the laws and regulations of China, we are required to maintain various approvals, licenses and permits in order to operate our restaurant business. Each of our restaurants in China is required to obtain the relevant food hygiene license or food service license, public assembly venue hygiene license, environmental protection assessment and inspection approval and fire safety design approval and fire prevention inspection report, and some of our restaurants which sell alcoholic beverages are required to make further registrations or obtain additional approvals. These licenses and registrations are achieved upon satisfactory compliance with, among other things, the applicable food safety, hygiene, environmental protection, fire safety, and alcohol laws and regulations. Most of these licenses are subject to periodic examinations or verifications by relevant authorities and are valid only for a fixed period of time and subject to renewal and accreditation. There is no assurance that all of our franchisees will be able to obtain or maintain any of these licenses.

We may not be able to adequately protect the intellectual property we own or have the right to use, which could harm the value of our brands and adversely affect our business and operations.

        We believe that our brands are essential to our success and our competitive position. Although the trademarks we use in China are duly registered, these steps may not be adequate to protect these intellectual property rights. See "Certain Relationships and Related Person Transactions—Master License Agreement." In addition, third parties may infringe upon the intellectual property rights we own or have the right to use or misappropriate the proprietary knowledge we use in our business, primarily our proprietary recipes, which could have a material adverse effect on our business, financial condition or results of operations. The laws of China may not offer the same protection for intellectual property rights as the U.S. and other jurisdictions with more robust intellectual property laws.

        We are required under the master license agreement with YUM to police, protect and enforce the trademarks and other intellectual property rights used by us, and to protect trade secrets. Such actions to police, protect, or enforce could result in substantial costs and diversion of resources, which could negatively affect our sales, profitability and prospects. Furthermore, the application of laws governing intellectual property rights in China is uncertain and evolving, and could involve substantial risks to us. Even if actions to police, protect, or enforce are resolved in our favor, we may not be able to successfully enforce the judgment and remedies awarded by the court and such remedies may not be adequate to compensate us for our actual or anticipated losses.

        In addition, we may face claims of infringement that could interfere with the use of the proprietary know-how, concepts, recipes or trade secrets we use in our business. Defending against such claims may be costly and, if we are unsuccessful, we may be prohibited from continuing to use such proprietary information in the future or be forced to pay damages, royalties or other fees for using such proprietary information, any of which could negatively affect our sales, profitability and prospects.

Our licensor may not be able to adequately protect its intellectual property, which could harm the value of the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell brands and branded products and adversely affect our business.

        The success of our business depends in large part on our continued ability to use the trademarks, service marks, recipes and other components of the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell branded systems that we license from YUM pursuant to the master license agreement.

        We are not aware of any assertions that the trademarks, menu offerings or other intellectual property rights we license from YUM infringe upon the proprietary rights of third parties, but third parties may claim infringement by us or YUM in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items in the future or require us to enter into additional royalty or licensing agreements with third parties. As a result, any such claims could have a material adverse effect on our business, financial condition and results of operations.

Our results of operations may fluctuate due to seasonality and certain major events in China.

        Our sales are subject to seasonality. For example, we typically experience higher sales during traditional Chinese festivals and holiday seasons and lower sales and lower operating profit during the second and fourth quarters. As a result of these fluctuations, softer sales during a period in which we have historically experienced higher sales could have a disproportionately negative effect on our full-year results, and comparisons of sales and operating results within a financial year may not be able to be relied on as indicators of our future performance. Any seasonal fluctuations reported in the future may differ from the expectations of our investors.

Our information systems may fail or be damaged, which could harm our operations and our business.

        Our operations are dependent upon the successful and uninterrupted functioning of our computer and information systems. Our systems could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. System defects, failures, interruptions, unauthorized entries or viruses could result in:

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  additional computer and information security and systems development costs;

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  diversion of technical and other resources;

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  loss of customers and sales;

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  loss or theft of customer, employee or other data;

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  negative publicity;

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  harm to our business and reputation; and

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  exposure to litigation claims, government investigations and enforcement actions, fraud losses or other liabilities.

        To the extent we rely on the systems of third parties in areas such as credit card processing, telecommunications and wireless networks, any defects, failures and interruptions in such systems could result in similar adverse effects on our business. Sustained or repeated system defects, failures or interruptions could materially impact our operations and operating results. Also, if we are unsuccessful in updating, upgrading and expanding our systems, our ability to increase comparable store sales, improve operations, implement cost controls and grow our business may be constrained.

        Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems.

We may be unable to detect, deter and prevent all instances of fraud or other misconduct committed by our employees, customers or other third parties.

        As we operate in the restaurant industry, we usually receive and handle relatively large amounts of cash in our daily operations. Instances of fraud, theft or other misconduct with respect to cash can be difficult to detect, deter and prevent, and could subject us to financial losses and harm our reputation.

        We may be unable to prevent, detect or deter all such instances of misconduct. Any such misconduct committed against our interests, which may include past acts that have gone undetected or future acts, may have a material adverse effect on our business and results of operations.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial condition and results of operations.

        Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including, but not limited to, revenue recognition, long-lived asset impairment, impairment of goodwill and other intangible assets, and share-based compensation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported or expected financial performance or financial condition. New accounting guidance may require systems and other changes that could increase our operating costs and/or change our financial statements. For example, implementing future accounting guidance related to leases and other areas impacted by the convergence project between the Financial Accounting Standards Board and the International Accounting Standards Board could require us to make significant changes to our lease management system or other accounting systems, and will result in changes to our financial statements.

Our insurance policies may not provide adequate coverage for all claims associated with our business operations.

        By the distribution date, we expect to have obtained insurance policies that we believe are customary for businesses of our size and type and in line with the standard commercial practice in China. However, there are types of losses we may incur that cannot be insured against or that we believe are not cost effective to insure, such as loss of reputation. If we were held liable for uninsured losses or amounts or claims for insured losses exceeding the limits of our insurance coverage, our business and results of operations may be materially and adversely affected.

Failure to protect the integrity and security of personal information of our customers and employees could result in substantial costs, expose us to litigation and damage our reputation.

        We receive and maintain certain personal financial and other information about our customers and employees when, for example, we accept credit cards or smart cards for payment. The use and handling of this information is regulated by evolving and increasingly demanding laws and regulations, as well as by certain third-party contracts. If our security and information systems are compromised as a result of data corruption or loss, cyber-attack or a network security incident or our employees, franchisees or vendors fail to comply with these laws and regulations and this information is obtained by unauthorized persons or used inappropriately, it could subject us to litigation and government enforcement actions, damage our reputation, cause us to incur substantial costs, liabilities and penalties and/or result in a loss of customer confidence, any and all of which could adversely affect our business, financial condition and results of operations.

Failure by us to maintain effective disclosure controls and procedures and internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business.

        We will be required to maintain effective disclosure controls and procedures and effective internal control over financial reporting in connection with our filing of periodic reports with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Failure to maintain effective disclosure controls and procedures and internal control over financial reporting or to comply with Section 404 of the Sarbanes-Oxley Act of 2002, or any report by us of a material weakness in such controls, may cause investors to lose confidence in our combined financial statements. If we fail to remedy any material weakness, our combined financial statements may be inaccurate and we may face restricted access to the capital markets, which could adversely affect our business, financial condition and results of operations.

Unforeseeable business interruptions could adversely affect our business.

        Our operations are vulnerable to interruption by fires, floods, earthquakes, power failures and power shortages, hardware and software failures, computer viruses and other events beyond our control. In particular, our business is dependent on prompt delivery and reliable transportation of our food products by our logistics partners. Unforeseeable events, such as adverse weather conditions, natural disasters, severe traffic accidents and delays, non-cooperation of our logistics partners, and labor strikes, could lead to delay or lost deliveries to our restaurants, which may result in the loss of revenue or in customer claims. There may also be instances where the conditions of fresh, chilled or frozen food products, being perishable goods, deteriorate due to delivery delays, malfunctioning of refrigeration facilities or poor handling during transportation by our logistics partners. This may result in a failure by us to provide quality food and services to customers, thereby affecting our business and potentially damaging our reputation. Any such events experienced by us could disrupt our operations.

Risks Related to Doing Business in China

Changes in Chinese political policies and economic and social policies or conditions may materially and adversely affect our business, financial condition and results of operations and may result in our inability to sustain our growth and expansion strategies.

        Substantially all of our assets and business operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally, and by continued economic growth in China as a whole. The Chinese economy, markets and levels of consumer spending are influenced by many factors beyond our control, including current and future economic conditions, political uncertainty, unemployment rates, inflation, fluctuations in the level of disposable income, taxation, foreign exchange control, and changes in interest and currency exchange rates.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and fiscal measures and allocation of resources. Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the restructuring of state assets and state owned enterprises, and the establishment of improved corporate governance in business enterprises, a significant portion of productive assets in China is still owned or controlled by the Chinese government. The Chinese government also exercises significant control or influence over Chinese economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary and fiscal policies, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth in recent decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. Our financial condition and results of operations could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China. Since 2012, Chinese economic growth has slowed and any prolonged slowdown in the Chinese economy may reduce the demand for our products and adversely affect our business, financial condition and results of operations. Restaurant dining, and specifically casual dining, is discretionary for customers and tends to be higher during periods in which favorable economic conditions prevail. Customers' tendency to become more cost-conscious as a result of an economic slowdown or decreases in disposable income may reduce our customer traffic or average revenue per customer, which may adversely affect our revenues.

Uncertainties with respect to the interpretation and enforcement of Chinese laws, rules and regulations could have a material adverse effect on us.

        Substantially all of our operations are conducted in China, and are governed by Chinese laws, rules and regulations. Our subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal cases may be cited for reference but have limited value as precedents. In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China. However, since these laws and regulations are relatively new and the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to interpret and/or enforce our legal rights. However, since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings, and the level of legal protection we enjoy, than in more developed legal systems. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Furthermore, the Chinese legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially adversely affect our business and impede our ability to continue our operations.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

        The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China ("PBOC"). The Chinese government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar remained within a narrow range. After June 2010, the Chinese government allowed the RMB to appreciate slowly against the U.S. dollar again. On August 11, 2015, however, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. Changes in the value of the RMB against the U.S. dollar may occur relatively suddenly, as was the case, for example, in August 2015. It is difficult to predict how market forces or Chinese or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

        Substantially all of our revenues and costs are denominated in RMB. As a Delaware holding company, we may rely on dividends and other fees paid to us by our subsidiaries in China. Any significant revaluation of the RMB may materially affect our cash flows, net revenues, earnings and financial position, and the value of, and any dividends payable on, our common stock in U.S. dollars. For example, an appreciation of the RMB against the U.S. dollar would make any new RMB-denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our common stock. If we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our common stock, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

        Very few hedging options are available in China to reduce our exposure to exchange rate fluctuations. In addition, our currency exchange loss may be magnified by Chinese exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates and restrictions on exchange may have a material adverse effect on your investment.

Changes in the laws and regulations of China or non-compliance with applicable laws and regulations may have a significant impact on our business, financial condition and results of operations.

        Our business and operations are subject to the laws and regulations of China. The continuance of our operations depends upon compliance with, inter alia, applicable Chinese environmental, health, safety, labor, social security, pension and other laws and regulations. Failure to comply with such laws and regulations could result in fines, penalties or lawsuits. In addition, there is no assurance that we will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations.

        Furthermore, our business and operations in China entail the procurement of licenses and permits from the relevant authorities. Difficulties or failure in obtaining the required permits, licenses and certificates could result in our inability to continue our business in China in a manner consistent with past practice. In such an event, our business, financial condition and results of operations may be adversely affected.

We expect to rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries in China to fund offshore cash requirements.

        We are a holding company and conduct all of our business through our operating subsidiaries. We expect to rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries for our cash requirements. As noted above, distributions to us from our subsidiaries may result in incremental tax costs.

        The laws, rules and regulations applicable to our Chinese subsidiaries permit payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable Chinese accounting standards and regulations. In addition, under Chinese law an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. At the discretion of the board of directors, as an enterprise incorporated in China, each of our Chinese subsidiaries may allocate a portion of its after-tax profits based on Chinese accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Any limitation on the ability of our Chinese subsidiaries to pay dividends or make other distributions to us could limit our ability to make investments or acquisitions outside of China that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

        In addition, China Enterprise Income Tax Law (the "EIT Law") and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to companies that are not China resident enterprises unless otherwise reduced according to treaties or arrangements between the Chinese central government and the governments of other countries or regions where the non-China resident enterprises are incorporated. Although a foreign tax credit is generally available against our U.S. federal income taxes for such withholding taxes, the ability to utilize foreign tax credits is subject to complex limitations and as such we may be limited in our ability to offset any such Chinese withholding tax against our U.S. federal income tax liabilities.

        Restrictive covenants in bank credit facilities, joint venture agreements or other arrangements that we or our subsidiaries may enter into in the future may also restrict the ability of our subsidiaries to pay dividends or make distributions or remittances to us. These restrictions could reduce the amount of dividends or other distributions we receive from our subsidiaries, which in turn could restrict our ability to return capital to our stockholders in the future.

Under the EIT Law, if we are classified as a China resident enterprise for Chinese enterprise income tax purposes such classification would likely result in unfavorable tax consequences to us and our non-Chinese stockholders.

        Under the EIT Law and its implementation rules, an enterprise established outside China with a "de facto management body" within China is considered a China resident enterprise for Chinese enterprise income tax purposes. A China resident enterprise is generally subject to certain Chinese tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. Furthermore, under the EIT Law, if we are a China resident enterprise (i) dividends paid by us to our non-Chinese stockholders would be subject to a 10% dividend withholding tax or a 20% individual income tax if the stockholder is an individual and (ii) such non-Chinese stockholders may become subject to Chinese tax and filing obligations as well as withholding with respect to any disposition of our stock, subject to certain treaty or other exemptions or reductions.

        The Company and each Company subsidiary that is organized outside of China intend to conduct their management functions in a manner that does not cause them to be China resident enterprises,

including by carrying on their day-to-day management activities and maintaining their key assets and records, such as resolutions of their board of directors and resolutions of stockholders, outside of China. As such, we do not believe that the Company or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law. However, given the uncertainty regarding the application of the EIT Law to the Company and its future operations, there can be no assurance that the Company or any of its non-Chinese subsidiaries will not be treated as a China resident enterprise now or in the future for Chinese tax law purposes.

        For details of certain Chinese tax considerations related to the distribution and ownership of our common stock, see "Material Chinese Tax Consequences."

We and our stockholders face uncertainty with respect to indirect transfers of equity interests in China resident enterprises through transfer of non-Chinese-holding companies. Enhanced scrutiny by the Chinese tax authorities may have a negative impact on potential acquisitions and dispositions we may pursue in the future.

        In February 2015, the Chinese State Administration of Taxation ("SAT") issued the SAT's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises ("Bulletin 7"). Pursuant to Bulletin 7, an "indirect transfer" of Chinese taxable assets, including equity interests in a China resident enterprise ("Chinese interests"), by a non-resident enterprise, may be recharacterized and treated as a direct transfer of Chinese taxable assets, if such arrangement does not have reasonable commercial purpose and the transferor has avoided payment of Chinese enterprise income tax. Where a non-resident enterprise conducts an "indirect transfer" of Chinese interests by disposing of equity interests in an offshore holding company that directly or indirectly owns Chinese interests, the transferor, transferee, and/or the China resident enterprise may report such indirect transfer to the relevant Chinese tax authority, which in turn reports to the SAT. Using general anti-tax avoidance provisions, the SAT may treat such indirect transfer as a direct transfer of Chinese interests if the transfer has avoided Chinese tax by way of an arrangement without reasonable commercial purpose. As a result, gains derived from such indirect transfer may be subject to Chinese enterprise income tax, and the transferee or other person who is obligated to pay for the transfer would be obligated to withhold the applicable taxes, currently at a rate of up to 10% of the capital gain in the case of an indirect transfer of equity interests in a China resident enterprise. Both the transferor and the party obligated to withhold the applicable taxes may be subject to penalties under Chinese tax laws if the transferor fails to pay the taxes and the party obligated to withhold the applicable taxes fails to withhold the taxes. However, the above regulations do not apply if either (i) the selling non-resident enterprise recognizes the relevant gain by purchasing and selling equity of the same listed enterprise in the open market (the "listed enterprise exception"); or (ii) the selling non-resident enterprise would have been exempted from enterprise income tax in China if it had directly held and transferred such Chinese interests that were indirectly transferred. Under current law, the China indirect transfer rules do not apply to gains recognized by individual stockholders, regardless of whether or not they acquire or transfer our stock in open market transactions. However, in practice there have been a few reported cases of individuals being taxed on the indirect transfer of Chinese interests and the law could be changed so as to apply to individual stockholders, possibly with retroactive effect.

        It is unclear whether Company stockholders that acquire Company stock through the distribution will be treated as acquiring Company stock in an open market purchase. If such Company stock is not treated as acquired in an open market purchase, the listed transaction exception will not be available for transfers of such stock. Following the distribution, we expect that transfers in open market transactions of our stock by corporate or other non-individual stockholders that have purchased our stock in open market transactions will not be taxable under the China indirect transfer rules due to the listed enterprise exception. Transfers, whether in the open market or otherwise, of our stock by corporate and other non-individual stockholders that acquired our stock in the distribution or in non-open market transactions may be taxable under the China indirect transfer rules and our China subsidiaries may have filing obligations in respect of such transfers. Transfers of our stock in non-open market transactions by corporate and other non-individual stockholders may be taxable under the China indirect transfer rules, whether or not such stock was acquired in open market transactions, and our China subsidiaries may have filing obligations in respect of such transfers. Corporate and other non-individual stockholders may be exempt from taxation under the China indirect transfer rules with respect to transfers of our stock if they are tax resident in a country or region that has a tax treaty or arrangement with China that provides for a capital gains tax exemption and they qualify for that exemption. For example, under the U.S.-China double tax treaty, a stockholder that is a U.S. tax resident and that disposes of stock representing less than 25% of our outstanding stock should be exempt from Chinese capital gains tax. However, we face uncertainties with respect to the reporting and tax treatment of transactions involving the transfer of equity interests in our company by investors that are non-China resident enterprises.

        In addition, we may be subject to these indirect transfer rules in the event of any future sale of a China resident enterprise through the sale of a non-Chinese holding company, or the purchase of a China resident enterprise through the purchase of a non-Chinese holding company. Our company and other non-resident enterprises in our group may be subject to filing obligations or taxation if our company and other non-resident enterprises in our group are transferors in such transactions, and may be subject to withholding obligations if our company and other non-resident enterprises in our group are transferees in such transactions.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

        We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China upon these persons, including with respect to matters arising under applicable U.S. federal and state securities laws. It may also be difficult for investors to bring an original lawsuit against us or our directors or executive officers based on U.S. federal securities laws in a Chinese court. Moreover, China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may be difficult to enforce such a judgment.

Certain defects caused by non-registration of our lease agreements related to certain properties occupied by us in China may materially and adversely affect our ability to use such properties.

        As of December 31, 2015, we leased approximately 5,770 properties in China, and to our knowledge, the lessors of most properties leased by us, most of which are used as premises for our restaurants, had not registered the lease agreements with government authorities in China.

        According to Chinese laws, a lease agreement is generally required to be registered with the relevant land and real estate administration bureau. However, the enforcement of this legal requirement varies depending on the local regulations and practices and, in cities where we operate a significant number of restaurants, the local land and real estate administration bureaus no longer require registration or no longer impose fines for failure to register the lease agreements. In addition, our standard lease agreements require the lessors to make such registration and, although we have proactively requested that the applicable lessors complete or cooperate with us to complete the registration in a timely manner, we are unable to control whether and when such lessors will do so.

        A failure to register a lease agreement will not invalidate the lease agreement but may subject the parties to a fine. Depending on the local regulations, the lessor alone or both the lessor and lessee are under the obligation to register a lease agreement with the relevant land and real estate administration bureau. In the event that a fine is imposed on both the lessor and lessee, and if we are unable to recover from the lessor any fine paid by us based on the terms of the lease agreement, such fine will be borne by us.

        To date, the operation of our restaurants has not been disrupted due to the non-registration of our lease agreements. No fines, actions or claims have been instituted against us or, to our knowledge, the lessors with respect to the non-registration of our lease agreements. However, we cannot assure you that our lease agreements relating to, and our right to use and occupy, our premises will not be challenged in the future.

Our restaurants are susceptible to risks in relation to unexpected land acquisitions, building closures or demolitions.

        The Chinese government has the statutory power to acquire any land use rights of land plots and the buildings thereon in China in the public interest subject to certain legal procedures. Under the Regulations for the Expropriation of and Compensation for Housing on State-owned Land, issued by the State Council, which became effective as of January 21, 2011, there is no legal provision that the tenant of an expropriated property is entitled to compensation. Generally speaking, only the owner of such property is entitled to compensation from the government. The claims of the tenant against the landlord will be subject to the terms of the lease agreement. In the event of any compulsory acquisition, closure or demolition of any of the properties at which our restaurants or facilities are situated, we may not receive any compensation from the government or the landlord. In such event, we may be forced to close the affected restaurant(s) or relocate to other locations, which may have an adverse effect on our business and results of operations.

Governmental control of currency conversion may limit our ability to utilize our cash balances effectively and affect the value of your investment.

        The Chinese government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Under our current corporate structure as a Delaware holding company, our income is primarily derived from the earnings from our Chinese subsidiaries. Substantially all revenues of our Chinese subsidiaries are denominated in RMB. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries to remit sufficient foreign currency to pay dividends or to make other payments to us, or otherwise to satisfy their foreign currency-denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China's State Administration of Foreign Exchange ("SAFE") by complying with certain procedural requirements. However, for any Chinese company, dividends can be declared and paid only out of the retained earnings of that company under Chinese law. Furthermore, approval from SAFE or its local branch is required where RMB are to be converted into foreign currencies and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Specifically, under the existing exchange restrictions, without a prior approval of SAFE, cash generated from the operations of our subsidiaries in China may not be used to pay dividends by our Chinese subsidiaries to our company and pay employees of our Chinese subsidiaries who are located outside China in a currency other than the RMB. With a prior approval from SAFE, cash generated from the operations of our Chinese subsidiaries and consolidated affiliated entities may not be used to pay off debt in a currency other than the RMB owed by our subsidiaries and consolidated affiliated entities to entities outside China, or make other capital expenditures outside China in a currency other than the RMB.

The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in currencies other than RMB to our stockholders or service and repay our indebtedness when due.

        Furthermore, because repatriation of funds of our Chinese subsidiaries requires the prior approval of SAFE, such repatriation could be delayed, restricted or limited. There can be no assurance that the rules and regulations pursuant to which SAFE grants or denies such approval will not change in a way that adversely affects the ability of our Chinese subsidiaries to repatriate funds out of China. Any limitation on the ability of our Chinese subsidiaries to repatriate funds from China could materially and adversely affect our ability to pay dividends or otherwise fund and conduct our business.

Any failure to comply with Chinese regulations regarding our employee equity incentive plans may subject Chinese plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, China residents who participate in share incentive plans in overseas non-publicly listed companies may submit applications to SAFE or its local branches for foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are Chinese citizens or who have resided in China for a continuous period of not less than one year and who have been granted restricted shares, RSUs, SARs, or options may follow SAFE Circular 37 to apply for foreign exchange registration before our company becomes an overseas listed company. After our company becomes an overseas listed company upon completion of the distribution, we and our directors, executive officers and other employees who are Chinese citizens or who have resided in China for a continuous period of not less than one year and who have been granted restricted shares, RSUs, SARs, or options will be subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any stock incentive plan of an overseas publicly-listed company who are Chinese citizens or who are non-Chinese citizens residing in China for a continuous period of not less than one year, subject to limited exceptions, are required to register with SAFE through a domestic qualified agent, which could be a Chinese subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete SAFE registrations may result in fines and legal sanctions and may also limit our ability to make payments under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprises in China and limit our wholly-foreign owned enterprises' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under Chinese law.

        In addition, the SAT has issued circulars concerning employee SARs, share options and restricted shares. Under these circulars, employees working in China who exercise share options, or whose restricted shares or RSUs vest, will be subject to Chinese individual income tax. The Chinese subsidiaries of an overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees related to their share options, restricted shares, SARs, or RSUs. Although we currently intend to withhold income tax from our Chinese employees in connection with their exercise of options and the vesting of their restricted shares and RSUs, if the employees fail to pay, or Chinese subsidiaries fail to withhold, their income taxes according to relevant laws, rules and regulations, Chinese subsidiaries may face sanctions imposed by the tax authorities or other Chinese government authorities.

Failure to make adequate contributions to various employee benefit plans as required by Chinese regulations may subject us to penalties.

        Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where they operate their businesses. While we believe we comply with all material aspects of relevant regulations, the requirements governing employee benefit plans have not been implemented consistently by the local governments in China given the different levels of economic development in different locations. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The audit report included in this Information Statement is prepared by auditors who are not currently inspected by the Public Company Accounting Oversight Board and, as such, our stockholders are deprived of the benefits of such inspection.

        As an auditor of companies that are publicly traded in the United States and a firm registered with the Public Company Accounting Oversight Board ("PCAOB"), our independent registered public accounting firm is required under the laws of the United States to undergo regular inspections by the PCAOB. However, because we have substantial operations within China, our independent registered public accounting firm's audit documentation related to their audit report included in this Information Statement is located in China. The PCAOB is currently unable to conduct inspections in China or review audit documentation located within China without the approval of Chinese authorities.

        Inspections of other auditors conducted by the PCAOB outside of China have at times identified deficiencies in those auditors' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, stockholders may be deprived of the benefits of PCAOB inspections, and may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against five China-based accounting firms, including our independent registered public accounting firm, could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese member firms of the "big four" accounting firms, including our independent registered public accounting firm. The Rule 102(e) proceedings initiated by the SEC relate to the failure of these firms to produce certain documents, including audit work papers, in response to a request from the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002. The auditors located in China claim they are not in a position lawfully to produce such documents directly to the SEC because of restrictions under Chinese law and specific directives issued by the China Securities Regulatory Commission ("CSRC"). The issues raised by the proceedings are not specific to our auditor or to us, but potentially affect equally all PCAOB-registered audit firms based in China and all businesses based in China (or with substantial operations in China) with securities listed in the United States. In addition, auditors based outside of China are subject to similar restrictions under Chinese law and CSRC directives in respect of audit work that is carried out in China which supports the audit opinions issued on financial statements of entities with substantial China operations.

        In January 2014, the administrative judge reached an initial decision that the Chinese member firms of the "big four" accounting firms should be barred from practicing before the SEC for a period of six months. In February 2014, the accounting firms filed a petition for review of the initial decision. In February 2015, the Chinese member firms of the "big four" accounting firms reached a settlement with the SEC. As part of the settlement, each of the "big four" accounting firms agreed to a censure and to pay a fine to the SEC to settle the dispute with the SEC. The settlement stays the current proceeding for four years, during which time the firms are required to follow detailed procedures to seek to provide the SEC with access to Chinese firms' audit documents via the CSRC. If a firm does not follow the procedures, the SEC may impose penalties such as suspensions, or commence a new, expedited administrative proceeding against any non-compliant firm. The SEC could also restart administrative proceedings against all four firms.

        If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC, and we are unable to timely find another independent registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to delisting of our common stock from the New York Stock Exchange. Moreover, any negative news about the proceedings against these audit firms may adversely affect investor confidence in companies with substantial China based operations listed in on securities exchanges in the United States. All of these factors could materially and adversely affect the market price of our common stock and our ability to access the capital markets.

Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to our Chinese entities or making additional capital contributions to our Chinese subsidiaries, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

        We are a Delaware holding company conducting our operations in China through our Chinese subsidiaries. We may make loans to our Chinese subsidiaries, or we may make additional capital contributions to our Chinese subsidiaries, or we may establish new Chinese subsidiaries and make capital contributions to these new Chinese subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

        Most of these uses are subject to Chinese regulations and approvals. For example, loans by us to our wholly-owned Chinese subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly-owned Chinese subsidiaries by means of capital contributions, these capital contributions must be approved by the China Ministry of Commerce ("MOFCOM") or its local counterpart.

        On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within China with limited exceptions (e.g., by holding companies, venture capital or private equity firms). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from the foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Such requirements are also known as the "payment-based foreign currency settlement system" established under SAFE Circular 142. Violations of SAFE Circular 142 could result in monetary or other penalties. Furthermore, SAFE promulgated a circular on November 9, 2010, known as Circular 59, and another supplemental circular on July 18, 2011, known as Circular 88, which both tighten the examination of the authenticity of settlement of foreign currency capital or net proceeds from overseas listings. SAFE further promulgated the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45, on November 9, 2011, which expressly prohibits foreign-invested enterprises from using registered capital settled in RMB converted from foreign currencies to grant loans through entrustment arrangements with a bank, repay inter-company loans or repay bank loans that have been transferred to a third party. Circular 142, Circular 59, Circular 88 and Circular 45 may significantly limit our ability to make loans or capital contributions to our Chinese subsidiaries and to convert such proceeds into RMB, which may adversely affect our liquidity and our ability to fund and expand our business in China.

        Furthermore, on April 8, 2015, SAFE promulgated the Circular on the Reform of the Administrative Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 19, which became effective as of June 1, 2015. This Circular 19 is to implement the so-called "conversion-at-will" of foreign currency in capital account, which was established under a circular issued by SAFE on August 4, 2014, or Circular 36, and was implemented in 16 designated industrial parks as a reform pilot. The Circular 19 now implements the conversion-at-will of foreign currency settlement system nationally, and it abolishes the application of Circular 142, Circular 88 and Circular 36 starting from June 1, 2015. Among other things, under Circular 19, foreign-invested enterprises may either continue to follow the payment-based foreign currency settlement system or elect to follow the conversion-at-will of foreign currency settlement system. Where a foreign-invested enterprise follows the conversion-at-will of foreign currency settlement system, it may convert any or 100% of the amount of the foreign currency in its capital account into RMB at any time. The converted RMB will be kept in a designated account known as "Settled but Pending Payment Account," and if the foreign-invested enterprise needs to make further payment from such designated account, it still needs to provide supporting documents and go through the review process with its bank. If under special circumstances the foreign-invested enterprise cannot provide supporting documents in time, Circular 19 grants the banks the power to provide a grace period to the enterprise and make the payment before receiving the supporting documents. The foreign-invested enterprise will then need to submit the supporting documents within 20 working days after payment. In addition, foreign-invested enterprises are now allowed to use their converted RMB to make equity investments in China under Circular 19. However, foreign-invested enterprises are still required to use the converted RMB in the designated account within their approved business scope under the principle of authenticity and self-use. It remains unclear whether a common foreign-invested enterprise, other than such special types of enterprises as holding companies, venture capital or private equity firms, can use the converted RMB in the designated account to make equity investments if equity investment or similar activities are not within their approved business scope.

        In light of the various requirements imposed by Chinese regulations on loans to and direct investment in Chinese entities by offshore holding companies as discussed above, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our Chinese subsidiaries or with respect to future capital contributions by us to our Chinese subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our Chinese operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to the Separation and the Investment

The combined post-separation value of YUM and the Company's common stock may not equal or exceed the pre-separation value of YUM common stock.

        As a result of the distribution, YUM expects the trading price of YUM common stock immediately following the distribution to be lower than the "regular-way" trading price of such common stock immediately prior to the distribution because the trading price will no longer reflect the value of the business held by the Company. The aggregate market value of YUM common stock and Company common stock following the separation may be higher or lower than the market value of YUM common stock immediately prior to the separation.

The separation may not achieve some or all of the anticipated benefits.

        We may not realize some or all of the anticipated strategic, financial, operational or other benefits from the separation. The separation and distribution is expected to provide the following benefits, among others:

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  allowing each company to focus on and more effectively pursue its own distinct operating priorities and strategies, and enabling the management of each company to concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability;

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  permitting each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs and facilitating a more efficient allocation of capital;

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  creating an independent equity structure that will afford the Company direct access to capital markets and facilitating the ability of the Company to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock;

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  facilitating incentive compensation arrangements for employees more directly tied to the performance of the relevant company's business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives;

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  allowing investors to separately value YUM and the Company based on their unique investment identities, including the merits, performance and future prospects of their respective businesses, and providing investors with two distinct and targeted investment opportunities; and

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  optimizing the capital structure of both YUM and the Company, enabling YUM to take on additional leverage, optimize its capital structure and return cash to stockholders, and allowing the Company to have no material debt immediately following the separation.

        We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

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  the separation will require significant amounts of Company management's time and effort, which may divert Company management's attention from operating and growing the Company's business;

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  following the separation, the Company may be more susceptible to market fluctuations and other adverse events than if it were still a part of YUM;

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  following the separation, the Company's business will be less diversified than YUM's business prior to the separation; and

  •
  the other actions required to separate YUM's and the Company's respective businesses could disrupt the Company's operations.

        As independent publicly traded companies, the Company and YUM will be smaller than the combined companies pre-separation and the Company will be less diversified with business operations almost entirely in China. As a result, each company may be more vulnerable to changing market conditions, which could materially and adversely affect their respective business, financial condition and results of operations.

If the distribution does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, the Company and YUM shareholders could be subject to significant tax liabilities, and, in certain circumstances, the Company could be required to indemnify YUM for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

        As discussed above, the distribution will be conditioned on YUM's receipt of opinions of outside advisors regarding the tax-free treatment of the distribution for U.S. federal income tax purposes. The opinions will rely on various assumptions and representations as to factual matters made by YUM and us which, if inaccurate or incomplete in any material respect, would jeopardize the conclusions reached by such advisors in their opinions. The opinions will not be binding on the IRS or the courts, and there can be no assurance that the IRS or the courts will not challenge the conclusions stated in the opinions or that any such challenge would not prevail.

        If, notwithstanding receipt of the opinions, the distribution were determined to be a taxable transaction, YUM would be treated as having sold shares of the Company in a taxable transaction, likely resulting in a significant taxable gain. Furthermore, YUM shareholders who receive shares of Company common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. Pursuant to the tax matters agreement, the Company and Yum Restaurants Consulting (Shanghai) Company Limited ("YCCL") will agree to indemnify YUM for any taxes and related losses resulting from any breach of covenants regarding the preservation of the tax-free status of the distribution, certain acquisitions of our equity securities or assets, or those of certain of our affiliates or subsidiaries, and any breach by us or any member of our group of certain representations in the documents delivered by us in connection with the distribution. Therefore, if the distribution fails to qualify as a transaction that is generally tax-free as a result of one of these actions or events, we may be required to make material payments to YUM under this indemnity.

YUM may be subject to Chinese indirect transfer tax with respect to the distribution, in which event the Company could be required to indemnify YUM for material taxes and related amounts pursuant to indemnification obligations under the tax matters agreement.

        As noted above, Bulletin 7 provides that in certain circumstances a non-resident enterprise may be subject to Chinese enterprise income tax on an "indirect transfer" of Chinese interests. YUM has informed us that it believes that the distribution has reasonable commercial purpose and that it is more likely than not that YUM will not be subject to this tax with respect to the distribution. However, there are significant uncertainties regarding the circumstances in which the tax will apply, and there can be no assurances that the Chinese tax authorities will not seek to impose this tax on YUM.

        Pursuant to the tax matters agreement, the Company and YCCL will indemnify YUM for a portion (tied to the relative market capitalization of YUM and the Company) of any taxes and related losses resulting from the application of Bulletin 7 to the distribution. Alternatively, if Bulletin 7 applies to the distribution as a result of a breach by the Company or Company group members of certain representations or covenants, or due to certain actions of the Company or Company group members following the distribution, the Company and YCCL generally will indemnify YUM for all such taxes and related losses. Therefore, if YUM is subject to such Chinese tax with respect to the distribution, we may be required to make material payments to YUM under this indemnity. Such payments could have a material adverse effect on our financial condition.

Our ability to engage in strategic transactions following the separation may be limited. In addition, we could be liable for adverse tax consequences resulting from engaging in such transactions.

        To preserve the tax-free treatment to YUM and its shareholders of the separation and the distribution for U.S. federal income tax purposes, under the tax matters agreement that we will enter into with YUM, for a period of time following the distribution, we generally will be prohibited from taking certain actions that could prevent the distribution and related transactions from qualifying as a transaction that is generally tax-free, for U.S. federal income tax purposes under Sections 355 and 361 of the Code. Under the tax matters agreement, for the two-year period following the distribution, it is expected that the Company will be prohibited, except in certain circumstances, from:

  •
  facilitating, permitting, or participating in any transaction or transactions resulting in the acquisition of 40% or more of its stock;

  •
  entering into any transaction or transactions resulting in the acquisition of 50% or more of its assets, whether by merger or otherwise;

  •
  transferring assets in certain tax-free mergers or consolidations or liquidating;

  •
  issuing equity securities other than pursuant to certain employment related issuances;

  •
  redeeming or repurchasing its capital stock other than in certain open market transactions; and

  •
  ceasing to actively conduct its business.

        In addition, following the distribution, the Company will be prohibited from taking any action that, or failing to take any action the failure of which to take, would be inconsistent with the tax-free treatment of the distribution and related transactions.

        These restrictions may limit our ability to pursue certain strategic transactions or other transactions that may maximize the value of our business.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and the distribution.

        Our financial results previously were included within the consolidated results of YUM, and our reporting and control systems were appropriate for those of a subsidiary of a public company. Prior to the distribution, we are not directly subject to reporting and other requirements of the Exchange Act, and Section 404 of the Sarbanes-Oxley Act of 2002. As an independent company, we will be subject to additional reporting and other requirements, which may require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations may place significant demands on our management, administrative and operational resources, including accounting and IT resources.

        To comply with these requirements, we may, in the foreseeable future, need to implement additional financial and management controls, reporting systems and procedures, and hire additional staff. We expect to incur additional annual expenses related to these steps, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

        We also expect that being a public company subject to additional laws, rules and regulations will require the investment of additional resources to comply with these laws, rules and regulations. In this regard, we will incur expenses related to, among other things, director and officer liability insurance, director fees, expenses associated with our SEC reporting obligations, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant.

Our management does not have experience managing a public company, our current resources may not be sufficient to fulfill our public company obligations and regulatory compliance may divert management's attention from the day-to-day management of our business.

        Our management team does not have experience managing a publicly traded company, interacting with public company investors or complying with the increasingly complex laws and requirements pertaining to public companies. These requirements include record keeping, financial reporting and corporate governance rules and regulations. Our management team may not successfully or efficiently manage our transition to becoming a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws and the scrutiny of securities analysts and investors. These new obligations will require substantial attention from our management team and could divert its attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and operating results.

There can be no assurance that we will have access to the capital markets on terms acceptable to us.

        From time to time, we may need to access the long-term and short-term capital markets to obtain financing. Although we believe that the sources of capital in place at the time of the distribution will permit us to finance our operations for the foreseeable future on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future or at all will be impacted by many factors, including, but not limited to:

  •
  our financial performance;

  •
  our credit ratings or absence of a credit rating;

  •
  the liquidity of the overall capital markets; and

  •
  the state of the Chinese, U.S. and global economies.

        There can be no assurance, particularly as a new company that currently has no credit rating, that we will have access to the capital markets on terms acceptable to us or at all.

We have no history of operating as an independent company and we expect to incur increased administrative and other costs following the separation by virtue of our status as an independent public company. Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and may not be a reliable indicator of our future results.

        Our historical information provided in this Information Statement refers to our business as operated by and integrated with YUM. Our historical and pro forma financial information included in this Information Statement is derived from or based on the consolidated financial statements and accounting records of YUM. Accordingly, our historical and pro forma financial information included in this Information Statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the following factors, among others:

  •
  Prior to the separation, our business has been operated by YUM as part of its broader corporate organization, rather than as an independent company. YUM or one of its affiliates performed various corporate functions for us such as legal, treasury, accounting, internal auditing, human resources and public affairs. Our historical and pro forma financial results reflect allocations of corporate expenses from YUM for such functions which are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company. Following the separation, our costs related to such functions previously performed by YUM may increase.

  •
  Currently, our business is integrated with the other businesses of YUM. Historically, we have shared economies of scope and scale in costs, employees, and vendor relationships. Although we will enter into certain agreements with YUM in connection with the separation, these arrangements may not fully capture the benefits that we enjoyed as a result of being integrated with YUM and may result in us paying higher charges than in the past for these services. These circumstances could have an adverse effect on our results of operations and financial condition following the completion of the separation.

  •
  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of YUM. Following the completion of the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, through strategic relationships or from other arrangements, which may or may not be available and may be more costly.

  •
  After the completion of the separation, the cost of capital for our business may be higher than YUM's cost of capital prior to the separation.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from YUM. For additional information about the past financial performance of our business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of our business, see "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical combined and condensed combined financial statements and accompanying notes included elsewhere in this Information Statement.

As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions.

        After the distribution, the Company will continue to install and implement information technology infrastructure to support its critical business functions, including accounting and reporting, inventory control and distribution. We may incur temporary interruptions in business operations if we cannot transition effectively from YUM's existing transactional and operational systems and data centers. We may not be successful in implementing new systems and transitioning data, and we may incur substantially higher costs for implementation than currently anticipated. Operational interruptions that result from the implementation of these new systems and replacement of YUM's information technology services, or our failure to implement the new systems and replace YUM's services successfully, could disrupt our business and have a material adverse effect on our profitability. In addition, if we are unable to replicate or transition certain systems, our ability to comply with regulatory requirements could be impaired.

The master license agreement that we will enter into with YUM will limit our ability to compete with YUM following the separation and will contain other restrictions on our operations.

        The master license agreement will include non-compete provisions pursuant to which we will generally agree to not compete with YUM. See "Certain Relationships and Related Person Transactions—The Master License Agreement—Non-Competition." The master license agreement will also contain other restrictions on the operations of the Company, including restrictions on us or our affiliates from engaging in a "competing business" in China and other countries in which YUM operates its brands during the term of the agreement and for twelve months following the expiration, termination or transfer of the agreement or an interest in the agreement.

        These factors could materially and adversely affect our business, financial condition and results of operations.

The Company or YUM may fail to perform under certain transaction agreements that are executed as part of the separation, and we may not have necessary systems and services in place when these transaction agreements expire.

        In connection with the separation, the Company and YUM will enter into several agreements, including among others a master license agreement, a separation and distribution agreement, a tax matters agreement, an employee matters agreement, a transition services agreement and a name license agreement. The master license agreement will establish a bilateral relationship between YUM and us for an initial term of fifty (50) years subject to renewal as described in "Certain Relationships and Related Person Transactions—The Master License Agreement—Term." The separation and distribution agreement, tax matters agreement, employee matters agreement, transition services agreement and name license agreement will determine, among other things, the allocation of assets and liabilities between the companies following the separation for those respective areas and include any necessary indemnifications related to liabilities and obligations. If YUM is unable to satisfy its obligations under these agreements, we could incur operational difficulties or losses that could have a material and adverse effect on our business, financial condition and results of operations. See "Certain Relationships and Related Person Transactions."

Potential indemnification liabilities owing to YUM pursuant to the separation and distribution agreement could materially and adversely affect our business, financial condition and results of operations.

        The separation and distribution agreement will provide for, among other things, indemnification obligations generally designed to make us financially responsible for (i) certain liabilities associated with the Company business; (ii) our failure to pay, perform or otherwise promptly discharge any liabilities or contracts relating to the Company business, in accordance with their respective terms, whether prior to, at or after the distribution; (iii) any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by YUM for our benefit, unless related to liabilities primarily associated with the YUM business; (iv) certain tax liabilities; (v) any breach by us of the separation and distribution agreement or any of the ancillary agreements or any action by us in contravention of our amended and restated certificate of incorporation or amended and restated bylaws; and (vi) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this Information Statement forms a part (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or the Company and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement, subject to certain exceptions. If we are required to indemnify YUM under the circumstances set forth in the separation and distribution agreement, we may be subject to substantial liabilities. See "Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification."

In connection with the separation, YUM will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that YUM's ability to satisfy its indemnification obligation will not be impaired in the future.

        Pursuant to the separation and distribution agreement and certain other agreements we will enter into with YUM, YUM will indemnify the Company for certain liabilities as discussed further in "Certain Relationships and Related Person Transactions—The Separation and Distribution Agreement—Indemnification." However, third parties could also seek to hold us responsible for any of the liabilities that YUM has agreed to retain, and there can be no assurance that the indemnity from YUM will be sufficient to protect us against the full amount of such liabilities, or that YUM will be able to fully satisfy its indemnification obligations. In addition, YUM's insurers may attempt to deny us coverage for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if we ultimately succeed in recovering from YUM or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our business, financial position, results of operations and cash flows.

A court could require that we assume responsibility for obligations allocated to YUM under the separation and distribution agreement.

        Under the separation and distribution agreement and related ancillary agreements, from and after the separation, each of YUM and the Company will be generally responsible for the debts, liabilities and other obligations related to the business or businesses which they own and operate following the consummation of the separation. Although we do not expect to be liable for any obligations that are not allocated to us under the separation and distribution agreement, a court could disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to YUM (for example, tax and/or environmental liabilities), particularly if YUM were to refuse or were unable to pay or perform the allocated obligations.

Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and results of operations.

        In connection with the separation and distribution, YUM has undertaken and will undertake several corporate reorganization transactions involving its subsidiaries which, along with the separation and distribution, may be subject to federal and state fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation and distribution, any entity involved in these reorganization transactions or the separation and distribution:

  •
  was insolvent;

  •
  was rendered insolvent by reason of the separation and distribution or a related transaction;

  •
  had remaining assets constituting unreasonably small capital; or

  •
  intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require our stockholders to return to YUM some or all of the shares of Company common stock issued in the distribution, or require YUM or the Company, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities, or if it was unable to pay its liabilities as they mature.

After the separation, certain of our executive officers and directors may have actual or potential conflicts of interest because of their previous or continuing positions at YUM.

        Because of their current or former positions with YUM, certain of our expected executive officers and directors own YUM common stock and hold YUM equity awards. Following the separation, even though our board of directors will consist of a majority of directors who are independent, and our executive officers who are currently employees of YUM will cease to be employees of YUM, some of our executive officers and directors will continue to have a financial interest in YUM common stock and equity awards. Such ownership of YUM common stock or holding of YUM equity awards could create, or appear to create, potential conflicts of interest if the Company and YUM pursue the same corporate opportunities, have disagreements about the contracts between them or face decisions that could have different implications for the Company and YUM.

No vote of the YUM shareholders is required in connection with this distribution. As a result, if the distribution occurs and shareholders do not want to receive Company common stock in the distribution, the sole recourse of any shareholder will be to divest all ownership of such shareholder's YUM common stock prior to the record date.

        No vote of the YUM shareholders is required in connection with the distribution. Accordingly, if a shareholder does not want to receive Company common stock in the distribution, the only recourse will be to divest all ownership of YUM common stock prior to 5:00 p.m., Eastern Time, on the record date for the distribution.

Failure to complete the Investment by the Investors could adversely impact the market price of the Company's common stock as well as the Company's business and operating results.

        There can be no assurance that the Investment will be completed in a timely manner or at all. If the Investment is not completed for any reason, the price of the Company's common stock following the distribution may be adversely affected, since the Company will no longer have the ability to realize potential benefits relating to the Investment, including, among other things, the receipt of the cash proceeds.

Ant Financial must obtain regulatory approvals to consummate the Investment, which, if delayed or not obtained, may delay or jeopardize the Investment.

        The closing of Ant Financial's investment is subject to the completion of certain Chinese regulatory filings, including with the local equivalent agencies of the China (Shanghai) Pilot Free Trade Zone of each of the PRC Ministry of Commerce and the PRC National Development and Reform Commission. The governmental and regulatory agencies from which Ant Financial is seeking these approvals have broad discretion in administering the applicable governing regulations, and such approvals may not be obtained in a timely manner or at all. Even if these approvals are obtained, the terms, conditions and timing of such approvals are uncertain.

The distribution may be taxable to YUM and the Company if there is an acquisition of 50% or more of YUM or Company common stock.

        Even if the distribution otherwise qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, the distribution of Company common stock to YUM shareholders in connection with the distribution would result in significant U.S. federal income tax liabilities to YUM under the Internal Revenue Code (but not to YUM shareholders) if it were deemed part of a "plan"

pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in YUM or the Company.

        For purposes of determining whether the distribution of Company common stock to YUM shareholders in connection with the distribution is disqualified as tax-free to YUM under the rules described in the preceding paragraph, any acquisitions of the stock of YUM or the Company within two years before or after the distribution may be presumed to be part of such a "plan," although the parties may be able to rebut that presumption. For purposes of this test, acquisitions of Company common stock by the Investors within two years after the distribution will likely be treated as part of such a "plan." In particular, under the terms of the investment agreements among the Company, YUM and the Investors, the Investors will acquire in the aggregate between 4.3% and 5.9% of Company common stock issued and outstanding immediately following the distribution, which acquisition will be taken into account for purposes of this test. Also, under the terms of the shareholders agreement between the Company and the Investors, the Investors will be permitted to acquire more Company common stock in the two years following the distribution (including pursuant to the warrants held by the Investors), provided that the Investors' shares of Company common stock (in the aggregate) do not exceed 19.9% of the total shares of the Company's outstanding common stock (subject to certain conditions in the shareholders agreement). Any such additional acquisitions of Company common stock by the Investors in the two years following the distribution will similarly be taken into account for purposes of this test. If one or more other persons acquire, directly or indirectly, shares of the Company that, together with such acquisitions by the Investors in the two years after the distribution, represent a 50% or greater interest (by vote or value) in the Company, such acquisitions may be deemed part of a "plan" that includes the distribution.

        The rules for determining whether shares representing a 50% or greater interest (by vote or value) in YUM or the Company have been acquired as part of a "plan" that includes the distribution are complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If the Company does not carefully monitor its compliance with these rules, it might inadvertently cause or permit such a prohibited change in the ownership of its stock to occur, resulting in significant federal income tax liabilities to YUM under the Internal Revenue Code. Under the terms of the tax matters agreement among YUM, YCCL and the Company to be entered into in connection with the distribution, YCCL and the Company will generally be required to indemnify YUM against any such tax liabilities, which may have a material adverse effect on the Company. These indemnity obligations could also discourage or prevent a third party from making a proposal to acquire the Company during the relevant period. See "Material U.S. Federal Income Tax Consequences."

Risks Related to Our Common Stock

The Company cannot be certain that an active trading market for its common stock will develop or be sustained after the distribution, and following the distribution, the Company's stock price may fluctuate significantly.

        Although we expect that Company common stock will be listed on the New York Stock Exchange, a public market for Company common stock does not currently exist. The Company anticipates that on or prior to the record date for the distribution, trading of shares of its common stock will begin on a "when-issued" basis which will continue through the distribution date. However, the Company cannot guarantee that an active trading market will develop or be sustained for its common stock after the distribution. Nor can the Company predict the prices at which shares of its common stock may trade after the distribution. Similarly, the Company cannot predict the effect of the distribution on the trading prices of its common stock or whether the combined market value of the shares of Company common stock and YUM common stock will be less than, equal to or greater than the market value of YUM common stock prior to the distribution.

        The market price of Company common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond the Company's control, including:

  •
  actual or anticipated fluctuations in the Company's operating results;

  •
  significant liability claims, health concerns, food contamination complaints from our customers, shortages or interruptions in the availability of food or other supplies, or reports of incidents of food tampering;

  •
  foreign exchange issues;

  •
  the operating and stock price performance of comparable companies;

  •
  changes in the Company's stockholder base due to the separation;

  •
  changes in the regulatory and legal environment in which the Company operates; or

  •
  market conditions in the restaurant industry and the domestic and worldwide economies as a whole.

There may be substantial changes in the Company's stockholder base.

        Many investors holding YUM common stock may hold that stock because of a decision to invest in a company with YUM's profile. Following the distribution, the shares of Company common stock held by those investors will represent an investment in a company with a different profile. This may not be aligned with a holder's investment strategy and may cause the holder to sell the shares. As a result, the Company's stock price may decline or experience volatility as the Company's stockholder base changes.

The Company cannot guarantee the timing, amount or payment of dividends on its common stock.

        We anticipate that following the separation, our board of directors will adopt a program of returning capital to stockholders, which may take the form of establishing a regular dividend and/or engaging in share repurchases although, pursuant to the shareholders agreement to be entered into with the Investors at the closing of the Investment, our ability to engage in or announce repurchases is restricted until 60 days after the distribution. We also intend to retain a significant portion of our earnings to finance the operation, development and growth of our business. Any future determination to declare and pay cash dividends or engage in share repurchases will be at the discretion of our board of directors following the separation and will depend on, among other things, our financial condition, results of operations, actual or anticipated cash requirements, tax considerations, contractual or regulatory restrictions and such other factors as our board of directors deems relevant. For more information, see "Dividend Policy."

Your percentage of ownership in the Company may be diluted in the future.

        In the future, your percentage ownership in the Company may be diluted because of equity awards that the Company will be granting to the Company's directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. The Company's and certain of YUM's employees will have equity awards with respect to Company common stock after the distribution as a result of conversion of their YUM equity awards (in whole or in part) to Company equity awards. The Company anticipates its executive compensation committee will grant additional stock-based awards to its employees after the distribution. Such awards will have a dilutive effect on the Company's earnings per share, which could adversely affect the market price of Company common stock. From time to time, the Company will issue additional stock-based awards to its employees under the Company's employee benefits plans. See "Certain Relationships and Related Person Transactions—Employee Matters Agreement—Equity-Based Compensation and Certain Executive Compensation Arrangements."

        In addition, the Company's amended and restated certificate of incorporation will authorize the Company to issue, without the approval of the Company's stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Company common stock respecting dividends and distributions, as the Company's board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Company common stock. Similarly, the repurchase or redemption rights or liquidation preferences the Company could assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Capital Stock."

The interests of the Investors may differ from the interests of other holders of Company common stock.

        Immediately following the distribution, the Investors will acquire and own in the aggregate between 4.3% and 5.9% of the Company's issued and outstanding common stock, and will have the opportunity to increase their ownership through the exercise of certain warrants to be issued to the Investors in connection with the Investment as well as the ability to acquire additional shares of Company common stock in the open market (subject to an aggregate beneficial ownership interest limit of 19.9%). The interests of the Investors may differ from those of other holders of Company common stock in material respects. For example, the Investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance their respective equity portfolios, even though such transactions might involve risks to holders of Company common stock. The Investors may, from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of the Company's business or are suppliers or customers of the Company. Additionally, the Investors may determine that the disposition of some or all of their interests in the Company would be beneficial to the Investors at a time when such disposition could be detrimental to the other holders of Company common stock.

The ownership percentage of YUM shareholders in the Company will be diluted as a result of the Investment.

        In connection with the separation, YUM will distribute to its shareholders all of the outstanding shares of Company common stock. However, if the Investment is consummated, the ownership percentage of YUM shareholders in the Company will be diluted as a result of the Investment. Pursuant to the investment agreements, in exchange for a $460 million investment in the Company, the Investors will own between 4.3% and 5.9% of the Company's common stock issued and outstanding immediately following the distribution and will receive warrants exercisable for an additional approximately 4%, in the aggregate, of the Company's issued and outstanding common stock. Because the effective purchase price at which the Investors will acquire shares of the Company's common stock pursuant to the Investment will be calculated based on an 8% discount to the volume weighted average trading price per share of Company common stock over the relevant measurement period, holders of YUM common stock receiving shares of Company common stock in the distribution will experience greater dilution than they would if such purchase price were determined without such discount. In addition, if the average trading price over the relevant measurement period is less than the initial trading price of the Company's common stock, holders receiving shares of common stock in the distribution will experience greater dilution than they would if such purchase price were determined by reference to the initial trading price. For more information, see the section entitled "Certain Relationships and Related Person Transactions—The Investment Agreements—The Investment."

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Information Statement and other materials YUM and the Company have filed or will file with the SEC contain, or will contain, "forward-looking statements."

        Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as "may," "will," "estimate," "intend," "seek," "expect," "project," "anticipate," "believe," "plan," "could," "target," "predict," "likely," "should," "forecast," "outlook," "ongoing" or other similar terminology. Forward-looking statements are based on our current expectations, estimates, assumptions or projections concerning future results or events. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Factors that could cause actual results and events to differ materially from our expectations and forward-looking statements include the matters described in this Information Statement. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. The forward-looking statements included in this Information Statement are only made as of the date of this Information Statement and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

 DIVIDEND POLICY

        We anticipate that following the separation, our board of directors will adopt a program of returning capital to stockholders, which may take the form of establishing a regular dividend and/or engaging in share repurchases although, pursuant to the shareholders agreement to be entered into with the Investors at the closing of the Investment, our ability to engage in or announce repurchases is restricted until 60 days after the distribution. We also intend to retain a significant portion of our earnings to finance the operation, development and growth of our business. Any future determination to declare and pay cash dividends or engage in share repurchases will be at the discretion of our board of directors following the separation and will depend on, among other things, our financial condition, results of operations, actual or anticipated cash requirements, contractual or regulatory restrictions, tax considerations and such other factors as our board of directors deems relevant.

 CAPITALIZATION

        The following table sets forth our capitalization on a historical basis and on a pro forma basis to give effect to the separation and distribution and the transactions related to the separation and distribution (including the Investment) as if they occurred on May 31, 2016.

        The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Statements" and the historical combined financial statements and accompanying notes included elsewhere in this Information Statement.

        The historical financial information may not necessarily reflect what our capitalization would have been had we been an independent, publicly traded company during the period presented and is not necessarily indicative of our future capitalization.

(in millions)	Historical	Pro Forma
Cash and cash equivalents	$508	968

Equity
Common stock, $0.01 par value	—	[•	]
Additional paid-in capital	—	[•	]
Parent Company investment	1,900	—
Accumulated other comprehensive income (loss)	100	100

Total Equity—Yum China Holdings, Inc.	2,000	2,460
Noncontrolling interests	58	58

Total Equity	2,058	2,518

Total Capitalization	$2,058	$2,518

        We have not yet finalized our post-separation capitalization. We intend to update and include pro forma financial information reflecting our post-separation capitalization in an amendment to this Information Statement.

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma combined financial statements of the Company consist of the unaudited pro forma condensed combined statement of income for the year to date ended May 31, 2016, the unaudited pro forma combined statement of income for the fiscal year ended December 31, 2015 and an unaudited pro forma condensed combined balance sheet as of May 31, 2016. The unaudited pro forma combined financial statements should be read in conjunction with "Capitalization," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Person Transactions" and our historical combined financial statements included elsewhere in this Information Statement.

        The unaudited pro forma combined financial statements have been prepared based on our historical combined financial statements included in this Information Statement and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the separation and distribution agreement and related agreements occurred as of and for the periods indicated. In addition, they are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the separation and related transactions described below, and that are factually supportable, and for purposes of the pro forma combined statement of income, are expected to have a continuing impact on us. However, such adjustments are subject to change based on the finalization of the terms of the separation and related agreements.

        The unaudited pro forma condensed combined statement of income for the year to date ended May 31, 2016 and unaudited pro forma combined statement of income for the fiscal year ended December 31, 2015 reflect our results of operations as if the separation and related transactions described below had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of May 31, 2016 reflects our financial position as if the separation and related transactions described below had occurred as of such date.

        The unaudited pro forma combined financial statements give effect to the following:

  •
  the contribution to us, pursuant to the separation, of substantially all assets and certain liabilities of the Company's business;

  •
  the distribution of shares of our common stock by YUM to its shareholders and the elimination of historical parent company investment;

  •
  our anticipated post-distribution capital structure, including the issuance of up to approximately [    •    ] shares of our common stock to holders of shares of YUM common stock (this number of shares is based upon the number of shares of YUM common stock outstanding on [    •    ] and an assumed distribution ratio of [    •    ] shares of Company common stock for each share of YUM common stock held on the record date) and the investments by Primavera and Ant Financial; and

  •
  the impact of, and transactions contemplated by, the separation and distribution agreement, the master license agreement, the investment agreements, the tax matters agreement, and other agreements described under "Certain Relationships and Related Person Transactions" between us and YUM and the provisions contained therein.

        The operating expenses reported in our historical combined statements of income include allocations of certain YUM costs. These costs include allocation of certain YUM costs for centralized corporate functions performed on our behalf.

        These historical allocations may not be indicative of our future costs and we have not adjusted the accompanying unaudited pro forma combined financial statements to reflect any independent public company costs as such amounts are estimates and not factually supportable.

Unaudited Pro Forma Condensed Combined Statement of Income
Yum China Holdings, Inc.
For the year to date ended May 31, 2016
(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues
Company sales	$2,836			$2,836
Franchise fees and income	55			55

Total revenues	2,891			2,891

Costs and Expenses, Net
Company restaurants
Food and paper	847			847
Payroll and employee benefits	587			587
Occupancy and other operating expenses	960	(4	)(a)	956

Company restaurant expenses	2,394	(4)		2,390
General and administrative expenses	170			170
Franchise expenses	31	(3	)(a)	28
Closures and impairment expenses, net	31			31
Refranchising gain, net	(4)			(4)
Other income, net	(27)			(27)

Total costs and expenses, net	2,595	(7)		2,588

Operating Profit	296	7		303
Interest income, net	4			4

Income Before Income Taxes	300	7		307
Income tax provision	(78)	(2	)(b)	(80)

Net Income (loss)—including noncontrolling interests	222	5		227
Net Income (loss)—noncontrolling interests	—

Net Income (loss)—Yum China Holdings, Inc.	$222	5		$227

Pro Forma net earnings per share:
Basic	N/A			[•	](c)
Diluted	N/A			[•	](c)
Shares used to calculate Pro Forma net earnings per share
Basic	N/A			[•	](c)
Diluted	N/A			[•	](c)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Combined Statement of Income
Yum China Holdings, Inc.
For the year ended December 31, 2015
(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Revenues
Company sales	$6,789			$6,789
Franchise fees and income	120			120

Total revenues	6,909			6,909

Costs and Expenses, Net
Company restaurants
Food and paper	2,159			2,159
Payroll and employee benefits	1,386			1,386
Occupancy and other operating expenses	2,386	(18	)(a)	2,368

Company restaurant expenses	5,931	(18)		5,913
General and administrative expenses	395			395
Franchise expenses	70	(7	)(a)	63
Closures and impairment expenses, net	64			64
Refranchising gain, net	(13)			(13)
Other income, net	(26)			(26)

Total costs and expenses, net	6,421	(25)		6,396

Operating Profit	488	25		513
Interest income, net	8			8

Income Before Income Taxes	496	25		521
Income tax provision	(168)	(6	)(b)	(174)

Net Income (loss)—including noncontrolling interests	328	19		347
Net Income (loss)—noncontrolling interests	5			5

Net Income (loss)—Yum China Holdings, Inc.	$323	19		$342

Pro Forma net earnings per share:
Basic	N/A			[•]	(c)
Diluted	N/A			[•]	(c)
Shares used to calculate Pro Forma net earnings per share
Basic	N/A			[•]	(c)
Diluted	N/A			[•]	(c)

See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Condensed Combined Balance Sheet
Yum China Holdings, Inc.
As of May 31, 2016
(in millions)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$508	460	(d)	$968
Accounts receivable, net	117			117
Inventories	216			216
Prepaid expenses and other current assets	151			151

Total Current Assets	992	460		1,452
Property, plant and equipment, net	1,742			1,742
Goodwill	83			83
Intangible assets, net	101			101
Investments in unconsolidated affiliates	46			46
Other assets	187			187
Deferred income taxes	142			142

Total Assets	$3,293	460		$3,753

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	$921			$921
Income taxes payable	47			47

Total Current Liabilities	968			968
Capital lease obligations	31			31
Other liabilities and deferred credits	236			236

Total Liabilities	1,235			1,235

Equity
Common stock, $0.01 par value	—	[•]	(e)	[•]
Additional paid-in capital	—	[•]	(e)	[•]
Parent Company investment	1,900	(1,900	)(e)	—
Accumulated other comprehensive income (loss)	100			100

Total Equity—Yum China Holdings, Inc.	2,000	460		2,460
Noncontrolling interests	58			58

Total Equity	2,058	460		2,518

Total Liabilities and Equity	$3,293	460		$3,753

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        (a)   Per the terms of the Master License Agreement ("MLA"), the license fee paid to YUM after the separation will equal 3% of net sales from the operations of KFC, Pizza Hut Casual Dining and Pizza Hut Home Service. This adjustment reflects the impact of the MLA for (i) the exclusion of initial fees from the Company's license fee paid to YUM; and (ii) the change in license fee related to the entities that own and operate KFCs in Hangzhou, Suzhou and Wuxi in which we have non-controlling ownership.

        (b)   Adjustment reflects the tax effects of the pro forma adjustments at the applicable China statutory rate of 25%.

        (c)   For the year ended December 31, 2015 and year to date ended May 31, 2016, the number of shares presented are based on the number of shares of YUM common stock outstanding on December 31, 2015 and May 31, 2016, respectively. The Company will base its number of shares used to compute basic and diluted earnings per share on the number of shares of YUM common stock outstanding as of the record date, assuming a distribution ratio of [    •    ] share[s] of the Company's common stock for each share of YUM common stock. The Company's and certain of YUM's employees will have equity awards with respect to Company common stock after the distribution as a result of conversion of a portion of their YUM equity awards to Company equity awards.

        On September 2, 2016, YUM announced that YUM and the Company have entered into investment agreements with each of Primavera and Ant Financial. Pursuant to the investment agreements, immediately following the separation, Primavera and Zhejlang Ant Small and Micro Financial Services Group Co., Ltd. will invest $410 million and $50 million, respectively, for a collective $460 million investment in the Company in exchange for shares of Company common stock and warrants. The shares of Company common stock total in the aggregate between 4.3 and 5.9% of the common stock issued and outstanding immediately following the separation (tied to the volume weighted average trading price of the Company's common stock during the trading days between the 31st and 60th day following the closing). Although the exact impact on the Company's outstanding common stock will not be known until after the separation, we have assumed that the investment in the Company's common stock will result in a 5% increase to the Company's outstanding common stock for the calculation of pro forma net earnings per share. Given the range of investment in common stock between 4.3 and 5.9%, the Company expects to issue between [    •    ] and [    •    ] shares of Company common stock in connection with the Investment. Approximately 70 days after the distribution, Primavera and Ant Financial will also receive two tranches of warrants to acquire shares of Company common stock. Upon exercise, the first tranche of warrants will provide the Investors with the right to purchase shares of Company common stock in the aggregate equal to an additional 2.0% of the Company's issued and outstanding common stock outstanding as of the time of the distribution (taking into account the shares previously issued to the Investors, as adjusted after the closing of the Investment). The second tranche of warrants will provide Primavera and Ant Financial with the right to purchase the same number of shares of Company common stock purchasable by Primavera and Ant Financial, respectively, under the first tranche of warrants. The strike price for the warrants will be based on Company equity values of $12 billion and $15 billion (for the first tranche and second tranche, respectively). We have not included the pro forma impact of the warrants as they will not be issued for a period following the separation.

        (d)   Per the terms of the investment agreements, Primavera and Ant Financial will invest $410 million and $50 million, respectively, immediately following the distribution. The adjustment reflects the cash proceeds of the Investment.

        (e)   On the distribution date, YUM's net investment in the Company will be re-designated as the Company's Stockholders' Equity and will be allocated between common stock and additional paid-in capital based on the number of shares of the Company's common stock outstanding at the distribution date. The pro forma adjustment reflects the re-designation of YUM's net investment in the Company and the impact of the pro forma adjustments described above.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table presents our selected historical combined financial data. We derived the combined statements of income data for the three years ended December 31, 2015, and the combined balance sheets data as of December 31, 2015 and December 31, 2014, as set forth below, from our audited combined financial statements, which are included elsewhere in this Information Statement. We derived the condensed combined statements of income data for the years to date ended May 31, 2016 and May 31, 2015, and the condensed combined balance sheets data as of May 31, 2016 from our unaudited condensed combined financial statements, which are included elsewhere in this Information Statement. We derived the combined statements of income for the years ended December 31, 2012 and December 31, 2011, and the combined balance sheets data as of December 31, 2013, December 31, 2012, and December 31, 2011, from our unaudited combined financial statements that are not included in this Information Statement.

        Our combined financial information may not necessarily reflect our financial position, results of operations or cash flows as if we had operated as an independent public company during all periods presented, including changes that will occur in our operations and capitalization as a result of the separation from YUM and the distribution. Accordingly, our historical results should not be relied upon as an indicator of our future performance.

        The following tables should be read together with, and are qualified in their entirety by reference to, the historical combined financial statements and the related notes included elsewhere in this Information Statement. Among other things, the historical combined financial statements include more detailed information regarding the basis of presentation for the information in the following table. The tables should also be read together with the sections entitled "Capitalization," "Unaudited Pro Forma Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the Years to date Ended		For the Fiscal Years Ended
(in millions, except for unit data)	May 31, 2016	May 31, 2015	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
Combined Statements of Income (Loss) Data:
Revenues
Company sales	$2,836	$2,843	$6,789	$6,821	$6,800	$6,797	$5,487
Franchise fees and income	55	49	120	113	105	101	79

Total revenues	2,891	2,892	6,909	6,934	6,905	6,898	5,566

Costs and Expenses, Net
Company restaurants
Food and paper	847	907	2,159	2,207	2,258	2,312	1,947
Payroll and employee benefits	587	577	1,386	1,407	1,360	1,259	890
Occupancy and other operating expenses(a)	960	982	2,386	2,415	2,347	2,210	1,747

Company restaurant expenses	2,394	2,466	5,931	6,029	5,965	5,781	4,584
General and administrative expenses(b)	170	168	395	389	356	336	278
Franchise expenses(c)	31	29	70	64	60	55	43
Closures and impairment expenses, net	31	19	64	517	325	9	12
Refranchising gain, net(d)	(4)	(4)	(13)	(17)	(5)	(17)	(14)
Other income, net	(27)	(14)	(26)	(51)	(25)	(112)	(42)

Total costs and expenses, net	2,595	2,664	6,421	6,931	6,676	6,052	4,861

Operating Profit(e)	296	228	488	3	229	846	705
Interest income, net	4	2	8	14	5	8	9

Income Before Income Taxes	300	230	496	17	234	854	714
Income tax provision	(78)	(65)	(168)	(54)	(135)	(181)	(169)

Net Income (loss)—including noncontrolling interests	222	165	328	(37)	99	673	545
Net Income (loss)—noncontrolling interests	—	—	5	(30)	(27)	11	16

Net Income (loss)—Yum China Holdings, Inc.(e)	$222	$165	$323	$(7)	$126	$662	$529

Combined Balance Sheets Data:
Total assets	$3,293	$3,261	$3,201	$3,257	$3,750	$3,782	$2,916
Property, plant and equipment, net	1,742	1,969	1,841	2,001	1,979	1,810	1,370
Parent Company investment	1,900	1,737	1,791	1,671	2,014	2,012	1,343
Other Statistics
Net cash provided by operating activities	$422	$396	$910	$775	782	$871	931
Capital spending	172	235	512	525	568	655	405
Number of restaurants	7,246	6,853	7,176	6,715	6,243	5,726	4,493

(a)
Occupancy and other operating expenses include license fees paid to YUM of $219 million, $217 million, $215 million, $217 million and $178 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and $86 million and $89 million for the years to date ended May 31, 2016 and May 31, 2015, respectively.

(b)
General and administrative expenses include corporate expenses allocated from YUM of $12 million, $11 million, $12 million, $15 million and $12 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and $6 million for both of the years to date ended May 31, 2016 and May 31, 2015.

(c)
Franchise expenses include license fees paid to YUM of $50 million, $48 million, $47 million, $46 million and $39 million for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively, and $23 million and $21 million for the years to date ended May 31, 2016 and May 31, 2015, respectively.

(d)
See Note 4 to the Combined Financial Statements and Condensed Combined Financial Statements for discussion of Refranchising gain, net.

(e)
Operating Profit for 2014 and 2013, respectively, includes $463 million and $295 million of expense associated with non-cash impairment of our investment in Little Sheep. After considering the tax benefit associated with these losses and the portion of the net losses allocated to noncontrolling interests, Net Income (loss)—Yum China Holdings, Inc., was negatively impacted by these impairments by $361 million and $258 million in 2014 and 2013, respectively. Excluding these impairments, Net income (loss)—Yum China Holdings, Inc. was income of $354 million and $384 million in 2014 and 2013, respectively. Operating profit in 2012 includes a $74 million gain in 2012 related to the acquisition of additional interest in and resulting consolidation of Little Sheep with no associated tax expense. Excluding this gain, Net Income (loss)—Yum China Holdings, Inc. was $588 million in 2012.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis ("MD&A") should be read in conjunction with the Combined Financial Statements and accompanying notes included elsewhere in this Information Statement for the years ended December 31, 2015, 2014 and 2013 and the Condensed Combined Financial Statements for the years to date ended May 31, 2016 and May 31, 2015, which have been prepared in accordance with U.S. Generally Accepted Accounting Principals ("GAAP"). This MD&A includes the following sections:

  •
  Separation and Distribution

  •
  Overview

  •
  Results of Operations

  •
  Combined Cash Flows

  •
  Liquidity and Capital Resources

  •
  Off-Balance Sheet Arrangements

  •
  Quantitative and Qualitative Disclosures About Market Risk

  •
  New Accounting Pronouncements Not Yet Adopted

  •
  Critical Accounting Policies and Estimates

        Certain of the statements below are forward-looking statements. In addition, any projections of future results of operations and cash flows are subject to substantial uncertainty. See "Cautionary Statement Concerning Forward-Looking Statements" included elsewhere in this Information Statement.

Separation and Distribution

        On October 20, 2015, YUM announced that it intended to separate into two independent publicly traded companies each with a separate strategic focus. YUM plans to distribute to its shareholders all outstanding shares of the Company held by YUM on the distribution date, a wholly owned subsidiary of YUM, which will hold, directly or indirectly, the assets and liabilities associated with YUM's operations in China. The separation transaction will be completed by way of a pro rata distribution of Company shares by YUM to its shareholders as of the record date. Completion of the transaction will be subject to certain conditions, including, among others, receiving final approval from YUM's board of directors, receipt of various regulatory approvals, receipt of opinions of YUM's external tax advisors with respect to certain tax matters, the effectiveness of filings related to public listing in the United States of America and applicable securities laws, and other terms and conditions as may be determined by YUM's board of directors. The transaction is expected to be completed by the end of 2016 and is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. The transaction will not require YUM shareholder approval.

        The Combined Financial Statements have been prepared on a stand-alone basis and are derived from YUM's Consolidated Financial Statements and underlying accounting records. Transactions between the Company and YUM that were not cash settled were considered to be effectively settled at the time the transactions were recorded.

        The Combined Financial Statements include all revenues, costs, assets and liabilities directly attributable to the Company either through specific identification or allocation. The Combined Statements of Income include allocations of certain of YUM's Corporate functions which provide a direct benefit to the Company. These costs have been allocated based on system sales of the Company relative to YUM's global system sales. All allocated costs have been deemed to have been incurred and settled in the period in which the costs were recorded. The Company considers the expense allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, publicly traded company for the periods presented. Following the separation, we will perform these functions using our own resources or purchased services. See Note 3 to the Combined Financial Statements for further discussion.

Overview

        Yum China Holdings, Inc. is the largest restaurant company in China, with approximately 7,200 restaurants, $6.9 billion of revenue, net income of $323 million and $998 million of adjusted EBITDA in 2015. Our growing restaurant base consists of China's leading restaurant brands, including KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, East Dawning and Little Sheep. Following our separation from Yum! Brands, we will have the exclusive right to operate, sub-franchise and license the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell brands in China, and will own the East Dawning and Little Sheep concepts outright. We were the first major global restaurant brand to enter China in 1987 and have developed deep experience operating in the market. We have since grown to become one of China's largest retail developers covering over 1,100 cities and opening an average of two new locations per day over the past five years.

        KFC is the leading Quick-Service Restaurant ("QSR") brand in China. Today, KFC operates over 5,000 restaurants in over 1,100 cities across China. Measured by number of restaurants, KFC has a two-to-one lead over the nearest Western QSR competitor and continues to grow in both large and small cities. Similarly, Pizza Hut Casual Dining is the leading Casual Dining Restaurant ("CDR") brand in China. Today, Pizza Hut Casual Dining, with nearly 1,600 restaurants in over 400 cities, has a seven-to-one lead in terms of restaurants over its nearest Western CDR competitor.

        The operations of each of the concepts represent an operating segment of the Company within these Combined Financial Statements. We have two reportable segments: KFC and Pizza Hut Casual Dining. Our remaining operating segments, including the operations of Pizza Hut Home Service, East Dawning and Little Sheep, are combined and referred to as All Other Segments, as those operating segments are individually insignificant.

        We intend for this MD&A to provide the reader with information that will assist in understanding our results of operations, including performance metrics that management uses to assess the Company's performance. Throughout this MD&A, we commonly discuss the following performance metrics:

  •
  The Company provides certain percentage changes excluding the impact of foreign currency translation ("FX" or "Forex"). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the foreign currency translation impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

  •
  System sales growth includes the results of all restaurants regardless of ownership, including company-owned, franchise and unconsolidated affiliate restaurants that operate our brands, except for non-company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales on the Combined Statements of Income; however, the franchise fees are included in the Company's revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

  •
  Same-store sales growth is the estimated percentage change in sales of all restaurants that have been open and in the Company system one year or more.

  •
  Company Restaurant profit ("Restaurant profit") is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin as a percentage of sales is defined as Restaurant profit divided by Company sales. Within the Company Sales and Restaurant Profit analysis, Store Portfolio Actions represent the net impact of new unit openings, acquisitions, refranchising and store closures, and Other primarily represents the impact of same-store sales as well as the impact of changes in costs such as inflation/deflation.

  •
  In addition to the results provided in accordance with GAAP throughout this MD&A, the Company provides non-GAAP measurements which present Adjusted EBITDA and operating results on a basis before Special Items. The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally and Special Items are not included in any of our segment results. The Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income taxes, interest expense, depreciation and amortization and impairment charges. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of Adjusted EBITDA and earnings before Special Items provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

All Note references herein refer to the Notes to the Combined Financial Statements. Tabular amounts are displayed in millions of U.S. dollars except per share and unit count amounts, or as otherwise specifically identified. Percentages may not recompute due to rounding.

Results of Operations

Summary

        All comparisons within this summary are versus the same period a year ago and exclude the impact of Special Items. All system sales growth and Operating Profit comparisons exclude the impact of foreign currency.

        In 2013, KFC China sales and profits were negatively impacted due to intense media surrounding an investigation by the Shanghai FDA into our poultry supply that began in 2012, coupled with additional intense media in April 2013 surrounding avian flu in China.

        In 2014, the Company's sales and profits were significantly impacted by adverse publicity surrounding improper food handling practices by a former supplier. Specifically, on July 20, 2014, an undercover report was televised in China depicting improper food handling practices by supplier Shanghai Husi, a division of OSI, which is a large, global supplier to many in the restaurant industry. This triggered extensive news coverage in China that shook consumer confidence and impacted brand usage. Immediately following the incident, we experienced a significant, negative impact to sales and profits at both KFC and Pizza Hut Casual Dining. For further information about the potential impact of food safety risks on our business, see "Risk Factors—Risks Related to Our Business and Industry—Food safety and food-borne illness concerns may have an adverse effect on our business."

        In 2015, we expected sales and profits to grow significantly in the second half as we recovered from the adverse publicity in July 2014. Sales initially turned significantly positive as we lapped the supplier incident, but overall sales in the second half of 2015 trailed our expectations, particularly at Pizza Hut Casual Dining. In the second half of 2015, KFC grew same-store sales 3% in the third quarter and 6% in the fourth quarter, which was below our forecasts. Over the same period, Pizza Hut Casual Dining experienced same-store sales declines of 1% in the third quarter and 8% in the fourth quarter. We believe that this performance was driven primarily by (1) extraordinary volatility in financial markets, currency devaluation and overall softer economic conditions which weigh more heavily on the casual dining sector; (2) the impact of online delivery aggregators entering the casual dining space; and (3) marketing promotions which underperformed our expectations.

        The Combined Results of Operations for the years ended December 31, 2015, 2014 and 2013 are presented below:

				% B/(W)
	2015	2014	2013	2015	2014
Company sales	$6,789	$6,821	$6,800	—	—
Franchise fees and income	120	113	105	7	7

Total revenues	$6,909	$6,934	$6,905	—	—

Restaurant profit	$858	$792	$835	8	(5)

Restaurant Margin %	12.6%	11.6%	12.3%	1.0 ppts.	(0.7) ppts.

Operating Profit	$488	$3	$229	NM	(99)
Interest income, net	8	14	5	46	NM
Income tax provision	(168)	(54)	(135)	NM	60

Net Income—including noncontrolling interests	328	(37)	99	NM	NM
Net Income (loss)—noncontrolling interests	5	(30)	(27)	NM	(12)

Net Income—Yum China Holdings, Inc.	$323	$(7)	$126	NM	NM

Reported Effective tax rate	33.9%	322.3%	57.5%

Operating Profit before Special Items	$503	$466	$524

Effective tax rate before Special Items	33.7%	26.8%	28.9%

Adjusted EBITDA	$998	931	949

	2015	2014
System Sales Growth	—%	1%
System Sales Growth, excluding FX	2%	1%
Same-store Sales Growth (Decline)%	(4)%	(5)%

				% Increase (Decrease)
Unit Count	2015	2014	2013	2015	2014
Company-owned	5,768	5,417	5,026	6	8
Unconsolidated affiliates	796	757	716	5	6
Franchise	612	541	501	13	8

	7,176	6,715	6,243	7	8

Special Items

        Special Items, along with the reconciliation to the most comparable GAAP financial measure, are presented below.

	Year
Detail of Special Items	2015	2014	2013
Little Sheep impairment (See Note 4)	—	(463)	(295)
Losses associated with planned sale of aircraft (See Note 6)	(15)	—	—

Special Items Income (Expense)—Operating Profit	(15)	(463)	(295)
Tax Benefit (Expense) on Special Items(a)	4	76	18

Special Items Income (Expense), net of tax—including noncontrolling interests	(11)	(387)	(277)
Special Items Income (Expense), net of tax—noncontrolling interests	—	26	19

Special Items Income (Expense), net of tax—Yum China Holdings, Inc.	$(11)	$(361)	$(258)

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit before Special Items	$503	$466	$524
Special Items Expense—Operating Profit	(15)	(463)	(295)

Reported Operating Profit	$488	$3	$229

Reconciliation of Effective Tax Rate Before Special Items to Reported Effective Tax Rate
Effective Tax Rate before Special Items	33.7%	26.8%	28.9%
Impact on Tax Rate as a result of Special Items(a)	0.2%	295.5%	28.6%

Reported Effective Tax Rate (See Note 14)	33.9%	322.3%	57.5%

(a)
The tax benefit (expense) was determined based upon the impact of the nature of each Special Item tax effected at the 25% China tax rate, except for non-cash impairments of Little Sheep goodwill of $160 million and $222 million for 2014 and 2013, respectively, which resulted in no related income tax benefit.

Adjusted EBITDA

        Adjusted EBITDA, along with the reconciliation to the most comparable GAAP financial measure, is presented below.

	2015	2014	2013
Reconciliation of Reported Net Income to Adjusted EBITDA
Net Income (loss)—Yum China Holdings, Inc.	$323	$(7)	$126
Net income (loss)—noncontrolling interests	5	(30)	(27)
Income tax provision	168	54	135
Interest income, net	(8)	(14)	(5)

Reported Operating Profit	488	3	229
Depreciation and amortization	425	411	394
Store impairment charges (See Note 4)	70	54	31
Special Items Expense—Operating Profit	15	463	295

Adjusted EBITDA	$998	$931	$949

KFC

				% B/(W)		% B/(W)
				2015		2014
	2015	2014	2013	Reported	Ex FX	Reported	Ex FX
Company sales	$4,652	$4,782	$4,892	(3)	(1)	(2)	(2)
Franchise fees and income	116	111	103	4	7	7	7

Total revenues	$4,768	$4,893	$4,995	(3)	(1)	(2)	(2)

Restaurant profit	$620	$559	$557	11	14	—	1
Restaurant margin %	13.3%	11.7%	11.4%	1.6 ppts.	1.7 ppts.	0.3 ppts.	0.3 ppts.
G&A expenses	$150	$150	$137	—	(2)	(9)	(10)
Closure and impairment expenses, net	$50	$41	$23	(22)	(26)	(74)	(76)
Operating Profit	$499	$435	$456	14	18	(5)	(4)

	2015	2014
System Sales Growth	(2)%	(1)%
System Sales Growth, excluding FX	—%	(1)%
Same-Store Sales Growth (Decline)%	(4)%	(4)%

				% Increase (Decrease)
Unit Count	2015	2014	2013	2015	2014
Company-owned	3,821	3,732	3,569	2	5
Unconsolidated affiliates	796	757	716	5	6
Franchise	386	339	278	14	22

	5,003	4,828	4,563	4	6

	2014	New Builds	Closures	Refranchised	Acquired	Other	2015
Company-owned	3,732	282	(144)	(52)	3	—	3,821
Unconsolidated affiliates	757	58	(15)	—	—	(4)	796
Franchise	339	11	(17)	52	(3)	4	386

Total	4,828	351	(176)	—	—	—	5,003

	2013	New Builds	Closures	Refranchised	Acquired	Other	2014
Company-owned	3,569	318	(91)	(65)	1	—	3,732
Unconsolidated affiliates	716	56	(14)	(1)	—	—	757
Franchise	278	2	(6)	66	(1)	—	339

Total	4,563	376	(111)	—	—	—	4,828

Company Sales and Restaurant Profit

        The changes in Company sales and Restaurant profit were as follows:

	2015 vs. 2014
Income / (Expense)	2014	Store Portfolio Actions	Other	FX	2015
Company sales	$4,782	$137	$(176)	$(91)	$4,652
Cost of sales	(1,584)	(40)	83	29	(1,512)
Cost of labor	(963)	(18)	60	18	(903)
Occupancy and other	(1,676)	(42)	69	32	(1,617)

Restaurant profit	$559	$37	$36	$(12)	$620

	2014 vs. 2013
Income / (Expense)	2013	Store Portfolio Actions	Other	FX	2014
Company sales	$4,892	$117	$(216)	$(11)	$4,782
Cost of sales	(1,682)	(36)	130	4	(1,584)
Cost of labor	(970)	(21)	26	2	(963)
Occupancy and other	(1,683)	(43)	47	3	(1,676)

Restaurant profit	$557	$17	$(13)	$(2)	$559

        In 2015, the increase in Company sales and Restaurant profit associated with store portfolio actions was driven by net new unit growth, partially offset by the impact of refranchising. Significant other factors impacting Company sales and/or Restaurant profit were labor efficiencies and lower utilities, partially offset by wage inflation of 8% and Company same-store sales declines of 4%.

        In 2014, the increase in Company sales and Restaurant profit associated with store portfolio actions was driven by net new unit growth. Significant other factors impacting Company sales and/or Restaurant profit were wage inflation of 9% and same-store sales declines of 4%, partially offset by labor efficiencies and lower advertising expense.

Franchise Fees and Income

        In 2015, the increase in Franchise fees and income, excluding the impact of foreign currency translation, was driven by the impact of refranchising and net new unit growth, partially offset by franchise same-store sales declines of 9%.

        In 2014, the increase in Franchise fees and income, excluding the impact of foreign currency translation, was driven by the impact of refranchising and net new unit growth, partially offset by franchise same-store sales declines of 8%.

G&A Expenses

        In 2015, the increase in G&A expenses, excluding the impact of foreign currency translation, was driven by higher compensation costs due to wage inflation.

        In 2014, the increase in G&A expenses, excluding the impact of foreign currency translation, was driven by higher compensation costs due to wage inflation and higher headcount.

Operating Profit

        In 2015, the increase in Operating Profit, excluding the impact of foreign currency translation, was driven by net new unit growth and lower restaurant operating costs, partially offset by same-store sales declines and higher closure and impairment expenses.

        In 2014, the decrease in Operating Profit, excluding the impact of foreign currency translation, was driven by same-store sales declines, higher closure and impairment expenses and higher G&A expenses, partially offset by net new unit growth.

Pizza Hut Casual Dining

				% B/(W)		% B/(W)
				2015		2014
	2015	2014	2013	Reported	Ex FX	Reported	Ex FX
Company sales	$1,824	$1,696	$1,522	8	10	11	12
Franchise fees and income	1	—	—	NM	NM	NM	NM

Total revenues	$1,825	$1,696	$1,522	8	10	11	12

Restaurant profit	$225	$243	$291	(7)	(5)	(17)	(17)
Restaurant margin %	12.3%	14.3%	19.2%	(2.0) ppts.	(1.9) ppts.	(4.9) ppts.	(4.9) ppts.
G&A expenses	$73	$65	$55	(12)	(14)	(18)	(18)
Closure and impairment expenses, net	$8	$2	$1	NM	NM	NM	NM
Operating Profit	$145	$176	$235	(18)	(16)	(25)	(25)

	2015	2014
System Sales Growth	8%	11%
System Sales Growth, excluding FX	10%	12%
Same-Store Sales Growth %	(5)%	(5)%

				% Increase (Decrease)
Unit Count	2015	2014	2013	2015	2014
Company-owned	1,556	1,310	1,058	19	24
Franchise	16	3	2	NM	50

	1,572	1,313	1,060	20	24

	2014	New Builds	Closures	Refranchised	Acquired	2015
Company-owned	1,310	279	(21)	(12)	—	1,556
Franchise	3	1	—	12	—	16

Total	1,313	280	(21)	—	—	1,572

	2013	New Builds	Closures	Refranchised	Acquired	2014
Company-owned	1,058	270	(18)	—	—	1,310
Franchise	2	1	—	—	—	3

Total	1,060	271	(18)	—	—	1,313

Company Sales and Restaurant Profit

        The changes in Company sales and Restaurant profit were as follows:

	2015 vs. 2014
Income / (Expense)	2014	Store Portfolio Actions	Other	FX	2015
Company sales	$1,696	$249	$(85)	$(36)	$1,824
Cost of sales	(494)	(75)	15	11	(543)
Cost of labor	(346)	(58)	5	8	(391)
Occupancy and other	(613)	(95)	30	13	(665)

Restaurant profit	$243	$21	$(35)	$(4)	$225

	2014 vs. 2013
Income / (Expense)	2013	Store Portfolio Actions	Other	FX	2014
Company sales	$1,522	$247	$(69)	$(4)	$1,696
Cost of sales	(429)	(73)	7	1	(494)
Cost of labor	(283)	(56)	(8)	1	(346)
Occupancy and other	(519)	(97)	1	2	(613)

Restaurant profit	$291	$21	$(69)	$—	$243

        In 2015, the increase in Company sales and Restaurant profit associated with store portfolio actions was driven by net new unit growth. Significant other factors impacting Company sales and/or Restaurant profit were wage rate inflation of 8% and Company same-store sales declines of 5%, partially offset by labor efficiencies and lower utilities.

        In 2014, the increase in Company sales and Restaurant profit associated with store portfolio actions was driven by net new unit growth. Significant other factors impacting Company sales and/or Restaurant profit were wage rate inflation of 8%, same-store sales declines of 5% and commodity inflation of 3%.

G&A Expenses

        In 2015 and 2014, the increases in G&A expenses, excluding the impact of foreign currency translation, were driven by higher compensation costs due to wage rate inflation and higher headcount.

Operating Profit

        In 2015 and 2014, the decreases in Operating Profit, excluding the impact of foreign currency translation, were driven by higher restaurant operating costs, same-store sales declines and higher G&A expenses, partially offset by net new unit growth.

All Other Segments

        All Other Segments includes Pizza Hut Home Service, East Dawning and Little Sheep.

				% B/(W)		% B/(W)
				2015		2014
	2015	2014	2013	Reported	Ex FX	Reported	Ex FX
Company sales	$313	$343	$386	(9)	(7)	(11)	(11)
Franchise fees and income	3	2	2	NM	NM	(15)	(15)

Total revenues	$316	$345	$388	(8)	(6)	(11)	(11)

Restaurant profit	$13	$(10)	$(13)	NM	NM	30	28
Restaurant margin %	4.3%	(2.8)%	(3.6)%	7.1 ppts.	7.2 ppts.	0.8 ppts.	0.7 ppts.
G&A expenses	$28	$31	$41	7	5	26	26
Closure and impairment expenses, net	$6	$11	$6	44	43	NM	NM
Operating Loss	$(14)	$(44)	$(54)	70	70	20	20

        In 2015, the decrease in total revenues, excluding the impact of foreign currency translation, was driven primarily by a net unit decline related to Little Sheep units, partially offset by net new unit growth for Pizza Hut Home Service.

        In 2014, the decrease in total revenues, excluding the impact of foreign currency translation, was driven primarly by same-store sales declines related to Little Sheep units.

        In 2015 and 2014, the decreases in Operating Loss, excluding the impact of foreign currency translation, were driven by lower operating losses at Little Sheep.

Corporate & Unallocated

				% B/(W)
Income/(Expense)	2015	2014	2013	2015	2014
Corporate G&A expenses	$(144)	$(143)	$(123)	(1)	(16)
Unallocated closures and impairments (See Note 4)	—	(463)	(295)	NM	(57)
Refranchising gain (loss) (See Note 4)	13	17	5	(21)	NM
Other unallocated (See Note 6)	(11)	25	5	NM	NM
Interest income, net	8	14	5	(46)	NM
Income tax provision (See Note 14)	(168)	(54)	(135)	NM	60
Effective tax rate (See Note 14)	33.9%	322.3%	57.5%	288.4 ppts.	(264.8) ppts.

Corporate G&A Expenses

        In 2015 and 2014, the increase in Corporate G&A expenses was driven primarily by higher compensation costs due to wage inflation and higher headcount.

Unallocated Closures and Impairments

        In 2014 and 2013, Unallocated closures and impairments represent Little Sheep impairment charges. See Note 4.

Other Unallocated

        In 2015, Other unallocated primarily includes the write-down related to our decision to dispose of a corporate aircraft, partially offset by insurance recoveries related to the 2012 poultry supply incident.

        In 2014, Other unallocated includes an insurance recovery related to the 2012 poultry supply incident.

Interest Income, Net

        The decrease in interest income, net for 2015 was driven by lower short term investments.

        The increase in interest income, net for 2014 was driven by higher returns on short term investments.

Income tax provision

        Our income tax provision includes tax on our earnings at the China statutory tax rate of 25%. To the extent those earnings are not deemed permanently reinvested in China we are required to record US tax on those earnings, net of a credit for the foreign taxes paid in China. Our effective tax rate before special items was 33.7%, 26.8% and 28.9% in 2015, 2014 and 2013, respectively. The higher effective tax rate before special items in 2015 was due to a greater amount of our earnings being subject to US tax.

Significant Known Events, Trends or Uncertainties Expected to Impact Future Results

        The Chinese government recently announced reform to its retail tax structure, which is intended to be a progressive and positive shift to more closely align with a more modern service-based economy. Under this reform, a 6% output VAT would replace the present 5% Business Tax currently applied to certain restaurant sales. Input VAT would be creditable to the aforementioned 6% output VAT. This change was effective May 1, 2016.

        While it is difficult to estimate the full benefit of this VAT reform prior to its actual implementation, we expect a positive financial benefit, further enabling continued investment in the business and creating thousands of additional jobs in China.

Combined Cash Flows

        Net cash provided by operating activities was $910 million in 2015 versus $775 million in 2014. The increase was primarily due to the timing of payments for inventory, lower tax payments and higher Operating Profit before Special Items.

        In 2014, net cash provided by operating activities was $775 million compared to $782 million in 2013. The decrease was due to lower Operating Profit before Special Items offset by the timing of payments for inventory.

        Net cash used in investing activities was $493 million in 2015 compared to $512 million in 2014. The decrease was primarily driven by lower capital spending.

        In 2014, net cash used in investing activities was $512 million compared to $575 million in 2013. The decrease was primarily driven by primarily driven by lower capital spending and higher refranchising proceeds.

        Net cash used in financing activities was $213 million in 2015 compared to $319 million in 2014. The decrease was primarily driven by changes in net parent investment.

        In 2014, net cash used in financing activities was $319 million compared to $136 million in 2013. The increase was primarily driven by changes in net parent investment.

Liquidity and Capital Resources

        Historically we have funded our operations through cash generated from the operation of our Company-owned stores and from our franchise operations and dividend payments from our unconsolidated affiliates. Excess cash has historically been repatriated to YUM through intercompany loans or dividends.

        Our ability to fund our future operations and capital needs will depend on our ongoing ability to generate cash from operations. We believe our principal uses of cash in the future will be primarily to fund our operations, capital expenditures and any distributions to our stockholders we may make. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund these uses of cash and that our existing cash and net cash from operations will be sufficient to fund our operations and anticipated capital expenditures for the next 12 months.

        Our balance sheet often reflects a working capital deficit, which is not uncommon in our industry and is also historically common for YUM. Company sales are paid for in cash or by credit card (which is quickly converted into cash). Substantial amounts of cash received from our restaurant operations are invested in new restaurant assets which are non-current in nature. As part of our working capital strategy, we negotiate favorable credit terms with vendors and our on-hand inventory turns faster than the related short-term liabilities as a result. Accordingly, it is not unusual for current liabilities to exceed current assets. We believe such a deficit has no significant impact on our liquidity or operations.

        If our cash flows from operations are less than we require, we may need to access the capital markets to obtain financing. Our access to, and the availability of, financing on acceptable terms and conditions in the future or at all will be impacted by many factors, including, but not limited to:

  •
  our financial performance;

  •
  our credit ratings or absence of a credit rating;

  •
  the liquidity of the overall capital markets; and

  •
  the state of the Chinese, U.S. and global economies.

        There can be no assurance, particularly as a new company that currently has no credit rating, that we will have access to the capital markets on terms acceptable to us or at all. See "Risk Factors" included elsewhere in this Information Statement for a further discussion.

        Generally our income is subject to the China statutory tax rate of 25%. However, to the extent our cash flows from operations exceed our China cash requirements, the excess cash may be subject to an overall tax rate equal to the 35% U.S. statutory income tax rate.

Borrowing Capacity

        As of December 31, 2015, we have two RMB300 million (approximately $92 million in total) revolving credit facilities (each a "Credit Facility"). Our three-year Credit Facility matured on April 30, 2016 but remains available to us and may be renewed until the bank completes its annual internal credit review process. It contains a cross-default provision whereby our failure to make any payment on a principal amount from the other Credit Facility will constitute a default on the agreement. Our one-year Credit Facility matures on February 16, 2017. Each Credit Facility bears interest based on the prevailing rate stipulated by the People's Bank of China and contains financial covenants including, among other things, limitations on certain additional indebtedness and liens, and certain other transactions specified in the agreement. Interest on any outstanding borrowings is due at least monthly. As of December 31, 2015, the full amount of borrowings were available to us under each Credit Facility.

Contractual Obligations

        Our significant contractual obligations and payments as of December 31, 2015 consisted of:

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Capital Leases	54	3	6	8	37
Operating Leases(a)	3,549	490	888	752	1,419
Purchase Obligations(b)	311	311	—	—	—

Total Contractual Obligations	3,914	804	894	760	1,456

(a)
These obligations, which are shown on a nominal basis, relate primarily to approximately 5,700 company-owned restaurants. See Note 10.

(b)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. We have excluded agreements that are cancelable without penalty. Purchase obligations relate primarily to supply agreements, marketing, as well as consulting and other agreements.

        We have not included in the contractual obligations table approximately $18 million of liabilities for unrecognized tax benefits relating to various tax positions we have taken. These liabilities may increase or decrease over time as a result of tax examinations, and given the status of the examinations, we cannot reliably estimate the period of any cash settlement with the respective taxing authorities. These liabilities exclude amounts that are temporary in nature and for which we anticipate that over time there will be no net cash outflow.

Off-Balance Sheet Arrangements

        See the Unconsolidated Affiliates Guarantees sections of Note 16 for discussion of our off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

        Changes in foreign currency exchange rates impact the translation of our reported foreign currency denominated earnings, cash flows and net investments in foreign operations, virtually all of which are denominated in Chinese Renminbi ("RMB"). Historically, YUM has chosen not to hedge foreign currency risks related to our foreign currency denominated earnings and cash flows through the use of financial instruments. In addition, we attempt to minimize the exposure related to foreign currency denominated financial instruments by purchasing goods and services from third parties in local currencies when practical. Following the separation, the Company is considering a foreign currency risk management program to mitigate our foreign currency exchange risk.

        As substantially all of the Company's assets are located in China, the Company is exposed to movements in the RMB foreign currency exchange rate. For the fiscal year ended December 31, 2015 Operating Profit would have decreased approximately $46 million if the RMB weakened 10% relative to the U.S. dollar. This estimated reduction assumes no changes in sales volumes or local currency sales or input prices.

Commodity Price Risk

        We are subject to volatility in food costs as a result of market risk associated with commodity prices. Our ability to recover increased costs through higher pricing is, at times, limited by the competitive environment in which we operate. We manage our exposure to this risk primarily through pricing agreements with our vendors.

New Accounting Pronouncements Not Yet Adopted

        In May, 2014 the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09), to provide principles within a single framework for revenue recognition of transactions involving contracts with customers across all industries. In July, 2015 the FASB approved a one-year deferral of the effective date of the new revenue standard. ASU 2014-09 is now effective for the Company in our first quarter of fiscal 2018 with early adoption permitted in the first quarter of 2017. The standard allows for either a full retrospective or modified retrospective transition method. In March and April, 2016 the FASB issued the following amendments to clarify the implementation guidance: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and ASU No. 2016-10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. We do not believe the standards will impact our recognition of revenue from company-owned restaurants or our recognition of continuing fees from franchisees, which are based on a percentage of franchise sales. We are continuing to evaluate the impact the adoption of these standards will have on the recognition of other less significant revenue transactions such as initial fees from franchisees and refranchising of company-owned restaurants.

        In February, 2016 the FASB issued ASU No. 2016-02, Leases (Topic 842), which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for the Company in our first quarter of fiscal 2019 with early adoption permitted. The standard must be adopted using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

        In March, 2016 the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for the Company in our first quarter of fiscal 2017 with early adoption permitted. We are currently evaluating the impact the adoption of this standard will have on our consolidated financial statements.

Critical Accounting Policies and Estimates

        Our reported results are impacted by the application of certain accounting policies that require us to make subjective or complex judgments. These judgments involve estimations of the effect of matters that are inherently uncertain and may significantly impact our quarterly or annual results of operations or financial condition. Changes in the estimates and judgments could significantly affect our results of operations, financial condition and cash flows in future years. A description of what we consider to be our most significant critical accounting policies follows.

Impairment or Disposal of Long-Lived Assets

        We review long-lived assets of restaurants (primarily PP&E and allocated intangible assets subject to amortization) semi-annually for impairment, or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. We evaluate recoverability based on the restaurant's forecasted undiscounted cash flows, which incorporate our best estimate of sales growth and margin improvement based upon our plans for the unit and actual results at comparable restaurants. Our restaurant impairment indicator and recoverability tests do not include a deduction for the license fee paid to YUM. For restaurant assets that are deemed to not be recoverable, we write down the impaired restaurant to its estimated fair value. Key assumptions in the determination of fair value are the future after-tax cash flows of the restaurant, which are reduced by future royalties a franchisee would pay, and a discount rate. The after-tax cash flows incorporate reasonable sales growth and margin improvement assumptions that would be used by a franchisee in the determination of a purchase price for the restaurant. Estimates of future cash flows are highly subjective judgments and can be significantly impacted by changes in the business or economic conditions.

        When we believe it is more likely than not a restaurant or groups of restaurants will be refranchised for a price less than their carrying value, but do not believe the restaurant(s) have met the criteria to be classified as held for sale, we review the restaurants for impairment. Expected net sales proceeds are generally based on actual bids from the buyer, if available, or anticipated bids given the discounted projected after-tax cash flows for the group of restaurants. Historically, these anticipated bids have been reasonably accurate estimations of the proceeds ultimately received. The after-tax cash flows used in determining the anticipated bids incorporate reasonable assumptions we believe a franchisee would make such as sales growth and margin improvement as well as expectations as to the useful lives of the restaurant assets. These after-tax cash flows also include a deduction for the anticipated, future royalties we would receive under a franchise agreement with terms substantially at market entered into simultaneously with the refranchising transaction.

        The discount rate used in the fair value calculations is our estimate of the required rate of return that a franchisee would expect to receive when purchasing a similar restaurant or groups of restaurants and the related long-lived assets. The discount rate incorporates rates of returns for historical refranchising market transactions and is commensurate with the risks and uncertainty inherent in the forecasted cash flows.

        We evaluate indefinite-lived intangible assets for impairment on an annual basis or more often if an event occurs or circumstances change that indicates impairment might exist. We perform our annual test for impairment of our indefinite-lived intangible assets at the beginning of our fourth quarter. Fair value is an estimate of the price a willing buyer would pay for the intangible asset and is generally estimated by discounting the expected future after-tax cash flows associated with the intangible asset. Our only indefinite-lived intangible asset is our Little Sheep trademark. In 2013, we wrote down the Little Sheep trademark from its carrying value of $414 million to $345 million as a result of an impairment charge of $69 million. In 2014, we recorded impairment charges of $284 million to write the trademark down to its estimated fair value. The Little Sheep trademark has a book value of $56 million at December 31, 2015. Our 2015 fair value estimate of the Little Sheep trademark exceeded its carrying value. Fair value was determined using a relief-from-royalty valuation approach that included estimated future revenues as a significant input, and a discount rate of 13% as our estimate of the required rate-of-return that a third-party buyer would expect to receive when purchasing the Little Sheep trademark. The primary drivers of fair value include franchise revenue growth and revenues from a wholly-owned business that sells seasoning to retail customers. Franchise revenue growth reflects annual same-store sales growth of 4% and approximately 35 new franchise units per year, partially offset by the impact of approximately 25 franchise closures per year. The seasoning business is forecasted to generate sales growth rates consistent with historical results.

Impairment of Goodwill

        We evaluate goodwill for impairment on an annual basis as of the beginning of our fourth quarter or more often if an event occurs or circumstances change that indicates impairment might exist. Goodwill is evaluated for impairment by determining whether the fair value of our reporting units exceed their carrying values. Our reporting units are our individual operating segments. Fair value is the price a willing buyer would pay for the reporting unit, and is generally estimated using discounted expected future after-tax cash flows from Company-owned restaurant operations and franchise royalties.

        Future cash flow estimates and the discount rate are the key assumptions when estimating the fair value of a reporting unit. Future cash flows are based on growth expectations relative to recent historical performance and incorporate sales growth and margin improvement assumptions that we believe a third-party buyer would assume when determining a purchase price for the reporting unit. The sales growth and margin improvement assumptions that factor into the discounted cash flows are highly correlated as cash flow growth can be achieved through various interrelated strategies such as product pricing and restaurant productivity initiatives. The discount rate is our estimate of the required rate of return that a third-party buyer would expect to receive when purchasing a business from us that constitutes a reporting unit. We believe the discount rate is commensurate with the risks and uncertainty inherent in the forecasted cash flows.

        Other than the Little Sheep reporting unit discussed below, the fair values of our other reporting units were substantially in excess of their respective carrying values as of the goodwill testing dates in 2015, 2014 and 2013, respectively.

        We wrote down Little Sheep's goodwill from $384 million to $162 million as a result of an impairment charge of $222 million in 2013. In 2014, we completely impaired the remaining goodwill balance at the Little Sheep reporting unit of $160 million. The fair value of the Little Sheep reporting unit in both years was based on the estimated price a willing buyer would pay, and was determined using an income approach with future cash flow estimates generated by the business as a significant input. Future cash flow estimates were impacted by assumptions related to new unit development, sales growth and margin improvement. These fair values incorporated a discount rate of 13% as our estimate of the required rate of return that a third-party buyer would expect to receive when purchasing the Little Sheep reporting unit.

        When we refranchise restaurants, we include goodwill in the carrying amount of the restaurants disposed of based on the relative fair values of the portion of the reporting unit disposed of in the refranchising versus the portion of the reporting unit that will be retained. The fair value of the portion of the reporting unit disposed of in a refranchising is determined by reference to the discounted value of the future cash flows expected to be generated by the restaurant and retained by the franchisee, which include a deduction for the anticipated, future royalties the franchisee will pay us associated with the franchise agreement entered into simultaneously with the refranchising transaction. Appropriate adjustments are made to the fair value determinations if such franchise agreement is determined to not be at prevailing market rates.

        The discounted value of the future cash flows expected to be generated by the restaurant and retained by the franchisee is reduced by future royalties the franchisee will pay the Company. The Company thus considers the fair value of future royalties to be received under the franchise agreement as fair value retained in its determination of the goodwill to be written off when refranchising. Others may consider the fair value of these future royalties as fair value disposed of and thus would conclude that a larger percentage of a reporting unit's fair value is disposed of in a refranchising transaction.

Income Taxes

        Our operations have historically been included in the U.S. federal and U.S. state income tax returns filed by YUM. Our foreign income tax returns, primarily those filed by our China subsidiaries, are filed on an individual entity basis. Income tax expense and other income tax related information contained in our Combined Financial Statements are presented on a separate return basis as if we filed our own U.S. federal and U.S. state tax returns rather than having been included in these YUM tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if we were a separate taxpayer and a standalone enterprise for the periods presented. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and the use of both estimates and allocations. Current income tax liabilities related to our operations under the separate return method are assumed to be immediately settled with YUM and are relieved through the parent company investment account and the net transfers to parent in the combined statements of cash flows.

        At December 31, 2015 and 2014, we had valuation allowances of approximately $45 million and $34 million to reduce our $173 million and $187 million of deferred tax assets, respectively, to amounts that are more likely than not to be realized. The deferred tax assets not subject to a valuation allowance primarily relate to temporary differences in our profitable China legal entities. In evaluating our ability to recover our deferred tax assets, we consider future taxable income as well as carryforward periods and restrictions on usage. The estimation of future taxable income and our resulting ability to utilize deferred tax assets can significantly change based on future events, including our determinations as to feasibility of certain tax planning strategies. Thus, recorded valuation allowances may be subject to material future changes.

        As a matter of course, we are regularly subject to tax audits and examination by federal, state and foreign tax authorities. We recognize the benefit of positions taken or expected to be taken in our tax returns when it is more likely than not that the position would be sustained upon examination by these tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. At December 31, 2015 and 2014 we had $15 million and $13 million, respectively, of unrecognized tax benefits. We evaluate unrecognized tax benefits, including interest thereon, on a quarterly basis to ensure that they have been appropriately adjusted for events, including audit settlements, which may impact our ultimate payment for such exposures.

        We have investments in foreign subsidiaries where the carrying values for financial reporting exceed the tax basis. We have not provided deferred tax on the portion of the excess that we believe is indefinitely reinvested, as we have the ability and intent to indefinitely postpone these basis differences from reversing with a tax consequence. We estimate that our total temporary difference upon which we have not provided deferred tax is approximately $1.6 billion at December 31, 2015. However, it is not practicable to determine the deferred tax liability on this amount due to uncertainty with regard to the timing or manner of repatriation and the related impact on local taxes, withholding taxes and foreign tax credits.

        If our intentions regarding our ability and intent to postpone these basis differences from reversing with a tax consequence change, deferred tax may need to be provided on this excess that could materially impact the provision for income taxes.

        See Note 14 of the Combined Financial Statements for a further discussion of our income taxes.

Years to date ended May 31, 2016 and May 31, 2015

Results of Operations

Summary

        All comparisons within this summary are versus the same period a year ago. All system sales growth and Operating Profit comparisons exclude the impact of foreign currency.

        In the first half of 2016, our Operating profit increased 37%, driven by same-store sales growth of 7% at KFC, which, during the second quarter, delivered its fourth consecutive quarter of same-store sales growth. This sales growth more than offset weakness at Pizza Hut Casual Dining where same-store sales declined 12% in the first half of the year.

        Effective May 1, 2016, the Chinese government implemented reform of its retail tax structure, which is intended to be a progressive and positive shift to more closely align with a more modern service-based economy. Under this reform a 6% output value added tax ("VAT") replaces a 5% Business Tax currently applied to certain restaurant sales. Input VAT is creditable to the aforementioned 6% output VAT. We believe this change will have a material benefit to Company restaurant margins balance of year. However, the scale and nature of the reform, along with implementation and transition challenges, make it very difficult to pinpoint the exact magnitude of the impact. For the balance of the year we expect labor and commodity inflation to partially offset this benefit. Given this and our first half outperformance, our current guidance for full-year restaurant margins is now at least 17% versus 16% previously, prior to the license fee paid to YUM.

        The Combined Results of Operations for the years to date ended May 31, 2016 and May 31, 2015, are presented below:

	Year to Date		% B/(W)
	2016	2015	Reported
Company sales	$2,836	$2,843	—
Franchise fees and income	55	49	12

Total revenues	$2,891	$2,892	—

Restaurant profit	$442	$377	18

Restaurant Margin %	15.6%	13.2%	2.4 ppts.

Operating Profit	$296	$228	30
Interest income, net	4	2	80
Income tax provision	(78)	(65)	(23)

Net Income—including noncontrolling interests	222	165	34
Net Income—noncontrolling interests	—	—	NM

Net Income—Yum China Holdings, Inc.	$222	$165	34

Reported Effective tax rate	26.2%	28.0%

	Year to Date
	2016	2015
System Sales Growth	2%	(6)%
System Sales Growth, excluding FX	7%	(5)%
Same-store Sales Growth (Decline)%	2%	(11)%

Unit Count	5/31/2016	5/31/2015	% Increase (Decrease)
Company-owned	5,800	5,520	5
Unconsolidated Affiliates	811	773	5
Franchise	635	560	13

	7,246	6,853	6

Segment Results

KFC

	Year to Date		% B/(W)
	2016	2015	Reported	Ex FX
Company sales	$1,975	$1,914	3	8
Franchise fees and income	53	47	11	16

Total revenues	$2,028	$1,961	3	8

Restaurant profit	$339	$254	34	40
Restaurant margin %	17.2%	13.3%	3.9 ppts.	3.9 ppts.
G&A expenses	$62	$61	(1)	(6)
Closure and impairment expenses, net	$21	$15	(39)	(48)
Operating Profit	$300	$209	44	51

	Year to Date
	2016	2015
System Sales Growth	5%	(10)%
System Sales Growth, excluding FX	10%	(9)%
Same-Store Sales Growth (Decline)%	7%	(13)%

Unit Count	5/31/2016	5/31/2015	% Increase (Decrease)
Company-owned	3,815	3,767	1
Unconsolidated Affiliates	811	773	5
Franchise	413	349	18

	5,039	4,889	3

Company Sales and Restaurant Profit

        The changes in Company sales and Restaurant profit were as follows:

	Year to Date 2016 vs. 2015
Income / (Expense)	2015	Store Portfolio Actions	Other	FX	2016
Company sales	$1,914	$27	$130	$(96)	$1,975
Cost of sales	(625)	(6)	—	28	(603)
Cost of labor	(372)	(3)	(26)	19	(382)
Occupancy and other	(663)	(4)	(16)	32	(651)

Restaurant profit	$254	$14	$88	$(17)	$339

        The year to date increase in Company sales and Restaurant profit associated with store portfolio actions was driven by net new unit growth partially offset by refranchising. Significant other factors impacting Company sales and/or Restaurant profit were Company same-store sales growth of 7%, commodity deflation of 2%, the impact of retail tax structure reform (primarily in cost of sales) and lower utilities partially offset by wage inflation of 7%.

Franchise Fees and Income

        The year to date increase in Franchise fees and income, excluding the impact of foreign currency translation, was driven by the impact of refranchising, franchise same-store sales growth of 4% and net new unit growth.

G&A Expenses

        The year to date increase in G&A expenses, excluding the impact of foreign currency translation, was driven by higher compensation costs due to wage inflation and higher headcount.

Operating Profit

        The year to date increase in Operating Profit, excluding the impact of foreign currency translation, was driven by the impact of same-store sales growth, net new unit growth and lower restaurant operating costs, including the favorable impact of the retail tax structure reform, partially offset by higher restaurant impairment charges. Additionally, leap year added an extra day in 2016 resulting in incremental Operating Profit of $5 million.

Pizza Hut Casual Dining

	Year to Date		% B/(W)
	2016	2015	Reported		Ex FX
Company sales	$742	$792	(6)		(2)
Franchise fees and income	—	—	NM		NM

Total revenues	$742	$792	(6)		(2)

Restaurant profit	$96	$114	(15)		(11)
Restaurant margin %	13.0%	14.3%	(1.3	) ppts.	(1.3	) ppts.
G&A expenses	$34	$31	(8)		(13)
Closure and impairment expenses, net	$10	$1	NM		NM
Operating Profit	$52	$82	(35)		(32)

	Year to Date
	2016	2015
System Sales Growth	(6)%	10%
System Sales Growth, excluding FX	(1)%	12%
Same-Store Sales Growth (Decline)%	(12)%	(5)%

	5/31/2016	5/31/2015	% Increase (Decrease)
Unit Count
Company-owned	1,593	1,383	15
Franchise	17	5	NM

	1,610	1,388	16

Company Sales and Restaurant Profit

        The changes in Company sales and Restaurant profit were as follows:

	Year to Date 2016 vs. 2015
Income / (Expense)	2015	Store Portfolio Actions	Other	FX	2016
Company sales	$792	$74	$(88)	$(36)	$742
Cost of sales	(237)	(21)	42	10	(206)
Cost of labor	(166)	(20)	9	8	(169)
Occupancy and other	(275)	(29)	20	13	(271)

Restaurant profit	$114	$4	$(17)	$(5)	$96

        The year to date increase in Company sales and Restaurant profit associated with store portfolio actions was driven by net new unit growth. Significant other factors impacting Company sales and/or Restaurant profit were Company same-store sales declines of 12% and wage inflation of 7% partially offset by 3% commodity deflation, the impact of retail tax structure reform (primarily in cost of sales) and lower utilities.

G&A Expenses

        The year to date increase in G&A expenses, excluding the impact of foreign currency translation, was driven by higher compensation costs due to wage inflation and higher headcount.

Operating Profit

        The year to date decrease in Operating Profit, excluding the impact of foreign currency translation, was driven by same-store sales declines and higher restaurant impairment charges, partially offset by net new unit growth and lower restaurant operating costs, including the favorable impact of the retail tax structure reform.

All Other Segments

        All Other Segments includes Pizza Hut Home Service, East Dawning and Little Sheep.

	Year to Date		% B/(W)
	2016	2015	Reported		Ex FX
Company sales	$119	$137	(13)		(9)
Franchise fees and income	2	2	13		18

Total revenues	$121	$139	(13)		(9)

Restaurant profit	$7	$9	(27)		(22)
Restaurant margin %	5.6%	6.6%	(1.0	) ppts.	(0.9	) ppts.
G&A expenses	$13	$12	(2)		(7)
Closure and impairment expenses, net	$—	$3	95		94
Operating Profit	$(3)	$(3)	(20)		(20)

Corporate & Unallocated

	Year to Date
Income/(Expense)	2016	2015	% B/(W)
Corporate G&A expenses	$(61)	$(64)	3
Refranchising gain (loss) (See Note 4)	4	4	24
Other unallocated	4	—	NM
Interest income, net	4	2	80
Income tax provision (See Note 8)	(78)	(65)	(23)
Effective tax rate (See Note 8)	26.2%	28.0%	1.8	ppts.

Corporate G&A Expenses

        The year to date decrease in G&A expenses was driven by foreign currency translation of $2 million and lower incentive compensation costs.

Interest Income, Net

        The year to date increase in interest income, net was driven by higher returns on short term investment.

Income Tax Provision

        Our income tax provision includes tax on our earnings at the China statutory tax rate of 25%. To the extent those earnings are not deemed permanently reinvested in China we are required to record US tax on those earnings, net of a credit for the foreign taxes paid in China. Our effective tax rate before special items was 26.2% and 28.0% in 2016 and 2015, respectively. Our year to date effective tax rate was lower than the prior year primarily due to the decreased cost of repatriating current year foreign earnings.

Combined Cash Flows

        Net cash provided by operating activities was $422 million in 2016 versus $396 million in 2015. The increase was primarily driven by higher Net Income, partially offset by timing of payments for inventory.

        Net cash used in investing activities was $214 million in 2016 compared to $245 million in 2015. The decrease was primarily driven by lower capital spending, partially offset by an increase in short-term investments.

        Net cash used in financing activities was $118 million in 2016 compared to $103 million in 2015. The increase was primarily driven by changes in net parent investment.

Liquidity and Capital Resources

        Historically we have funded our operations through cash generated from the operation of our Company-owned stores and from our franchise operations and dividend payments from our unconsolidated affiliates. Excess cash has historically been repatriated to YUM through intercompany loans or dividends.

        Our ability to fund our future operations and capital needs will depend on our ongoing ability to generate cash from operations. Our principal uses of cash in the future will be primarily to fund our operations, capital expenditures and any distributions to our stockholders we may make. We believe that our future cash from operations, together with our access to funds on hand and capital markets, will provide adequate resources to fund these uses of cash and that our existing cash will be sufficient to fund our operations and anticipated capital expenditures for the next 12 months.

        Our balance sheet often reflects a working capital deficit, which is not uncommon in our industry and is also historically common for YUM. Company sales are paid for in cash or by credit card (which is quickly converted into cash). Substantial amounts of cash received from our restaurant operations are invested in new restaurant assets which are non-current in nature. As part of our working capital strategy, we negotiate favorable credit terms with vendors and our on-hand inventory turns faster than the related short-term liabilities as a result. Accordingly, it is not unusual for current liabilities to exceed current assets. We believe such a deficit has no significant impact on our liquidity or operations.

        If our cash flows from operations are less than we require, we may need to access the long-term and short-term capital markets to obtain financing. Our access to, and the availability of, financing on acceptable terms and conditions in the future or at all will be impacted by many factors, including, but not limited to:

  •
  our financial performance;

  •
  our credit ratings or absence of a credit rating;

  •
  the liquidity of the overall capital markets; and

  •
  the state of the Chinese, U.S. and global economies.

        There can be no assurance, particularly as a new company that currently has no credit rating, that we will have access to the capital markets on terms acceptable to us or at all. See "Risk Factors" included elsewhere in this Information Statement for a further discussion.

        Generally our income is subject to the China statutory tax rate of 25%. However, to the extent our cash flows from operations exceed our China cash requirements, the excess cash may be subject to an overall tax rate equal to the 35% U.S. statutory income tax rate.

Borrowing Capacity

        As of May 31, 2016, we have two RMB300 million revolving credit facilities (approximately $91 million in total at May 31, 2016) (each a "Credit Facility"). Our three-year Credit Facility matured on April 30, 2016 but remains available to us and may be renewed until the bank completes its annual internal credit review process. It contains a cross-default provision whereby our failure to make any payment on a principal amount from the other Credit Facility will constitute a default on the agreement. Our one-year Credit Facility matures on February 16, 2017. Each Credit Facility bears interest based on the prevailing rate stipulated by the People's Bank of China and contains financial covenants including, among other things, limitations on certain additional indebtedness and liens, and certain other transactions specified in the agreement. Interest on any outstanding borrowings is due at least monthly. As of May 31, 2016 the full amount of borrowings were available to us under each Credit Facility.

Quantitative and Qualitative Disclosures About Market Risk

        There were no material changes during the year to date ended May 31, 2016 to the disclosures regarding market risk set forth on page 66.

BUSINESS

Overview

        Yum China Holdings, Inc. is the largest restaurant company in China with approximately 7,200 restaurants, $6.9 billion of revenue, net income of $323 million and $998 million of adjusted EBITDA in 2015. Our growing restaurant base consists of China's leading restaurant brands, including KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, East Dawning and Little Sheep. Following our separation from Yum! Brands, we will have the exclusive right to operate and sub-license the KFC, Pizza Hut and Taco Bell brands in China, and will own the East Dawning and Little Sheep concepts outright. We were the first major global restaurant brand to enter China in 1987 and have developed deep experience operating in the market. We have since grown to become one of China's largest retail developers covering over 1,100 cities and opening an average of two new locations per day over the past five years.

        KFC is the leading Quick-Service Restaurant ("QSR") brand in China. Today, KFC operates over 5,000 restaurants in over 1,100 cities across China. Measured by number of restaurants, KFC has a two-to-one lead over the nearest Western QSR competitor and continues to grow in both large and small cities. Similarly, Pizza Hut Casual Dining is the leading Casual Dining Restaurant ("CDR") brand in China. Today, Pizza Hut Casual Dining, with nearly 1,600 restaurants in over 400 cities, has a seven-to-one lead in terms of restaurants over its nearest Western CDR competitor.

        Over the past three decades, we have built a significant lead not just in number of restaurants, but also in brand awareness and loyalty, proprietary consumer know-how in individual provinces and city tiers, a national supply-chain network, product innovation and quality processes, a motivated and highly-educated workforce and a long-tenured and passionate local management team. We believe that these competitive strengths are difficult to replicate.

        We generate strong consumer regard and loyalty by developing menus that cater to local tastes in addition to offering global favorites like KFC's Original Recipe chicken. Each of our brands has proprietary menu items, many developed in China, and emphasizes the preparation of food with high-quality ingredients, as well as unique recipes and special seasonings to provide appealing, tasty and convenient food at competitive prices. Most of our restaurants offer consumers the ability to dine in and/or order delivery or carry-out food. With decades of accumulated consumer know-how and loyalty in China, we believe our brands are integrated into Chinese popular culture and consumers' daily lives based on our extensive history in China and substantial presence there.

        We opened nearly 750 new restaurants in 2015 and more than 3,000 over the past four years—the equivalent of two new restaurant openings per day. While we may either operate, franchise and/or license restaurant brands, we currently own and operate either through direct company ownership or minority ownership in unconsolidated affiliates approximately 90% of our restaurants, and this high ownership percentage has driven our historically attractive return on investment.

        Given the strong competitive position of the KFC and Pizza Hut Casual Dining brands, China's growing economy and population of over 1.3 billion, we expect to continue growing our system sales by adding KFC and Pizza Hut Casual Dining restaurants and through growing same-store sales.

 Strong Cash Flow Generator

(in millions)	2015	2014	2013
Revenues	$6,909	$6,934	$6,905

Net Income (loss)—Yum China Holdings, Inc.	$323	$(7)	$126
Net income (loss)—noncontrolling interests	5	(30)	(27)
Income tax provision	168	54	135
Interest income, net	(8)	(14)	(5)

Reported Operating Profit	488	3	229
Depreciation and amortization	425	411	394
Store impairment charges(b)	70	54	31
Special Items Expense—Operating Profit(a)	15	463	295

Adjusted EBITDA(c)	$998	$931	$949

(a)
The Company believes that the presentation of Special Items provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their size and/or nature. Refer to further discussion of non-GAAP measures in MD&A.

(b)
Refer to Note 4 of the Combined Financial Statements.

(c)
The Company provides Adjusted EBITDA as a non-GAAP measure because we believe that investors may find it useful in measuring operating performance. Refer to further discussion of non-GAAP measures in MD&A.

Industry Backdrop

        The development and growth of our business has benefited from China's rapidly growing middle class and increasing urbanization. Although changes in consumer taste are possible, the expansion of China's middle class has generally been correlated with an increase in eating outside of the home, which is in part driven by higher discretionary income associated with this demographic group. According to McKinsey, middle class and affluent households are expected to continue to grow, increasing from 116 million people in 2016 to an estimated 315 million by 2030. The number of working-age consumers is expected to increase by 100 million during the same period as their average per capita consumption doubles. By 2030, spending by this group is expected to account for an estimated 12 cents for every $1 of worldwide urban consumption. With this, annual household spending on dining out in China may double. The Company will continue to focus on this core consumer segment and on serving China's growing middle class.

        In 2002 87% of the middle class lived in coastal China and only 13% of the middle class lived in inland provinces. According to macroeconomic models prepared by McKinsey in 2012, by 2022 it is expected that only 61% of the middle class will live in coastal cities as the middle class expands more rapidly in inland cities. Likewise, according to the same models, by 2022 it is expected that 39% of the middle class will live in cities with a population of more than one million. This is consistent with the Company's development plans which have focused on entering new trade zones and building new restaurants further inland.

 Growing with a Shifting Middle Class

Reporting Segments

        We have two reportable segments: KFC and Pizza Hut Casual Dining. We also have three other operating segments consisting of the operations of Pizza Hut Home Service, East Dawning and Little Sheep, which are combined and referred to as All Other Segments. While we have rights to the Taco Bell concept, we currently have no operations and expect to open the first Taco Bell restaurant in China in 2016.

        The following table presents the total segment revenue attributable to each reportable segment for each of the last three fiscal years.

	Revenues ($Bn)
	2015	2014	2013
KFC	4.8	4.9	5.0
Pizza Hut Casual Dining	1.8	1.7	1.5
All Other Segments	0.3	0.3	0.4

	$6.9	$6.9	$6.9

        See Note 15 of the Combined Financial Statements for additional information concerning the Company's segments.

  Restaurant Concepts

  KFC

        KFC is the largest restaurant brand in China in terms of system sales and number of restaurants. Founded in Corbin, Kentucky by Colonel Harland D. Sanders in 1939, KFC opened its first restaurant in Beijing, China in 1987. Today, almost 30 years later, there are over 5,000 KFCs in China, and the Company plans to continue adding new units. In addition to Original Recipe chicken, KFC in China has an extensive menu featuring pork, beef, seafood, rice dishes, fresh vegetables, soups, breakfast, desserts, and many other products, including premium coffee. The KFC brand is also seeking to increase revenues from its restaurants throughout the day with breakfast, delivery and 24-hour operations in many of its locations.

  Pizza Hut Casual Dining

        Pizza Hut Casual Dining is the largest Western CDR brand in China as measured by system sales and number of restaurants. It operates in over 400 cities and offers multiple dayparts, including breakfast and afternoon tea. The first Pizza Hut in China opened in 1990, and as of 2015 year-end there were nearly 1,600 Pizza Hut Casual Dining restaurants. Pizza Hut Casual Dining has an extensive menu offering a broad variety of pizzas, entrees, pasta, rice dishes, appetizers, beverages and desserts. In 2015, Pizza Hut Casual Dining was ranked the "Most Preferred Western Casual Dining Restaurant" by The Nielsen Corporation.

  Other Concepts

        Pizza Hut Home Service.    The Company introduced pizza delivery to China in 2001, and today there are over 300 Pizza Hut Home Service units in nearly 50 cities, specializing in professional and convenient delivery of Chinese food as well as pizza. Over 70% of the brand's orders come through online or mobile channels. Its professional service and diverse menu provide a strong platform for continued growth in the future.

        Little Sheep.    A casual-dining brand with its roots in Inner Mongolia, China, Little Sheep specializes in "Hot Pot" cooking, which is very popular in China particularly during the winter months. Little Sheep has approximately 250 units in both China and international markets today. Of these, over 200 units are franchised.

        East Dawning.    East Dawning is a Chinese food quick-service restaurant brand, primarily located in large coastal cities. There were 15 restaurants as of 2015 year end. This brand is not viewed as a significant growth engine for the Company.

        Taco Bell.    Taco Bell is the world's leading QSR brand specializing in Mexican-style food, including tacos, burritos, quesadillas, salads, nachos and similar items. While there are over 6,400 Taco Bell units globally, currently no locations exist in China. The Company plans to open its first Taco Bell restaurant in 2016.

Competitive Strengths

        We believe the following strengths, developed over our almost 30-year operating history, differentiate us and serve as a platform for future growth.

        Unique Company culture based on global systems and local spirit.    We have operated for three decades as part of Fortune 500 global companies, first under Pepsico, and then as a part of Yum! Brands following its own spin off from PepsiCo in 1997. Our Company culture promotes systems, practices and accountability that are consistent with a global company. In addition, our experience of operating for three decades across the breadth of China has enabled us to develop a uniquely Chinese spirit that promotes and rewards team-work, respect for the individual, and a quest for excellence in everything we do. We believe this unique combination allows us to delight our customer everyday while also becoming an employer of choice for our workforce. We employ approximately 400,000 people, who serve an average of over five million Chinese consumers daily.

        Category-leading brands in one of the world's fastest growing economies.    KFC and Pizza Hut Casual Dining are China's leading brands in their respective categories as measured by number of units and consumer preference. This significant competitive advantage is largely a result of our early entry into the China market. Rapid China infrastructure development and a growing consumer class position our brands for continued growth.

Number One Restaurant Company in
World's Fastest-Growing Major Economy

Strong Presence in 1,100+ Cities, 2 Billion+ Consumer Visits a Year

        High-quality, great-tasting food, including local favorites with compelling value and a Western experience.    Our KFC and Pizza Hut Casual Dining brands offer consumers a Western menu and experience, while also providing menu items that appeal to local taste preferences. Moreover, we provide our guests a clean and attractive dining destination. Our menus focus on providing our customers great food at a great value.

        Strong Unit Economics.    Our focus on driving efficiencies and improving our operating model has led to increasing margins and strong cash flow from our restaurants. This focus will continue, and we expect our financial results will benefit from operating leverage as sales grow. Our operating discipline has allowed us to deliver a new restaurant cash-on-cash pre-tax payback period of approximately three to four years for KFC and Pizza Hut Casual Dining.

        Extensive experience in developing new restaurants.    Our development capability consists of hundreds of experienced development specialists focused on all major regions of China. We continuously update a proprietary database reflecting our own knowledge of thousands of trade zones over nearly three decades. We have extensive knowledge of infrastructure development and trade zone evolution. This allows for more in-depth site selection analysis and more accurate sales projections for new units. Our real estate development capabilities have allowed us to historically maintain a high rate of new restaurant openings with attractive returns on investment.

        Knowledge and understanding of Chinese consumers and versatile approach to marketing.    With approximately 7,200 restaurants, $6.9 billion of revenue, net income of $323 million and $998 billion of adjusted EBITDA in 2015, the Company's scale enables significant marketing investment to broadly advertise and promote our brands, and the resources to understand and leverage consumer insights and changing consumer behavior.

        Supply chain management with a focus on food safety and quality.    Given our size and scale, the Company can effectively leverage suppliers to meet our high standards for food safety and quality, while negotiating prices that reflect our purchasing power in the category. With distribution centers strategically placed throughout China, we have the ability to readily enter new cities and efficiently supply these new restaurants with high-quality food.

        Internal people development culture and training systems.    We have an extensive system to support the growing people capability that is needed to enable rapid expansion. For example, our internally developed management training system called Whampoa Academy enables us to train and develop our high-potential team members into restaurant general managers ("RGMs"). This program was recently recognized by The Association for Talent Development with a 2015 "Excellence in Practice Award." Our focus on people development results in increased loyalty: our above-store managers have average tenures of over 12 years.

        World class operations led by certified restaurant managers.     Every restaurant has an RGM and at least one Assistant Manager. With thousands of restaurants from which to draw talent, the Company can utilize existing restaurant operating expertise to staff new restaurants, as Assistant Managers are promoted to RGMs of new units. This continuity enables new restaurants to meet our high operational standards upon opening.

        Digital and technology capability, especially in mobile and social media.    The Company is in a strong position to invest in emerging technologies, such as digital ordering, cashless payments and loyalty programs. The Company is often sought as a key strategic partner by China's leading-edge technology companies in digital and social media. We are on the forefront of these offerings because they are critical to maintain our competitive advantages in the market place.

        Experienced senior management team.    Many of our functional leaders have experience with our Company since our early days in China. Because of our strong track record of growth historically, we have been able to attract and retain highly talented management team members across our various functions.

Our Strategies

        The Company's primary strategy is to grow sales and profits across its portfolio of brands through increased brand relevance, new store development and enhanced unit economics. Other areas of investment include store remodels; product innovation and quality; improved operating platforms leading to improved service; store-level human resources, including recruiting and training; creative marketing programs; and product testing.

  New-Unit Growth

        Rapidly growing consumer class.    Given the rapidly expanding middle class, we believe that there is significant opportunity to expand within China, and we intend to focus our efforts on increasing our geographic footprint in both existing and new markets. We expanded our restaurant count from 3,906 units in 2010 to approximately 7,200 as of the end of 2015, representing a compounded annual growth rate ("CAGR") of 13%.

 Substantial New-Unit Growth Potential...

        Franchise opportunity.    Currently, only 9% of our restaurants are operated by franchisees. Going forward, we anticipate high franchisee demand for our brands, supported by strong unit economics, operational consistency and simplicity, and multiple store types to drive restaurant growth. While the franchise market in China is still in its early stages compared to developed markets, the Company plans to continue to increase its franchise-owned store percentage over time.

        Development pipeline.    We consider our development pipeline to be robust, and believe we have an opportunity to grow our restaurant count three times over the next two to three decades. For additional information on the risks associated with this growth strategy, see the section entitled "Risk Factors," including the risk factor entitled "We may not attain our target development goals, aggressive development could cannibalize existing sales and new restaurants may not be profitable." We also believe the opportunity to add Taco Bell restaurants as well as other concepts could further increase our total unit count.

  Same-Store Sales Growth

        Flavor innovation.    We are keenly aware of the strength of our core menu items but we also seek to continue to introduce innovative items to meet evolving consumer preferences and local tastes, while simultaneously maintaining brand relevance and broadening brand appeal. For example, KFC offers soy bean milk, fried dough sticks, and congee for breakfast. Outside of breakfast, KFC has introduced rice dishes, Peking style chicken twisters, roasted chicken products, egg tarts and fresh lemon/calamansi tea.

        Daypart opportunities.    We believe there are significant daypart opportunities across our brands. For example, at KFC we recently introduced premium coffee to expand our breakfast and afternoon dayparts. Pizza Hut Casual Dining has focused on breakfast and afternoon tea to further grow same-store sales.

        Customer frequency through mobile connectivity.    KFC is rolling out its K-Gold loyalty program in 2016 with the eventual goal of a fully digitized customer experience. The brand will also improve the customer experience through ease of ordering and speed of service, supported by innovative technology. Pizza Hut Casual Dining is a leader in providing a digital experience with free in-store Wi-Fi, queue ticketing and pre-ordering, partnering with Alipay and WeChat to receive cashless payments, and introducing a loyalty program.

        Best in-store experience.    The Company continuously looks for ways to improve the customer experience. For example, starting in 2015, KFC revamped its remodel strategy to accelerate restaurant upgrades. Pizza Hut Casual Dining is also well regarded for offering consumers a contemporary casual dining setting. Our brands also look to improve efficiency to drives sales growth. For example, we are simplifying menu boards and fine-tuning our digital menu boards and in-store self-service order devices. We are also exploring expansion of our delivery business through online-to-offline, or O2O, aggregators.

        Value innovation.    KFC will continue to focus on value with product offerings such as the bucket and increased combo options throughout the day. Pizza Hut Casual Dining will leverage past innovations like business lunch set and breakfast.

        O2O and home delivery.    China is a world leader in the emerging online-to-offline or O2O market. This is where digital online ordering technologies interact with traditional brick and mortar retail to enhance the shopping experience. In the restaurant sector, KFC and Pizza Hut Home Service are already leading brands in home delivery. We see considerable further growth potential in the rapidly growing in-home consumption market by aligning our proven restaurant operation capabilities with emerging specialized O2O firms (known as aggregators) that offer consumers the ability to order any restaurant food at home. This could be an exciting new business opportunity with potential to create substantial stockholder value.

  Enhanced Profitability

        We focus on improving our unit-level economics and overall profits while also making the necessary investments to support our future growth. Since we increased our focus on restaurant margin improvement in late 2013, restaurant margins at KFC improved two percentage points from 2013 to 2015. We will pursue additional opportunities to improve profits over the long-term by continuing our focus on fiscal discipline and leveraging fixed costs, while maintaining the quality customer experience for which our brands are known.

Franchise and New Business Development

        The franchise programs of the Company are designed to promote consistency and quality, and the Company is selective in granting franchises. Under standard franchise agreements, franchisees supply capital—initially by paying a franchise fee to the Company; by purchasing or leasing the land use right, building, equipment, signs, seating, inventories and supplies; and, over the longer term, by reinvesting in the business through expansion or acquisitions. Franchisees contribute to the Company's revenues on an ongoing basis through the payment of royalties based on a percentage of sales.

        The Company believes that it is important to maintain strong and open relationships with our franchisees and their representatives. To this end, the Company invests a significant amount of time working with the franchisee community and their representative organizations on key aspects of the business, including products, equipment, operational improvements and standards and management techniques.

Restaurant Operations

        Restaurant management structure varies among our brands and by unit size. Generally, each restaurant operated by the Company is led by an RGM, together with one or more Assistant Managers. RGMs are skilled and highly trained, with most having a college-level education. Each brand issues detailed manuals, which may then be customized to meet local regulations and customs. These manuals set forth standards and requirements for all aspects of restaurant operations, including food safety and quality, food handling and product preparation procedures, equipment maintenance, facility standards and accounting control procedures. The restaurant management teams are responsible for the day-to-day operation of each unit and for ensuring compliance with operating standards. The performance of RGM's is regularly monitored and coached by Area Managers. In addition, senior operations leaders regularly visit restaurants to promote adherence to system standards and mentor restaurant teams.

Supply and Distribution

        The Company's restaurants, including those operated by franchisees, are substantial purchasers of a number of food and paper products, equipment and other restaurant supplies. The principal items purchased include chicken, cheese, beef and pork products and paper and packaging materials. The Company has not experienced any significant, continuous shortages of supplies, and alternative sources for most of these products are generally available. Prices paid for these supplies fluctuate. When prices increase, the brands may attempt to pass on such increases to their customers, although there is no assurance that this can be done practically.

        The Company partners with approximately 600 independent suppliers, mostly China-based, providing a wide range of products. The Company, along with multiple independently owned and operated distributors, utilizes 18 distribution centers to distribute restaurant products to owned and franchised stores. The Company also owns a seasoning facility in Inner Mongolia, which supplies products to the Little Sheep business, as well as to third-party customers.

        Food safety is the top priority at the Company. Food safety systems include rigorous standards and training of employees in our restaurants and distribution system, as well as requirements for suppliers. These standards and training topics include, but are not limited to, employee health, product handling, ingredient and product temperature management and prevention of cross contamination. Food safety training is focused on illness prevention, food safety and regulation adherence in day-to-day operations. Our standards also promote compliance with applicable laws and regulations when building new or renovating existing restaurants. For further information on food safety issues, see "Risk Factors—Risks Related to Our Business and Industry—Food safety and food-borne illness concerns may have an adverse effect on our business".

Trademarks, and Other Intellectual Property

        The Company's use of certain material trademarks and service marks is governed by a master license agreement between Yum! Restaurants Asia Pte. Ltd., a wholly-owned indirect subsidiary of YUM, and Yum Restaurants Consulting (Shanghai) Company Limited ("YCCL"), a wholly-owned indirect subsidiary of the Company. The master license agreement is further described under the section "Certain Relationships and Related Person Transactions—The Master License Agreement." The Company is the exclusive licensee of the KFC, Pizza Hut Casual Dining and Pizza Hut Home Service brands and their related marks and other intellectual property rights for restaurant services in China. The term of the license is 50 years with automatic renewals for additional consecutive renewal terms of 50 years each, subject only to YCCL being in "good standing" and unless YCCL gives notice of its intent not to renew. In addition, subject to certain agreed-upon milestones, the Company has an exclusive license under the master license agreement to develop Taco Bell restaurants and use the related marks.

        The Company's use of certain other material intellectual property (including intellectual property in product recipes, restaurant operation and restaurant design) is likewise governed by the master license agreement with YUM.

        The Company owns registered trademarks and service marks relating to the East Dawning and Little Sheep brands. Collectively, these licensed and owned marks have significant value and are important to the Company's business. The Company's policy is to pursue registration of our important intellectual property rights whenever feasible and to oppose vigorously any infringement of our rights.

Working Capital

        Information about the Company's working capital is included in Management's Discussion and Analysis.

Seasonal Operations

        Due to higher sales during holidays and summer months, the Company has experienced significant seasonality in operating results. Also, due to Yum's fiscal calendar having 12 weeks each in its first, second and third fiscal quarters and 16 weeks in its fourth fiscal quarter, the Company has historically operated on a modified quarterly basis whereby January and February comprised the first quarter; March, April and May comprised the second quarter; June, July and August comprised the third quarter and September, October, November and December comprised the fourth quarter. On average over the last 10 years the third quarter represented 36% of total annual operating profit, followed by the first quarter with 24%, the fourth quarter with 22% and the second quarter with 18%.

Competition

        Data from the National Bureau of Statistics of China indicates that sales in the consumer food service market in China, which includes the retail food industry, totaled approximately $500 million in 2015. Industry conditions vary by region, with local Chinese restaurants and Western chains present, but the Company possesses the largest market share (as measured by both units and system sales). On average, competition is less than in the United States, and branded quick service restaurant units per population are well below that of the United States. However, competition is increasing and the Company still competes with respect to food quality, price, service, convenience, restaurant location and concept. The restaurant business is often affected by changes in consumer tastes; national, regional or local economic conditions; demographic trends; traffic patterns; the type, number and location of competing restaurants; and disposable purchasing power. The Company competes not only for consumers but also for management and hourly personnel and suitable real estate sites.

        Among KFC's primary competitors in China are restaurant chains such as McDonald's and Dicos. Pizza Hut's Western pizza-brand competitors include Domino's and Papa John's.

Research and Development

        The Company operates a test kitchen in Shanghai to promote product innovation. From time to time, the Company also works with independent suppliers to conduct research and development activities for the benefit of the Company.

Government Regulation

        The Company is subject to various laws affecting its business, including laws and regulations concerning information security, labor, health, sanitation and safety. Each of the brands' restaurants must comply with licensing and regulation by a number of governmental authorities, which include restaurant operation, health, sanitation, food safety and fire agencies in the province and/or municipality in which the restaurant is located. To date, the Company has not been materially adversely affected by such licensing and regulation or by any difficulty, delay or failure to obtain required licenses or approvals. The Company is also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment, as well as anti-bribery and corruption laws.

        See "Risk Factors" for a discussion of risks relating to federal, state, provincial, local and international regulation of our business.

Regulations relating to Dividend Distribution

        The Chinese laws, rules and regulations applicable to our China subsidiaries permit payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable accounting standards and regulations. In addition, under China law an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our China subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends. At the discretion of our Board of Directors, as enterprises incorporated in China, our China subsidiaries may allocate a portion of their after-tax profits based on China accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations relating to Taxation

        Enterprise Income Tax.    Under the EIT Law and its implementation rules, a China resident enterprise shall be subject to China enterprise income tax in respect of its net taxable income derived from sources inside and outside China. The term "resident enterprise" refers to any enterprise established in China and any enterprise established outside China with a "de facto management body" within China.

        Our China subsidiaries will be regarded as China resident enterprises by virtue of their incorporation in China, and will generally be subject to China enterprise income tax on their worldwide income at the current uniform rate of 25%, unless reduced under certain specific qualifying criteria. Our China subsidiaries may deduct reasonable expenses that are actually incurred and are related to the generation of its income, including interest and other borrowing expenses, amortization of land use rights and depreciation of buildings and certain fixed assets, subject to any restrictions that may be imposed under the EIT Law, its implementation regulations and any applicable tax notices and circulars issued by the Chinese government or tax authorities.

        The Company and each Company subsidiary that is organized outside of China intend to conduct their management functions in a manner that does not cause them to be China resident enterprises, including by carrying on their day-to-day management activities and maintaining their key assets and records, such as resolutions of their board of directors and resolutions of stockholders, outside of China. As such, we do not believe that the Company or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law, and should not be subject to China enterprise income tax on that basis. See "Risk Factors—Risks Related To Doing Business in China—Under the EIT Law, if we are classified as a China resident enterprise for Chinese enterprise income tax purposes such classification would likely result in unfavorable tax consequences to us and our non-Chinese stockholders."

        Value-Added Tax / Business Tax and Local Surcharges.    Effective May 1, 2016, a 6% value-added tax ("VAT") on output replaced the 5% business tax that has historically been applied to certain restaurant sales under the China Provisional Regulations on Business Tax. Pursuant to Caishui 2016 (36) jointly issued by the Ministry of Finance and the State Administration for Taxation, from May 1, 2016 onwards, any entity engaged in the provision of certain catering services in China is generally required to pay VAT, at the rate of 6% on revenues generated from the provision of such services, less any creditable VAT already paid or borne by such entity upon purchase of materials and services.

        Local surcharges generally ranging from 7% to 13%, varying with the location of the relevant China subsidiary, are imposed on the amount of VAT payable.

        Repatriation of Dividends from our China Subsidiaries.    Dividends (if any) paid by our China subsidiaries to their direct offshore parent company are subject to China withholding income tax at the rate of 10%, provided that such dividends are not effectively connected with any establishment or place of the offshore parent company in China. The 10% withholding income tax rate may be reduced or exempted pursuant to the provisions of any applicable double tax treaties or tax arrangements entered into by China.

        Gains on Direct Disposal of Equity Interests in our China Subsidiaries.    Under the EIT Law and its implementation rules, gains derived by non-resident enterprises from the sale of equity interests in a China resident enterprise are subject to China withholding income tax at the rate of 10%. The gains are computed based on the difference between the sales proceeds and the original investment basis. Stamp duty is also payable upon a direct transfer of equity interest in a China resident enterprise. The stamp duty is calculated at 0.05% on the transfer value, payable by each of the transferor and transferee. We may be subject to these taxes in the event of any future sale by us of a China resident enterprise.

        Gains on Indirect Disposal of Equity Interests in our China Subsidiaries.    In February, 2015, the SAT issued the SAT's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises ("Bulletin 7"). Pursuant to Bulletin 7, an "indirect transfer" of Chinese taxable assets, including equity interests in a China resident enterprise ("Chinese interests"), by a non-resident enterprise, may be recharacterized and treated as a direct transfer of Chinese taxable assets, if such arrangement does not have reasonable commercial purpose and the transferor has avoided payment of Chinese enterprise income tax. Where a non-resident enterprise conducts an "indirect transfer" of Chinese interests by disposing of equity interests in an offshore holding company, the transferor, transferee, and/or the China resident enterprise being indirectly transferred may report such indirect transfer to the relevant Chinese tax authority, which in turn reports to the SAT. Using general anti-tax avoidance provisions, the SAT may treat such indirect transfer as a direct transfer of Chinese interests if the transfer has avoided Chinese tax by way of an arrangement without reasonable commercial purpose. As a result, gains derived from such indirect transfer may be subject to Chinese enterprise income tax, and the transferee or other person who is obligated to pay for the transfer would be obligated to withhold the applicable taxes, currently at a rate of up to 10% of the capital gain in the case of an indirect transfer of equity interests in a China resident enterprise. Both the transferor and the party obligated to withhold the applicable taxes may be subject to penalties under Chinese tax laws if the transferor fails to pay the taxes and the party obligated to withhold the applicable taxes fails to withhold the taxes.

        The above regulations do not apply if either (i) the selling non-resident enterprise recognizes the relevant gain by purchasing and selling equity of the same listed enterprise in the open market (the "listed enterprise exception"); or (ii) the selling non-resident enterprise would have been exempted from enterprise income tax in China if it had directly held and transferred such Chinese interests that were indirectly transferred. Under current law, the China indirect transfer rules do not apply to gains recognized by individual stockholders, regardless of whether or not they acquire or transfer our stock in open market transactions. However, in practice there have been a few reported cases of individuals being taxed on the indirect transfer of Chinese interests and the law could be changed so as to apply to individual stockholders, possibly with retroactive effect.

        It is unclear whether Company stockholders that acquire Company stock through the distribution will be treated as acquiring Company stock in an open market purchase. If such Company stock is not treated as acquired in an open market purchase, the listed transaction exception will not be available for transfers of such stock. Following the distribution, we expect that transfers in open market transactions of our stock by corporate or other non-individual stockholders that have purchased our stock in open market transactions will not be taxable under the China indirect transfer rules due to the listed enterprise exception. Transfers, whether in the open market or otherwise, of our stock by corporate and other non-individual stockholders that acquired our stock in the distribution or in non-open market transactions may be taxable under the China indirect transfer rules and our China subsidiaries may have filing obligations in respect of such transfers. Transfers of our stock in non-open market transactions by corporate and other non-individual stockholders may be taxable under the China indirect transfer rules, whether or not such stock was acquired in open market transactions, and our China subsidiaries may have filing obligations in respect of such transfers. Corporate and other non-individual stockholders may be exempt from taxation under the China indirect transfer rules with respect to transfers of our stock if they are tax resident in a country or region that has a tax treaty or arrangement with China that provides for a capital gains tax exemption and they qualify for that exemption. For example, under the U.S.-China double tax treaty, a stockholder that is a U.S. tax resident and that disposes of stock representing less than 25% of our outstanding stock should be exempt from Chinese capital gains tax.

Employees

        As of year-end 2015, the Company employed approximately 400,000 persons, approximately 90% of whom were restaurant team members who were employed on a full- or part-time basis with their pay calculated based on their service hours. The Company believes that it provides working conditions and compensation that compare favorably with those of our principal competitors. The majority of employees are paid on an hourly basis. The Company considers our employee relations to be good.

Unconsolidated Affiliates

        As of year-end 2015, 11% of the Company's units were owned by unconsolidated affiliates that operated as our franchisees. All 796 of these were KFC restaurants, or 16% of total KFC restaurants. These unconsolidated affiliates are Chinese joint venture entities partially owned by the Company which helped KFC establish its initial presence in certain regions of China.

Properties

        As of year-end 2015, the Company leased land, building or both for 5,768 units in China, which unit count includes land use rights for approximately 40 properties. The Company owned units are further detailed as follows:

  •
  KFC leased land, building or both (including land use rights) in approximately 3,821 units.

  •
  Pizza Hut Casual Dining leased land, building or both (including land use rights) in approximately 1,556 units.

  •
  All other segments leased land, building or both (including land use rights) in approximately 391 units.

        Company-owned restaurants in China are generally leased for initial terms of 10 to 20 years and generally do not have renewal options.

        The Company leases its corporate headquarters and test kitchen facilities in Shanghai, China and owns land use rights for six non-store properties of Little Sheep. The Company subleases approximately 160 properties to franchisees. Additional information about the Company's properties is included in Note 10 of the Combined Financial Statements.

        The Company believes that its properties are generally in good operating condition and are suitable for the purposes for which they are being used.

Legal Proceedings

        The Company is subject to various lawsuits covering a variety of allegations from time to time. The Company believes that the ultimate liability, if any, in excess of amounts already provided for these matters in the Combined Financial Statements, is not likely to have a material adverse effect on the Company's annual results of operations, financial condition or cash flows. Matters faced by the Company from time to time include, but are not limited to, claims from landlords, employees, customers and others related to operational, contractual or employment issues. Refer to Note 16 of the Combined Financial Statements included in this Information Statement.

MANAGEMENT OF THE COMPANY

Executive Officers Following the Distribution

        The following table and biographies present information concerning the individuals who are expected to serve as the Company's executive officers shortly before the separation. After the separation, none of these individuals will continue to be employees of YUM.

Name	Age	Title
Muktesh "Micky" Pant	62	Chief Executive Officer
Edwin "Ted" Stedem	43	Chief Financial Officer
Joey Wat	45	Chief Executive Officer, KFC
Peter Kao	59	Chief Executive Officer, Pizza Hut
Mark Chu	58	Senior Advisor to the Chief Executive Officer
Shella Ng	51	Chief Legal Officer
Danny Tan	47	Chief Support Officer
Christabel Lo	53	Chief People Officer
Sunny Sun	44	Chief Growth Officer
Johnson Huang	54	Chief Information and Marketing Support Officer
Ted Lee	49	Vice President and Brand General Manager, Little Sheep
Jeff Kuai	36	Brand General Manager, Pizza Hut Home Service
Angela Ai	63	Chief Development Officer
Alice Wang	46	Vice President, Public Affairs
Paul Hill	56	Vice President and Controller

        Micky Pant is, and after the separation is expected to continue to be, the Chief Executive Officer of the Company, and is expected to serve as a member of our board of directors. He has served as CEO of the YUM China Division ("Yum! Restaurants China") since August 2015. Over the past decade, Mr. Pant has held a number of leadership positions at YUM, including CEO of the KFC Division, CEO of Yum! Restaurants International ("YRI"), President of Global Branding for YUM, President of YRI, Chief Marketing Officer of YUM, Global Chief Concept Officer for YUM and President of Taco Bell International. Before joining YUM, Mr. Pant built a foundation in marketing and international business with 15 years at Unilever in India and the U.K. and worked at PepsiCo, Inc. and Reebok International Limited. Since December 2014, Mr. Pant has served as an independent director on the board of Pinnacle Foods, Inc., where he also serves on the audit committee. Mr. Pant will bring to our board his vast knowledge of KFC and Pizza Hut best practices from around the globe and strategic, brand building expertise. In addition, Mr. Pant will bring to our board his corporate leadership knowledge and public company board experience.

        Ted Stedem is expected to serve as the Chief Financial Officer for the Company. He has served as Chief Financial Officer of Yum! Restaurants China since August 2016. Prior to that position, Mr. Stedem served in a number of leadership roles for YUM over the past seven years, including General Manager and Managing Director of KFC Asia, Chief Financial Officer and Chief Development Officer of KFC South Pacific (SOPAC), and Vice President of Finance of Yum! Restaurants International. Prior to joining YUM, he worked in finance, business development and marketing roles with Merrill Lynch, Bain Consulting, and Office Depot.

        Joey Wat is expected to serve as the Chief Executive Officer, KFC for the Company, a position she has held for Yum! Restaurants China since September 2014. Before joining YUM, Ms. Wat served in both management and strategy positions at AS Watson of Hutchinson Group ("Watson") in the U.K. from 2004 to 2014. Her last position at Watson was Managing Director of Watson U.K. which operates Superdrug and Savers, two retail chains specializing in the sale of pharmacy and health and beauty products from 2012 to 2014. She made the transition from Head of Strategy of Watson in Europe to

Managing Director of Savers in 2007. Before joining Watson, Ms. Wat spent seven years in management consulting including with McKinsey & Company's Hong Kong office from 2000 to 2003.

        Peter Kao is expected to serve as the Chief Executive Officer, Pizza Hut for the Company. Mr. Kao has served in the position of Senior Vice President & Brand General Manager of Pizza Hut for Yum! Restaurants China since 2013 and began leading both Pizza Hut Casual Dining and Pizza Hut Home Service as Brand General Manager from 2008. Mr. Kao has had several leadership positions at YUM, responsible for both Pizza Hut Casual Dining and Pizza Hut Home Service, since 2008. Before that, Mr. Kao served as Market Manager for the Eastern China Pizza Hut market since 1999. Prior to joining YUM in 1999, he held senior management roles in Club Development International, Sherwood Resort Guam, and Sherwood Hotel Taiwan.

        Mark Chu is expected to serve as the Senior Advisor to the Chief Executive Officer of the Company. Mr. Chu is a long term veteran of YUM and has held a number of leadership positions with Yum! Restaurants China, including President & Chief Development and Support Officer, President & Chief Operating Officer, Chief Development Officer, and Brand General Manager of KFC China. Mr. Chu joined YUM over two decades ago as Deputy General Manager of the Nanjing KFC market. Prior to joining YUM, Mr. Chu was the Area Supervisor of an international restaurant company in Taiwan.

        Shella Ng is expected to serve as the Chief Legal Officer for the Company. Ms. Ng joined YUM in 1995 and was appointed to Chief Legal Officer of Yum! Restaurants China in 2005. Prior to joining YUM, she worked for Freshfields Bruckhaus Deringer and Clifford Chance.

        Danny Tan is expected to serve as the Chief Support Officer for the Company. He has served in this role for Yum! Restaurants China since 2014 and his responsibilities include overseeing food innovation, quality assurance, food safety, supply chain management, logistics and sourcing planning. Mr. Tan joined YUM in 1997 in the finance department of Yum! Restaurants China and began leading the logistics department in 2002. He subsequently led supply chain management as Senior Director before taking on his current role. Prior to joining YUM, he was a Senior Analyst with Walt Disney, Hong Kong and a Senior Auditor with Deloitte & Touche, Singapore.

        Christabel Lo is expected to serve as the Chief People Officer of the Company. Ms. Lo joined YUM in 1997 as the Training and Development Director of Yum! Restaurants China and was appointed to lead all of Human Resources in China in 2000. Prior to joining YUM, Ms. Lo held a number of management positions in a variety of industries, including Managing Director of Dale Carnegie, Hong Kong, Head of International Personal Banking for Citibank, Hong Kong and Manager of Cheoy Lee Shipyards, Hong Kong.

        Sunny Sun is expected to serve as the Chief Growth Officer of the Company. She has served in this position for Yum! Restaurants China since August 2016. Ms. Sun joined YUM in May 2015 and served as Vice President, Finance, Chief Strategist and Chief Financial Officer for Yum! Restaurants China. Prior to joining YUM, Ms. Sun was the Senior Managing Director of CVC Capital Partners from 2010 to 2014, and, before that, she was the Head of M&A Greater China for DaimlerChrysler from 2001 to 2010 and Senior Manager of Corporate Development with Danone Asia Pacific from 1998 to 2001.

        Johnson Huang is expected to serve as the Chief Information and Marketing Support Officer for the Company. Mr. Huang joined YUM in 2006 to lead the information technology department in China, and was appointed Chief Information Officer in 2013. He has been the key architect of YUM's digital strategy and information technology roadmap in China. Prior to joining YUM, Mr. Huang held various information technology and business leadership positions with Cap Gemini Ernst & Young Group in Taiwan and the greater China region and Evergreen Group in Taiwan and the U.K.

        Ted Lee is expected to serve as Vice President and Brand General Manager of Little Sheep. Mr. Lee served as a director and Vice President & General Manager of Crocs China (Trade) Limited from 2008 to 2014.

        Jeff Kuai is expected to serve as the Brand General Manager, Pizza Hut Home Service for the Company. Mr. Kuai was appointed Director of Delivery Support Center of Yum! Restaurants China in 2012 where he was instrumental in building online ordering and e-commerce capabilities. Before that position, Mr. Kuai spent 9 years in the information technology of Yum! Restaurants China division enhancing information technology infrastructure and productivity.

        Angela Ai is expected to serve as the Chief Development Officer for the Company. Before her appointment to Chief Development Officer of Yum! Restaurants China in 2015, Ms. Ai was the Vice President, Development from 2008 to 2015, and served in management positions for KFC in Nanjing, Wuxi, Nanjing and Hangzhou from 1992 to 2008. Prior to joining YUM, she was the General Manager for China Merchant Group's department store and the Section Chief for Bureau of Youth League.

        Alice Wang is expected to serve as the Vice President of Public Affairs for the Company. She has held this position for Yum! Restaurants China since she joined YUM in March 2015. Prior to joining YUM, Ms. Wang spent 22 years with Heinz China where she last served as Vice President of Corporate Affairs, Greater China.

        Paul Hill is expected to serve as the Vice President and Controller for the Company. He served as the Interim Chief Financial Officer of Yum! Restaurants China in 2015. Before serving as Interim Chief Financial Officer, Mr. Hill was the Vice President, Division Controller of Yum! Restaurants China from 2012 to 2015, and, before that, he spent 7 years as the Vice President, Division Controller for YRI. From 1995 to 2008 he has held a variety of director and controller positions with YRI and PepsiCo. Prior to joining YUM, Mr. Hill spent 12 years as a Senior Manager in Audit and Consulting at KPMG.

Board of Directors Following the Distribution

        The following table and biographies present information concerning the individuals who are expected to serve on the Company's board of directors immediately following the completion of the separation. Dr. Hu's appointment to the Company's board is expected to be effective as of one business day following the completion of the separation. It is expected that, prior to the separation, at least one additional individual will be nominated to serve on the Company's board. The table includes Mr. Pant whose biographical information is included above in the section entitled "—Executive Officers Following the Distribution." The nominees have been selected by the Company's sole stockholder, YUM, to serve on the Company's board of directors effective as of the distribution. Mr. [            ], however, is expected to be appointed to the board of directors effective immediately prior to the commencement of "when-issued" trading of Company common stock on the NYSE. Upon the

effectiveness of his appointment to the board of directors, Mr. [            ] will be also appointed to the audit committee and will serve as its sole member until the distribution date.

Name	Age	Title
Peter A. Bassi	67	Director
Christian L. Campbell	65	Director
Ed Yiu-Cheong Chan	53	Director
Edouard Ettedgui	64	Director
Louis T. Hsieh	52	Director
Fred Hu	53	Director
Jonathan S. Linen	72	Director
Muktesh "Micky" Pant	61	Director and Chief Executive Officer
Zili Shao	57	Director

        Peter A. Bassi served as Chairman of Yum! Restaurants International from 2003 to 2005 and its President from 1997 to 2003. Prior to that position, Mr. Bassi spent 25 years in a wide range of financial and general management positions at PepsiCo, Inc., Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay and Taco Bell. Mr. Bassi currently serves as lead director and Chair of the nominating and governance committee for each of BJ's Restaurant and Potbelly Sandwich Works. He has been a member of each board of directors since 2004 and 2009, respectively. In addition, Mr. Bassi serves on the Value Optimization Board for the private equity firm Mekong Capital, based in Vietnam. Mr. Bassi served on the board of The Pep Boys—Manny, Moe & Jack from 2002 to 2009, and served on the board of Amrest Holdings (Poland) from 2012 to 2015.

        Christian L. Campbell is currently owner of Christian L. Campbell Consulting LLC, specializing in global corporate governance and compliance. Mr. Campbell previously served as Senior Vice President, General Counsel and Secretary of YUM from its formation in 1997 until his retirement in February 2016. In 2001, Mr. Campbell's role was expanded to include Chief Franchise Policy Officer. In these positions, Mr. Campbell oversaw all legal matters at YUM and was responsible for the oversight of YUM purchasing as a director of YUM's purchasing cooperative with its franchisees. Prior to joining YUM, Mr. Campbell was a Senior Vice President and General Counsel at Owens Corning, a leading global producer of fiberglass insulation and composite building materials. Prior to Owens Corning, he was Vice President and General Counsel for Nalco Chemical Company. In addition, Mr. Campbell was a founding director of Restaurant Supply Chain Solutions, Inc. ("RSCS"), a purchasing cooperative for YUM's U.S. franchising partners, and he served on RSCS's board of directors from its formation in 2001 until 2015. Mr. Campbell will bring to our board expertise in corporate governance and corporate compliance of publicly traded companies. In addition, Mr. Campbell will bring to our board extensive knowledge of the quick service restaurant industry, global franchising and corporate leadership.

        Ed Yiu-Cheong Chan is currently a Vice Chairman of Charoen Pokphand Group Company Limited and has been an Executive Director and Vice Chairman of CP Lotus Corporation since April 2012. Mr. Chan was Regional Director of North Asia of the Dairy Farm Group and a director of Dairy Farm Management Services Limited from November 2001 to November 2006. Mr. Chan was the President and Chief Executive Officer of Walmart China from November 2006 to October 2011. Mr. Chan is also a non-executive director of Treasury Wine Estates Limited, a company listed on the Australian Securities Exchange and an independent non-executive director of Link Real Estate Investment Trust, which is listed on the Stock Exchange of Hong Kong Limited. Mr. Chan will bring to our board knowledge of the food and beverage industry in Asia and extensive public company board and corporate governance experience.

        Edouard Ettedgui currently serves as the non-executive Chairman of Alliance Française, Hong Kong. He also currently serves as a non-executive director of Mandarin Oriental International Limited, the company for which he was the Group Chief Executive from 1998 to 2016. Prior to his time at

Mandarin Oriental International, Mr. Ettedgui was the Chief Financial Officer for Dairy Farm International Holdings, and he served in various roles for British American Tobacco, including Business Development Director, Group Finance Controller and Group Head of Finance. Mr. Ettedgui has also held senior finance positions in seven countries at Philips International. Mr. Ettedgui will bring to our board senior management experience in various international consumer-product industries, extensive financial expertise and public company board experience.

        Louis T. Hsieh currently serves as a senior adviser to the Chief Executive Officer and as a director of New Oriental Education & Technology Group. Prior to his current role, Mr. Hsieh served as that company's Chief Financial Officer from 2005 to 2015 and president from 2008 to 2016. In addition, Mr. Hsieh serves as an independent director, member of the corporate governance committee and chairman of the audit committee for JD.com, Inc, and independent director and Chairman of the audit committee for Nord Anglia Education, Inc. Previously, Mr. Hsieh also served as an independent director, member of the corporate governance committee and chairman of the audit committee for Perfect World Co., Ltd. and China Digital TV Holding Co., Ltd.

        Fred Hu is chairman and founder of Primavera Capital Group, a China-based global investment firm ("Primavera"). Dr. Hu has served as chairman of Primavera since its inception in 2010. Prior to Primavera, Dr. Hu served in various roles at Goldman Sachs from 1997 to 2010, including serving as chairman of Greater China at Goldman Sachs Group, Inc. From 1991 to 1996, Dr. Hu served as an economist at the International Monetary Fund (IMF) in Washington D.C., where he engaged in macroeconomic research, policy consultations and technical assistance for member country governments including China. Dr. Hu also served as director of the National Center for Economic Research and professor at Tsinghua University. He is the author of several books and other publications in the areas of economics and finance and on China and Asian economies. Dr. Hu has advised the Chinese government on financial and pension reform, state-owned enterprise (SOE) restructuring, and macroeconomic policies. Dr. Hu is a trustee of China Medical Board and the co-chair of the Nature Conservatory's Asia Pacific Council.

        Jonathan S. Linen is a member of the board of directors of Yum! Brands, a position he has held since 2005, and of Modern Bank, N.A. Mr. Linen served as advisor to the Chairman of American Express Company from January 2006 to August 2016. Prior to his role as advisor to the Chairman, Mr. Linen served as the Vice Chairman of American Express Company since August 1993. Mr. Linen served on the board of directors of The Intercontinental Hotels Group from 2005 to 2015. In addition, Mr. Linen is a former director of Bausch & Lomb. Mr. Linen will bring to our board operating and management experience, expertise in finance, marketing and international business development and public company board and committee experience.

        Zili Shao has served as Co-Chairman of King & Wood Mallesons—China since April 2015. From 2009 to 2015, Mr. Shao held various positions with JPMorgan Chase & Co., including Chairman and Chief Executive Officer of JPMorgan China, Vice Chairman of JPMorgan Asia Pacific and Chairman of JPMorgan Chase Bank (China) Company Limited. Prior to JPMorgan, he was a partner with Linklaters LLP, a global premium law firm. He held positions as Greater China managing partner and managing partner of Asia Pacific. Mr. Shao will bring to our board extensive professional experience in Asia and public company board and corporate governance experience.

Director Independence

        A majority of our board of directors will be comprised of directors who are "independent" as defined by the rules of the New York Stock Exchange. We will seek to have all of our non-management directors qualify as "independent" under these standards, with the exception of Christian Campbell who served as YUM's Senior Vice President, General Counsel, Secretary and Chief Franchise Policy Officer until his retirement in February 2016. Muktesh "Micky" Pant, who is, and is expected to continue after the distribution to be, our Chief Executive Officer, is also expected to serve as a member of our board of directors. We expect that our board of directors following the distribution will be comprised of ten directors, of which eight will be considered independent.

Director Qualification Standards and Board of Directors Membership Criteria

        Upon consummation of the distribution, a majority of the members of the Company's board of directors will qualify as "independent" as defined by the rules of the New York Stock Exchange. The individuals who are expected to serve on the Company's board of directors following the distribution have diverse professional backgrounds and combine a broad spectrum of experience and expertise with a reputation for integrity. These individuals have experience in positions with a high degree of responsibility, are (or have been) leaders in the companies or institutions with which they are (or were) affiliated and have been selected based upon contributions they can make to the Company's board of directors.

        Following the distribution, the ultimate responsibility for selection of director candidates will reside in the Company's board of directors. The Company's Nominating and Governance Committee will have, as one of its responsibilities, the recommendation of director candidates to the full board of directors. The Nominating and Governance Committee will interview a director candidate before the candidate is recommended by the Nominating and Corporate Governance Committee for election to the full board of directors. As one of its responsibilities, the Nominating and Governance Committee will be required to periodically review and recommend to the full board of directors the composition, organization and responsibilities of the Company's board of directors and its committees.

Committees of the Board of Directors

        Effective upon completion of the separation, the Company's board of directors will establish several standing committees in connection with the discharge of its responsibilities. Such standing committees will include the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee will consist solely of independent directors under the applicable independence requirements of the New York Stock Exchange and be governed by a written charter. All such committee charters will be available on the Company's website at www.[                    ].com.

        Audit Committee.    The initial membership of the Audit Committee will be determined prior to the separation. The committee will have at least three members at all times, each of whom shall satisfy the applicable independence requirements of the New York Stock Exchange and Section 10A of the Exchange Act, and the rules promulgated thereunder. Each member of the Audit Committee will be financially literate, and at least one member will be an "audit committee financial expert" as defined by the rules of the SEC. The Audit Committee will, among other things, assist the board of directors in its oversight of:

  •
  the integrity of the financial statements of the Company;

  •
  the Company's compliance with legal and regulatory requirements;

  •
  the Company's system of internal controls and procedures, including disclosure controls and procedures;

  •
  the independent auditors' qualifications and independence; and

  •
  the performance of the Company's internal audit function and independent auditors.

        Compensation Committee.    The initial membership of the Compensation Committee will be determined prior to the separation. The Compensation Committee will consist of no fewer than three members. Each member of the Compensation Committee will satisfy the independence requirements of the New York Stock Exchange and meet the definition of "non-employee director" under Rule 16b-3 under the Exchange Act, and "outside director" for purposes of Section 162(m) of the Code. Among other things, the Compensation Committee will:

  •
  oversee the Company's executive compensation plans and programs and review and recommend changes to these plans and programs;

  •
  monitor the performance of the Chief Executive Officer in light of corporate goals set by the Committee;

  •
  review and approve the compensation of the Chief Executive Officer and other executive officers; and

  •
  review management succession planning.

        Nominating and Governance Committee.    The initial membership of the Nominating and Governance Committee will be determined prior to the separation. The Nominating and Governance Committee will consist of no fewer than three members. Each member of the Nominating and Governance Committee will satisfy the independence requirements of the New York Stock Exchange. Among other things, the Nominating and Governance Committee will:

  •
  identify and propose to the board of directors suitable candidates for board membership;

  •
  advise the board of directors on matters of corporate governance;

  •
  review and reassess from time to time the adequacy of the Company's corporate governance principles;

  •
  receive comments from all directors and report annually to the board of directors with an assessment of the board's performance; and

  •
  prepare and supervise the board of directors' annual review of director independence.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

        The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, except for liability

  •
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

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  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

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  for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL, or

  •
  for any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that require the Company to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Company or while serving at the Company's request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that, subject to certain conditions, the Company must advance reasonable expenses to its directors and officers. Our amended and restated certificate of incorporation will expressly authorize the Company to carry directors' and officers' insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

        The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit our company and our stockholders. However, these provisions will not limit or eliminate the Company's rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Compensation Committee Interlocks and Insider Participation

        During the Company's fiscal year ended December 31, 2015, the Company was not an independent company, and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation of the Company's executive officers who currently serve as YUM's executive officers were made by YUM, as described in the section of this Information Statement captioned "Compensation Discussion and Analysis."

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        As noted above, the Company is currently a division of YUM and not an independent company, and the Company's Compensation Committee has not yet been formed. This Compensation Discussion and Analysis ("CD&A") describes the historical compensation practices of YUM and outlines certain aspects of the Company's anticipated compensation structure for its named executive officers following the separation. In connection with the separation, the Company (or YUM on the Company's behalf) has identified the Company's named executive officers for 2015 and this CD&A describes the material terms of the compensation arrangements in place for such individuals. For purposes of the following CD&A and executive compensation disclosures, such individuals are collectively referred to as the Company's, or our, "named executive officers" or "NEOs."

        The historical decisions relating to the compensation of the Company's named executive officers, who are currently executives of YUM, have been made by YUM in 2015 and in prior years. Following the separation, the compensation of the Company's named executive officers will be determined by the Company's Compensation Committee consistent with the compensation and benefit plans, programs and policies adopted by the Company. Initially, we expect that the Company's compensation policies will be similar to those employed by YUM. The Company's Compensation Committee will review these policies and practices, and, it is expected, will make adjustments to support the Company's strategies as an independent company and to remain market competitive.

Named Executive Officers

        The Company's named executive officers for 2015 were as follows:

Name	Title
Muktesh "Micky" Pant	Chief Executive Officer
Edwin "Ted" Stedem	Chief Financial Officer
Joey Wat	Chief Executive Officer, KFC China
Mark Chu	Senior Advisor to the Chief Executive Officer
Shella Ng	Chief Legal Officer

        The following sections of this CD&A describe YUM's compensation philosophy, policies and practices as they applied to the Company's named executive officers during 2015.

Compensation Philosophy

        YUM's executive compensation program is designed to support its long-term growth model, while holding its executives accountable to achieve key annual results year after year. YUM's compensation philosophy for its named executive officers is reviewed annually by the Management Planning &

Development Committee of YUM's Board of Directors (the "YUM Committee") and has the following objectives:

Objective	Base Salary	Annual Performance-Based Cash Bonuses	Long-Term Equity Performance-Based Incentives
Retain and reward the best talent to achieve superior shareholder results—To be consistently better than its competitors, YUM needs to recruit and retain superior talent who are able to drive superior results. YUM has structured its compensation programs to be competitive and to motivate and reward high performers.	X	X	X

Reward performance—The majority of executive officer pay is performance based and therefore at risk. YUM designs pay programs that incorporate team and individual performance, customer satisfaction and shareholder return.		X	X

Emphasize long-term value creation—YUM's belief is simple: if it creates value for shareholders, then it shares a portion of that value with those responsible for the results. Stock Appreciation Rights/Options ("SARs/Options") reward value creation generated from sustained results and the favorable expectations of YUM's shareholders. Performance Share Unit ("PSU") awards reward for superior relative performance as compared to the S&P 500.			X
Drive ownership mentality—YUM requires executives to personally invest in YUM's success by owning a substantial amount of YUM stock.			X

Elements of Executive Compensation Program

        YUM's annual executive compensation program has three primary pay components: base salary, annual performance-based cash bonuses and long-term equity performance-based incentives. YUM also offers certain retirement and other benefits.

        Base Salary.    YUM provides base salary to compensate its executive officers for their primary roles and responsibilities and to provide a stable level of annual compensation. An executive officer's actual salary varies based on the role, level of responsibility, experience, individual performance, future potential and market value. Specific salary increases take into account these factors. The YUM Committee reviews the salary and performance of YUM's executive officers annually (including Mr. Pant). With respect to Ms. Wat, Mr. Chu and Ms. Ng, the YUM CEO and the CEO of YUM's China division reviewed the salary and performance of the executive officers annually. With respect to Mr. Stedem, the YUM CEO and the CEO of the KFC Division reviewed his salary and performance annually.

        Annual Performance-Based Cash Bonuses.    YUM's performance-based annual bonus program, the Yum Leaders' Bonus Program, is a cash-based plan. The principal purpose of the Yum Leaders' Bonus Program is to motivate and reward short-term team and individual performance that drives shareholder value. The formula for calculating the performance-based annual bonus under the Yum Leaders' Bonus Program is the product of the following:

Base Salary	×	Target Bonus Percentage	×	Team Performance (0-200%)	×	Individual Performance (0-150%)	=	Bonus Payout (0-300%)

        Team Performance.    The YUM Committee established team performance measures, targets and weights in January 2015 after receiving input and recommendations from management, which were applicable to Mr. Pant, Mr. Chu and Ms. Ng. The objectives were also reviewed by the YUM board of directors, to evaluate whether the goals support YUM's overall strategic objectives. The performance measures, targets and weights applicable to Mr. Stedem and Ms. Wat were established by the KFC Division and the China Division, respectively, rather than by the YUM Committee.

        The performance objectives were developed through YUM's annual financial planning process, which takes into account growth strategies, historical performance, and the expected future operating environment of each of its Divisions, including the China Division and the KFC Division, which was led by Mr. Pant before he was appointed as CEO of the China Division. These projections included profit growth to achieve YUM's EPS growth target.

        When setting targets for each specific team performance measure, the YUM committee takes into account overall business goals and structures the target to motivate achievement of desired performance consistent with its growth commitment to shareholders.

        A leverage formula for each team performance measure magnifies the potential impact that performance above or below the performance target will have on the calculation of the annual bonus. This leverage increases the payouts when targets are exceeded and reduces payouts when performance is below target. There is a threshold level of performance for all measures that must be met in order for any bonus to be paid. Additionally, all measures have a cap on the level of performance over which no additional bonus will be paid regardless of performance above the cap.

        The performance targets are comparable to those YUM discloses to its investors and, when determined to be appropriate by the YUM Committee, may be slightly above or below disclosed guidance. Division and Business Unit targets may be adjusted during the year when doing so is consistent with the objectives and intent at the time the targets were originally set.

        Detailed Breakdown of 2015 Team Performance.    The team performance targets, actual results, weights and overall performance for each measure for the Company's NEOs are outlined below. The YUM Committee, with respect to Mr. Pant, the YUM CEO and China Division CEO, with respect to Ms. Wat, Mr. Chu, and Ms. Ng, and the Yum CEO and KFC Division CEO with respect to Mr. Stedem, selected these performance measures because they were viewed as key drivers of long-term value creation. For each NEO's Division, other than Mr. Stedem's and Ms. Wat's, the team performances were weighted 75% on Division operating measures and 25% on YUM team performance. Mr. Pant was CEO of YUM's KFC Division prior to being named CEO of its China Division on August 18, 2015 and the divisional portion of his 2015 Leader's Bonus Program was based on the performance of the KFC Division. For Mr. Stedem's Business Unit, the team performance was weighted 75% on KFC Asia Business Unit operating measures and 25% on KFC Division team performance.

NEO	Measures	Target	Actual	Earned Award as % of Target	Weighting	Final Team Performance
	Weighted Average Divisions' Team Performances(1)			106	50%	53
	Earnings Per Share Growth (excluding special items)	10%	3%	0	50%	0

	FINAL YUM TEAM FACTOR					53

Pant	Operating Profit Growth(2,6)	8%	9%	115	50%	57
	System Same-Store Sales Growth	3%	3%	110	20%	22
	System Net Builds(5)	425	500	200	20%	40
	System Customer Satisfaction	Weighted Average (4)		137	10%	14

	Total Weighted Team Performance—KFC Division (75%)					133
	Total Weighted Team Performance—YUM (25%)					53

	FINAL KFC DIVISION TEAM FACTOR(3)					113

Stedem	Operating Profit Growth(2)	2.8%	1.3%	54	50%	27
	System Same-Store Sales Growth	3.8%	2.2%	35	20%	7
	System Net Builds	125	112	88	20%	18
	System Customer Satisfaction	Weighted Average (4)		200	10%	20

	Total Weighted Team Performance—KFC Asia (75%)					72
	Total Weighted Team Performance—KFC Division (25%)					133

	FINAL KFC ASIA TEAM FACTOR(3)					87

Chu	Operating Profit Growth(2)	27%	8%	0	50%	0
Ng	System Same-Store Sales Growth	7%	(4)%	0	20%	0
	System Gross New Builds	650	743	200	20%	40
	System Customer Satisfaction	Weighted Average(4)		183	10%	18

	Total Weighted Team Performance—China (75%)					58
	Total Weighted Team Performance—YUM (25%)					53

	FINAL CHINA TEAM FACTOR(3)					57

Wat(7)	N/A					N/A

(1)
Weighted average based on each Division's contribution to overall segment operating profit of YUM in 2015.

(2)
Excludes the impact of foreign exchange.

(3)
Final Team Factor reflects 75% Division and 25% YUM weighting (Pant, Chu, and Ng) and 75% KFC Asia and 25% KFC Division weighting (Stedem).

(4)
Weighted average of each subsidiary business unit's Team Factor based on number of restaurants.

(5)
Excludes U.S. units.

(6)
KFC's standard operating profit growth rate target is 10% year-over-year. For 2015, the actual operating growth target was adjusted as shown above for the impact of certain non-recurring costs and other items distortive of brand performance primarily in the U.S. and U.K. markets.

(7)
Ms. Wat's 2015 Bonus Award was based on the target award amount, as outlined in her offer letter dated February 28, 2014, rather than on individual performance and team factors.

        Long-Term Equity Performance-Based Incentives.    YUM provides performance-based long-term equity compensation to its executive officers to encourage long-term decision making that creates shareholder value. To that end, YUM uses vehicles that are designed to motivate and balance the tradeoffs between short-term and long-term performance. Performance-based long-term equity compensation also serves as a retention tool. YUM executive officers, including Mr. Pant, are awarded long-term incentives annually based on the YUM Committee's subjective assessment of the following items for each of its executive officers (without assigning weight to any particular item):

  •
  Prior year individual and team performance

  •
  Expected contribution in future years

  •
  Consideration of the market value of the executive's role compared with similar roles in the YUM Executive Peer Group described below

  •
  Achievement of stock ownership guidelines

        The YUM CEO and China Division CEO, with respect to Ms. Wat, Mr. Chu, and Ms. Ng, and the Yum CEO and KFC Division CEO with respect to Mr. Stedem, assessed the performance of these executives by considering items similar to those considered by the YUM Committee in evaluating its executives, and awarded long-term incentives annually based on such assessments. Compensation survey data was used in lieu of the YUM Executive Peer Group in the determinations for the Company's NEOs, other than Mr. Pant (for whom the YUM Executive Peer Group was used).

        Equity Mix.    Each year, the YUM Committee reviews the mix of long-term incentives to determine if it is appropriate to continue predominantly using SARs/Options as the long-term incentive vehicle. For 2015, the YUM Committee continued to choose SARs/Options and PSU awards because these equity vehicles were viewed as effectively focusing and rewarding management to enhance long-term shareholder value, thereby aligning the interests of YUM's executive officers with the interests of its shareholders. At the beginning of 2015, the YUM Committee determined each of its executive officer's target grant values and the split of those values between SARs/Options and PSU grants. For Mr. Pant and the other executive officers (other than the CEO of YUM), the target grant values were split 80% SARs/Options and 20% PSUs. The YUM Committee awarded predominantly SARs/Options because it believed SARs/Options would align the interests of executives with the interests of shareholders and incentivizes executives to drive a long-term growth in the business. Please see the section entitled "Effect of the Company's Separation from YUM on Outstanding Executive Compensation Awards" for information regarding the impact of the separation on the 2015 equity awards.

        With respect to Ms. Wat, Mr. Chu, Ms. Ng, and Mr. Stedem, the YUM CEO annually reviews the mix of long-term incentives to determine if it is appropriate to continue exclusively using SARs as the long-term incentive vehicle. For 2015, the YUM CEO continued to choose SARs awards because this equity vehicle was viewed as effectively focusing and rewarding management to enhance long-term shareholder value, thereby aligning the interests of executive officers with the interests of shareholders. At the beginning of 2015, the YUM CEO determined the named executive officers' target grant values and the split of those values between SAR and PSU grants. For Ms. Wat, Mr. Chu, Ms. Ng, and Mr. Stedem, the target grant values were 100% SARs. The YUM CEO awarded exclusively SARs because he believed SARs best align the interests of executives with the interests of shareholders and incentivizes executives to drive a long-term growth in the business. Please see the section entitled "Effect of the Company's Separation from YUM on Outstanding Executive Compensation Awards" for information regarding the impact of the separation on the 2015 equity awards.

        Stock Appreciation Rights/Stock Options.    In 2015, YUM granted to each of its executive officers SARs/Options which have ten-year terms and vest over at least four years. The exercise price of each SARs/Options grant was based on the closing market price of the underlying YUM common stock on the date of grant. Therefore, SARs/Options awards will only have value if the YUM executive officers are successful in increasing the share price of YUM above the awards' exercise price.

        Performance Share Plan.    Under YUM's Performance Share Plan, YUM granted to each of its executive officers PSU awards in 2015. PSU awards are earned based on YUM's 3-year average total shareholder return ("TSR") relative to the companies in the S&P 500. The YUM Committee believes that incorporating TSR supports YUM's pay-for-performance philosophy while diversifying performance criteria by using measures not used in the annual bonus plan and aligning YUM's executive officers' reward with the creation of shareholder value. Ms. Wat, Mr. Chu, Ms. Ng, and Mr. Stedem were not granted PSU awards during 2015.

        The threshold and maximum share payouts are aggressively set, exceeding commonly viewed market best practice. For the performance period covering the 2015 - 2017 calendar years, each YUM executive officer will earn a percentage of his or her target PSU award based on the achieved TSR percentile ranking as set forth in the chart below:

		Threshold	Target	Max.
TSR Percentile Ranking	<40%	40%	50%	90%
Payout as % of Target	0%	50%	100%	200%

YUM set target long-term incentive pay at the 50th percentile of the YUM Executive Peer Group, as described below. Therefore, for on-target performance YUM pays at the median, which is consistent with market practice. Dividend equivalents will accrue during the performance period and will be distributed as incremental shares but only in the same proportion and at the same time as the original awards are earned. If no awards are earned, no dividend equivalents will be paid. The awards are eligible for deferral under YUM's Executive Income Deferral Program.

2015 Named Executive Officer Total Direct Compensation and Performance Summary

        Below is a summary of our named executive officers' total direct compensation—which includes base salary, annual cash bonus, PSUs (if applicable) and SARs—and an overview of their 2015 performance relative to YUM's annual and long term incentive performance goals.

Micky Pant
Chief Executive Officer

        2015 Performance Summary.    Mr. Pant was Chief Executive Officer of YUM's KFC Division prior to being named Chief Executive Officer of its China Division on August 18, 2015. The YUM Committee determined Mr. Pant's performance was above target and approved a 130 individual performance factor. In determining Mr. Pant's annual bonus payout, the YUM Committee recognized

Mr. Pant for the strong results of the KFC Division, especially unit expansion and strong same store sales results, as described above under "Annual Performance-Based Cash Bonus Program." The YUM Committee also acknowledged his leadership in taking over as the China Division CEO in 2015 and reinvigorating the brand culture and planning the China separation. Mr. Pant's individual performance factor, combined with a team factor of 113, resulted in him receiving 147% of his annual target bonus. Mr. Pant's team factor for 2015 was weighted 75% on KFC Division results—which were driven by his leadership prior to his promotion to CEO of the YUM China Division—as agreed to by Mr. Pant and the YUM Committee, and 25% on YUM team performance.

        2015 Committee Decisions.    In January, Mr. Pant's compensation was adjusted as follows:

  •
  Base salary was increased 7%.

  •
  Annual cash bonus target remained unchanged.

  •
  Target grant value of equity award remained unchanged.

        In connection with his mid-year promotion to CEO of YUM's China Division, Mr. Pant's compensation was further adjusted as follows:

  •
  Base salary was increased 19%.

  •
  Annual cash bonus target was increased to 115% of base salary.

  •
  Target grant value of equity award remained unchanged.

        These increases brought Mr. Pant's total direct compensation to between the 50th and 75th percentile of the YUM Executive Peer Group.

        The table below summarizes how the annual performance-based incentive award was calculated for Mr. Pant:

2015 BONUS AWARD

Base Salary	$950,000
×
Blended Target Bonus %(1)	105.589%
×
Team Performance Factor	113%
×
Individual Performance Factor	130%
=
2015 Bonus Award	$1,473,548

(1)
Mr. Pant's "Blended Target Bonus" is based on a Target Bonus of 100% during his time as CEO of the KFC Division and 115% during his time as CEO of the China Division.

Edwin "Ted" Stedem
Chief Financial Officer

        2015 Performance Summary.    Mr. Stedem was General Manager of KFC Asia prior to being named Chief Financial Officer of the China Division on August 1, 2016. The YUM CEO and KFC Division CEO determined Mr. Stedem's performance was on target and approved a 115 individual performance factor. In determining Mr. Stedem's annual bonus payout, the YUM CEO and KFC Division CEO recognized Mr. Stedem for: forging strong relationships with franchise partners, which helped to stabilize performance and set the foundation for strong future performance; ensuring that pricing was consistent with the consumer and competitive landscape in each market; and building on the historically strong unit growth momentum in the region. Mr. Stedem's individual performance factor, combined with a team factor of 87, resulted in him receiving 100% of his annual target bonus. Mr. Stedem's team factor for 2015 was weighted 75% on KFC Asia results—which were driven by his leadership and 25% on KFC Division team performance.

        2015 YUM Decisions.    In January, Mr. Stedem's compensation was adjusted as follows:

  •
  Base salary was increased 3%.

  •
  Annual cash bonus target remained unchanged.

  •
  Target grant value of equity award remained unchanged.

        The table below summarizes how the annual performance-based incentive award was calculated for Mr. Stedem:

2015 BONUS AWARD

Base Salary	$356,280
×
Target Bonus %	45%
×
Team Performance Factor	87.25%
×
Individual Performance Factor	115%
=
2015 Bonus Award	$160,867

        These increases brought Mr. Stedem's total direct compensation to between the 50th and 75th percentile of the market reference data for a Head of a Business Unit in a Division, based on published survey data from third-party providers, as described more fully in the section below entitled "How Compensation Decisions Are Made".

Joey Wat
Chief Executive Officer, KFC China

        2015 Performance Summary.    Ms. Wat was President of KFC China prior to be being promoted to CEO of KFC China on August 18, 2015. Per her offer letter, Ms. Wat was paid her bonus at target, rather than on individual performance and team factors.

        2015 Company Decisions.    In February, Ms. Wat's compensation was adjusted as follows:

  •
  In 2015, YUM did not provide an annual merit increase to its senior executives, including Ms. Wat.

  •
  Annual cash bonus target remained unchanged.

  •
  Target grant value of equity award remained unchanged.

        In connection with her mid-year promotion to CEO of KFC China, Ms. Wat's compensation was further adjusted as follows:

  •
  Base salary was increased 5%.

  •
  Annual cash bonus target remained unchanged.

  •
  Target grant value of equity award increased to $750,000.

        These increases brought Ms. Wat's total direct compensation to above the 75th percentile of the market reference data for a Head of a Business Unit in a Division, based on published survey data from third-party providers (as described more fully in the section below entitled 'How Compensation Decisions Are Made').

        The table below summarizes how the annual performance-based incentive award was calculated for Ms. Wat:

2015 BONUS AWARD

Base Salary	$610,000
×
Target Bonus %	85%
=
2015 Bonus Award(1)	$518,500

(1)
Ms. Wat's "2015 Bonus Award" was paid based on the target award amount, as outlined in her offer letter dated February 28, 2014, rather than on individual performance and team factors.

Mark Chu
Senior Advisor

        2015 Performance Summary.    Mr. Chu was re-designated as Senior Advisor of the China Division on January 1, 2016. The YUM CEO and China Division CEO determined Mr. Chu's performance was on target and approved a 110 individual performance factor. In determining Mr. Chu's annual bonus payout, the YUM CEO and China Division CEO recognized Mr. Chu for playing a key role in providing continuity in the transition of leadership to Micky Pant, while making important contributions to emerging brands, such as Pizza Hut Home Service, Little Sheep and East Dawning. Mr. Chu's individual performance factor, combined with a team factor of 57, resulted in him receiving 63% of his annual target bonus. Mr. Chu's team factor for 2015 was weighted 75% on China Division results—which were partly driven by his leadership and 25% on YUM team performance.

        2015 Company Decisions.    In February, Mr. Chu's compensation was adjusted as follows:

  •
  In 2015, the Company did not provide an annual merit increase to its senior executives, including Mr. Chu.

  •
  Annual cash bonus target remained unchanged.

  •
  Target grant value of equity award remained unchanged.

        The table below summarizes how the annual performance-based incentive award was calculated for Mr. Chu:

2015 BONUS AWARD

Base Salary	$400,000
×
Target Bonus %	60%
×
Team Performance Factor	57%
×
Individual Performance Factor	110%
=
2015 Bonus Award	$150,480

Shella Ng
Chief Legal Officer

        2015 Performance Summary.    Ms. Ng was Chief Legal Officer of the China Division in 2015. The YUM CEO and China Division CEO determined Ms. Ng's performance was on target and approved a 110 individual performance factor. In determining Ms. Ng's annual bonus payout, the YUM CEO and China Division CEO recognized Ms. Ng for playing a key role in the pending separation of the Company from YUM, including her contributions in preparing inter-company agreements and readiness planning, which involved know how building and the hiring of personnel in key functions. Ms. Ng's individual performance factor, combined with a team factor of 57, resulted in her receiving 63% of her annual target bonus. Ms. Ng's team factor for 2015 was weighted 75% on China Division results—which were partly driven by her leadership and 25% on YUM team performance.

        2015 Company Decisions.    In February, Ms. Ng's compensation was adjusted as follows:

  •
  In 2015, the Company did not provide an annual merit increase to its senior executives, including Ms. Ng.

  •
  Annual cash bonus target remained unchanged.

  •
  Target grant value of equity award remained unchanged.

        Ms. Ng's 2015 total direct compensation was between the 50th and 75th percentile of the market reference data for a Top Legal Executive of a Division, based on published survey data from third-party providers, as described more fully in the section below entitled "How Compensation Decisions Are Made".

        The table below summarizes how the annual performance-based incentive award was calculated for Ms. Ng:

2015 BONUS AWARD

Base Salary	$359,243
×
Target Bonus %	60%
×
Team Performance Factor	57%
×
Individual Performance Factor	110%
=
2015 Bonus Award	$135,147

Retirement and Other Benefits.

        As with all YUM employees, YUM executive officers receive certain employment and post-employment benefits. Benefits are an important part of retention and capital preservation for all levels of employees. Our benefits are designed to protect against the expense of unexpected catastrophic loss of health and/or earnings potential, and provide a means to save and accumulate for retirement or other post-employment needs.

        Retirement Benefits.    For executives who were hired or re-hired after September 30, 2001, YUM has implemented the Leadership Retirement Plan ("LRP"). This is an unfunded, unsecured account-based retirement plan which allocates a percentage of pay to an account payable to the executive following the later to occur of the executive's separation of employment from YUM or attainment of age 55. For 2015, Mr. Pant was eligible for the LRP and received an annual allocation to his account equal to 20% of his base salary and target bonus, and an annual earnings credit of 5%.

        YUM offers certain executives working in China retirement benefits under the Yum! Restaurants (Hong Kong) Limited Retirement Scheme. Under this program, YUM provides a company funded contribution ranging from 5% to 10% of an executive's base salary. During 2015, Ms. Wat, Mr. Chu and Ms. Ng were participants in the program. YUM's contribution for 2015 was equal to 5%, 10% and 10% of salary for Ms. Wat, Mr. Chu and Ms. Ng, respectively. Upon termination, participants will receive a lump sum equal to a percentage of the Company's contributions inclusive of investment return. This percentage is based on a vesting schedule that provides participants with a vested 30% interest upon completion of a minimum of 3 years of service, and an additional 10% vested interest for each additional completed year, up to a maximum of 100%.

        Medical, Dental, Life Insurance and Disability Coverage.    YUM also provides other benefits such as medical, dental, life insurance and disability coverage to its executive officers through benefit plans, which are also provided to all eligible U.S. salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. YUM's broad-based employee disability plan limits the annual benefit coverage to $300,000. Executives located in China, who are not eligible for benefits under the benefit programs provided to eligible U.S. salaried employees, are provided with medical, life and accidental death insurance by the Company.

        Perquisites.    Certain perquisites are provided to certain Company executive officers relating to overseas assignment.

        Nonqualified Deferred Compensation.    YUM provides an Executive Income Deferral ("EID") Program, in addition to the LRP. These plans are unfunded, unsecured deferred, account-based compensation plans. For each calendar year, participants are permitted under the EID Program to defer up to 85% of their base pay and up to 100% of their annual incentive award. Mr. Pant and Mr. Stedem are the only Company NEOs currently eligible to participate in the EID Program.

How Compensation Decisions Are Made

        Role of the YUM Committee.    YUM executive compensation decisions have historically been made by the YUM Committee using its judgment, focusing primarily on each executive officer's performance against his financial and strategic objectives, qualitative factors and YUM's overall performance. The YUM Committee considers the total compensation of each executive officer, including Mr. Pant, and retains discretion to make decisions that are reflective of overall business performance and each executive's strategic contributions to the business. It also carefully considers shareholder and advisor feedback in making its compensation decisions. The YUM CEO and China Division CEO, with respect to Ms. Wat, Mr. Chu, and Ms. Ng, and the Yum CEO and KFC Division CEO with respect to Mr. Stedem, were responsible for making compensation decisions for these NEOs during 2015.

        Role of the Independent Consultant.    The YUM Committee's charter states the YUM Committee may retain outside compensation consultants, lawyers or other advisors. The YUM Committee retains an independent consultant, Meridian Compensation Partners, LLC ("Meridian"), to advise it on certain compensation matters. The YUM Committee has instructed Meridian that:

  •
  it is to act independently of management and at the direction of the YUM Committee;

  •
  its ongoing engagement will be determined by the YUM Committee;

  •
  it is to inform the YUM Committee of relevant trends and regulatory developments;

  •
  it is to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to YUM; and

  •
  it is to assist the YUM Committee in its determination of the annual compensation package for its executive officers.

        The YUM Committee considered the following factors, among others, in determining that Meridian is independent of management and its provision of services to the YUM Committee did not give rise to a conflict of interest:

  •
  Meridian did not provide any services to YUM unrelated to executive compensation;

  •
  Meridian has no business or personal relationship with any member of the YUM Committee or management; and

  •
  Meridian's partners and employees who provide services to the YUM Committee are prohibited from owning YUM stock per Meridian's firm policy.

        YUM Executive Peer Group.    The YUM Committee uses an evaluation of how its executive officer target compensation levels compare to those of similarly situated executives at companies that comprise its executive peer group ("YUM Executive Peer Group") as one of the factors in setting executive compensation. The YUM Executive Peer Group is made up of retail, hospitality, food, nondurable consumer goods companies, special eatery and quick service restaurants, as these represent the sectors with which YUM is most likely to compete for executive talent. The companies selected from these sectors must also be reflective of the overall market characteristics of YUM's executive talent market, relative leadership position in their sector, size as measured by revenues, complexity of their business, and in some cases global reach.

        The YUM Committee established the current peer group of companies for its executive officers at the end of 2014 for pay determinations in 2015. The 2015 YUM Executive Peer Group is comprised of the following companies:

AutoZone Inc. Avon Products Inc. Campbell Soup Company Colgate Palmolive Company Gap Inc. General Mills Inc. Hilton Worldwide Holdings Inc.	Kellogg Company Kimberly-Clark Corporation Kohl's Corporation Kraft Foods Group, Inc. Macy's Inc. Marriott International McDonald's Corporation	Nike Inc. Office Depot, Inc. Staples Inc. Starbucks Corporation Starwood Hotels & Resorts Worldwide, Inc. Unilever USA

        Competitive Positioning and Setting Compensation.    At the beginning of 2015, the YUM Committee considered YUM Executive Peer Group compensation data as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for each executive officer. In particular, the YUM Committee generally targeted each of its executive officer's base salary and long-term incentive compensation at the 50th percentile of the YUM Executive Peer Group and target annual bonus opportunity at the 75th percentile of the YUM Executive Peer Group. In setting executive officer compensation, the YUM Committee considers this competitive market data but does not rely on it exclusively. It also considers additional factors in setting each element of YUM executive officer compensation, including individual performance, experience, time in role and expected contributions.

        YUM benchmarks Division and Business Unit leaders using published survey data from third-party providers like Mercer, Willis Towers Watson, and AonHewitt. YUM compares data of comparable positions based on responsibilities and size of the business. The YUM CEO and Division CEOs considered survey data as a frame of reference for establishing compensation targets for base salary, annual bonus and long-term incentives for each named executive officer, other than Mr. Pant. In particular, the YUM CEO and Division CEOs generally target each of its executive officer's base salary and long-term incentive compensation at the 50th percentile and target annual bonus opportunity at the 75th percentile. In setting executive officer compensation, the Yum CEO and Division CEOs consider this competitive market data but do not rely on it exclusively. Additional factors are considered in setting each element of executive officer compensation, including individual performance, experience, time in role and expected future contributions.

Compensation Policies and Practices

        YUM's Executive Stock Ownership Guidelines.    The YUM Committee has established stock ownership guidelines for approximately 400 of its senior employees, including its executive officers. If a YUM executive officer does not meet his or her ownership guidelines, he or she is not eligible for a long-term equity incentive award. Mr. Pant's and Mr. Chu's ownership of YUM shares was well in excess of the amount required by the guidelines, while Mr. Stedem and Ms. Ng's ownership met the guidelines. Ms. Wat joined YUM pursuant to an offer letter dated February 28, 2014, and YUM policy allows employees a period of five years within which to meet ownership guidelines.

NEO	Ownership Guidelines	Shares Owned(1)	Value of Shares(2)	Multiple of Salary
Pant	30,000	107,592	7,859,596	8
Stedem	5,000	8,302	606,461	2
Wat	5,000	—	—	—
Chu	5,000	21,664	1,582,555	4
Ng	5,000	5,401	394,543	1

(1)
Calculated as of December 31, 2015. For Mr. Pant, represents shares owned outright, vested RSUs and all RSUs awarded under the Company's Executive Income Deferral Program. For Mr. Chu and Ms. Ng, the figure represents 50% of vested awards. For Mr. Stedem, the figure represents shares owned outright, vested RSUs and all RSUs awarded under the Company's Executive Income Deferral Program, as well as 50% of vested awards.

(2)
Based on YUM closing stock price of $73.05 as of December 31, 2015.

        Payments upon Termination of Employment.    YUM does not have agreements with its executives concerning payments upon termination of employment except in the case of a change in control of YUM. The YUM Committee believes these are appropriate agreements for retaining executive officers to preserve shareholder value in case of a potential change in control. The YUM Committee periodically reviews these agreements and other aspects of its change in control program. YUM's change in control severance agreements, in general, entitle YUM executive officers terminated other than for cause within two years of a change in control, to receive a benefit of two times salary and bonus.

        YUM's change in control severance agreements include a "best net after-tax" approach to address any potential excise tax imposed on executives. If any excise tax is due, YUM will not make a gross-up payment, but instead will reduce payments to an executive if the reduction will provide the YUM executive officer the best net after-tax result. If full payment to a YUM executive officer will result in the best net after-tax result, the full amount will be paid, but the YUM executive officer will be solely responsible for any potential excise tax payment. Also, effective for equity awards made in 2013 and beyond, the YUM Committee implemented "double trigger" vesting, pursuant to which outstanding awards will fully and immediately vest only if the executive is employed on the date of a change in control of YUM and is involuntarily terminated (other than by YUM for cause) on or within two years following the change in control.

        In the case of an executive officer's retirement, YUM provides retirement benefits described above, life insurance benefits, the continued ability to exercise vested SARs/Options and the ability to vest in PSUs on a pro rata basis.

        Compensation Recovery Policy.    Pursuant to YUM's Compensation Recovery Policy (i.e., "clawback"), the YUM Committee may require an executive officer (including Mr. Pant) to return compensation paid or may cancel any award or bonuses not yet vested or earned if the executive officer engaged in misconduct or violation of YUM policy that resulted in significant financial or reputational harm or violation of YUM policy, or contributed to the use of inaccurate metrics in the calculation of incentive compensation. Under this policy, when the YUM board of directors determines that recovery of compensation is appropriate, YUM could require repayment of all or a portion of any bonus, incentive payment, equity-based award or other compensation, and cancellation of an award or bonus to the fullest extent permitted by law.

        Hedging and Pledging of YUM Stock.    Under YUM's Code of Conduct, no employee or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in YUM's stock price. Similarly, no employee or director may enter into hedging transactions in YUM stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g., puts, calls, swaps, or collars) or other speculative transactions related to YUM's stock. Pledging of YUM stock is also prohibited.

        Deductibility of Executive Compensation.    The provisions of Section 162(m) of the Internal Revenue Code limit the tax deduction for compensation in excess of $1 million paid to certain YUM executive officers (including Mr. Pant). Performance-based compensation is excluded from the limit, however, so long as it meets certain requirements. The YUM Committee structures compensation to take advantage of this exemption under Section 162(m) to the extent practicable, while satisfying YUM's compensation policies and objectives. Because the YUM Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable YUM to continue to attract, retain, and motivate highly-qualified executives, it reserves the authority to approve potentially non-deductible compensation.

Effect of the Company's Separation from YUM on Outstanding Executive Compensation Awards

        The separation of the Company from YUM is not considered a change in control under YUM's executive compensation programs, and therefore it will not entitle the Company officers to any change in control benefits under those programs.

Equity-Based Compensation: Concurrently with the separation, and notwithstanding anything in the foregoing to the contrary (including the more general discussion of YUM's equity-based compensation awards presented in the "Executive Compensation Tables" discussion herein), holders of YUM equity-based awards, whether vested or unvested, will generally receive both adjusted YUM awards and Company awards, subject only to limited exceptions. Further, holders of performance units will retain all awards as YUM awards, adjusted to reflect the effects of the separation.

        Similarly, employees who hold unrestricted common stock of YUM acquired through past equity-based awards or otherwise will be treated like all other YUM shareholders in the distribution.

The Company's Compensation and Benefit Programs—Going Forward

        The Company expects that its compensation and benefits programs and philosophy initially will be similar to those that applied to the Company's business prior to the separation, provided that it is expected that any equity-based programs for executives will be similar to those maintained by YUM. Following the separation, the Company's Compensation Committee will develop the Company's compensation and benefits philosophy and intends to establish financial and non-financial performance goals and competitive compensation and benefits practices to meet and advance the Company's business needs and goals.

        The Company expects that it will initially establish policies regarding guidelines for executive stock ownership, payments made upon termination of employment, equity compensation granting practices, compensation recovery, the hedging and pledging of Company stock, and the deductibility of executive compensation, that will be similar to those policies in place at YUM for its executive officers.

        In connection with the separation, the Company has adopted, and YUM in its capacity as the Company's sole stockholder has approved, the Yum China Holdings, Inc. Long Term Incentive Plan, to be effective as of the distribution date. In addition, the Company expects to adopt the Yum China Holdings, Inc. Leadership Retirement Plan, to be effective on the distribution date. These plans are described in greater detail in the sections of this Information Statement captioned "—Yum China Holdings, Inc. Long Term Incentive Plan" and "—Yum China Holdings, Inc. Leadership Retirement Plan," respectively.

2015 SUMMARY COMPENSATION TABLE

        The following table and footnotes summarize the total compensation awarded to, earned by or paid to the Company's Named Executive Officers ("NEOs") for the 2015 fiscal year. The Company's NEOs are its Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for the 2015 fiscal year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option/ SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Muktesh "Micky" Pant	2015	849,038	—	355,012	1,419,011	1,473,548	42,979	950,622	5,090,210
Chief Executive	2014	750,000	—	350,019	1,475,973	799,500	32,735	313,356	3,721,583
Officer	2013	750,000	—	203,735	1,323,839	784,875	15,640	309,198	3,387,287
Edwin "Ted" Stedem(7)	2015	356,280	—	—	120,076	160,867	—	514,250	1,151,467
Chief Financial Officer
Joey Wat(7)	2015	590,000	—	—	1,059,813	518,500	—	1,560,728	3,729,041
Chief Executive Officer, KFC China
Mark Chu(7)	2015	400,000	—	—	272,877	150,480	—	335,318	1,158,675
Senior Advisor
Shella Ng(7)	2015	359,243	—	—	185,558	135,147	—	900,935	1,580,883
Chief Legal Officer

(1)
Amounts shown are not reduced to reflect the NEOs' elections, if any, to defer receipt of salary into the EID Program.

(2)
Amounts shown in this column represent the grant date fair values for PSUs granted in 2015, 2014 and 2013. The grant date fair value of the PSUs reflected in this column is the target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values of the PSUs is 200% of target. Assuming the maximum achievement of the performance goal, the grant date fair value of Mr. Pant's 2015 PSU award would be $710,024. For more information, see the discussion of stock awards and option awards contained in Part II, Item 8, "Financial Statements and Supplementary Data" of the YUM 2015 Annual Report in Notes to Consolidated Financial Statements at Note 14, "Share-based and Deferred Compensation Plans."

(3)
The amounts shown in this column represent the grant date fair values of the SARs awarded in 2015, 2014 and 2013, respectively. For more information, see the discussion of stock awards and option awards contained in Part II, Item 8, "Financial Statements and Supplementary Data" of the YUM 2015 Annual Report in Notes to Consolidated Financial Statements at Note 14, "Share-based and Deferred Compensation Plans." For Ms. Wat, this column also includes her 2015 CEO Awards with a grant date fair value of $623,216. See the Grants of Plan-Based Awards Table for details.

(4)
Amounts in this column reflect the annual incentive awards earned for the 2015, 2014 and 2013 fiscal year performance periods, which were awarded by the YUM Committee in January 2016, January 2015 and January

  2014, respectively, under the Yum Leaders' Bonus Program, which is described further in our CD&A under the heading "Annual Performance-Based Cash Bonuses.

(5)
Amounts in this column also represent the above market earnings as established pursuant to SEC rules which have accrued under each of his accounts under the LRP for Mr. Pant.

(6)
The amounts in this column for 2015 are explained in the All Other Compensation Table and footnotes to that table, which follows.

(7)
Mr. Stedem, Ms. Wat, Mr. Chu, and Ms. Ng were not executive officers of YUM during any period prior to the separation. As such, no amounts for them are included for years prior to the most recent fiscal year.

 2015 ALL OTHER COMPENSATION TABLE

        The following table and footnotes summarize the compensation and benefits included under All Other Compensation in the Summary Compensation Table above for 2015 that were awarded to, earned by or paid to the Company's NEOs by YUM, for the fiscal year ending December 31, 2015.

Name	Perquisites and other personal benefits ($)(1)	Tax Reimbursements ($)(2)	Insurance premiums ($)(3)	LRP Contributions ($)(4)	Other ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Mr. Pant	376,431	114,028	14,913	408,500	36,750	950,622
Mr. Stedem	412,304	13,066	—	—	88,880	514,250
Ms. Wat	500,000	720,654	—	—	340,074	1,560,728
Mr. Chu	138,083	143,749	—	—	53,486	335,318
Ms. Ng	123,354	719,655	—	—	57,926	900,935

(1)
Amounts in this column include: for Mr. Pant, a relocation and cost of living allowance ($150,000) and expenditures/housing allowance ($226,431); for Mr. Stedem, a mobility premium ($108,798), education allowance ($75,626), housing allowance ($157,557), and a pension plan payment ($70,323); for Ms. Wat, a sign-on bonus ($500,000); for Mr. Chu, a housing allowance ($138,083); and for Ms. Ng, a housing allowance ($123,354), and such amounts are valued based on the amounts paid directly to these NEOs.

(2)
Amounts in this column reflect payments to the executive of tax reimbursements. For Mr. Pant, this amount represents YUM-provided tax reimbursement for relocation, cost of living allowance and expenditure/housing allowance associated with his position as CEO of the China Division. For Ms. Wat, Mr. Chu and Ms. Ng, these amounts represent tax reimbursements for cost of living allowance and expenditure/housing allowance.

(3)
These amounts reflect the income each NEO was deemed to receive from IRS tables related to YUM-provided life insurance in excess of $50,000.

(4)
This column represents YUM's annual allocations to the LRP.

(5)
This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits and the perquisites and other personal benefits shown in column (b) for the NEO. These other benefits include mobility premiums, transportation benefits, home leave expenses and tax preparation assistance. For Mr. Pant, these other benefits also include the housing allowance associated with his position as CEO of the China Division.

 2015 GRANTS OF PLAN-BASED AWARDS

        The following table provides information on SARs and PSUs granted in 2015 to the Company's NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option/SAR Awards; Number of Securities Underlying Options (#)(3)
									Exercise or Base Price Option/SAR Awards ($/Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Grant Date Fair Value ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mr. Pant	2/6/2015	—	1,003,096	3,009,288
	2/6/2015							89,022	73.93	1,419,011
	2/6/2015				—	4,802	9,604			355,012
Mr. Stedem	2/6/2015	—	160,326	480,978
	2/6/2015							7,533	73.93	120,076
Ms. Wat	2/6/2015	—	518,500	1,555,500
	2/6/2015							27,390	73.93	436,597
	3/25/2015							32,595	79.15	623,216
Mr. Chu	2/6/2015	—	240,000	720,000
	2/6/2015							17,119	73.93	272,877
Ms. Ng	2/6/2015	—	215,546	646,638
	2/6/2015							11,641	73.93	185,558

(1)
Amounts in columns (c), (d) and (e) provide the minimum amount, target amount and maximum amount payable as annual incentive compensation under the Yum Leaders' Bonus Program based on respective team performances and on individual performance during 2015. The actual amount of annual incentive compensation awards are shown in column (g) of the Summary Compensation Table. The performance measurements, performance targets, and target bonus percentages are described in the CD&A beginning under the discussion of annual incentive compensation.

(2)
Reflects grants of PSU awards subject to performance-based vesting conditions in 2015. The PSU awards vest on December 31, 2017 and PSU award payouts are subject to YUM's achievement of specified relative TSR rankings against its peer group (which is the S&P 500) during the performance period ending on December 31, 2017. The performance target for all the PSU awards granted to the YUM NEOs in 2015 is a 50% TSR percentile ranking for YUM, determined by comparing its relative TSR ranking against its peer group as measured at the end of the performance period. If the 50% TSR percentile ranking target is achieved, 100% of the PSU award will pay out in shares of YUM stock, subject to executive's election to defer PSU awards into the EID Program. If less than 40% TSR percentile ranking is achieved, there will be no payout. If YUM's TSR percentile ranking is 90% or higher, PSU awards pay out at the maximum, which is 200% of target. The terms of the PSU awards provide that in case of a change in control of YUM during the first year of award, shares will be distributed assuming target performance was achieved subject to reduction to reflect the portion of the performance period following the change in control. In case of a change in control of YUM after the first year of the award, shares will be distributed assuming performance at the greater of target level or projected level at the time of the change in control subject to reduction to reflect the portion of the performance period following the change in control.

(3)
Reflects grants of SARs in 2015. SARs allow the grantee to receive the number of shares of YUM common stock that is equal in value to the appreciation in YUM common stock with respect to the number of SARs granted from the date of grant to the date of exercise. SARs become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date. The terms of each SAR grant provides that, in case of a change in control, if an executive is employed on the date of a change in control of YUM and is involuntarily terminated on or within two years following the change in control (other than by YUM for cause) then all outstanding awards become exercisable immediately.

Executives who have attained age 55 with 10 years of service who terminate employment may exercise SARs that were vested on their date of termination through the expiration dates of the SARs (generally, the tenth anniversary following the SARs grant dates). Vested SARs of grantees who die may also be exercised by the grantee's beneficiary through the expiration dates of the vested SARs and the grantee's unvested SARs expire on the grantee's date of death. If a grantee's employment is terminated due to gross misconduct, the entire award is forfeited. For other employment terminations, all vested or previously exercisable SARs as of the last day of employment must be exercised within 90 days following termination of employment.

(4)
The exercise prices of the SARs granted in 2015 equals the closing price of YUM common stock on the respective grant dates.

(5)
Amounts in this column reflect the full grant date fair value of the PSU awards shown in column (g) and the SARs shown in column (i). The grant date fair value is the amount that YUM is expensing in its financial statements over the award's vesting schedule. For PSUs, fair value is calculated by multiplying the per unit value of the award ($73.93) by the number of units corresponding to the most probable outcome of performance conditions on the grant date. For SARs, fair value of $15.94 was calculated using the Black-Scholes value on the February 6, 2015 grant date. In addition, with respect to Ms. Wat, a fair value of $19.12 was calculated using the Black-Scholes value on the March 25, 2015 grant date. For additional information, see the discussion of stock awards and option awards contained in Part II, Item 8, "Financial Statements and Supplementary Data" of the YUM 2015 Annual Report in Notes to Consolidated Financial Statements at Note 14, "Share-based and Deferred Compensation Plans."

 OUTSTANDING EQUITY AWARDS AT 2015 YEAR-END

        The following table shows the number of shares covered by exercisable and unexercisable SARs and PSUs held by the Company's NEOs on December 31, 2015.

										Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
		Option/SAR Awards(1)					Stock Awards		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable		Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)
Pant	1/19/2007	49,844	—		$29.61	1/19/2017
	1/24/2008	133,856	—		$37.30	1/24/2018
	1/24/2008	53,543	—		$37.30	1/24/2018
	2/5/2009	135,318	—		$29.29	2/5/2019
	2/5/2010	114,745	—		$32.98	2/5/2020
	2/4/2011	101,833	—		$49.30	2/4/2021
	11/18/2011	—	94,949	(vii)	$53.84	11/18/2021
	2/8/2012	86,892	28,964	(i)	$64.44	2/8/2022
	2/6/2013	45,461	45,462	(ii)	$62.93	2/6/2023
	2/5/2014	21,145	63,438	(iii)	$70.54	2/5/2024
	2/6/2015	—	89,022	(iv)	$73.93	2/6/2025
							—	—	19,528	1,426,520
Stedem	2/4/2011	4,379			$49.30	2/4/2021
	2/4/2011	7,129			$49.30	2/4/2021
	2/8/2012	3,103	1,035	(i)	$64.44	2/8/2022
	2/6/2013	1,894	1,895	(ii)	$62.93	2/6/2023
	2/5/2014	1,564	4,694	(iii)	$70.54	2/5/2024
	2/5/2014	859	2,580	(iii)	$70.54	2/5/2024
	2/6/2015	—	7,533	(iv)	$73.93	2/6/2025
Wat	2/6/2015	—	27,390	(iv)	$73.93	2/6/2025
	3/25/2015	—	32,595	(v)	$79.15	3/25/2025
Chu	2/4/2011	—	101,833	(vi)	$49.30	2/4/2021
	2/8/2012	31,033	10,345	(i)	$64.44	2/8/2022
	2/6/2013	18,942	18,943	(ii)	$62.93	2/6/2023
	2/5/2014	8,596	25,788	(iii)	$70.54	2/5/2024
	2/6/2015	—	17,119	(iv)	$73.93	2/6/2025
Ng	2/5/2010	4,421	—		$32.98	2/5/2020
	2/4/2011	11,886	—		$49.30	2/4/2021
	2/8/2012	—	8,276	(i)	$64.44	2/8/2022
	2/8/2012	10,551	3,518	(i)	$64.44	2/8/2022
	2/6/2013	6,819	6,820	(ii)	$62.93	2/6/2023
	2/5/2014	3,094	9,284	(iii)	$70.54	2/5/2024
	2/6/2015	—	11,641	(iv)	$73.93	2/6/2025

(1)
The actual vesting dates for unexercisable awards are as follows:

(i)
Remainder of unexercisable awards vested on February 8, 2016.

(ii)
One-half of the unexercisable award will vest on each of February 6, 2016 and 2017.

(iii)
One-third of the unexercisable award will vest on each of February 5, 2016, 2017, and 2018.

(iv)
One-fourth of the unexercisable award will vest on each of February 6, 2016, 2017, 2018, and 2019.

(v)
One-fourth of the unexercisable award will vest on each of March 25, 2016, 2017, 2018 and 2019.

(vi)
Unexercisable award vested on February 4, 2016

(vii)
Unexercisable award will vest on November 18, 2016.

(2)
The awards reflected in this column are unvested performance-based PSU awards with three-year performance periods that are scheduled to vest on December 31, 2016 or December 31, 2017 if the performance targets are met. In accordance with SEC rules, the PSU awards are reported at their maximum payout value as follows: 2014 grant—9,924 PSUs; and 2015 grant—9,604 PSUs.

(3)
The market value of these awards are calculated by multiplying the number of shares covered by the award by $73.05, the closing price of YUM stock on the NYSE on December 31, 2015.

 2015 OPTION/SAR EXERCISES AND STOCK VESTED

        The table below shows the number of shares of YUM common stock acquired during 2015 upon exercise of SAR awards and before payment of applicable withholding taxes and broker commissions.

	Option/SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Pant	63,282	5,062,676	—	—
Stedem	3,641	293,227	—	—
Wat	—	—	—	—
Chu	35,913	2,843,068	—	—
Ng	11,881	943,320	—	—

        Nonqualified Deferred Compensation.    Amounts reflected in the Nonqualified Deferred Compensation table below are provided for under YUM's EID Program and the LRP. These plans are unfunded, unsecured deferred, account-based compensation plans. For each calendar year, participants are permitted under the EID Program to defer up to 85% of their base pay and up to 100% of their annual incentive award. The LRP provides an annual allocation to the account of Mr. Pant equal to 20% of his salary plus target bonus.

  EID Program.

        Deferred Investments under the EID Program.    Amounts deferred under the EID Program may be invested in the following phantom investment alternatives (12 month investment returns are shown in parentheses):

  •
  YUM! Stock Fund (2.45%*)

  •
  YUM! Matching Stock Fund (2.45%*)

  •
  S&P 500 Index Fund (–0.74%)

  •
  Bond Market Index Fund (–0.19%)

  •
  Stable Value Fund (1.54%)

        All of the phantom investment alternatives offered under the EID Program are designed to match the performance of actual investments; that is, they provide market rate returns and do not provide for preferential earnings. The S&P 500 index fund, bond market index fund and stable value fund are designed to track the investment return of like-named funds offered under YUM's 401(k) Plan. The YUM! Stock Fund and YUM! Matching Stock Fund track the investment return of YUM's common stock. Participants may transfer funds between the investment alternatives on a quarterly basis except (1) funds invested in the YUM! Stock Fund or YUM! Matching Stock Fund may not be transferred once invested in these funds and (2) a participant may only elect to invest into the YUM! Matching Stock Fund at the time the annual incentive deferral election is made. In the case of the Matching Stock Fund, participants who defer their annual incentive into this fund acquire additional phantom shares (RSUs) equal to 33% of the RSUs received with respect to the deferral of their annual incentive into the YUM! Matching Stock Fund (the additional RSUs are referred to as "matching contributions"). The RSUs attributable to the matching contributions are allocated on the same day the RSUs attributable to the annual incentive are allocated, which is the same day YUM makes its annual stock appreciation right grants. Eligible amounts attributable to the matching contribution under the

*
Assumes dividends are not reinvested.

YUM! Matching Stock Fund are included in column (c) below as contributions by YUM (and represent amounts actually credited to the YUM executive officer's account during 2015). Beginning with their 2009 annual incentive award, those who are eligible for PSU awards are no longer eligible to participate in the Matching Stock Fund.

        RSUs attributable to annual incentive deferrals into the YUM! Matching Stock Fund and matching contributions vest on the second anniversary of the grant (or upon a change in control of YUM, if earlier) and are payable as shares of YUM common stock pursuant to the participant's deferral election. Unvested RSUs held in a participant's YUM! Matching Stock Fund account are forfeited if the participant voluntarily terminates employment with YUM within two years of the deferral date. If a participant terminates employment involuntarily, the portion of the account attributable to the matching contributions is forfeited and the participant will receive an amount equal to the amount of the original amount deferred. If a participant dies or becomes disabled during the restricted period, the participant fully vests in the RSUs. Dividend equivalents are accrued during the restricted period but are only paid if the RSUs vest. RSUs held by a participant who has attained age 65 with five years of service vest immediately. In the case of a participant who has attained age 55 with 10 years of service, RSUs attributable to bonus deferrals into the YUM! Matching Stock Fund vest immediately and RSUs attributable to the matching contribution vest on a pro rata basis during the period beginning on the first anniversary of the grant and ending on the second anniversary of the grant and are fully vested on the second anniversary.

        Distributions under EID Program.    When participants elect to defer amounts into the EID Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive's retirement, separation or termination of employment.

        Distributions can be made in a lump sum or quarterly or annual installments for up to 20 years. Initial deferrals are subject to a minimum two year deferral. In general, with respect to amounts deferred after 2005 or not fully vested as of January 1, 2005, participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code (the "Code"). In general, Code Section 409A requires that:

  •
  Distribution schedules cannot be accelerated (other than for a hardship),

  •
  To delay a previously scheduled distribution,

  •
  A participant must make an election at least one year before the distribution otherwise would be made, and

  •
  The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

        With respect to amounts deferred prior to 2005, to delay a distribution the new distribution cannot begin until two years after it would have begun without the election to re-defer.

        Investments in the YUM! Stock Fund and YUM! Matching Stock Fund are only distributed in shares of YUM stock.

        Distributions from the EID Program will not be made solely as a result of the separation and distribution.

  LRP.

        LRP Account Returns.    The LRP provides an annual earnings credit to each participant's account based on the value of participant's account at the end of each year. Under the LRP, Mr. Pant receives an annual earnings credit equal to 5%. YUM's contribution ("Employer Credit") for 2015 is equal to 20% of Mr. Pant's salary plus target bonus.

        Distributions under LRP.    Under the LRP, participants age 55 or older are entitled to a lump sum distribution of their account balance in the quarter following their separation of employment. Participants under age 55 with a vested LRP benefit combined with any other deferred compensation benefits covered under Code Section 409A exceeds $15,000, will not receive a distribution until the calendar quarter that follows the participant's 55th birthday. Distributions from the LRP will not be made solely as a result of the separation and distribution.

2015 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)(1)	YUM Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)
Pant	721,683	408,500	288,715	15,894	11,508,418
Stedem	—	—	11,901	25,079	463,796
Wat	—	—	—	—	—
Chu	—	—	—	—	—
Ng	—	—	—	—	—

(1)
Amounts in column (b) reflect amounts that were also reported as compensation in YUM's 2015 Summary Compensation Table.

(2)
Amounts in column (c) reflect Mr. Pant's LRP allocation of $408,500.

(3)
Amounts in column (d) reflect earnings during the last fiscal year on deferred amounts. All earnings are based on the investment alternatives offered under the EID Program or the earnings credit provided under the LRP described in the narrative above this table. The EID Program earnings are market based returns and, therefore, are not reported in the Summary Compensation Table. For Mr. Pant, of the earnings reflected in this column, $42,979 was deemed above market earnings accruing to his account under the LRP. For above market earnings on nonqualified deferred compensation, see the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table.

(4)
The amount shown in column (e) was distributed to Mr. Pant to pay payroll taxes due upon the account balance under the EID Program or LRP for 2015.

(5)
The amount reflected in column (f) is the year-end balance for Mr. Pant under the EID Program and the LRP. As required under SEC rules, $2,933,282 is the portion of the year-end balance for Mr. Pant which has previously been reported as compensation to him in YUM's Summary Compensation Table for 2015 and prior years.

        Potential Payments upon Termination or Change in Control.    The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if Mr. Pant's employment with YUM had terminated on December 31, 2015, and, if applicable, based on the YUM's closing stock price on that date. This information is not applicable to the other Company named executive officers. These benefits are in addition to benefits available generally to salaried employees, such as distributions under YUM's 401(k) Plan, retiree medical benefits, disability benefits and accrued vacation pay.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, YUM's stock price and the executive's age.

        SAR Awards.    If Mr. Pant terminated employment for any reason other than retirement, death, disability or following a YUM change in control and as of December 31, 2015, he could exercise the SARs that were exercisable on that date as shown at the Outstanding Equity Awards at Year-End table above, otherwise all SARs, pursuant to their terms, would have been forfeited and cancelled after that date. Mr. Pant does not currently hold any YUM stock options. If he had retired, died or become disabled as of December 31, 2015, exercisable SARs would remain exercisable through the term of the award. Except in the case of a change in control of YUM, no SARs become exercisable on an accelerated basis. Benefits Mr. Pant would have received on a change in control of YUM are discussed below.

        EID Program.    As described in more detail above, the YUM executive officers participate in the EID Program, which permits the deferral of salary and annual incentive compensation. The last column of the Nonqualified Deferred Compensation Table includes the aggregate balance at December 31, 2015 of each of our NEOs. Executive officers are entitled to receive their vested amount under the EID Program in case of voluntary termination of employment. In the case of involuntary termination of employment, they are entitled to receive their vested benefit and the amount of the unvested benefit that corresponds to their deferral. In the case of death, disability or retirement after age 65, they or their beneficiaries are entitled to their entire account balance as shown in the last column of the Nonqualified Deferred Compensation table.

        In the case of an involuntary termination of employment as of December 31, 2015, Mr. Pant would have received $8,702,530. This amount reflects bonuses previously deferred by Mr. Pant and appreciation on these deferred amounts (see above for discussion of investment alternatives available under the EID). Mr. Pant's EID balance is invested primarily in RSUs. Thus, his EID account balance represents deferred bonuses (earned in prior years) and appreciation of his account based primarily on the performance of YUM's stock.

        Leadership Retirement Plan.    Under the LRP, participants age 55 are entitled to a lump sum distribution of their account balance following their termination of employment. Participants under age 55 who terminate with more than five years of service will receive their account balance at their 55th birthday. In case of termination of employment as of December 31, 2015, Mr. Pant would have received $2,805,888.

        Performance Share Unit Awards.    If an executive officer terminated employment for any reason other than retirement or death or following a change in control and prior to achievement of the performance criteria and vesting period, then the award would be cancelled and forfeited. If an executive officer had retired, or died as of December 31, 2015, the PSU award would be paid out based on actual performance for the performance period, subject to a pro rata reduction reflecting the portion of the performance period not worked by the executive officer. If any of these terminations had occurred on December 31, 2015, Mr. Pant would have been entitled to $369,464, assuming target performance.

        Life Insurance Benefits.    For a description of the supplemental life insurance plans that provide coverage to the YUM executive officers, see the All Other Compensation Table above. If Mr. Pant had died on December 31, 2015, the survivors of Mr. Pant would have received YUM-paid life insurance of $2,043,000 under this arrangement. Executives and all other salaried employees can purchase additional life insurance benefits up to a maximum combined company paid and additional life insurance of $3.5 million. This additional benefit is not paid or subsidized by YUM and, therefore, is not shown here.

        Change in Control.    Change in control severance agreements are in effect between YUM and certain key executives (including Mr. Pant, but not the other Company NEOs). These agreements are general obligations of YUM, and provide, generally, that if, within two years subsequent to a change in control of YUM, the employment of the executive is terminated (other than for cause, or for other limited reasons specified in the change in control severance agreements) or the executive terminates employment for Good Reason (defined in the change in control severance agreements to include a diminution of duties and responsibilities or benefits), the executive will be entitled to receive the following:

  •
  a proportionate annual incentive assuming achievement of target performance goals under the bonus plan or, if higher, assuming continued achievement of actual YUM performance until date of termination;

  •
  a severance payment equal to two times the sum of the executive's base salary and the target bonus or, if higher, the actual bonus for the year preceding the change in control of YUM; and

  •
  outplacement services for up to one year following termination.

        The change in control severance agreements include a "best net after-tax" approach to address any potential excise tax imposed on executives. If any excise tax is due, YUM will not make a gross-up payment, but instead will reduce payments to an executive if the reduction will provide the YUM executive officer the best net after-tax result.

        The change in control severance agreements have a three-year term and are automatically renewable each January 1 for another three-year term. An executive whose employment is not terminated within two years of a change in control will not be entitled to receive any severance payments under the change in control severance agreements, with respect to such change in control.

        Generally, pursuant to the agreements, a change in control is deemed to occur:

  (i)
  if any person acquires 20% or more of YUM's voting securities (other than securities acquired directly from YUM or its affiliates);

  (ii)
  if a majority of the directors as of the date of the agreement are replaced other than in specific circumstances; or

  (iii)
  upon the consummation of a merger of YUM or any subsidiary of YUM other than (a) a merger where YUM's directors immediately before the change in control constitute a majority of the directors of the resulting organization, or (b) a merger effected to implement a recapitalization of YUM in which no person is or becomes the beneficial owner of securities of YUM representing 20% or more of the combined voting power of YUM's then-outstanding securities.

        In addition to the payments described above, upon a change in control:

  •
  All stock options and/or SARs granted prior to 2013 and held by the executive will automatically vest and become exercisable. For all stock options and/or SARs granted beginning in 2013, outstanding awards will fully and immediately vest following a change in control if the executive is employed on the date of the change in control of YUM and is involuntarily terminated (other than by YUM for cause) on or within two years following the change in control.

  •
  All RSUs under YUM's EID Program held by the executive will automatically vest.

  •
  All PSU awards under YUM's Performance Share Plan awarded in the year in which the change in control occurs will be paid out at target assuming a target level performance had been achieved for the entire performance period, subject to a pro rata reduction to reflect the portion of the performance period after the change in control. All PSUs awarded for performance periods that began before the year in which the change in control occurs will be paid out assuming performance achieved for the performance period was at the greater of target level performance or projected level of performance at the time of the change in control, subject to pro rata reduction to reflect the portion of the performance period after the change in control. In all cases, executives must be employed with YUM on the date of the change in control and involuntarily terminated upon or following the change in control and during the performance period. See the Company's CD&A beginning on page 99 for more detail.

        If a change in control and the involuntary termination of one of the Company's NEOs had occurred as of December 31, 2015, the following payments or other benefits would have been made or become available to them:

	Pant $	Stedem $	Wat $	Chu $	Ng $
Severance Payment	3,906,875
Annual Incentive	1,003,438	160,326	518,500	240,000	215,546
Accelerated Vesting of SARs	2,692,655	46,346	—	2,764,035	193,868
Accelerated Vesting of RSUs	—	—	—	—	—
Acceleration of PSU Performance/Vesting	369,464	—	—	—	—
Outplacement	25,000	—	—	—	—

TOTAL	7,997,432	206,672	518,500	3,004,035	409,414

        If a change in control without an involuntary termination of one of the Company's NEOs had occurred as of December 31, 2015, the following benefits would have become available to them:

	Pant $	Stedem $	Wat $	Chu $	Ng $
Accelerated Vesting of SARs	2,073,350	8,911	—	2,507,604	101,546
Accelerated Vesting of RSUs	—	—	—	—	—
Acceleration of PSU Performance/Vesting	—	—	—	—	—

TOTAL	2,073,350	8,911	—	2,507,604	101,546

Yum China Holdings, Inc. Long Term Incentive Plan

        The Company has adopted, and YUM in its capacity as the Company's sole stockholder has approved, a long term incentive program with terms as substantially set forth below. It is expected that the Plan (defined below) will become effective as of the distribution date and will continue in effect until terminated by the Company's board of directors; provided, however, that no award may be granted under the Plan on or after the tenth anniversary of the effective date of the Plan.

  Purpose

        The purposes of the Yum China Holdings, Inc. Long Term Incentive Plan (the "Plan") are (i) to attract and retain persons eligible to participate in the Plan; (ii) to motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) to provide incentive compensation opportunities that are competitive with those of other similar companies; (iv) to align the interests of participants with those of the our shareholders; and (v) to issue awards pursuant to and in accordance with the employee matters agreement (the "EMA"). To accomplish these purposes, the Plan authorizes the award of stock options (including incentive stock options ("ISOs") and non-qualified stock options ("NQOs")), stock appreciation rights ("SARs"), "Full Value Awards" (including restricted stock awards, restricted stock unit awards, performance shares, and performance unit awards), and cash incentive awards, each as described below. The Plan also provides for the grant of awards with respect to our common stock as provided in the EMA ("EMA Awards").

  Eligibility

        Any officer, director or other employee of us or one of our subsidiaries, consultants, independent contractors or agents of us or one of our subsidiaries, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of us or one of our subsidiaries (but effective no earlier than the date on which such individual begins to provide services to us or one of our subsidiaries), including in any case, our non-employee directors ("Outside Directors") are eligible to participate in the Plan. Upon receiving a grant of an award under the Plan, an eligible individual shall be a "participant" in the Plan. EMA Awards will also be granted to those individuals who are entitled to them pursuant to the EMA, as described below.

  Administration of the Plan

        The Plan is administered by a "Committee," which generally means the Compensation Committee of the board of directors. For purposes of the Plan and subject to the terms and conditions of the Plan, the Committee has the authority and discretion (a) to select from among the eligible individuals those persons who shall receive awards under the Plan, (b) to determine the time or times of receipt, (c) to determine the types of awards and the number of shares covered by the awards, (d) to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, and, subject to the terms and conditions of the Plan, to cancel or suspend awards, (e) to the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the awards in jurisdictions outside the United States, to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, (f) to conclusively interpret the Plan, (g) to establish, amend, and rescind any rules and regulations relating to the Plan, (h) to determine the terms and provisions of any award agreement made pursuant to the Plan, and (i) to make all other determinations that may be necessary or advisable for the administration of the Plan.

        Except as prohibited by applicable law or as necessary to preserve exemptions under the securities laws, the Committee may delegate any of its duties under the Plan to such agents as it determines from time to time (which delegation can be revoked at any time).

  Shares Available Under the Plan

        We have reserved for issuance under the Plan 45,000,000 shares of our common stock. Shares available under the Plan may be authorized but unissued or shares currently held or subsequently acquired by us as treasury shares (to the extent permitted by law), including shares purchased in the open market or in private transactions.

        Each share delivered in respect of a Full Value Award is counted as covering two shares except that, in the case of restricted stock or restricted stock units delivered pursuant to the settlement of earned annual incentives or delivered pursuant to EMA Awards, each share shall be counted as covering one share. To the extent any shares of stock covered by an award are not delivered to a participant or beneficiary because the award is forfeited or canceled, used to satisfy the applicable tax withholding obligation, or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the Plan. If the exercise price of any stock option granted under the Plan is satisfied by tendering shares of our common stock (by either actual delivery or by attestation, including net exercise), only the number of shares of stock issued net of the shares tendered shall be deemed delivered for purposes of the Plan.

  Other Share Limitations

        The following limitations shall apply under the Plan: (a) the number of shares available for grants of ISOs under the Plan is equal to 45,000,000; (b) the maximum number of shares that may be covered by stock options or SARs granted to any one individual during any five calendar-year period shall be 9,000,000; (c) in the case of Full Value Awards that are intended to be performance-based compensation for purposes of Code Section 162(m) ("Performance-Based Compensation"), no more than 3,000,000 shares of common stock may be subject to such awards granted to any one individual during any five-calendar-year period (regardless of when such shares are deliverable); provided, however, that, in the case of any Full Value Award that is a performance unit award that is intended to

Performance-Based Compensation, no more than $10,000,000 may be subject to any such awards granted to any one individual during any one-calendar-year period (regardless of when such amounts are deliverable); (d) in the case of cash incentive awards that are intended to be Performance-Based Compensation, the maximum amount payable to any participant with respect to any twelve-month performance period shall equal $10,000,000 (pro rated for performance periods that are greater or lesser than twelve months); and (e) no Outside Director may be granted during any calendar year an award or awards having a value determined on the grant date in excess of $1,500,000.

  Adjustments

        In the event of a change in corporate capitalization (such as a stock split or stock dividend), a corporate transaction (such as a reorganization, reclassification, merger or consolidation or separation), other changes in our corporate structure, or a distribution to shareholders (other than a cash dividend that is not an extraordinary cash dividend) that affects our outstanding shares common stock, the Committee shall make such equitable adjustments, as it determines are necessary and appropriate, in: (a) the number and type of shares (or other property) with respect to which awards may be granted under the Plan; (b) the number and type of shares (or other property) subject to outstanding awards; (c) the grant or exercise price with respect to outstanding awards; (d) the limitations on shares reserved for issuance under the Plan and the limitations on the number of shares (or dollar amount) that can be subject to awards granted to certain individuals or within a specified time period; and (e) the terms, conditions or restrictions of outstanding awards and/or award agreements.

  Awards under the Plan

  Generally

        The Committee shall designate the participants to whom awards are to be granted and the type of awards to be granted and shall determine the number of shares of our common stock (or cash) subject to each award and the other terms and conditions thereof, not inconsistent with the Plan. In no event shall a stock option or SAR be exercisable later than the ten-year anniversary of the date on which the stock option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the stock is listed). Awards may be settled through the delivery of shares of our common stock, the granting of replacement awards, or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

  Stock Options and SARs

        The grant of a stock option under the Plan entitles the participant to purchase shares of our common stock at an exercise price and during a specified time established by the Committee. Any stock option may be either an ISO or an NQO, as determined in the discretion of the Committee. An "ISO" is a stock option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Code Section 422(b) and may only be granted to employees of us or our eligible subsidiaries. An "NQO" is a stock option that is not intended to be an ISO. An SAR entitles the participant to receive, in cash or stock, value equal to (or otherwise based on) the excess of: (a) the fair market value of a specified number of shares of our common stock at the time of exercise; over (b) an exercise price established by the Committee.

        The "exercise price" of each stock option or SAR granted shall be established by the Committee or shall be determined by a method established by the Committee at the time the stock option or SAR is granted, except that the exercise price shall not be less than the fair market value of a share of stock on the date of grant (except in limited circumstances such as substitute awards in the context of a corporate transaction or EMA Awards).

        The exercise price of a stock option shall be payable in cash or by tendering (including by way of a net exercise), by either actual delivery of shares or by attestation, shares of stock acceptable to the Committee, and valued at fair market value as of the day of exercise, or in any combination thereof, as determined by the Committee or, if permitted by the Committee, by the participant's irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the stock option and remit to us a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

        In no event shall a stock option or SAR be exercisable later than the ten-year anniversary of the date on which the stock option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the stock is listed).

        Except for either adjustments in connection with corporate transactions (discussed above) or reductions of the exercise price approved by our shareholders, the exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by our shareholders, in no event shall any Option or SAR granted under the Plan be surrendered to us in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of our stock.

  Full Value Awards

        A "Full Value Award" is a grant of one or more shares of our common stock or a right to receive one or more shares of our common stock in the future (including restricted stock, restricted stock units, performance shares, and performance units) that is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. Full Value Awards made to employees be subject to minimum vesting requirements depending on the terms and purpose of the award.

  Cash Incentive Awards

        A "Cash Incentive Award" is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

  EMA Awards

        As of the distribution date, the Committee shall grant "EMA Awards" to each individual who is entitled to an award with respect to our common stock pursuant to the terms of the EMA or who is otherwise entitled to receive a share of our common stock pursuant to the EMA. All EMA Awards will be made in accordance with the terms of the EMA. With respect to EMA Awards, the provisions of the EMA relating to such awards supersede any other Plan provisions.

        The number of shares of our common stock subject to an EMA Award granted to an EMA Participant, and, to the extent applicable, the exercise price of the EMA Award, shall be determined in accordance with the applicable provision of the EMA and shall otherwise be subject to the same terms and conditions (including vesting, settlement and termination) as applied to the corresponding award under the corresponding YUM award to which the EMA Award relates and otherwise shall be subject to the terms and conditions of the EMA. Any condition related to termination of a participant's employment or service with YUM or its affiliates or related to a determination by the committee charged with administration of the YUM plans shall be based on an otherwise identical condition related to the termination of a participant's employment or service with the us and our subsidiaries or a determination by the Committee under this Plan, respectively and as applicable.

  Performance-Based Compensation

        In general, Code Section 162(m) limits our compensation deduction to $1,000,000 paid in any tax year to any "covered employee" as defined under Code Section 162(m). This deduction limitation does not apply to certain types of compensation, including Performance-Based Compensation. The terms of the Plan permit, but do not require, us to issue awards under the Plan that meet the requirements of Performance-Based Compensation so that such awards will be deductible by us for federal income tax purposes. Full Value Awards granted under the Plan that are designated and structured as Performance-Based Compensation will be conditioned on the achievement of one or more performance targets as determined by the Committee and one or more of the following performance measures: cash flow; earnings; earnings per share; market value added or economic value added; profits; return on assets; return on equity; return on investment; revenues; stock price; total shareholder return; customer satisfaction metrics; or restaurant unit development. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of us and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets. The performance targets established by the Committee may be with respect to us, a subsidiary, operating unit, division, or group or individual performance (or any combination thereof).

  Change in Control

        Subject to the provisions relating to adjustments in the context of corporate transactions (described above) and except as otherwise provided in the Plan or the award agreement reflecting the applicable award, if a Change in Control (as defined in the Plan) occurs prior to the date on which an award is vested and prior to the participant's separation from service and if the participant's employment is involuntarily terminated by the us or our subsidiaries (other than for cause) on or within two years following the Change in Control, then (a) all outstanding Options and SARs (regardless of whether in tandem with a SAR or Option, as applicable) shall become fully exercisable and (b) all Full Value Awards shall become fully vested and the Committee shall determine the extent to which performance conditions are met in accordance with the terms of the Plan and the applicable award agreement.

  Transferability

        Unless otherwise determined by the Committee and expressly provided for in an award agreement, no award or any other benefit under the Plan shall be assignable or otherwise transferable except by will or the laws of descent and distribution.

  Withholding

        All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the participant, through the surrender of shares of stock which the participant already owns, or through the surrender of shares of stock to which the participant is otherwise entitled under the Plan; provided, however, previously-owned stock that has been held by the participant or stock to which the participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates of withholding that will not have a negative accounting impact).

  Participants Outside the United States

        The Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which we or any of our subsidiaries operates or has employees. The foregoing provisions may not be applied to increase the share limitations of the Plan or to otherwise change any provision of the Plan that would otherwise require the approval of our shareholders.

  Misconduct and Recoupment

        The Committee, in its discretion, may impose such restrictions on shares of stock acquired pursuant to the Plan, whether pursuant to the exercise of a stock option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, stock ownership by the participant, conformity with our recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Unless otherwise specified by the Committee, any awards under the Plan and any shares of stock issued pursuant to the Plan shall be subject to our compensation recovery, clawback, and recoupment policies as in effect from time to time.

        If the Committee determines that a present or former employee has (a) used for profit or disclosed to unauthorized persons, confidential or trade secrets of us, (b) breached any contract with or violated any fiduciary obligation to us, or (c) engaged in any conduct which the Committee determines is injurious to us or our subsidiaries, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan. This provision does not apply during any period where there is a potential Change in Control in effect or following a Change in Control.

  Amendment and Termination of the Plan

        The Company's board of directors may, at any time, amend or terminate the Plan (and the Committee may amend any award agreement); provided, however, that no amendment or termination of the Plan or amendment of any award agreement may, in the absence of written consent to the change by the affected participant or beneficiary, if applicable, affect the rights of any participant or beneficiary under any award granted under the Plan prior to the date of such amendment or termination. Adjustments pursuant to corporate transactions and restructurings are not subject to the foregoing limitations. In addition, amendments to the provisions of the Plan that prohibit the repricing of stock options and SARs, amendments expanding the group of eligible individuals, or amendments increases in the aggregate number of shares reserved under the Plan, the shares that may be issued in the form of ISOs, limitations on certain types of Full Value Awards and amendments of the individual limits on awards and the limitations on awards to Outside Directors will not be effective unless approved by our shareholders. In addition, no amendment shall be made to the Plan without the approval of our shareholders if such approval is required by law or the rules of any stock exchange on which the common stock is listed.

  U.S. Federal Income Tax Implications of the Plan

        The discussion that follows is a summary, based on U.S. federal tax laws and regulations presently in effect, of some significant U.S. federal income tax considerations relating to awards under the Plan. The applicable laws and regulations are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Plan. This summary does not discuss state, local or foreign laws.

        Stock Options.    The tax treatment of a stock option depends on whether the option is a NQO or an ISO.

        The grant of an NQO will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares of common stock, and we will be entitled to a corresponding deduction.

        The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of us and our eligible subsidiaries (determined under tax rules) during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

        The excess of the fair market value of the shares of common stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant's alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

        If the participant does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes.

        If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of common stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of common stock over the exercise price.

Special rules apply if an option is exercised through the exchange of previously acquired stock.

        SARs.    A participant will not be deemed to have received any income upon the grant of a SAR. Generally, when a SAR is exercised, the excess of the market price of common stock on the date of exercise over the exercise price will be taxable to a participant as ordinary income. We are entitled to a deduction in the year of exercise equal to the amount of income taxable to the individual.

        Full Value Awards.    The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions.

        If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant's tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

        In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

        We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the participant.

Yum China Holdings, Inc. Leadership Retirement Plan

        Prior to the completion of the separation and distribution, the Company expects to adopt the Yum China Holdings, Inc. Leadership Retirement Plan ("YCHLRP"). The Company expects the YCHLRP to become effective as of the distribution date and to continue in effect until terminated by the Company's board of directors. The terms of the YCHLRP are expected to be substantially similar to the terms of the YUM LRP, described above. The Company expects that executives who are at least age 21, who are classified as salary level 12, who are not eligible to participate in a tax-qualified defined benefit plan, and who satisfy certain additional requirements as to work location and assignment will be eligible to participate in the YCHLRP if selected for participation by the Company. The YCHLRP is expected to be an unfunded, unsecured account-based retirement plan that allocates a percentage of pay to an account payable to an executive following the later to occur of the executive's separation of employment from the Company or attainment of age 55. The YCHLRP is expected to provide an annual earnings credit to each participant's account based on the value of participant's account at the end of each year. Under the YCHLRP, participants age 55 or older are expected to be entitled to a lump sum distribution of their account balance on the last day of the calendar quarter that occurs on or follows their separation of employment. It is expected that participants under age 55 with a vested YCHLRP benefit that, combined with any other deferred compensation benefits covered under Code Section 409A, exceeds $15,000, will not receive a distribution until the last day of the calendar quarter that occurs on or follows the participant's 55th birthday.

Non-Employee Director Compensation

        Prior to the completion of the separation, the Company expects to approve non-employee director compensation arrangements. The Company expects that it will pay its non-employee directors an annual retainer equal to $225,000, payable in Company common stock. A director may request to receive up to one-half of his or her annual equity retainer in cash. Requests must be submitted to the chairman of the Company's Compensation Committee. In addition to the annual equity retainer paid to all Company non-employee directors, the Chairman of the board of directors will receive an additional annual cash retainer of $225,000. Director stock ownership requirements and the timing of the stock grants and cash payments described in this paragraph will be determined by the Company's board of directors following the completion of the separation.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with YUM

        Following the separation and distribution, the Company and YUM will operate separately, each as an independent public company. We will enter into a separation and distribution agreement with YUM, which is referred to in this Information Statement as the "separation and distribution agreement." In connection with the separation, we will also enter into various other agreements to effect the separation and provide a framework for our relationship with YUM after the separation, including a master license agreement, a tax matters agreement, an employee matters agreement, a transition services agreement and a name license agreement. These agreements will provide for the allocation between us and YUM of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from YUM and will govern certain relationships between the Company and YUM after the separation. The agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this Information Statement is a part.

        The summaries of each of the agreements listed above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this Information Statement. See "Where You Can Find More Information."

The Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

        The separation and distribution agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of the Company and YUM as part of the separation of YUM into two independent companies, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation and distribution agreement will provide, among other things, that subject to the terms and conditions contained therein:

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  Certain assets related to the Company business, which are referred to as the "Company Assets," will be transferred to the Company, including:

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  equity interests in certain YUM subsidiaries that operate the Company business:

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  contracts (or portions thereof) that relate to the Company business;

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  certain information, technology, software and intellectual property exclusively used in the Company business;

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  rights and assets expressly allocated to the Company pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation;

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  permits primarily used in the Company business; and

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  other assets that are included in the Company pro forma combined balance sheet included in this Information Statement.

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  Certain liabilities related to the Company business or the Company Assets, which are referred to as the "Company Liabilities," will be retained by or transferred to the Company, including:

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  specified litigation matters that relate to the Company business;

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  liabilities and obligations expressly allocated to the Company pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation; and

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    other liabilities that are included in the Company pro forma combined balance sheet included in this Information Statement.

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  All of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Company Assets and the Company Liabilities (all such assets and liabilities, other than the Company Assets and the Company Liabilities, referred to as the "YUM Assets" and the "YUM Liabilities," respectively), will be retained or assumed by YUM.

        Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither the Company nor YUM will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either the Company or YUM, or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approval are not obtained or that any requirements of laws, agreements, security interests, or judgments are not complied with.

        Information in this Information Statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation and distribution agreement, unless the context otherwise requires. The separation and distribution agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to the Company or YUM, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, the Company or YUM, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities, for which the other party will reimburse YUM or the Company, as applicable, for any payments made in connection with the maintenance of such assets or the performance and discharge of such liabilities.

The Distribution

        The separation and distribution agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, YUM will distribute to its shareholders that hold YUM common stock as of 5:00 p.m., Eastern Time, on the record date for the distribution all of the issued and outstanding shares of the Company's common stock held by YUM on a pro rata basis. YUM shareholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

        The separation and distribution agreement will provide that the distribution is subject to satisfaction (or waiver by YUM) of certain conditions described under "The Separation and Distribution—Conditions to the Distribution." YUM has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Settlement of Accounts Between the Company and YUM

        The separation and distribution agreement will provide that all intercompany receivables and payables as to which there are no third parties and that are between the Company or a Company subsidiary, on the one hand, and YUM or a YUM subsidiary, on the other hand, other than accounts related to the agreements to be entered into in connection with the separation and post-separation agreements between YUM and the Company and other than any accrued liabilities incurred in connection with providing the services that will be memorialized by certain ancillary agreements, in each case existing as of immediately prior to the completion of the separation, will be settled, capitalized, cancelled, assigned or assumed by the Company or one or more Company subsidiaries.

Claims

        In general, each party to the separation and distribution agreement will assume or retain liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

        The separation and distribution agreement will provide that the Company and YCCL, their subsidiaries and, to the extent permitted by law, all shareholders, directors, officers, agents or employees of the Company, YCCL or their subsidiaries will release and discharge YUM, its subsidiaries and shareholders, directors, officers, agents or employees of YUM or its subsidiaries from all Company Liabilities (as defined above), from all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the distribution date, and from all liabilities arising from or in connection with the implementation of the separation, in each case to the extent relating to, arising out of or resulting from the Company's business, and except as expressly set forth in the separation and distribution agreement. YUM and, to the extent permitted by law, all shareholders, directors, officers, agents or employees YUM or its subsidiaries will release and discharge the Company, its subsidiaries and YCCL from all YUM Liabilities (as defined above) from all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before the distribution date, and from all liabilities arising from or in connection with the implementation of the separation, in each case to the extent relating to, arising out of or resulting from YUM's business, and except as expressly set forth in the separation and distribution agreement.

        These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, the name license agreement and certain other agreements, including the master license agreement and the transfer documents in connection with the separation.

Indemnification

        In the separation and distribution agreement, the Company and YCCL will agree to indemnify, defend and hold harmless YUM, each of its subsidiaries and each of their respective directors, officers, employees and agents, from and against all liabilities relating to, arising out of or resulting from:

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  the Company Liabilities;

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  the failure of the Company or any other person to pay, perform or otherwise promptly discharge any of the Company Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

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  specified litigation matters that relate to the Company business;

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  any breach by the Company or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements;

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  except to the extent relating to a YUM Liability, any guarantee, indemnification or contribution obligation for the benefit of the Company or any of its subsidiaries by YUM or any of its subsidiaries that survives the distribution; and

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  any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this Information Statement forms a part, or in this Information Statement (as amended or supplemented), except for any such statements made explicitly in YUM's name.

        YUM agrees to indemnify, defend and hold harmless the Company and YCCL, each of its subsidiaries and each of their respective directors, officers, employees and agents from and against all liabilities relating to, arising out of or resulting from:

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  the YUM Liabilities;

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  the failure of YUM or any other person to pay, perform or otherwise promptly discharge any of the YUM Liabilities, in accordance with their respective terms whether prior to, at or after the distribution;

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  specified litigation matters that relate to the YUM business;

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  any breach by YUM or any of its subsidiaries of the separation and distribution agreement or any of the ancillary agreements;

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  except to the extent relating to a Company Liability, any guarantee, indemnification or contribution obligation for the benefit of YUM or any of its subsidiaries by the Company or any of its subsidiaries that survives the distribution; and

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  any untrue statement or alleged untrue statement or omission or alleged omission of a material fact with respect to statements made explicitly in YUM's name in the registration statement of which this Information Statement forms a part, or in this Information Statement (as amended or supplemented).

        The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Intellectual Property

        Following the distribution, YUM will continue to own the YUM, KFC, Pizza Hut and Taco Bell names and other intellectual property rights associated with such brands, and will license to the Company certain intellectual property rights, including use of the YUM, KFC, Pizza Hut and Taco Bell names for use in the Company business, pursuant to the master license agreement and the name license agreement, which are described below.

Insurance

        The separation and distribution agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims.

Non-Solicitation

        The separation and distribution agreement will contain a non-solicitation provision preventing each of YUM and the Company from soliciting certain of the other party's employees for twelve months from the distribution date, subject to certain exceptions, including, among others, for generalized solicitations that are not directed to employees of the other party and the solicitation of a person whose employment was terminated by the other party.

Further Assurances

        In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, both the Company and YUM will agree in the separation and distribution agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Dispute Resolution

        The separation and distribution agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between the Company and YUM related to the separation or distribution and that are unable to be resolved by the transition committee. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of the Company and YUM. If such efforts are not successful, either the Company or YUM may submit the dispute, controversy or claim to nonbinding mediation or, if such nonbinding mediation is not successful, binding arbitration, subject to the provisions of the separation and distribution agreement.

Expenses

        Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution incurred prior to the distribution date, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense. We anticipate that substantially all of the one-time costs of the separation will be borne by YUM.

Other Matters

        Other matters governed by the separation and distribution agreement will include access to financial and other information, confidentiality, access to and provision of records, treatment of shared contracts, treatment of outstanding guarantees and similar credit support and management of certain litigation.

Termination

        The separation and distribution agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole discretion of YUM without the approval of any person, including the Company's or YUM's shareholders. In the event of a termination of the separation and distribution agreement, no party, nor any of its affiliates, directors, officers or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation and distribution agreement may not be terminated except by an agreement in writing signed by both YUM and the Company.

Tax Matters Agreement

        In connection with the separation, the Company, YCCL and YUM will enter into a tax matters agreement that will govern our respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes.

        Under the tax matters agreement, subject to certain exceptions, YUM generally will be liable for and indemnify us against all taxes attributable to the YUM business and we generally will be liable for and indemnify YUM against all taxes attributable to our business for all taxable periods, whether ending on, before or after the date of the distribution. YUM will also be liable for and indemnify us against pre-distribution taxes of certain non-China intermediate entities that will be part of our group. The tax matters agreement also addresses the allocation of liability for taxes that are incurred as a result of distribution or restructuring activities undertaken to effectuate the distribution. To the extent any Chinese indirect transfer tax pursuant to Bulletin 7 is imposed, such tax will be allocated between YUM and us in proportion to our respective share of the combined market capitalization of YUM and the Company during the thirty trading days after the distribution. In addition, we generally would be responsible for any tax imposed with respect to the distribution and related separation transactions resulting from our breach of certain covenants relating to actions or inactions that would be inconsistent with the intended tax-free treatment of the distribution and related separation transactions, and any U.S. tax imposed on YUM with respect to the distribution arising under Section 355(e) of the Code attributable to the stock of the Company.

        The tax matters agreement generally provides that YUM is responsible for preparing and filing tax returns of YUM and its affiliates and we are responsible for preparing and filing tax returns of us and our affiliates, and that, for a specified period following the distribution, we shall not take positions on our tax returns inconsistent with past practices or that would adversely affect YUM. Generally, the party responsible for preparing and filing a tax return will also have the authority to control all tax proceedings, including tax audits, involving any taxes or adjustment to taxes reported on such tax return, except that YUM will have review and control rights over certain of our tax returns and related proceedings. The tax matters agreement further provides for cooperation between us and YUM with respect to tax matters, including the exchange of information and the retention of records.

Employee Matters Agreement

        YUM and the Company will enter into an employee matters agreement ("EMA") prior to the separation and distribution. The EMA will allocate liabilities and responsibilities relating to employees, employment matters, compensation, benefit plans, and other related matters in connection with the separation and distribution, including the treatment of outstanding equity and incentive awards, both inside and outside of the United States.

Employee Benefits Generally

        Employees of the businesses to be conducted by the Company or one of its subsidiaries after the separation and distribution (the "Company Business") are currently employed by the Company and such employees currently participate only in benefit plans and arrangements maintained by the Company (other than equity-based arrangements and certain executive compensation arrangements). Similarly, employees of the businesses to be conducted by YUM after the separation and distribution (the "YUM Business") are currently employed by YUM or one of its subsidiaries (other than the Company and its subsidiaries) and such employees currently participate only in benefit plans and arrangements maintained by YUM. It is anticipated that employees will remain employed by the same business before and after the separation and distribution. Based on the foregoing, the EMA generally provides that the Company will retain all liabilities relating to the employees and former employees of the Company Business and YUM will retain all liabilities relating to the employees and former employees of the YUM Business (other than equity-based arrangements and certain executive compensation arrangements discussed below). These liabilities include all liabilities relating to, arising out of or resulting from employment (or termination of employment) and all liabilities and obligations under and with respect to the employee benefit plans and arrangements that are maintained by the Company or YUM, as applicable, respectively. YUM, however, will retain limited liabilities accrued with respect to Company employees under YUM benefit plans through the date of the separation and distribution, such as liabilities under qualified retirement plans and nonqualified deferred compensation plans prior to the separation and distribution.

        Employees of the Company and its subsidiaries will not be eligible to participate in YUM benefit plans and arrangements for periods after the separation and distribution and employees of YUM and its subsidiaries will not be eligible to participate in Company benefit plans for periods after the separation and distribution.

        The separation and distribution is not a change in control for purpose of any benefit plan, equity plan, employment agreement or other purpose. Therefore, it will not entitle employees to any change in control benefits.

Equity-Based Compensation and Certain Executive Compensation Arrangements

        Unless otherwise specified and notwithstanding the general provisions of the EMA relating to allocation of liabilities between YUM and the Company, concurrently with the separation and distribution, holders of YUM equity-based awards (including stock options, SARs and RSUs) will generally receive awards with respect to Company stock and their YUM awards will be adjusted. All PSU awards will remain as awards with respect to YUM stock and will be adjusted to reflect the separation and distribution. To the extent applicable, the aggregate intrinsic value of the new Company awards and the adjusted YUM awards will not exceed the intrinsic value of the corresponding YUM equity-based award as measured immediately before the separation.

        Except for the adjustments described above, all adjusted awards will remain subject to the same vesting conditions and other material terms and conditions that applied to the original YUM equity award immediately before the separation and distribution.

        If local regulations outside the United States or the terms of any employment agreement do not permit use of the specified adjustment method, a compliant alternative adjustment method will be used.

        Adjustments will also be made with respect to phantom equity awards under executive programs, such as the EID Program, to reflect the separation and distribution.

Master License Agreement

        In connection with the separation, Yum! Restaurants Asia Pte. Ltd. ("YRAPL"), a wholly-owned indirect subsidiary of YUM, and Yum Restaurants Consulting (Shanghai) Company Limited ("YCCL"), a wholly-owned indirect subsidiary of the Company, will enter into a master license agreement. Under the master license agreement, YRAPL grants YCCL the exclusive right to use and sublicense the use of intellectual property owned by YUM and its subsidiaries for the operation of KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, and Taco Bell restaurants in the People's Republic of China, excluding Hong Kong, Taiwan and Macau (the "territory") including related development, promotional and support activities. The master license agreement also gives YCCL a right of first refusal to develop and franchise in the territory certain other restaurant brands that YUM may later develop or acquire. KFC, Pizza Hut and Taco Bell are referred to in this section as the "brands" and each as a "brand."

Term

        The term of the master license agreement expires on the 50th anniversary of the effective date of the agreement, but as long as YCCL is in "good standing," and unless YCCL gives notice of its intent not to renew, the agreement will be automatically renewed for an unlimited number of additional 50-year renewal terms.

Payments and Required Expenditures

        YCCL must pay YRAPL a monthly license fee in an amount equal to 3% of net sales, from the operation of the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service and Taco Bell restaurants in the territory by YCCL or its sublicensees and franchisees. YCCL must spend a specified minimum percentage of net sales to market, advertise and promote the brands and their products in the territory.

Guarantor

        YCCL's obligations under the master license agreement are guaranteed by the Company.

Growth

        To maintain its exclusivity, YCCL must meet certain benchmarks designed to measure growth of the brands in the territory. These benchmarks may vary by brand. In addition, YCCL must open a certain number of Taco Bell restaurants in the territory by December 31, 2022; if it does not, YCCL will lose its exclusivity with respect to the Taco Bell brand and YRAPL may terminate YCCL's right to develop new Taco Bell restaurants.

Non-Competition

        The master license agreement restricts YCCL and its affiliates from engaging in a "competing business" in China and other countries in which YUM operates its brands during the term of the agreement and for twelve months following the expiration, termination or transfer of the agreement or an interest in the agreement. A "competing business" is (a) one that offers to consumers any food product that is similar to one offered by restaurants operating under the brands (like pizza, pasta, ready-to-eat chicken and Mexican-style food) and that accounts for more than 20% of all product revenues generated by the business either in the territory or in the world, and (b) certain businesses specifically identified in the master license agreement, which may be updated from time to time.

Brand Standards

        YCCL must maintain, and cause its sublicensees to maintain, specified standards of quality and comply, and cause its sublicensees to comply, with certain brand standards set forth by YRAPL.

Transfer and Change of Control

        YRAPL and its affiliates may transfer their interests in brand assets, the master license agreement, and their rights and obligations under the master license agreement (including those pertaining to a particular brand, which are separable under the master license agreement), with advance notice to (and for transfers to competitors after consultation with) YCCL, but without YCCL's consent, subject to the rights and obligations of YCCL under the master license agreement. The transfer by YCCL of its rights or obligations under the master license agreement or any sublicense agreement is subject to YRAPL's prior written consent. YRAPL may terminate the master license agreement or YCCL's rights as to a particular brand in the event of an unauthorized transfer. A change of control occurs if YCCL ceases to be a wholly-owned subsidiary of the Company and in any of the following circumstances: (i) substantially all of the assets of YCCL or the Company are transferred to a competitor; (ii) YCCL or the Company merge, or engage in any other business combination, with a competitor; (iii) 20% or more of the Company's outstanding capital stock or voting securities is owned by a competitor; and (iv) a competitor acquires the power to manage YCCL or the Company. A competitor is a person or entity engaged in a competing business (or an affiliate of such a person or entity). YRAPL may terminate the master license agreement or YCCL's rights as to a particular brand in the event of a change of control.

Termination

        Except for the dissolution, liquidation, insolvency or bankruptcy of YCCL or the Company or upon the occurrence of an unauthorized transfer or change of control or other breach that YRAPL determines will not or cannot be cured, YCCL will have the right to cure any breach of the master license agreement. Upon the occurrence of a non-curable breach, YRAPL will have the right to terminate the master license agreement (or YCCL's rights to a particular brand) on delivery of written notice. Upon the occurrence of a curable breach, YRAPL will provide a notice of breach that sets forth a cure period that is reasonably tailored to the applicable breach. If YCCL does not cure the breach, YRAPL will have the right to terminate the master license agreement (or YCCL's rights to a particular brand). The master license agreement will also contemplate remedies other than termination that YRAPL may use as appropriate. These remedies include: actions for injunctive and/or declaratory relief (including specific performance) and/or damages; limitations on YCCL's future development rights or suspension of restaurant operations pending a cure; modification or elimination of YCCL's territorial exclusivity; and YRAPL's right to repurchase from YCCL the business operated under an affected brand at fair market value, less YRAPL's damages. YCCL may request an early termination of the master license agreement with respect to a particular brand if sales for that brand declined for five consecutive years and such decline was caused by YUM's failure to maintain that brand outside of the territory, which results in material, irreparable damages to that brand in the territory, or was proximately caused by a material adverse change in the applicable laws.

Indemnification

        YCCL will indemnify YRAPL for certain claims including those related to the operation or franchise of the brands or restaurants in the territory, YCCL's actions prior to the separation, third party claims regarding use and license of the intellectual property in the territory and YCCL's breaches of its representations and warranties under the master license agreement.

Transition Services Agreement

        In connection with the separation, YUM and the Company will enter into a transition services agreement pursuant to which YUM will provide to the Company, on an interim, transitional basis, various services. The services to be provided by YUM are expected to include, among other things, finance and information technology services, office space leasing and the secondment of certain personnel, and will generally be provided on an at-cost basis. In addition, the Company is expected to provide YUM certain promotional sourcing support on a cost basis. The transition services agreement has an initial term of one year.

        The Company or YUM, as applicable, will generally have the right to terminate any or all of the services upon written notice to the other party.

Name License Agreement

        In connection with the separation, we will enter into a name license agreement with YUM pursuant to which we will be granted a non-exclusive, non-transferable, non-sublicensable (except to certain Company subsidiaries) royalty-free license to use the name and mark "YUM" as part of the Company's name, domain name and stock identification symbol, subject to certain conditions. The name license agreement may be terminated by YUM in the event of, among other things, our material breach of the name license agreement, and it will automatically terminate concurrently with any termination of the master license agreement.

The Investment by the Investors

        The following is a summary of the material terms and provisions of the investment agreements and shareholders agreement entered into with the Investors. The summaries of each of the agreements are qualified in their entireties by reference to the full text of the applicable agreements, which are filed as Exhibits 4.3, 10.11 and 10.12, respectively, to the registration statement of which this Information Statement forms a part and are incorporated herein by reference.

The Investment Agreements

The Investment

        On September 1, 2016, the Company and YUM entered into investment agreements with each of Pollos Investment L.P., an affiliate of Primavera Capital Group, whom we refer to as "Primavera," and API (Hong Kong) Investment Limited, an affiliate of Zhejiang Ant Small and Micro Financial Services Group Co., Ltd., whom we refer to as "Ant Financial." We refer to each of Primavera and Ant Financial as an "Investor" and collectively as the "Investors." Under the terms of the investment agreements, which are substantially on the same terms, immediately following the distribution, Primavera and Ant Financial will invest $410 million and $50 million, respectively, for shares of Company common stock representing an aggregate ownership of approximately 5% in the Company (or, after the adjustments following the closing of such investments, described below, between 4.3% and 5.9% in the Company) (such transactions, collectively referred to as the "Investment"). The closing of the Investment is expected to take place immediately following the distribution, except that the closing of Ant Financial's investment may take place at a later date (in accordance with the terms and conditions of the investment agreement with Ant Financial) in the event certain Chinese regulatory procedures with respect to Ant Financial's investment are not completed by such time.

        Approximately 62 days following the distribution, the Investors and the Company will determine the volume weighted average trading price ("VWAP") per share of Company common stock over the trading days occurring in the 31- to 60-calendar day period following the distribution (we refer to such 31-60 day period as the "measurement period"), and will discount such VWAP by 8% (such discounted VWAP price per share, the "Adjusted VWAP Price Per Share"). The Adjusted VWAP Price Per Share is subject to a collar based on a valuation of the Company that ranges from $8.5 billion to $11.5 billion.

        If the Adjusted VWAP Price Per Share exceeds or is less than the price per share paid by the Investors at the closing of the Investment, the Company will either repurchase at par value from, or issue a certain number of shares at par value to, the Investors. Each Investor will own, after the adjustment, the number of shares it would have owned if the price per share paid by such Investor at the closing of the Investment was the Adjusted VWAP Price Per Share. Depending on the Adjusted VWAP Price Per Share, after the adjustment, if any, Primavera and Ant Financial will own, in the aggregate, between 4.3% and 5.9% of the issued and outstanding shares of Company common stock.

        Approximately 70 days after the distribution, the Investors will receive two tranches of warrants (together, the "warrants"). Upon exercise, the first tranche of warrants will provide the Investors with the right to purchase shares of Company common stock in the aggregate equal to an additional 2.0% of the Company's issued and outstanding common stock outstanding as of the time of the distribution (taking into account the shares previously issued to the Investors, as adjusted after the closing of the Investment). The second tranche of warrants will provide Primavera and Ant Financial with the right to purchase the same number of shares of Company common stock purchasable by Primavera and Ant Financial, respectively, under the first tranche of warrants. The strike price for the warrants will be based on Company equity values of $12 billion and $15 billion (for the first tranche and second tranche, respectively). The warrants will also contain customary anti-dilution protections.

        We expect that Primavera and Ant Financial will collectively beneficially own between 4.3% and 5.9% of our common stock immediately following the distribution (as adjusted, and excluding shares issuable upon exercise of the warrants) or between 8.3% and 9.9% of our common stock including shares if both tranches of warrants are exercised.

Conditions to the Investment

        Pursuant to the investment agreements, the completion of the Investment is subject to certain conditions, including, among other conditions, each party's performance of its covenants, the absence of any injunction or other legal prohibition on the closing of the Investment, the absence of a material adverse effect on the Company, and the accuracy of certain representations and warranties of the parties as of the time of the closing of the Investment (or, with respect to certain conditions of Ant Financial's investment, as of the closing of Primavera's investment if Ant Financial's investment takes place after the closing of Primavera's investment). The closing of Primavera's investment is not subject to any regulatory approvals or the closing of Ant Financial's investment. The closing of Ant Financial's investment is also subject to the closing of Primavera's investment and the completion of certain Chinese regulatory filings, including with the local equivalent agencies of the China (Shanghai) Pilot Free Trade Zone of each of the PRC Ministry of Commerce and the PRC National Development and Reform Commission.

Representations and Warranties

        The investment agreements contain customary representations and warranties made by the Investors to the Company and YUM, and customary representations and warranties made by the Company and YUM to the Investors.

Indemnification

        Certain fundamental representations and warranties of the Company and YUM will survive until the second anniversary of the closing of the Investment. Certain other representations made by the Company related to the Company's financial statements and the accuracy of the information contained in the registration statement on Form 10 of which this Information Statement forms a part survive until 12 months after the closing of the Investment. Under the terms of the investment agreements, YUM will indemnify the Investors with respect to actual losses that arise from misrepresentations or breaches of fundamental representations of the Company and YUM related to corporate organization and authority, organizational documents, capital structure and no conflicts.

        The Company has agreed to indemnify the Investors for losses incurred as a result of any misrepresentation or breach of its representations related to brokers or finders, the Company's financial statements and the accuracy of the information contained in the registration statement on Form 10 of which this Information Statement forms a part, subject, in the case of Primavera, to a deductible equal to $2.05 million and overall cap equal to $61.5 million and, in the case of Ant Financial, to a deductible equal to $250,000 and an overall cap of $7.5 million.

Covenants

        Each party has undertaken to comply with certain covenants concerning the Investment, and YUM and the Company have also agreed to use commercially reasonable efforts to conduct the China business in the ordinary course consistent with past practice during the period between the execution of the investment agreements and the closing of the Investment. YUM and the Company have also agreed to use commercially reasonable efforts to maintain the Company's material licenses and permits, to keep available the services of the current officers and other key employees of the China business and to preserve their relationships with key customers and suppliers of the China business. In addition, YUM and the Company have agreed not to (and to cause their respective subsidiaries not to), subject to certain exceptions, take any of the following actions between the signing of the investment agreements and the closing of the Investment without the prior written consent of the Investors:

  •
  amend the Company's organizational documents;

  •
  transfer any material properties or assets of the China business;

  •
  declare, set aside, make or pay any dividends in excess of $183 million;

  •
  issue additional shares of Company common stock, options, warrants or other convertible securities, other than in connection with the Investment and the settlement of awards issued under the Company's benefit plans prior to closing;

  •
  make any material acquisition of businesses or assets;

  •
  incur any material indebtedness;

  •
  engage in a new line of business material to the Company or our subsidiaries, taken as a whole;

  •
  fail to maintain sufficient working capital required to operate the business of the Company consistent with past practice;

  •
  enter into or amend any related party agreement;

  •
  make any material amendment or modification to any of the transaction agreements relating to the distribution; or

  •
  authorize or agree to take any of the foregoing actions.

        From and after the time that Primavera's investment closes, the covenants described above will terminate, even if Ant Financial's investment has not yet been completed.

Expenses

        Except as otherwise provided in the investment agreements, all fees and expenses incurred in connection with the preparation and negotiation of the investment agreements and the consummation of the transactions contemplated by the investment agreements are to be paid by the party or parties, as applicable, incurring such expenses.

Termination

        Each respective investment agreement may be terminated at any time prior to the closing of the Investment:

  •
  by the mutual written consent of YUM and the Investor;

  •
  by either YUM or the Investor if the Investment has not been closed on or before March 31, 2017, provided that the terminating party's breach of any obligation under the investment agreement is not primarily the cause of the Investment not being completed by such date; or

  •
  by YUM if the Investor materially breaches any representation, warranty, covenant or agreement such that the Investor's conditions to close would not be satisfied, provided that YUM is not in material breach of any of its representations, warranties, covenants or agreements under the investment agreement;

  •
  by the Investor if YUM materially breaches any representation, warranty, covenant or agreement such that YUM's conditions to close would not be satisfied, provided that the Investor is not in material breach of any of its representations, warranties, covenants or agreements under the investment agreement; or

  •
  by the Investor if any event, change, circumstance or development that individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company has occurred and is continuing.

        In addition, YUM may terminate the investment agreement with Ant Financial if (i) the closing of Primavera's investment has occurred but the closing of Ant Financial's investment has not occurred (other than solely because of Ant Financial's failure to receive required regulatory approvals) or (ii) the closing of Ant Financial's investment has not occurred prior to the end of the measurement period. Further, the investment agreements automatically terminate if, prior to the time at which the distribution occurs, YUM publicly announces that the distribution has been abandoned.

        In the event of termination, the applicable investment agreement will become void, and no party will have any liability or obligation under the investment agreement, except for any liability arising from such party's willful and intentional breach of the investment agreement prior to such termination.

The Shareholders Agreement

        At the closing of the Investment, the Company and the Investors will enter into a shareholders agreement. If Ant Financial's investment does not close at the same time as Primavera's investment, Ant Financial will become a party to the shareholders agreement at the closing of its investment.

Board Designation Rights

        After the closing of the Investment, and for so long as Primavera beneficially owns at least 50% of the number of shares of Company common stock it owns immediately following the closing of the Investment (as if the adjustments, if any, were completed at the closing) (the "Primavera shareholding requirement"), Primavera will be entitled to designate one member of the Company board of directors and one non-voting board observer. Under the terms of the shareholders agreement, Dr. Fred Hu is to be Primavera's board designee (and the initial chairman of our board of directors), unless he becomes unable to serve due to death, disability, incapacity or retirement or is no longer employed by Primavera or any of its affiliates. The Company will be required to take all actions necessary to provide that Dr. Hu is initially appointed as a Class III director and, in connection with any future election of directors at any annual meeting of stockholders, the Company will be required to take all actions necessary to provide that Dr. Hu is nominated for election or re-election (including by using substantially the same level of efforts and providing no less than substantially the same level of support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders). In addition, at any time after six months following the distribution, Primavera may request that the Company increase the size of the board of directors and nominate a second Primavera board designee at the next annual meeting of stockholders. Primavera will not be entitled to designate a non-voting board observer for so long as two or more of Primavera designees are members of the Company board of directors.

        Any replacement Primavera board designee must qualify as an "independent" director, be otherwise reasonably acceptable to the Company's board of directors and not engaged in a competing business. Primavera's designation right will cease at such time that (i) the Primavera shareholding requirement is no longer met or (ii) Primavera or any of its affiliates becomes engaged in a competing business or has beneficial ownership in any person engaged in a competing business (subject to a de minimis 5% beneficial ownership exemption).

        For so long as Ant Financial beneficially owns at least 50% of the number of shares of Company common stock it owns immediately following the closing of the Investment (as if the adjustments, if any, were completed at the closing), Ant Financial will also have the right to appoint one non-voting board observer. If the Primavera shareholding requirement ceases to be met, then Ant Financial will lose its right to designate a board observer on the date that is three years following the date on which the Primavera shareholding requirement ceases to be met (unless earlier terminated). In addition, Ant Financial will lose its right to appoint a board observer if Ant Financial or any of its affiliates becomes engaged in a competing business or has beneficial ownership in any person engaged in a competing business (subject to a de minimis 5% beneficial ownership exemption).

        Board observers must be reasonably acceptable to the Company's board of directors, cannot be engaged in a competing business, must enter into a customary confidentiality agreement with the Company and are subject to various standards and guidelines applicable to Company board of director members generally, including insider trading policies. Board observers are not entitled to compensation or reimbursement of any fees, costs or expenses from the Company.

Share Repurchases

        Under the terms of the shareholders agreement, the Company is prohibited from engaging in or announcing any repurchases of the Company's common stock until the expiration of the measurement period.

Transfer Restrictions

        The Investors are generally prohibited from transferring their shares of Company common stock, warrants and any shares obtained as a result of the exercise of a warrant owned by the Investors during the first year following the distribution, except for certain permitted transfers, including:

  •
  to affiliates;

  •
  in connection with an acquisition transaction approved by the Company's board of directors;

  •
  in connection with the post-closing share adjustments set forth in the investment agreements;

  •
  to participate in a tender or exchange offer commenced by the Company;

  •
  permitted pledges as collateral for a loan or hedge (and transfers relating thereto); or

  •
  to satisfy a margin call or repay a permitted loan (under which the shares of Company common stock, warrants and/or warrant shares acquired by Primavera have been pledged as collateral) or to avoid a margin call on a permitted loan that is reasonably likely to occur through no fault of the Investor or its affiliates.

In addition, if, at any time after six months following the distribution, the volume weighted average price per share of Company common stock trades below 70% of the Adjusted VWAP Price Per Share for a period of 10 consecutive trading days, the transfer restrictions will terminate with respect to the warrants and warrant shares.

Standstill

        The Investors will generally be subject to a standstill provision prohibiting the Investors and their affiliates from having, in the aggregate, more than 19.9% beneficial ownership of the Company's voting stock, engaging in a takeover transaction, acquiring any debt securities of the Company, soliciting proxies or otherwise seeking control of the Company's board of directors. The standstill remains in place until six months after the date on which there is no Primavera board designee on the Company's board of directors, and Primavera either no longer has the right to designate a director or has irrevocably waived any such rights in writing, or if there is a change of control of the Company.

Information Access Rights

        For so long as Primavera has the right to designate a director to the Company's board of directors, in the case of Primavera, and for so long as Ant Financial has the right to appoint a board observer, in the case of Ant Financial, the Company will provide the Investors with monthly, quarterly and annual financial statements of the Company (to the extent such statements are not publicly available on EDGAR), and the Investors have the right to meet with senior management members of the Company a maximum of four times per year.

Registration Rights

        The Investors will have customary registration rights from and after the first year anniversary of the distribution, including demand registration rights (four total and no more than two per year) and piggyback registration rights. The Company, upon request from the Investors, will be required to file a shelf registration statement with the SEC and use commercially reasonable efforts to cause the shelf registration statement to become effective (and to remain effective for five years, or if earlier, until the securities covered by the shelf registration statement have been sold or until the Investors no longer hold at least 2% of Company common stock). The Investors will be entitled to assign their registration rights to a transferee in a permitted transfer, and any rights and obligations under the shareholders agreement to any of their respective affiliates.

Termination

        The shareholders agreement remains in effect until the earliest of (i) termination by the parties or their respective successors-in-interest, (ii) the date on which neither Investor holds any shares of, or any other securities of the Company exchangeable, convertible or exercisable for shares of Company common stock, (iii) a change of control or (iv) the dissolution, liquidation or winding up of the Company.

Other Related Person Transactions

        We may enter into commercial transactions with entities for which our expected executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of these transactions will be approved under our policy for approval of related person transactions described below.

Procedures for Approval of Related Person Transactions

        The YUM board of directors has adopted policies and procedures for the review of related person transactions and the Company expects to adopt policies and procedures substantially similar to those in effect at YUM. The Company expects that its Audit Committee will review transactions, arrangements, or relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $120,000 to determine if such transactions, arrangements or relationships are in the best interests of the Company's stockholders and the Company. Any member of the Audit Committee who is a related person with respect to a transaction, arrangement relationship under review will not participate in the deliberation or vote respecting approval or ratification of such transaction, arrangement or relationship.

        Related persons are directors, director nominees, executive officers, holders of 5% or more of the Company's common stock and their immediate family members. Immediate family members are spouses, parents, stepparents, children, stepchildren, siblings, daughters-in-law, sons-in-law, mothers-and fathers-in-law, brothers- and sisters-in-law and any person, other than a tenant or employee, who resides in the household of a director, director nominee, executive officer or holder of 5% or more of the Company common stock, and any person who was a related person since the beginning of the last fiscal year, even if he or she no longer serves in that position.

        After its review, the Audit Committee will consider whether to approve or ratify the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the distribution, all of the outstanding shares of the Company's common stock will be owned beneficially and of record by YUM. Immediately following the distribution, the Company expects to have outstanding an aggregate of approximately [    •    ] shares of common stock based upon the number of shares of YUM common stock outstanding on [    •    ], 2016, assuming no subsequent exercise of YUM stock awards, and applying the distribution ratio. Yum will not own any shares of the Company's common stock following the distribution.

        The following table sets forth information concerning the expected beneficial ownership of our common stock following the distribution by:

  •
  holders of more than 5% of YUM's outstanding shares of common stock as of [    •    ], 2016;

  •
  each of our expected directors;

  •
  each of our named executive officers; and

  •
  all of our expected directors and executive officers as a group.

        The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. The information is intended to estimate the expected beneficial ownership of our common stock immediately following the distribution, calculated as of [    •    ], 2016, and based upon the distribution of [    •    ] share[s] of Company common stock for each share of YUM common stock. To the extent the expected directors and executive officers own YUM stock as of 5:00 p.m., Eastern Time, on [    •    ], 2016, or the record date for the distribution, they will participate in the distribution on the same terms as other holders of YUM common stock.

The address of each expected director and named executive officer shown in the table below is c/o Yum China Holdings, Inc., [    •    ].

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Persons with over 5% of Outstanding Shares(1)
Vanguard	[ ]	6.31%
100 Vanguard Blvd.
Malvern, PA 19355
Blackrock Inc.	[ ]	5.1%
55 East 52nd Street
New York, NY 10055
Corvex Management, LP	[ ]	5.0%
667 Madison Ave.
New York, NY 10065
Expected Executive Officers
Micky Pant	[ ]	[ ]	%
Ted Stedem	[ ]	[ ]	%
Joey Wat	[ ]	[ ]	%
Peter Kao	[ ]	[ ]	%
Mark Chu	[ ]	[ ]	%
Shella Ng	[ ]	[ ]	%
Danny Tan	[ ]	[ ]	%
Christabel Lo	[ ]	[ ]	%
Sunny Sun	[ ]	[ ]	%
Johnson Huang	[ ]	[ ]	%
Ted Lee	[ ]	[ ]	%
Jeff Kuai	[ ]	[ ]	%
Angela Ai	[ ]	[ ]	%
Alice Wang	[ ]	[ ]	%
Paul Hill	[ ]	[ ]	%
Expected Non-Employee Directors
Peter A. Bassi	[ ]	[ ]	%
Christian L. Campbell	[ ]	[ ]	%
Ed Yiu-Cheong Chan	[ ]	[ ]	%
Edouard Ettedgui	[ ]	[ ]	%
Louis T. Hsieh	[ ]	[ ]	%
Fred Hu	[ ]	[ ]	%
Jonathan S. Linen	[ ]	[ ]	%
Zili Shao	[ ]	[ ]	%
Expected directors and executive officers as a group	[ ]	[ ]	%

(1)
This information is presented as of December 31, 2015, and reflects ownership of YUM shares (based on a stock ownership report on Schedule 13G filed by such shareholders with the SEC and provided to YUM).

 THE SEPARATION AND DISTRIBUTION

Overview

        On October 20, 2015, YUM announced that it intended to separate into two publicly traded companies: one comprising YUM's world-class operations in China and one that will comprise YUM's remaining operations around the world, which will continue to do business as YUM and retain YUM's current logo. YUM announced that it intends to effect the separation through a pro rata distribution of common stock of a new entity, which is the Company, formed to hold the assets and liabilities associated with the China business.

        On [    •    ], 2016, the YUM board of directors approved the distribution of the issued and outstanding shares of Company common stock on the basis of [    •    ] share[s] of Company common stock for each share of YUM common stock held as of 5:00 p.m., Eastern Time, on the record date of [    •    ], 2016. The distribution of Company common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. We cannot provide any assurances YUM will complete the distribution. For a more detailed description of these conditions, see "Conditions to the Distribution," below.

Reasons for the Separation

        YUM's board of directors and management believes that the creation of two independent public companies, with the Company operating the China business, and YUM operating its remaining businesses (including franchising) throughout the rest of the world, is in the best interests of YUM and its shareholders and approved the plan of separation. A wide variety of factors were considered by YUM's board of directors in evaluating the creation of two independent public companies. In arriving at the decision to approve the separation, YUM's board of directors and management evaluated a number of strategic alternatives to the separation, including a sale of the entirety of the China business and maintaining the existing business structure of YUM. Given the divergence in the business models of YUM and YUM's China business, YUM's board of directors determined that a separation of the businesses could improve each company's performance and create more focused investment opportunities for shareholders, and that the proposed separation could accomplish this goal in the most straightforward and tax-efficient manner available. YUM's board of directors considered the potential disadvantages of a separation, including that execution of the proposed separation will require significant time and attention from YUM management, that the separation is complex in nature and may be affected by unanticipated developments, and that YUM may experience difficulties in attracting, retaining, and motivating key employees during the pendency of the separation. Ultimately, however, YUM's board of directors concluded that the expected benefits associated with the proposed separation outweighed the potential disadvantages. Among other things, the YUM board of directors considered the following expected benefits:

  •
  Enhanced strategic and management focus.  The separation will allow each company to focus on and more effectively pursue its own distinct operating priorities and strategies, and will enable the management of each company to concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability. Specifically, YUM will pursue its strategy of developing its brands and expanding its franchise operations globally outside of China and expects to own less than 4% of the restaurants within its system by the end of 2017. The Company, on the other hand, will pursue its strategy of owning and operating restaurants in China and plans to own and operate a substantial majority of its restaurants in China;

  •
  More efficient allocation of capital.  The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs and facilitating a more efficient allocation of capital;

  •
  Alignment of incentives with performance objectives.  The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company's business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives;

  •
  Direct access to capital markets.  The separation will create an independent equity structure that will afford the Company direct access to capital markets and facilitate the ability of the Company to capitalize on its unique growth opportunities and effect future acquisitions utilizing its common stock;

  •
  Investor choice.  The separation will allow investors to separately value YUM and the Company based on their unique investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities; and

  •
  Optimized Capital Structure.  By the end of 2017, we expect that at least 96% of the restaurants within YUM's system will be owned and operated by franchisees or licensees from which YUM will receive an ongoing royalty fee. These restaurants will be spread across nearly 140 countries and territories worldwide. This diversified royalty stream is expected to decrease the volatility of YUM's earnings as the royalty is not dependent upon restaurant margin performance. YUM believes this lower volatility will enable YUM to borrow at lower interest rates than would otherwise be available if its earnings were more volatile and return significant capital to its shareholders through share repurchases and dividends.

        Neither the Company nor YUM can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

Risks Associated with the Company and the Separation

        YUM's board of directors also considered the following potentially negative factors in evaluating the separation:

  •
  Risks related to the loss of certain benefits associated with unified corporate structure.  Currently, YUM and the Company derive certain benefits from operating within a unified corporate structure. Such benefits may include sharing of general and administrative expenses, which will no longer occur following the separation, and the coordination of global best practices, which may be more limited following the separation.

  •
  One-time separation costs.  The planning, evaluation, and implementation of the separation will result in significant costs, which are expected to amount to approximately $60 million.

  •
  Increased operational costs.  As a newly-formed public company, the Company will have increased operating costs. The primary items that are currently provided by YUM that will need to be duplicated by the Company subsequent to the separation relate to additional management and governance obligations associated with being an independent public company. Our current estimate of annual costs that will be incurred by the Company in connection with public company management and governance is approximately $20 million. The Company has included corporate allocations in the Combined Statements of Income of $12 million, $11 million and $12 million for 2015, 2014 and 2013, respectively.

  •
  Uncertain benefits.  There is a risk of not realizing the anticipated benefits of the separation.

  •
  Risk Relating to China Tax.  The separation could result in one-time and/or on-going material Chinese tax detriments to the Company. For example, if the Company is classified as a Chinese resident enterprise for Chinese enterprise income tax purposes such classification would likely result in unfavorable tax consequences to the Company and our non-Chinese stockholders. In addition, if the separation is deemed by Chinese tax authorities to constitute an indirect transfer subject to Bulletin 7, gains derived from such transfer may be subject to Chinese enterprise income tax, resulting in a significant China tax liability for YUM for a portion of which the Company and YCCL would have an indemnification obligation under the tax matters agreement.

  •
  Risks relating to U.S. tax.  If the IRS were successful in taking the position that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes under Sections 355 or 361 of the Code, the Company and YUM shareholders could be subject to significant U.S. federal income tax liability.

        After considering these potentially negative factors, YUM's board of directors concluded that the potential benefits from the separation outweighed these factors.

Formation of a New Company Prior to the Company's Distribution

        The Company was formed in Delaware on April 1, 2016, for the purpose of holding YUM's China business. YUM's China business is currently operated primarily through two indirect subsidiaries of YUM, Yum Restaurants Consulting (Shanghai) Company Limited and Yum Restaurants (China) Investment Company Limited (together, the "China Subsidiaries"). As part of the plan to separate the China business from the remainder of YUM's business, and as provided in the separation and distribution agreement, YUM has transfered the equity interests of the holding companies through which YUM owns the China Subsidiaries as well as any related assets and liabilities of the China business to the Company.

When and How You Will Receive Shares in the Distribution

        With the assistance of the distribution agent, YUM expects to distribute Company common stock at [    •    ], Eastern Time, on the distribution date, to all holders of outstanding YUM common stock as of 5:00 p.m., Eastern Time, on [    •    ], 2016, the record date for the distribution. The distribution agent will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Company common stock following the distribution.

        If you own shares of YUM common stock as of 5:00 p.m., Eastern Time, on the record date for the distribution, Company common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the distribution agent will then mail you a direct registration account statement that reflects your shares of Company common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell YUM common stock in the "regular-way" market up to and including the distribution date, you will be selling your right to receive shares of Company common stock in the distribution.

        Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of YUM common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Company common stock that have been registered in book-entry form in your name.

        Most YUM shareholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your shares of YUM common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Company common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

Transferability of Shares You Receive

        Shares of Company common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Company affiliates. Persons who may be deemed to be Company affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with the Company, which may include certain Company executive officers, directors or principal stockholders. Securities held by Company affiliates will be subject to resale restrictions under the Securities Act. Company affiliates will be permitted to sell shares of Company common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Company Common Stock You Will Receive

        For each share of YUM common stock that you own as of 5:00 p.m., Eastern Time, on [    •    ], 2016, the record date for the distribution, you will receive [    •    ] share[s] of Company common stock on the distribution date. YUM will not distribute any fractional shares of Company common stock to its shareholders. Instead, if you would otherwise be entitled to receive a fractional share of Company common stock, [the distribution agent] will aggregate such fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by YUM or the Company, will determine when, how, and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either YUM or the Company. [The distribution agent] is not an affiliate of either YUM or the Company. Neither the Company nor YUM will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares, if any, will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        The aggregate net cash proceeds of any sales of fractional shares will be taxable for U.S. federal income tax purposes. See "Material U.S. Federal Income Tax Consequences" for an explanation of the material U.S. federal income tax consequences of the distribution. If you hold physical certificates for shares of YUM common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. The Company estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of YUM common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

        After the distribution, the Company will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at 5:00 p.m., Eastern Time, on [    •    ], 2016, the

record date for the distribution, and will reflect any exercise of YUM options between the date the YUM board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of YUM common stock or any rights of YUM shareholders. YUM will not distribute any fractional shares of Company common stock.

        The Company will enter into a separation and distribution agreement and will enter into other related agreements with YUM before the distribution to effect the separation and provide a framework for the Company's relationship with YUM after the separation. These agreements will provide for the allocation between YUM and the Company of assets, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities). For a more detailed description of these agreements, see "Certain Relationships and Related Person Transactions."

Market for the Company's Common Stock

        There is currently no public trading market for the Company's common stock. The Company intends to file an application to have its common stock authorized for listing on the New York Stock Exchange under the symbol "YUMC." The Company has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

        The Company cannot predict the price at which its common stock will trade after the distribution. The combined trading prices, after the separation, of a share of Company common stock that a YUM shareholder will receive in the distribution and a share of YUM common stock held as of 5:00 p.m., Eastern Time, on the record date for the distribution may not equal the "regular-way" trading price of a share of YUM common stock immediately prior to the distribution. The price at which the Company common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Company common stock will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to Our Common Stock."

Trading between the Record Date and Distribution Date

        Beginning on or shortly before the record date for the distribution and continuing up to and including through the distribution date, YUM expects that there will be two markets in YUM common stock: a "regular-way" market and an "ex-distribution" market. Shares of YUM common stock that trade on the "regular-way" market will trade with an entitlement to Company common stock distributed pursuant to the distribution. Shares of YUM common stock that trade on the "ex-distribution" market will trade without an entitlement to Company common stock distributed pursuant to the distribution. Therefore, if you sell shares of YUM common stock in the "regular-way" market up to and including through the distribution date, you will be selling your right to receive Company common stock in the distribution. If you own shares of YUM common stock as of 5:00 p.m., Eastern Time, on the record date and sell those shares on the "ex-distribution" market up to and including through the distribution date, you will receive the shares of Company common stock that you are entitled to receive pursuant to your ownership as of 5:00 p.m., Eastern Time, on the record date of the shares of YUM common stock.

        Furthermore, beginning on or shortly before the record date for the distribution and continuing up to and including the distribution date, the Company expects that there will be a "when-issued" market in its common stock. "When-issued" trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The "when-issued" trading market will be a market for shares of Company common stock that will be distributed to holders of shares of YUM common stock on the distribution date. If you owned shares of YUM common stock as of 5:00 p.m., Eastern Time, on the record date for the distribution, you would be entitled to shares of Company common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Company common stock, without the shares of YUM common stock you own, on the "when-issued" market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, "when-issued" trading with respect to Company common stock will end, and "regular-way" trading will begin.

Conditions to the Distribution

        The distribution is subject to final approval by the board of directors of YUM, as well as to a number of conditions, including:

  •
  the transfer of assets and liabilities to the Company in accordance with the separation and distribution agreement will have been completed, other than assets and liabilities intended to be transferred after the distribution;

  •
  receipt of (A) an opinion of each of Mayer Brown LLP and PricewaterhouseCoopers LLP, regarding the qualification of the distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the Code and (B) one (1) or more opinions of YUM's external tax advisors, in each case satisfactory to YUM's board of directors, regarding certain other tax matters relating to the distribution and related transactions;

  •
  the SEC will have declared effective the registration statement of which this Information Statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC;

  •
  this Information Statement shall have been made available to the YUM shareholders;

  •
  all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, have become effective or been accepted by the applicable governmental entity;

  •
  any approvals of any governmental entities required for the consummation of the separation and distribution will have been obtained;

  •
  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

  •
  the shares of Company common stock to be distributed will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  •
  the receipt of an opinion from an independent advisory firm confirming the solvency and financial viability of each of the Company and YUM after the distribution that is in form and substance acceptable to YUM in its sole discretion; and

  •
  no other event or development will have occurred or exist that, in the judgment of YUM's board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

        YUM and the Company cannot assure you that any or all of these conditions will be met. YUM will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution and the distribution date and the distribution ratio. YUM will also have sole discretion to waive any of the conditions to the distribution. YUM does not intend to notify its shareholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the YUM board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the YUM board of directors determines that any modifications by YUM materially change the material terms of the distribution, YUM will notify YUM shareholders in a manner reasonably calculated to inform them about such modifications as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K, or circulating a supplement to this Information Statement.

Costs of Separation

        We estimate that the one-time cash costs of the separation will be approximately $60 million, and we anticipate that substantially all of such one-time costs will be borne by YUM. Following the separation, in general, YUM and the Company will be responsible for the costs incurred by YUM or the Company, as applicable (which, in the case of the Company, will include costs incurred in connection with the transition to being an independent public company).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of material U.S. federal income tax consequences of the distribution by YUM of all of the outstanding shares of Company common stock to "U.S. holders" (defined below) of YUM common stock. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this Information Statement, and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. This summary applies only to U.S. holders of shares of YUM common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and other applicable agreements and as described in this Information Statement. This summary is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) that hold YUM common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, shareholders who hold YUM common stock as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive YUM or Company common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for the alternative minimum tax or any holders who actually or constructively own 5% or more of YUM common stock). This summary also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

        If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds YUM common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of YUM common stock that are partnerships and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the distribution.

        For purposes of this summary, a "U.S. holder" is any beneficial owner of YUM common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or a resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or a trust, (i) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

        It is a condition to the distribution that YUM receive (i) an opinion of each of Mayer Brown LLP and PricewaterhouseCoopers LLP, satisfactory to YUM's board of directors, regarding the qualification of the distribution as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the Code and (ii) one or more opinions of YUM's external tax advisors, in each case satisfactory to YUM's board of directors, regarding certain other tax matters relating to the distribution and related transactions. Any opinions of outside counsel or other advisors will be based, among other things, on various facts and assumptions, as well as certain representations, statements and undertakings of YUM and the Company (including those relating to the past and future conduct of YUM and the Company). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if YUM or the Company breaches any of their respective covenants relating to the separation, the conclusions reached in the tax opinions may be incorrect. Accordingly, notwithstanding receipt of the opinions of counsel or other advisors, the IRS could determine that the distribution and certain related transactions should be treated as taxable transactions for U.S. federal income tax purposes if it determines that any of the facts, assumptions, representations, statements or undertakings on which any opinion was based are false or have been violated. In addition, an opinion of outside counsel or other external tax advisor represents the judgment of such counsel or other advisor, which is not binding on the IRS or any court. Accordingly, notwithstanding receipt by YUM of the tax opinions referred to above, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, YUM, the Company and YUM shareholders could be subject to significant U.S. federal income tax liability. See "—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable" below.

Material U.S. Federal Income Tax Consequences if the Distribution Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and 361 of the Code

        Assuming the distribution qualifies as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 361 of the Code, the U.S. federal income tax consequences of the distribution generally are as follows:

  •
  subject to the discussion below regarding Section 355(e) of the Code, neither the Company nor YUM will recognize any gain or loss upon the distribution of Company common stock and no amount will be includable in the income of YUM or the Company as a result of the distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns;

  •
  a YUM shareholder will not recognize any gain or loss and no amount will be includable in income as a result of the receipt of Company common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Company common stock (as described below);

  •
  a YUM shareholder's aggregate tax basis in such shareholder's shares of YUM common stock following the distribution and in Company common stock received in the distribution (including any fractional share interest in Company common stock for which cash is received) will equal such shareholder's tax basis in its YUM common stock immediately before the distribution, allocated between the YUM common stock and Company common stock (including any fractional share interest in Company common stock for which cash is received) in proportion to their relative fair market values on the distribution date;

  •
  a YUM shareholder's holding period for Company common stock received in the distribution (including any fractional share interest in Company common stock for which cash is received) will include the holding period for that shareholder's YUM common stock; and

  •
  a YUM shareholder who receives cash in lieu of a fractional share of Company common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the YUM shareholder's adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the shareholder's holding period for its YUM common stock exceeds one year at the time of the distribution.

        U.S. Treasury regulations provide that if a YUM shareholder holds different blocks of YUM common stock (generally YUM common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of YUM common stock will be allocated, to the greatest extent possible, between the shares of Company common stock received in the distribution in respect of such block of YUM common stock and such block of YUM common stock, in proportion to their respective fair market values on the distribution date. The holding period of the shares of Company common stock received in the distribution in respect of such block of YUM common stock will include the holding period of such block of YUM common stock. If a YUM shareholder is not able to identify which particular shares of Company common stock are received in the distribution with respect to a particular block of YUM common stock, for purposes of applying the rules described above, the stockholder may designate which shares of Company common stock are received in the distribution in respect of a particular block of YUM common stock, provided that such designation is consistent with the terms of the distribution. YUM shareholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

        As discussed above, notwithstanding receipt by YUM of opinions of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply and YUM, the Company and YUM shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of YUM or the Company could cause the distribution to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, the Company may be required to indemnify YUM for taxes (and certain related losses) resulting from the distribution not qualifying as tax-free for U.S. federal income tax purposes.

        If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, YUM would recognize taxable gain as if it had sold the Company common stock in a taxable sale for its fair market value (unless YUM and the Company jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (i) YUM would recognize taxable gain as if the Company had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Company common stock and the assumption of all the Company's liabilities and (ii) the Company would obtain a related step up in the basis of its assets) and YUM shareholders who receive shares of Company common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

        Even if the distribution were to otherwise qualify as tax-free for U.S. federal income tax purposes under Sections 355 and 361 of the Code, it may result in taxable gain to YUM under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in YUM or the Company. For this purpose, any acquisitions of YUM or the Company shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although YUM or the Company may be able to rebut that presumption.

        In connection with the distribution, the Company, YCCL and YUM will enter into a tax matters agreement pursuant to which the Company and YCCL will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the tax matters agreement, see "Certain Relationships and Related Person Transactions—Tax Matters Agreement."

Backup Withholding and Information Reporting.

        Payments of cash to U.S. holders of YUM common stock in lieu of fractional shares of Company common stock may be subject to information reporting and backup withholding (currently, at a rate of 28%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder's correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

        THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

 MATERIAL CHINA TAX CONSEQUENCES

        The following is a summary of material Chinese income tax consequences of the distribution by YUM of all of the outstanding shares of Company common stock to holders of YUM common stock and the treatment to such holders of the ownership and disposition of such Company common stock. This summary is based on China Enterprise Income Tax Law ("EIT Law"), Implementation Regulations of China Enterprise Income Tax Law, Chinese Individual Income Tax Law, Implementation Regulations of Chinese Individual Income Tax Law, the SAT's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises ("Bulletin 7"), Bulletin on the Administrative Measures in respect of Individual Income Tax on Income arising from Equity Transfers, rulings and other administrative pronouncements issued by SAT, and judicial decisions, all as in effect on the date of this Information Statement, and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. This summary applies only to holders of Company common stock that are not residents of China. This summary does not address Chinese income tax consequences to any holder that receives our stock other than in the distribution, and does not address Company common stock received by employees of YUM and the Company as compensation. This summary is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation and distribution agreement and other applicable agreements and as described in this Information Statement. This summary is for general information only and is not tax advice. This summary does not address any tax considerations under laws other than Chinese income tax laws. The distribution and the ownership and disposition of Company common stock may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

The distribution may be treated as an indirect transfer of Chinese interests resulting in Chinese tax to YUM

        Pursuant to Bulletin 7, an "indirect transfer" of Chinese interests by a non-resident enterprise may be recharacterized and treated as a direct transfer of Chinese taxable assets if such arrangement does not have reasonable commercial purpose and the transferor has avoided payment of Chinese enterprise income tax. As a result, gains derived from such an indirect transfer may be subject to Chinese enterprise income tax at a rate of 10%.

        YUM has informed us that it believes that it is more likely than not that YUM will not be subject to this tax with respect to the distribution. However, there are significant uncertainties regarding the circumstances in which the tax will apply, and there can be no assurances that the Chinese tax authorities will not seek to impose this tax on YUM. Pursuant to the tax matters agreement, the Company and YCCL will indemnify YUM for a portion (tied to the relative market capitalization of YUM and the Company) of any taxes and related losses resulting from the application of Bulletin 7 to the distribution. Alternatively, if Bulletin 7 applies to the distribution as a result of a breach by the Company or Company group members of certain representations or covenants, or due to certain actions of the Company or Company group members following the distribution, the Company and YCCL generally will indemnify YUM for all such taxes and related losses. Therefore, if YUM is subject to such Chinese tax with respect to the distribution, we may be required to make material payments to YUM under this indemnity.

Chinese tax consequences to shareholders of receipt of Company shares

        YUM shareholders are not expected to recognize gain or loss for Chinese tax purposes on receipt of Company common shares in the distribution. YUM shareholders should not be subject to any Chinese withholding or reporting obligations on such receipt, provided that the distribution is not recharacterized and taxed under Bulletin 7, and that the Company is not regarded as a China resident enterprise at the time of the distribution. However, if the distribution is recharacterized and taxed under Bulletin 7, YUM shareholders, as the transferees of Company shares, may in principle be required to withhold their proportionate share of the Chinese enterprise income tax payable by YUM on the capital gains YUM is deemed to have realized on the indirect transfer of Chinese interests, although there are arguments against the imposition of such a withholding obligation. If a withholding obligation were deemed to apply, and the Chinese tax authorities sought to enforce such withholding obligation, failure on the part of YUM shareholders to withhold as required by Bulletin 7 could result in the imposition of penalties on such shareholders. Separately, if the Company is regarded as a China resident enterprise at the time of the distribution, YUM shareholders may have a similar withholding obligation with respect to capital gains YUM is deemed to have realized on its transfer of interest in a China resident enterprise.

Treatment of the Company as a China resident enterprise

        Under the EIT Law and its implementation rules, an enterprise established outside China with a "de facto management body" within China is considered a China resident enterprise for Chinese enterprise income tax purposes. The Company and each Company subsidiary that is organized outside of China intend to conduct their management functions in a manner that does not cause them to be China resident enterprises, including by carrying on their day-to-day management activities and maintaining their key assets and records, such as resolutions of their board of directors and resolutions of stockholders, outside of China. As such, we do not believe that the Company or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law, and should not be subject to China enterprise income tax on that basis. However, given the uncertainty regarding the application of the EIT Law to the Company and its future operations, there can be no assurances that the Company or any of its non-Chinese subsidiaries will not be treated as a China resident enterprise now or in the future.

Chinese tax consequences of distributions to Company stockholders

        No Chinese withholding tax should apply to dividends paid by the Company to non-Chinese stockholders, provided the Company is not considered to be a China resident enterprise.

        If the Company is considered to be a China resident enterprise, dividends paid by the Company to non-Chinese stockholders will generally be subject to a withholding tax at a rate of 10%, or an individual income tax at a rate of 20% if the stockholder is an individual, unless otherwise reduced or exempted in accordance with an applicable income tax treaty. The Company will have primary responsibility for Chinese tax filings with respect to any such withholding taxes, and non-Chinese stockholders generally should not have any Chinese tax filing obligations in this regard provided the Company satisfies its obligations as the tax withholding agent.

Chinese tax consequences to stockholders of dispositions of Company shares

        As noted above, gains derived from an indirect transfer of Chinese interests by a non-resident enterprise may be subject to Chinese enterprise income tax at a rate of 10%. Under current law, this tax does not apply to gains recognized by individual stockholders. However, in practice there have been a few reported cases of individuals being taxed on the indirect transfer of Chinese interests and the law could be changed so as to apply to individual stockholders, possibly with retroactive effect. For Company stockholders that are not individuals, a transfer of Company shares may be treated as an indirect transfer of Chinese interests.

        An exception to the Chinese enterprise income tax applies if (i) the selling non-resident enterprise recognizes the relevant gain by purchasing and selling equity of the same listed enterprise in the open market (the "listed enterprise exception") or (ii) the selling non-resident enterprise would have been exempted from income tax in China if it had directly held and transferred such Chinese interests that were indirectly transferred. Because Company stockholders will acquire Company stock through the distribution, it is unclear whether such Company stockholders will be treated as acquiring Company stock through an open market purchase. If Company shares are not treated as acquired in an open market purchase the listed enterprise exception will not be available. Similarly, if Company shares are disposed of in transactions other than open market sales, such sales would not qualify for the listed enterprise exception. If the listed enterprise exception does not apply, non-individual stockholders may be subject to 10% Chinese enterprise income tax on any gains recognized, unless a treaty exception applies.

        In addition to the listed enterprise exception, Company stockholders that are not individuals may be exempt from the Chinese enterprise income tax with respect to the sale of our stock if they are tax resident in a country or region that has a tax treaty or arrangement with China that provides for a capital gains tax exemption, and they qualify for that exemption. Under the U.S.-China double tax treaty, a stockholder that is a U.S. tax resident and that disposes of stock representing less than 25% of the Company's outstanding stock should be exempt from Chinese capital gains tax.

        If neither the listed enterprise exception nor a treaty exception applies, non-individual stockholders may be subject to 10% Chinese enterprise income tax on any gain recognized. For purposes of calculating the amount of any such tax, a holder's tax basis for Company shares in the distribution would generally be determined based on its investment cost in Company shares, assuming that the prior transaction in which that holder acquired those Company shares has been subject to 10% Chinese enterprise income tax. Alternatively, if the distribution is not subject to Chinese enterprise income tax, there is no formal guidance as to the computation of tax basis for holders of Company shares that receive such shares in the distribution. As a result, it is not clear that a Company stockholder would be permitted to allocate a portion of its basis in its YUM shares to Company stock, or to claim a tax basis that YUM would have been entitled to if the distribution were taxable, and Chinese tax authorities may take a position that the stockholder's basis in the Company shares is zero. Holders of Company stock that may be subject to Chinese tax on the disposition of such stock should consult their tax advisors as to the appropriate method of calculating their taxable gain in this scenario.

        Company stockholders that are not individuals and are not eligible for the listed enterprise exception or a treaty exemption may also be subject to Chinese tax filing obligations in respect of any such transactions. In addition, the buyers of such shares may also be subject to Chinese tax filing obligation in respect of any such transactions and may be required to withhold the Chinese capital gains tax payable by the seller for such shares.

        Finally, as discussed above, in certain circumstances the Company may be treated as a China resident enterprise. If the Company is treated as a China resident enterprise, a non-individual holder of Company stock will generally be subject to Chinese capital gains tax at a tax rate of 10%, while an individual holder of Company stock may be subject to Chinese capital gains tax at a tax rate of 20%, as well as Chinese tax filing obligations, unless otherwise reduced or exempted in accordance with an applicable income tax treaty. In addition, a purchaser of Company shares in such a scenario may be required to withhold the Chinese capital gains tax payable by the seller for such shares and comply with Chinese tax filing obligations.

        THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL CHINESE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION AND THE DISPOSITION OF SHARES OF COMPANY COMMON STOCK UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION AND DISPOSITION OF SHARES OF COMPANY COMMON STOCK TO THEM, INCLUDING THE APPLICATION AND EFFECT OF CHINESE TAX LAWS.

DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation and bylaws will be amended and restated prior to the separation. The following is a summary of the material terms of our capital stock that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of Delaware law) for complete information on the Company's capital stock as of the time of the distribution. Our certificate of incorporation and bylaws to be in effect at the time of the distribution are included as exhibits to the registration statement of which this Information Statement forms a part.

General

        Our authorized capital stock consists of [    •    ] shares of common stock, $0.01 par value per share, and [    •    ] shares of preferred stock, $0.01 par value per share. Immediately following the distribution, based on the number of shares of YUM common stock outstanding as of [    •    ], 2016, we expect that approximately [    •    ] shares of our common stock will be issued and outstanding and that no shares of preferred stock will be issued and outstanding.

Common Stock

        Each holder of Company common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

        Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation, our board of directors will be authorized, subject to limitations prescribed by the DGCL, to issue up to [250,000,000] shares of preferred stock in one or more series without further action by the holders of our common stock. Our board of directors will have the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        At the time of the distribution, no shares of our preferred stock will be outstanding, and, other than shares of our preferred stock that may become issuable pursuant to our rights agreement, we have no present plans to issue any shares of our preferred stock. See "—Stockholder Rights Plan" below.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Provisions of the DGCL, our amended and restated certificate of incorporation and amended and restated bylaws and our stockholder rights plan could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

        Stockholder Rights Plan.    The Company expects to enter into a rights agreement with a rights agent prior to the separation. Pursuant to the rights agreement, the Company will issue, and holders of Company common stock will receive, one preferred share purchase right for each outstanding share of Company common stock. Each right issued will be subject to the terms of the rights agreement. The Company's board of directors believes that the rights agreement will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, the rights agreement works by imposing a significant penalty upon any person or group that acquires [    •    ]% or more of the Company's outstanding common stock, without the approval of the Company's board of directors. The rights agreement will automatically terminate without further action of the Company board of directors on the first anniversary of the distribution date.

        Delaware Anti-Takeover Statute.    The Company will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time the person became an interested stockholder, unless: (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

        Classified Board.    Upon completion of the separation, the Company's board of directors will initially be divided into three classes, with Class I comprised of [    •    ] directors, Class II comprised of [    •    ] directors and Class III comprised of [    •    ] directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which the Company expects to hold in 2017. The directors designated as Class II directors will have terms expiring at the following year's annual meeting of stockholders, which the Company expects to hold in 2018, and the directors designated as Class III directors will have terms expiring at the following year's annual meeting of stockholders, which the Company expects to hold in 2019. Commencing with the first annual meeting of stockholders following the distribution, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the 2019 annual meeting of stockholders. Beginning at the 2019 annual meeting, all of our directors will stand for election each year for annual terms, and our board will therefore no longer be divided into three classes.

        At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Before the Company's board of directors is declassified, it would take at least two elections of directors for any individual or group to gain control of the Company's board of directors. Accordingly, while the classified board of directors is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

        Removal of Directors.    Our amended and restated bylaws will provide that, for long as our board of directors is classified, stockholders may only remove our directors for cause. After the board of directors has been fully declassified, stockholders may remove our directors with or without cause.

        Amendments to Bylaws.    Our amended and restated bylaws will provide that such bylaws may be amended by our board of directors or by the affirmative vote of a majority of our stockholders entitled to vote.

        Size of Board and Vacancies.    Our amended and restated certificate of incorporation will provide that the number of directors on our board of directors will be not less than three nor more than 15, and that the exact number of directors will be fixed by resolution of a majority of our entire board of directors (assuming no vacancies). Any vacancies created on our board of directors resulting from any increase in the authorized number of directors or death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed and until his or her successor has been elected and qualified.

        Special Meetings.    Our amended and restated certificate of incorporation will provide that only our board of directors (or the chairman of our board of directors, our chief executive officer or our secretary with the concurrence of a majority of our board of directors) may call special meetings of our stockholders.

        Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation will expressly eliminate the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

        Proxy Access.    In addition to advance notice procedures, our amended and restated bylaws will also include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common shares for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances.

        No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company's certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not provide for cumulative voting.

        Undesignated Preferred Stock.    The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will include such an exculpation provision. Our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that require the Company to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Company or while serving at the Company's request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation will also provide that the Company must, subject to certain conditions, advance reasonable expenses to its directors and officers. Our amended and restated certificate of incorporation will expressly authorize the Company to carry directors' and officers' insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

        The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit our company and our stockholders. However, these provisions will not limit or eliminate the Company's rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exclusive Forum

        Our amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, a state court of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company's stockholders, creditors or other constituents, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the Company's amended and restated certificate of incorporation or bylaws, or any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. However, if such court dismisses any such action for lack of subject matter jurisdiction, the action may be brought in the Federal court for the District of Delaware. Although the Company's amended and restated certificate of incorporation will include this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable.

Authorized But Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without the approval of the Company's stockholders. The Company may use such additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Listing

        We intend to file an application to have our shares of common stock authorized for listing on the New York Stock Exchange under the symbol "YUMC."

Sale of Unregistered Securities

        On April 1, 2016, the Company issued 1,000 shares of its common stock to Yum! Restaurants International Management ("YRIM"), and the Company issued 1 share of its common stock to YRIM on each of August 2, 3 and 18, 2016, pursuant to Section 4(a)(2) of the Securities Act. The Company did not register the issuance of such shares under the Securities Act because such issuance did not constitute a public offering. All of the shares of the Company's common stock are currently owned by Yum! Brands, Inc. after YRIM, and other Yum! Brands, Inc. subsidiaries, transferred such shares until the Company became wholly owned by Yum! Brands, Inc.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that YUM shareholders will receive in the distribution. This Information Statement forms a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to the Company and the distribution, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this Information Statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the applicable document.

        Following the distribution, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing combined financial statements audited by an independent registered public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC's website at www.sec.gov. You may read and copy any filed document at the SEC's public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The Company maintains an Internet site at www.[    •    ].com. The Company's website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Yum! Brands, Inc.:

        We have audited the accompanying combined balance sheets of Yum! Brands, Inc.'s China businesses and operations ("Yum China Holdings, Inc." or the "Company") as of December 31, 2015 and 2014, and the related combined statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 and Note 2, the accompanying combined financial statements have been derived from the consolidated financial statements and underlying accounting records of Yum! Brands, Inc. ("YUM"). The combined financial statements also include expense allocations for certain corporate functions historically provided by YUM. These allocations may not be indicative of the actual expenses which would have been incurred had the Company operated as a separate entity apart from YUM.

/s/ KPMG Huazhen LLP

Shanghai, China
May 3, 2016

Combined Statements of Income (Loss)

Yum China Holdings, Inc.

Fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013

(in millions)

	2015	2014	2013
Revenues
Company sales	$6,789	$6,821	$6,800
Franchise fees and income	120	113	105

Total revenues	6,909	6,934	6,905

Costs and Expenses, Net
Company restaurants
Food and paper	2,159	2,207	2,258
Payroll and employee benefits	1,386	1,407	1,360
Occupancy and other operating expenses	2,386	2,415	2,347

Company restaurant expenses	5,931	6,029	5,965
General and administrative expenses	395	389	356
Franchise expenses	70	64	60
Closures and impairment expenses, net	64	517	325
Refranchising gain, net	(13)	(17)	(5)
Other income, net	(26)	(51)	(25)

Total costs and expenses, net	6,421	6,931	6,676

Operating Profit	488	3	229
Interest income, net	8	14	5

Income Before Income Taxes	496	17	234
Income tax provision	(168)	(54)	(135)

Net Income (loss)—including noncontrolling interests	328	(37)	99
Net Income (loss)—noncontrolling interests	5	(30)	(27)

Net Income (loss)—Yum China Holdings, Inc.	$323	$(7)	$126

See accompanying Notes to Combined Financial Statements.

Combined Statements of Comprehensive Income (Loss)

Yum China Holdings, Inc.

Fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013

(in millions)

	2015	2014	2013
Net income (loss)—including noncontrolling interests	$328	$(37)	$99
Other comprehensive income (loss), net of tax:
Foreign currency gains (losses) arising during the year	(93)	(52)	66

Comprehensive Income (loss)—including noncontrolling interests	235	(89)	165
Comprehensive Income (loss)—noncontrolling interests	(1)	(32)	(23)

Comprehensive Income (Loss)—Yum China Holdings, Inc.	$236	$(57)	$188

See accompanying Notes to Combined Financial Statements.

Combined Statements of Cash Flows

Yum China Holdings, Inc.

Fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013

(in millions)

	2015	2014	2013
Cash Flows—Operating Activities
Net Income (loss)—including noncontrolling interests	$328	$(37)	$99
Depreciation and amortization	425	411	394
Closures and impairment expenses	64	517	325
Refranchising gain	(13)	(17)	(5)
Deferred income taxes	29	(104)	(49)
Equity income from investments in unconsolidated affiliates	(41)	(30)	(26)
Distributions of income received from unconsolidated affiliates	21	28	43
Excess tax benefits from share-based compensation	(3)	(2)	(3)
Share-based compensation expense	14	13	12
Changes in accounts receivable	(12)	6	(12)
Changes in inventories	61	(21)	22
Changes in prepaid expenses and other current assets	(1)	10	(5)
Changes in accounts payable and other current liabilities	31	39	(24)
Changes in income taxes payable	(14)	(44)	6
Other, net	21	6	5

Net Cash Provided by Operating Activities	910	775	782

Cash Flows—Investing Activities
Capital spending	(512)	(525)	(568)
Proceeds from refranchising of restaurants	27	31	10
Other, net	(8)	(18)	(17)

Net Cash Used in Investing Activities	(493)	(512)	(575)

Cash Flows—Financing Activities
Net transfers to Parent	(214)	(316)	(105)
Payment of capital lease obligations	(2)	(1)	(1)
Short-term borrowings, by original maturity
More than three months—proceeds	—	2	56
More than three months—payments	—	(2)	(56)
Excess tax benefits from share-based compensation	3	2	3
Other, net	—	(4)	(33)

Net Cash Used in Financing Activities	(213)	(319)	(136)

Effect of Exchange Rates on Cash and Cash Equivalents	(17)	(6)	6

Net Increase (Decrease) in Cash and Cash Equivalents	187	(62)	77
Cash and Cash Equivalents—Beginning of Year	238	300	223

Cash and Cash Equivalents—End of Year	$425	$238	$300

See accompanying Notes to Combined Financial Statements.

Combined Balance Sheets

Yum China Holdings, Inc.

December 31, 2015 and December 31, 2014

(in millions)

	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$425	$238
Accounts receivable, net	76	60
Inventories	189	260
Prepaid expenses and other current assets	109	90

Total Current Assets	799	648
Property, plant and equipment, net	1,841	2,001
Goodwill	85	89
Intangible assets, net	107	127
Investments in unconsolidated affiliates	61	52
Other assets	192	199
Deferred income taxes	116	141

Total Assets	$3,201	$3,257

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	$926	$1,004
Income taxes payable	22	36

Total Current Liabilities	948	1,040
Capital lease obligations	34	34
Other liabilities and deferred credits	234	229

Total Liabilities	1,216	1,303

Redeemable Noncontrolling Interest	6	9

Equity
Parent Company investment	1,791	1,671
Accumulated other comprehensive income (loss)	130	217

Total Equity—Yum China Holdings, Inc.	1,921	1,888
Noncontrolling interests	58	57

Total Equity	1,979	1,945

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$3,201	$3,257

See accompanying Notes to Combined Financial Statements.

Combined Statements of Equity

Yum China Holdings, Inc.

Fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013

(in millions)

	Yum China Holdings, Inc.
	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interest
Balance at December 31, 2012	$2,012	$205	$99	$2,316	$59

Net Income (loss)	126		(5)	121	(22)
Foreign currency translation gains (losses)		62	2	64	2

Comprehensive Income (loss)				185	(20)
Dividends declared			(18)	(18)	—
Acquisitions of Little Sheep store-level noncontrolling interests			(15)	(15)
Net transfers to Parent	(124)			(124)

Balance at December 31, 2013	$2,014	$267	$63	$2,344	$39

Net Income (loss)	(7)		(1)	(8)	(29)
Foreign currency translation gains (losses)		(50)	(1)	(51)	(1)

Comprehensive Income (loss)				(59)	(30)
Dividends declared			(4)	(4)	—
Net transfers to Parent	(336)			(336)

Balance at December 31, 2014	$1,671	$217	$57	$1,945	$9

Net Income (loss)	323		6	329	(1)
Foreign currency translation gains (losses)		(87)	(4)	(91)	(2)

Comprehensive Income (loss)				238	(3)
Acquisitions of Little Sheep store-level noncontrolling interests	1		(1)	—
Net transfers to Parent	(204)			(204)

Balance at December 31, 2015	1,791	130	58	1,979	6

See accompanying Notes to Combined Financial Statements.

Notes to Combined Financial Statements

(Tabular amounts in millions, except share data)

Note 1—Description of the Business

        On October 20, 2015, Yum! Brands, Inc. ("YUM" or the "Parent") announced that it intended to separate into two independent publicly traded companies each with a separate strategic focus. YUM plans to distribute to its shareholders all outstanding shares of Yum China Holdings, Inc. (the "Company"), which will hold, directly or indirectly, the assets and liabilities associated with YUM's operations in China. The separation transaction will be completed by way of a pro rata distribution of Company shares by YUM to its shareholders as of the record date. These Combined Financial Statements reflect the results of operations, comprehensive income and cash flows of the Company for the three years ended December 31, 2015 and the Company's financial position as of December 31, 2015 and 2014. References to the Company throughout these Combined Financial Statements are made using the first person notations of "we," "us" or "our."

        The Company operates and owns, franchises or has ownership in entities that own and operate restaurants under the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, East Dawning and Little Sheep concepts (collectively, the "Concepts"). The operating results of these Concepts in China have historically been included in the China Division segment of YUM's Consolidated Financial Statements. Upon the separation of the Company from YUM, Yum! Restaurants Asia Pte. Ltd., a wholly-owned indirect subsidiary of YUM, and Yum Restaurants Consulting (Shanghai) Company Limited (``YCCL"), a wholly-owned indirect subsidiary of the Company, will enter into a 50-year master license agreement with automatic renewals for additional consecutive renewal terms of 50 years each, subject only to YCCL being in "good standing" and unless YCCL gives notice of its intent to not renew, for the exclusive right to use and sublicense the use of intellectual property owned by YUM and its subsidiaries for the development and operation of the KFC, Pizza Hut Casual Dining and Pizza Hut Home Services brands and their related marks and other intellectual property rights for restaurant services in China. In addition, subject to certain agreed-upon milestones, the Company has an exclusive license under the master license agreement to operate and develop Taco Bell restaurants and use the related marks in China. In exchange we will pay a license fee to YUM equal to 3% of net sales for both our Company and franchise restaurants. We will continue to own the East Dawning and Little Sheep intellectual property and will pay no license fee related to these concepts.

        Completion of the transaction will be subject to certain conditions, including, among others, receiving final approval from YUM's board of directors, receipt of various regulatory approvals, receipt of opinions of YUM's external tax advisors with respect to certain tax matters, the effectiveness of filings related to public listing in the United States of America and applicable securities laws, and other terms and conditions as may be determined by YUM's board of directors. The transaction is expected to be completed by the end of 2016 and is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

        The operations of each Concept represent an operating segment of the Company within these Combined Financial Statements. We have two reportable segments: KFC and Pizza Hut Casual Dining. Our remaining operating segments, including the operations of Pizza Hut Home Service, East Dawning and Little Sheep, are combined and referred to as All Other Segments, as those operating segments are individually insignificant.

        KFC was the first quick-service restaurant brand to enter China in 1987. As of December 31, 2015, there are approximately 5,000 KFCs in China. We maintain a 58% and 70% controlling interest in the entities that own and operate the KFCs in Shanghai and Beijing, respectively. We have a 47%

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 1—Description of the Business (Continued)

non-controlling ownership in each of the entities that own and operate KFCs in Hangzhou, Suzhou and Wuxi.

KFC Unit Count	2015	2014	2013
Company-owned	3,821	3,732	3,569
Unconsolidated affiliates	796	757	716
Franchise	386	339	278

	5,003	4,828	4,563

        The first Pizza Hut Casual Dining in China opened in 1990. As of December 31, 2015 there are nearly 1,600 Pizza Hut Casual Dining restaurants in China.

Pizza Hut Casual Dining Unit Count	2015	2014	2013
Company-owned	1,556	1,310	1,058
Franchise	16	3	2

	1,572	1,313	1,060

Note 2—Summary of Significant Accounting Policies

        Our preparation of the accompanying Combined Financial Statements in conformity with Generally Accepted Accounting Principles in the United States of America ("GAAP") requires us to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        Basis of Preparation and Principles of Consolidation.    These accompanying Combined Financial Statements have been prepared on a stand-alone basis and are derived from YUM's Consolidated Financial Statements and underlying accounting records. Transactions between the Company and the Parent that were not cash settled were considered to be effectively settled at the time the transactions are recorded.

        The Combined Financial Statements include all revenues, costs, assets and liabilities directly attributable to the Company either through specific identification or allocation. The Combined Statements of Income include allocations for certain of YUM's Corporate functions which provide a direct benefit to the Company. These costs have been allocated based on Company system sales relative to YUM's global system sales. System sales includes the sales results of all restaurants regardless of ownership. All allocated costs have been deemed to have been paid to the Parent in the period in which the costs were recorded. The Company considers the cost allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, publicly traded company for the periods presented. See Note 3 for further discussion.

        We consolidate entities in which we have a controlling financial interest, the usual condition of which is ownership of a majority voting interest. We also consider for consolidation an entity, in which we have certain interests, where the controlling financial interest may be achieved through arrangements that do not involve voting interests. Such an entity, known as a variable interest entity

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

("VIE"), is required to be consolidated by its primary beneficiary. The primary beneficiary is the entity that possesses the power to direct the activities of the VIE that most significantly impact its economic performance and has the obligation to absorb losses or the right to receive benefits from the VIE that are significant to it.

        Our most significant variable interests are in entities that operate restaurants under franchise arrangements. We do not generally have an equity interest in our franchisee businesses with the exception of certain entities discussed below. Additionally, we do not typically provide significant financial support such as loans or guarantees to our franchisees. We have variable interests in certain entities that operate restaurants under franchise agreements through real estate lease arrangements with them to which we are a party. At December 31, 2015, the Company had future lease payments due from franchisees, on a nominal basis, of approximately $100 million. As our franchise arrangements provide our franchisee entities the power to direct the activities that most significantly impact their economic performance, we do not consider ourselves the primary beneficiary of any such entity that might otherwise be considered a VIE.

        We consolidate the entities that operate KFCs in Shanghai and Beijing where we have controlling interests of 58% and 70%, respectively. We report Net income (loss) attributable to noncontrolling interests, which includes the minority shareholders of the entities separately on the face of our Combined Statements of Income. The portion of equity not attributable to the Company for these entities is reported within equity, separately from the Company's equity on the Combined Balance Sheets.

        We have a noncontrolling 47% interest in each of the entities that operate the KFCs in Hangzhou, Suzhou and Wuxi. We account for these entities by the equity method. These entities are not VIEs and our lack of majority voting rights precludes us from controlling these affiliates. Thus, we do not consolidate these affiliates, instead accounting for them under the equity method. We also have a 25% noncontrolling interest in a meat processing entity affiliated with our Little Sheep business which is also accounted for by the equity method. Our share of the net income or loss of these unconsolidated affiliates is included in Other income, net.

        The shareholder that owns the remaining 7% ownership interest in Little Sheep holds an option that, if exercised, requires us to redeem its noncontrolling interest. This redeemable non-controlling interest is classified outside permanent equity and recorded in the Combined Balance Sheets as the greater of the initial carrying amount adjusted for the non-controlling interest's share of net income (loss), or its redemption value.

        Fiscal Calendar.    Our fiscal year ends on December 31. The Company operates on a fiscal monthly calendar, with two months in the first quarter, three months in the second and third quarters and four months in the fourth quarter.

        Foreign Currency.    Our functional currency for the operating entities in China is the Chinese Renminbi ("RMB"), the currency of the primary economic environment in which they operate. Income and expense accounts for our operations are then translated into U.S. dollars at the average exchange rates prevailing during the period. Assets and liabilities are then translated into U.S. dollars at exchange rates in effect at the balance sheet date. As of December 31, 2015, net cumulative translation adjustment gains of $130 million are recorded in Accumulated other comprehensive income (loss) in the Combined Balance Sheet. Gains and losses arising from the impact of foreign currency exchange

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

rate fluctuations on transactions in foreign currency, to the extent they arise, are included in Other income, net in our Combined Statements of Income.

        Franchise Operations.    We execute agreements which set out the terms of our arrangement with franchisees. Our franchise agreements typically require the franchisee to pay an initial, non-refundable fee and continuing fees based upon a percentage of sales. Subject to our approval and their payment of a renewal fee, a franchisee may generally renew the franchise agreement upon its expiration.

        The internal costs we incur to provide support services to our franchisees are charged to General and Administrative ("G&A") expenses as incurred. Certain direct costs of our franchise operations are charged to Franchise expenses. These costs include provisions for estimated uncollectible fees, rent or depreciation expense associated with restaurants we sublease to franchisees, and certain other direct incremental franchise support costs. The 3% license fee we pay to YUM for the right to sublicense the KFC and Pizza Hut intellectual property is also recorded in Franchise expenses.

        Revenue Recognition.    Revenues from Company-owned restaurants are recognized when payment is tendered at the time of sale. The Company presents sales net of sales-related taxes. The license fee we pay to YUM as a percentage of these Company sales is included in Occupancy and other operating expenses. We recognize income from gift cards when the gift card is redeemed by the customer. We recognize breakage revenue, which is the amount of gift card proceeds that is not expected to be redeemed, when the likelihood of redemption becomes remote.

        Income from our franchisees includes initial fees, continuing fees, renewal fees and rental income from restaurants we sublease to them. We recognize initial fees received from a franchisee as revenue when we have performed substantially all initial services required by the franchise agreement, which is generally upon the opening of a store. We recognize continuing fees, which are based upon a percentage of franchisee sales, as those sales occur and rental income is recognized as it is earned. We recognize renewal fees when a renewal agreement with a franchisee becomes effective. We present initial fees collected upon the sale of a Company-owned restaurant to a franchisee in Refranchising gain, net.

        Direct Marketing Costs.    We charge direct marketing costs to expense ratably in relation to revenues over the year in which incurred and, in the case of advertising production costs, in the year the advertisement is first shown. Deferred direct marketing costs, which are classified as prepaid expenses, consist of media and related advertising production costs which will generally be used for the first time in the next fiscal year and have historically not been significant. Our direct marketing expenses were $327 million, $328 million and $346 million in 2015, 2014 and 2013, respectively. We report direct marketing costs in Occupancy and other operating expenses.

        Our franchise agreements require our franchisees to fund advertising and marketing expenditures, typically in an amount that is a percentage of sales. Local marketing expenditures are managed by each operator. The Company, as an agent, collects and disburses non-local funds on behalf of the entire system. We record cash received and accounts payable from the administration of such non-local funds in our Combined Balance Sheets. Any unused non-local funds are returned to the system.

        Research and Development Expenses.    Research and development expenses, which are expensed as incurred and are reported in G&A expenses. Research and development expenses were $5 million, in each of 2015, 2014 and 2013.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

        Share-Based Compensation.    Certain of the Company's employees participate in YUM's share-based compensation plans. We recognize all share-based payments to employees, including grants of employee stock options and stock appreciation rights ("SARs"), in the Combined Financial Statements as compensation cost over the service period based on their fair value on the date of grant. This compensation cost is recognized over the service period on a straight-line basis for awards that actually vest. We present this compensation cost consistent with the other compensation costs for the employee recipient in G&A expenses. Share-based compensation expense includes an allocation of amounts incurred by YUM for services provided on our behalf. See Note 13 for further discussion of YUM's share-based compensation plans.

        Impairment or Disposal of Property, Plant and Equipment.    Property, plant and equipment ("PP&E") is tested for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The assets are not recoverable if their carrying value is less than the undiscounted cash flows we expect to generate from such assets. If the assets are not deemed to be recoverable, impairment is measured based on the excess of their carrying value over their fair value.

        For purposes of impairment testing for our restaurants, we have concluded that an individual restaurant is the lowest level of independent cash flows unless our intent is to refranchise restaurants as a group. We review our long-lived assets of such individual restaurants (primarily PP&E and allocated intangible assets subject to amortization) semi-annually for impairment, or whenever events or changes in circumstances indicate that the carrying amount of a restaurant may not be recoverable. We use two consecutive years of operating losses after a restaurant has been open for three years as our primary indicator of potential impairment for our semi-annual impairment testing of these restaurant assets. We evaluate the recoverability of these restaurant assets by comparing the estimated undiscounted future cash flows, which are based on our entity-specific assumptions to the carrying value of such assets. Our impairment indicator and recoverability tests do not include a deduction for license fees paid to YUM. For restaurant assets that are not deemed to be recoverable, we write-down an impaired restaurant to its estimated fair value, which becomes its new cost basis. Fair value is an estimate of the price a franchisee would pay for the restaurant and its related assets and is determined by discounting the estimated future after-tax cash flows of the restaurant, which include a deduction for royalties we would receive under a franchise agreement with terms substantially at market. The after-tax cash flows incorporate reasonable assumptions we believe a franchisee would make such as sales growth and margin improvement. The discount rate used in the fair value calculation is our estimate of the required rate-of-return that a franchisee would expect to receive when purchasing a similar restaurant and the related long-lived assets. The discount rate incorporates rates of returns for historical refranchising market transactions and is commensurate with the risks and uncertainty inherent in the forecasted cash flows.

        When we believe it is more likely than not a restaurant or groups of restaurants will be refranchised for a price less than their carrying value, but do not believe the restaurant(s) have met the criteria to be classified as held for sale, we review the restaurants for impairment. We evaluate the recoverability of these restaurant assets by comparing estimated sales proceeds plus holding period cash flows, if any, to the carrying value of the restaurant or group of restaurants. For restaurant assets that are not deemed to be recoverable, we recognize impairment for any excess of carrying value over the fair value of the restaurants, which is based on the expected net sales proceeds. To the extent ongoing

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

agreements to be entered into with the franchisee simultaneous with the refranchising are expected to contain terms, such as royalty rates, not at prevailing market rates, we consider the off-market terms in our impairment evaluation. We recognize any such impairment charges in Refranchising gain. Refranchising gain includes the gains or losses from the sales of our restaurants to new and existing franchisees, including any impairment charges discussed above, and the related initial franchise fees. We recognize gains on restaurant refranchisings when the sale transaction closes, the franchisee has a minimum amount of the purchase price in at-risk equity and we are satisfied that the franchisee can meet its financial obligations.

        When we decide to close a restaurant, it is reviewed for impairment and depreciable lives are adjusted based on the expected disposal date. Other costs incurred when closing a restaurant such as costs of disposing of the assets as well as other facility-related expenses from previously closed stores are generally expensed as incurred. Additionally, at the date we cease using a property under an operating lease, we record a liability for the net present value of any remaining lease obligations, net of estimated sublease income, if any. Any costs recorded upon store closure as well as any subsequent adjustments to liabilities for remaining lease obligations as a result of lease termination or changes in estimates of sublease income are recorded in Closures and impairment expenses. In the event we are forced to close a store and receive compensation for such closure, that compensation is recorded in Closures and impairment expenses. To the extent we sell assets associated with a closed store, any gain or loss upon that sale is also recorded in Closures and impairment expenses.

        Considerable management judgment is necessary to estimate future cash flows, including cash flows from continuing use, terminal value, sublease income and refranchising proceeds. Accordingly, actual results could vary significantly from our estimates.

        Impairment of Investments in Unconsolidated Affiliates.    We record impairment charges related to an investment in an unconsolidated affiliate whenever events or circumstances indicate that a decrease in the fair value of an investment has occurred which is other than temporary. In addition, we evaluate our investments in unconsolidated affiliates for impairment when they have experienced two consecutive years of operating losses.

        Income Taxes.    The Company's results have historically been included in the consolidated U.S. federal income tax return and U.S. state income tax filings of YUM. The Company has computed its provision for income taxes on a separate return basis in these Combined Financial Statements. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations.

        We record deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences or carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, in determining the need for recording a valuation allowance against the carrying amount of deferred tax assets, we consider the amount of

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

taxable income and periods over which it must be earned, actual levels of past taxable income and known trends and events or transactions that are expected to affect future levels of taxable income. Where we determine that it is more likely than not that all or a portion of an asset will not be realized, we record a valuation allowance.

        We recognize the benefit of positions taken or expected to be taken in our tax returns when it is more likely than not (i.e., a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. A recognized tax position is then measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement. We evaluate these amounts on a quarterly basis to ensure that they have been appropriately adjusted for audit settlements and other events we believe may impact the outcome. Changes in judgment that result in subsequent recognition, derecognition or a change in measurement of a tax position taken in a prior annual period (including any related interest and penalties) are recognized as a discrete item in the interim period in which the change occurs. We recognize accrued interest and penalties related to unrecognized tax benefits as components of our Income tax provision.

        We do not record a U.S. deferred tax liability for the excess of the book basis over the tax basis of our investments in foreign subsidiaries to the extent that the basis difference results from earnings that meet the indefinite reversal criteria. This criteria is met if the foreign subsidiary has invested, or will invest, the undistributed earnings indefinitely. The decision as to the amount of undistributed earnings that we intend to maintain in non-U.S. subsidiaries considers items including, but not limited to, forecasts and budgets of financial needs of cash for working capital, liquidity plans and expected cash requirements in the United States.

        In November, 2015 the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (ASU 2015-17) to simplify the presentation of deferred taxes on the balance sheet. ASU 2015-17 requires organizations that present a classified balance sheet to classify all deferred taxes as noncurrent assets or noncurrent liabilities. We have elected to early adopt this guidance as of December 31, 2015.

        See Note 14 for a further discussion of our income taxes.

        Fair Value Measurements.    Fair value is the price we would receive to sell an asset or pay to transfer a liability (exit price) in an orderly transaction between market participants. For those assets and liabilities we record or disclose at fair value, we determine fair value based upon the quoted market price, if available. If a quoted market price is not available for identical assets, we determine fair value based upon the quoted market price of similar assets or the present value of expected future cash flows considering the risks involved, including counterparty performance risk if appropriate, and using discount rates appropriate for the duration. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs into the calculation.

Level 1	Inputs based upon quoted prices in active markets for identical assets.
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset, either directly or indirectly.
Level 3	Inputs that are unobservable for the asset.

        Cash and Cash Equivalents.    Cash equivalents represent funds we have temporarily invested (with original maturities not exceeding three months), including short-term, highly liquid debt securities. Cash

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

and overdraft balances that meet the criteria for right to offset are presented net on our Combined Balance Sheets.

        Receivables.    Trade receivables consisting of royalties from franchisees are generally due within 30 days of the period in which the corresponding sales occur and are classified as Accounts receivable on our Combined Balance Sheets. Our provision for uncollectible franchise receivable balances is based upon pre-defined aging criteria or upon the occurrence of other events that indicate that we may not collect the balance due. Additionally, we monitor the financial condition of our franchisees and record provisions for estimated losses on receivables when we believe it probable that our franchisees will be unable to make their required payments. While we use the best information available in making our determination, the ultimate recovery of recorded receivables is also dependent upon future economic events and other conditions that may be beyond our control. Trade receivables that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the allowance for doubtful accounts. Receivables due from unconsolidated affiliates were $19 million and $15 million as of December 31, 2015 and 2014, respectively.

        Inventories.    We value our inventories at the lower of cost (computed on the first-in, first-out method) or market.

        Property, Plant and Equipment.    We state PP&E at cost less accumulated depreciation and amortization. We calculate depreciation and amortization on a straight-line basis over the estimated useful lives of the assets as follows: 20 years for buildings, the lesser of 8 years and remaining lease term for leasehold improvements, 5 to 10 years for restaurant machinery and equipment and 3 to 5 years for capitalized software costs. We suspend depreciation and amortization on assets related to restaurants that are held for sale.

        Leases and Leasehold Improvements.    The Company leases land, buildings or both for its restaurants. The length of our lease terms which generally do not have renewal options are an important factor in determining the appropriate accounting for leases including the initial classification of the lease as capital or operating and the timing of recognition of rent expense over the duration of the lease. We include renewal option periods in determining the term of our leases when failure to renew the lease would impose a penalty on the Company in such an amount that a renewal appears to be reasonably assured at the inception of the lease. The primary penalty to which we are subject is the economic detriment associated with the existence of leasehold improvements which might be impaired if we choose not to continue the use of the leased property. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term. We generally do not receive leasehold improvement incentives upon opening a store that is subject to a lease.

        We expense rent associated with leased land or buildings while a restaurant is being constructed whether rent is paid or we are subject to a rent holiday. Additionally, certain of the Company's operating leases contain predetermined fixed escalations of the minimum rent during the lease term. For leases with fixed escalating payments and/or rent holidays, we record rent expense on a straight-line basis over the lease term, including any option periods considered in the determination of that lease term. Contingent rentals are generally based on sales levels in excess of stipulated amounts, and thus are not considered minimum lease payments and are included in rent expense when attainment of the contingency is considered probable (e.g., when Company sales occur).

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

        From time to time, we purchase the rights to use government-owned land for a fixed period of time. These land use rights are recorded in Other Assets in our Combined Balance Sheets as we are purchasing the right and are a legal party to the underlying land grant, and are amortized to rent expense on a straight-line basis over the term of the land use right.

        Internal Development Costs and Abandoned Site Costs.    We capitalize direct costs associated with the site acquisition and construction of a Company unit on that site, including direct internal payroll and payroll-related costs. Only those site-specific costs incurred subsequent to the time that the site acquisition is considered probable are capitalized. If we subsequently make a determination that it is probable a site for which internal development costs have been capitalized will not be acquired or developed, any previously capitalized internal development costs are expensed and included in G&A expenses.

        Goodwill and Intangible Assets.    From time to time, the Company acquires restaurants from our existing franchisees or acquires another business. Goodwill from these acquisitions represents the excess of the cost of a business acquired over the net of the amounts assigned to assets acquired, including identifiable intangible assets and liabilities assumed. Goodwill is not amortized and has been assigned to reporting units for purposes of impairment testing. Our reporting units are our individual operating segments.

        We evaluate goodwill for impairment on an annual basis or more often if an event occurs or circumstances change that indicate impairment might exist. We have selected the beginning of our fourth quarter as the date on which to perform our ongoing annual impairment test for goodwill. We may elect to perform a qualitative assessment for our reporting units to determine whether it is more likely than not that the fair value of the reporting unit is greater than its carrying value. If a qualitative assessment is not performed, or if as a result of a qualitative assessment it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, then the reporting unit's fair value is compared to its carrying value. Fair value is the price a willing buyer would pay for a reporting unit, and is generally estimated using discounted expected future after-tax cash flows from Company-owned restaurant operations and franchise royalties. The discount rate is our estimate of the required rate of return that a third-party buyer would expect to receive when purchasing a business from us that constitutes a reporting unit. We believe the discount rate is commensurate with the risks and uncertainty inherent in the forecasted cash flows. If the carrying value of a reporting unit exceeds its fair value, goodwill is written down to its implied fair value.

        If we record goodwill upon acquisition of a restaurant(s) from a franchisee and such restaurant(s) is then sold within two years of acquisition, the goodwill associated with the acquired restaurant(s) is written off in its entirety. If the restaurant is refranchised two years or more subsequent to its acquisition, we include goodwill in the carrying amount of the restaurants disposed of based on the relative fair values of the portion of the reporting unit disposed of in the refranchising and the portion of the reporting unit that will be retained. The fair value of the portion of the reporting unit disposed of in a refranchising is determined by reference to the discounted value of the future cash flows expected to be generated by the restaurant and retained by the franchisee, which includes a deduction for the anticipated, future royalties the franchisee will pay us associated with the franchise agreement entered into simultaneously with the refranchising transition. The fair value of the reporting unit retained is based on the price a willing buyer would pay for the reporting unit and includes the value of franchise agreements. Appropriate adjustments are made if a franchise agreement includes terms that

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

are determined to not be at prevailing market rates. As such, the fair value of the reporting unit retained can include expected cash flows from future royalties from those restaurants currently being refranchised, future royalties from existing franchise businesses and company restaurant operations. As a result, the percentage of a reporting unit's goodwill that will be written off in a refranchising transaction will be less than the percentage of the reporting unit's Company-owned restaurants that are refranchised in that transaction.

        We evaluate the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, we amortize the intangible asset prospectively over its estimated remaining useful life. Intangible assets that are deemed to have a definite life are generally amortized on a straight-line basis to their residual value.

        We evaluate our indefinite-lived intangible assets for impairment on an annual basis or more often if an event occurs or circumstances change that indicate impairments might exist. We perform our annual test for impairment of our indefinite-lived intangible assets at the beginning of our fourth quarter. We may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is greater than its carrying value. If a qualitative assessment is not performed, or if as a result of a qualitative assessment it is not more likely than not that the fair value of an indefinite-lived intangible asset exceeds its carrying value, then the asset's fair value is compared to its carrying value. Fair value is an estimate of the price a willing buyer would pay for the intangible asset and is generally estimated by discounting the expected future after-tax cash flows associated with the intangible asset.

        Our definite-lived intangible assets that are not allocated to an individual restaurant are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable. An intangible asset that is deemed not recoverable on an undiscounted basis is written down to its estimated fair value, which is our estimate of the price a willing buyer would pay for the intangible asset based on discounted expected future after-tax cash flows. For purposes of our impairment analysis, we update the cash flows that were initially used to value the definite-lived intangible asset to reflect our current estimates and assumptions over the asset's future remaining life.

        Asset Retirement Obligations.    We recognize an asset and a liability for the fair value of a required asset retirement obligation ("ARO") when such an obligation is incurred. The Company's AROs are primarily associated with leasehold improvements which, at the end of the lease, the Company is contractually obligated to remove in order to comply with the lease agreement. As such, we amortize the asset on a straight-line basis over the lease term and accrete the liability to its nominal value using the effective interest method over the lease term.

        Retirement Plans.    Certain of the Company's employees participate in noncontributory defined benefit plans and post-retirement medical plans sponsored by YUM. For these plans, the Company considers them to be part of multi-employer plans. We have allocated expenses related to our employees' participation in these plans in our Combined Statements of Income. However, our Combined Balance Sheets do not reflect any assets or liabilities related to these plans. We consider the expense allocation methodology and results to be reasonable for all periods presented. See Note 3 for additional information.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 2—Summary of Significant Accounting Policies (Continued)

        Net Earnings Per Share.    We do not present historical net earnings per share as common stock was not part of the Company's capital structure for the periods presented.

        Parent Company Investment.    Parent Company Investment in the Combined Balance Sheets represents YUM's historical investment in the Company, the Company's accumulated net earnings after taxes, and the net effect of transactions with and allocations from YUM. The Combined Statements of Equity include net cash transfers to and from YUM and the Company. All intercompany transactions that are not cash settled through Parent Company Investment in the accompanying Combined Balance Sheets are considered to be settled at the time the transaction is recorded. The total net effect of the settlement of these transactions is reflected in financing activities in the accompanying Combined Statements of Cash Flows.

Note 3—Transactions with Parent

Allocation of Corporate Expenses

        YUM has historically performed centralized corporate functions on our behalf. Accordingly, certain YUM costs have been allocated to the Company and reflected as expenses in these Combined Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to the Company. The expenses reflected in the Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate, stand-alone entity.

        Corporate expense allocations primarily relate to centralized corporate functions, including finance, accounting, treasury, tax, legal, internal audit and risk management functions. In addition, corporate expense allocations include, among other costs, IT maintenance, professional fees for legal services and expenses related to litigation, investigations, or similar matters. Corporate allocations of $12 million, $11 million, and $12 million were allocated to the Company during fiscal years 2015, 2014 and 2013, respectively, and have been included in G&A expenses in the Combined Statements of Income. All of the corporate allocations of costs are deemed to have been incurred and settled through Parent Company Investment in the period where the costs were recorded. Following the separation, we will perform these functions using our own resources or purchased services.

License Fee

        The Combined Statements of Income include a fee that was historically paid to YUM comprised of initial fees and continuing fees equal to 3% of net sales for both our Company and franchise restaurants. License fees due to YUM for our Company-owned stores are included within restaurant margin in Occupancy and other operating expenses in the Combined Statements of Income. License

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 3—Transactions with Parent (Continued)

fees due to YUM on franchise sales are included in Franchise expenses. Total license fees paid to YUM in 2015, 2014 and 2013 are reflected in the table below:

	2015	2014	2013
Initial fees—Company	$18	$17	$17
Initial fees—Franchise	3	2	2
Continuing fees—Company	201	200	198
Continuing fees—Franchise	47	46	45

Total	$269	$265	$262

Cash Management and Treasury

        The Company funds its operations through cash generated from the operation of its Company-owned stores, franchise operations and dividend payments from our unconsolidated affiliates. Excess cash has historically been repatriated to YUM through intercompany loans or dividends. Transfers of cash both to and from YUM are included within Parent Company Investment on the Combined Statements of Equity. YUM has issued debt for general corporate purposes but in no case has any such debt been guaranteed or assumed by the Company or otherwise secured by the assets of the Company. As YUM debt and related interest is not directly attributable to the Company, no such amounts have been allocated to these Combined Financial Statements.

Note 4—Items Affecting Comparability of Net Income and Cash Flows

Little Sheep Impairment

        On February 1, 2012 we acquired an additional 66% interest in Little Sheep for $540 million, net of cash acquired of $44 million, increasing our ownership to 93%. The primary assets recorded as a result of the acquisition and resulting consolidation of Little Sheep were the Little Sheep trademark and goodwill of approximately $400 million and $375 million, respectively.

        Sustained declines in sales and profits in 2013 resulted in a determination that the Little Sheep trademark, goodwill and certain restaurant level PP&E were impaired during the quarter ended September 7, 2013. As a result, we recorded impairment charges to the trademark, goodwill and PP&E of $69 million, $222 million and $4 million, respectively, during the quarter ended August 31, 2013.

        The Little Sheep business continued to underperform during 2014 with actual average-unit sales volumes and profit levels significantly below those assumed in our 2013 estimation of the Little Sheep trademark and reporting unit fair values. As a result, a significant number of Company-operated restaurants were closed or refranchised during 2014 with future plans calling for further focus on franchise-ownership for the Concept. We tested the Little Sheep trademark and goodwill for impairment in the fourth quarter of 2014 pursuant to our accounting policy. As a result of comparing the trademark's 2014 fair value estimate of $58 million to its carrying value of $342 million, we recorded a $284 million impairment charge. Additionally, after determining the 2014 fair value estimate of the Little Sheep reporting unit was less than its carrying value we wrote off Little Sheep's remaining goodwill balance of $160 million. The Company also evaluated other Little Sheep long-lived assets for impairment and recorded $14 million of restaurant-level PP&E impairment and a $5 million

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 4—Items Affecting Comparability of Net Income and Cash Flows (Continued)

impairment of our equity method investment in a meat processing business that supplies lamb to Little Sheep.

        The losses related to Little Sheep that have occurred concurrent with our trademark and goodwill impairments in 2014 and 2013, none of which have been allocated to any segment for performance reporting purposes, are summarized below:

	2014	2013	Income Statement Classification
Impairment of Goodwill	$160	$222	Closures and impairment (income) expense
Impairment of Trademark	284	69	Closures and impairment (income) expense
Impairment of PP&E	14	4	Closures and impairment (income) expense
Impairment of Investment in Little Sheep Meat	5	—	Closures and impairment (income) expense
Tax Benefit	(76)	(18)	Income tax provision
Loss Attributable to Non-Controlling Interest	(26)	(19)	Net Income (loss) noncontrolling interests

Net loss	$361	$258

Refranchising Gain, net

        The Refranchising gain, net by reportable segment and All Other Segments is presented below. We do not allocate such gains and losses to our segments for performance reporting purposes.

	Refranchising gain, net
	2015	2014	2013
KFC	$8	$17	$5
Pizza Hut Casual Dining	3	—	—
All Other Segments	2	—	—

Total Company	$13	$17	$5

Store Closure and Impairment Activity

        Store closure (income) costs and Store impairment charges by reportable segment and All Other Segments are presented below. These tables exclude $463 million and $295 million of Little Sheep impairment losses in 2014 and 2013, respectively which were not allocated to any segment for performance reporting purposes.

	2015
	Total Company	KFC	Pizza Hut Casual Dining	All Other Segments
Store closure (income) costs(a)	$(6)	$(7)	$(2)	$3
Store impairment charges	70	57	10	3

Closure and impairment (income) expenses	$64	$50	$8	$6

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 4—Items Affecting Comparability of Net Income and Cash Flows (Continued)

	2014
	Total Company	KFC	Pizza Hut Casual Dining	All Other Segments
Store closure (income) costs(a)	$—	$(2)	$(1)	$3
Store impairment charges	54	43	3	8

Closure and impairment (income) expenses	$54	$41	$2	$11

	2013
	Total Company	KFC	Pizza Hut Casual Dining	All Other Segments
Store closure (income) costs(a)	$(1)	$(4)	$(1)	$4
Store impairment charges	31	27	2	2

Closure and impairment (income) expenses	$30	$23	$1	$6

(a)
Store closure (income) costs include lease reserves established when we cease using a property under an operating lease and subsequent adjustments to those reserves, other facility-related expenses from previously closed stores and proceeds from forced store closures. Remaining lease obligations for closed stores were not material at December 31, 2015 or December 31, 2014.

Note 5—Franchise Fees and Income

	2015	2014	2013
Initial fees, including renewal fees	$9	$7	$5
Initial franchise fees included in Refranchising gain, net	(3)	(3)	(1)

	6	4	4
Continuing fees and rental income	114	109	101

Franchise fees and income	$120	$113	$105

Note 6—Other Income, net

	2015	2014	2013
Equity income from investments in unconsolidated affiliates	$(41)	$(30)	$(26)
China poultry supply insurance recovery(a)	(5)	(25)	—
Loss associated with planned sale of aircraft(b)	15	—	—
Foreign exchange net loss and other	5	4	1

Other income, net	$(26)	$(51)	$(25)

(a)
Recoveries related to lost profits associated with a 2012 poultry supply incident.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 6—Other Income, net (Continued)

(b)
During 2015, we made the decision to dispose of a corporate aircraft. The loss associated with this planned sale reflects the shortfall of the expected proceeds, less any selling costs, over the carrying value of the aircraft.

Note 7—Supplemental Balance Sheet Information

	As of December 31,
Prepaid Expenses and Other Current Assets	2015	2014
Assets held for sale(a)	$18	$—
Prepaid rent	53	45
Other prepaid expenses and current assets	38	45

Prepaid expenses and other current assets	$109	$90

(a)
Reflects the carrying value of a corporate aircraft (See Note 6).

	As of December 31,
Property, Plant and Equipment	2015	2014
Buildings and improvements	$2,231	$2,237
Capital leases, primarily buildings	35	38
Machinery and equipment	1,171	1,253

Property, plant and equipment, gross	3,437	3,528
Accumulated depreciation and amortization	(1,596)	(1,527)

Property, plant and equipment, net	$1,841	$2,001

        Depreciation and amortization expense related to property, plant and equipment was $408 million, $392 million and $377 million in 2015, 2014 and 2013, respectively.

	As of December 31,
Accounts Payable and Other Current Liabilities	2015	2014
Accounts payable	$454	$501
Accrued capital expenditures	128	187
Accrued compensation and benefits	180	186
Accrued taxes, other than income taxes	42	42
Other current liabilities	122	88

Accounts payable and other current liabilities	$926	$1,004

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 7—Supplemental Balance Sheet Information (Continued)

	As of December 31,
Other Liabilities and Deferred Credits	2015	2014
Deferred escalating minimum rent	$162	$163
Other noncurrent liabilities and deferred credits	72	66

Other liabilities and deferred credits	$234	$229

Note 8—Goodwill and Intangible Assets

        The changes in the carrying amount of goodwill are as follows:

	Total Company	KFC	Pizza Hut Casual Dining	All Other Segments(a)
Balance as of December 31, 2013
Goodwill, gross	$478	$80	$11	387
Accumulated impairment losses	(222)	—	—	(222)

Goodwill, net	256	80	11	165
Impairment Losses	(160)	—	—	(160)
Disposals and other, net(b)	(7)	(2)	—	(5)

Balance as of December 31, 2014
Goodwill, gross	471	78	11	382
Accumulated impairment losses	(382)	—	—	(382)

Goodwill, net	89	78	11	—
Disposals and other, net(b)	(4)	(3)	(1)	—

Balance as of December 31, 2015
Goodwill, gross	467	75	10	382
Accumulated impairment losses	(382)	—	—	(382)

Goodwill, net	$85	$75	$10	$—

(a)
Goodwill and Accumulated impairment losses associated with Little Sheep. (See Note 4)

(b)
Disposals and other, net includes the impact of foreign currency translation on existing balances and goodwill write-offs associated with refranchising.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 8—Goodwill and Intangible Assets (Continued)

        Intangible assets, net as of December 31, 2015 and 2014 are as follows:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Definite-lived intangible assets
Reacquired franchise rights	$100	$(66)	$105	$(59)
Other	30	(13)	35	(14)

	$130	$(79)	$140	$(73)

Indefinite-lived intangible assets
Little Sheep trademark	$56		$60

        Amortization expense for all definite-lived intangible assets was $13 million in 2015, $14 million in 2014 and $14 million in 2013. Amortization expense for definite-lived intangible assets will approximate $13 million in 2016, $13 million in 2017, $13 million in 2018, $5 million in 2019 and $2 million in 2020.

Note 9—Credit Facilities

        Our bank credit agreements comprise two RMB300 million (approximately $92 million in total) revolving credit facilities (each a "Credit Facility"). Our three-year Credit Facility matured on April 30, 2016 but remains available to us and may be renewed until the bank completes its annual credit review process. It contains a cross-default provision whereby our failure to make any payment on a principal amount from the other Credit Facility will constitute a default on the agreement. Our one-year Credit Facility matures on February 16, 2017. Each Credit Facility bears interest based on the prevailing rate stipulated by the People's Bank of China and contains financial covenants including, among other things, limitations on certain additional indebtedness and liens, and certain other transactions specified in the agreement. Interest on any outstanding borrowings is due at least monthly. As of December 31, 2015, no amounts were outstanding under either credit facility and the full amount of borrowings were available to us under each credit facility.

Note 10—Leases

        At December 31, 2015 we operated 5,768 restaurants, leasing the underlying land and/or building, with our commitments expiring within 20 years from the inception of the lease. In addition, the Company subleases approximately 160 properties to franchisees. Most leases require us to pay related executory costs, which include property taxes, maintenance and insurance.

        We also lease office space for headquarters and support functions, as well as certain office and restaurant equipment. We do not consider any of these individual leases material to our operations.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 10—Leases (Continued)

        Future minimum commitments and amounts to be received as lessor or sublessor under non-cancelable leases are set forth below:

			Lease Receivables
	Commitments
			Direct Financing
	Capital	Operating		Operating
2016	$3	$490	$—	$16
2017	3	461	—	16
2018	3	427	—	15
2019	4	393	—	14
2020	4	359	—	12
Thereafter	37	1,419	—	25

	$54	$3,549	$—	$98

        At December 31, 2015 and December 31, 2014, the present value of minimum payments under capital leases was $35 million and $36 million, respectively. The current portion of capital lease obligations was $1 million and $2 million in 2015 and 2014, respectively, and is classified in Accounts payable and other current liabilities.

        The details of rental expense and income are set forth below:

	2015	2014	2013
Rental expense
Minimum	$516	$523	$530
Contingent	260	265	258

	$776	$788	$788

Rental income	$24	$20	$17

Note 11—Fair Value Disclosures

        As of December 31, 2015 the carrying values of cash and cash equivalents, accounts receivable and accounts payable approximated their fair values because of the short-term nature of these instruments.

        The following table presents expense recognized from all non-recurring fair value measurements during the years ended December 31, 2015 and 2014. All fair value measurements used in these impairment evaluations were based on unobservable inputs (Level 3). These amounts exclude fair value

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 11—Fair Value Disclosures (Continued)

measurements made for restaurants that were subsequently closed or refranchised prior to those respective year-end dates.

	2015	2014
Little Sheep impairment(a)	$—	$463
Restaurant-level impairment(b)	51	35

Total	$51	$498

(a)
Except for the Little Sheep trademark, which had a carrying value of $56 million at December 31, 2015, the remaining carrying value of assets measured at fair value due to the 2014 Little Sheep impairments is insignificant. See Note 4 for further discussion. Our 2014 fair value estimate of the Little Sheep trademark was determined using a relief-from-royalty valuation approach that included future revenues as a significant input and a discount rate of 13% as our estimate of the required rate-of-return that a third party buyer would expect to receive when purchasing the trademark. The primary drivers of the trademark's fair value were franchise revenue growth and revenues associated with a wholly-owned business that sells seasoning to retail customers. Franchise revenue growth reflected annual same store sales growth of 4% and approximately 35 new franchise units per year, partially offset by approximately 25 franchise closures per year. The retail seasoning business was forecasted to generate sales growth consistent with historical results. Our 2015 fair value estimate exceeded its carrying value using similar assumptions and methods as those used in 2014.

(b)
Restaurant-level impairment charges are recorded in Closures and impairment (income) expenses and resulted primarily from our semi-annual impairment evaluation of long-lived assets of individual restaurants that were being operated at the time of impairment and had not been offered for refranchising. The fair value measurements used in these impairment evaluations were based on discounted cash flow estimates using unobservable inputs. The remaining net book value of assets measured at fair value during the years ended December 31, 2015 and December 31, 2014 is insignificant.

Note 12—Retirement Plans

        Certain of the Company's employees participate in retirement plans administered and sponsored by YUM. For these plans, the Company has considered participating employees to be part of multi-employer plans. We have allocated expenses related to this participation in our Combined Statements of Income. However, as we are not the plan sponsor for these benefit plans, our Combined Balance Sheets do not reflect any assets or liabilities related to these plans. We consider the expense allocation methodology and results to be reasonable for all periods presented.

        As stipulated by Chinese state regulations, the Company participates in a government-sponsored defined contribution retirement plan. Substantially all employees are entitled to an annual pension equal to a fixed proportion of the average basic salary amount of the geographical area of their last employment at their retirement date. We are required to make contributions to the local social security bureau between 10% and 22% of the previous year's average basic salary amount of the geographical area where the employees are under our employment. Contributions are recorded in the Combined

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 12—Retirement Plans (Continued)

Statements of Income as they become payable. We have no obligation for the payment of pension benefits beyond the annual contributions as set out above. The Company contributed $150 million, $147 million and $141 million to the plan for 2015, 2014 and 2013, respectively.

Note 13—Share-Based Compensation

Overview

        Certain of the Company's employees participate in YUM's Long-term Incentive Plan (the "Plan") which provides employees with certain share-based awards as described below. Accordingly, certain costs related to the Plan have been allocated to the Company and are reflected in the Combined Statements of Income in G&A expenses. Under the Plan, the exercise price of stock options and SARs granted must be equal to or greater than the average market price or the ending market price of YUM's stock on the date of grant.

        Potential awards to employees under the Plan include stock options, SARs, stock units, restricted stock units (RSUs), performance RSUs, performance share units (PSUs) and performance units. YUM has only issued stock options, SARs, RSUs and PSUs under the Plan. While awards can have varying provisions and exercise periods, outstanding awards vest in periods ranging from three to five years. Stock options and SARs expire ten years after grant.

Award Valuation

        YUM estimated the fair value of each stock option and SAR award granted to the Company's employees as of the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2015	2014	2013
Risk-free interest rate	1.3%	1.6%	0.8%
Expected term (years)	6.5	6.3	6.3
Expected volatility	27.0%	29.9%	30.0%
Expected dividend yield	2.2%	2.1%	2.1%

        Grants made to executives under the Plan typically have a graded vesting schedule of 25% per year over four years and expire ten years after grant. YUM uses a single weighted-average term for awards that have a graded vesting schedule. Based on analysis of the historical exercise and post-vesting termination behavior, YUM determined that executives exercised the awards on average after 6.5 years.

        When determining expected volatility, YUM considers both historical volatility of its stock as well as implied volatility associated with its publicly traded options. The expected dividend yield is based on the annual dividend yield at the time of grant.

        The fair values of RSU awards are based on the closing price of YUM stock on the date of grant. The fair values of PSU awards granted prior to 2013 are based on the closing price of YUM stock on the date of grant. Beginning in 2013, YUM granted PSU awards with market-based conditions which have been valued based on the outcome of a Monte Carlo simulation.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 13—Share-Based Compensation (Continued)

Award Activity

Stock Options and SARs

	Shares (in thousands)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding at the beginning of the year	4,165	$49.26
Granted	753	74.27
Exercised	(754)	36.90
Forfeited or expired	(120)	69.20
Transfers, net(a)	980	47.16

Outstanding at the end of the year	5,024 (b)	$53.98	5.70	$97

Exercisable at the end of the year	3,076	$44.86	4.30	$87

(a)
Reflects awards previously granted to YUM employees who transferred into or out of the Company from or to another YUM Division during the year.

(b)
Outstanding awards include 1,461 options and 3,563 SARs with weighted average exercise prices of $47.61 and $56.59, respectively.

        The weighted-average grant-date fair value of stock options and SARs granted during 2015, 2014 and 2013 was $16.11, $17.45 and $14.56, respectively. The total intrinsic value of stock options and SARs exercised during the years ended December 31, 2015, December 31, 2014 and December 31, 2013, was $33 million, $16 million and $24 million, respectively.

        As of December 31, 2015, there was $19 million of unrecognized compensation cost related to stock options and SARs, which will be reduced by any forfeitures that occur, related to unvested awards that is expected to be recognized over a remaining weighted-average period of approximately 1.7 years. The total fair value at grant date of awards that vested during 2015, 2014 and 2013 was $6 million, $7 million and $10 million, respectively.

RSUs and PSUs

        As of December 31, 2015, there was $0.8 million of unrecognized compensation cost related to unvested RSUs and PSUs.

Impact on Net Income

        Share-based compensation expense was $14 million, $13 million and $12 million for 2015, 2014 and 2013, respectively. Deferred tax benefits recognized totaled $3 million, $3 million and $2 million for 2015, 2014 and 2013, respectively.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 14—Income Taxes

        The Company's results have historically been included in the consolidated U.S. federal tax return and U.S. state income tax filings of YUM. Our foreign income tax returns, primarily those filed by our China subsidiaries, are filed on an individual entity basis. The Company has calculated its provision using the separate return method in these Combined Financial Statements. Under this method, the Company is assumed to have filed hypothetical tax returns on a stand-alone basis separate from YUM in the relevant tax jurisdictions. Any additional accrued tax liability attributable to the Company arising from the separate return method has been shown as settled against the net Parent company investment account in these Combined Financial Statements. The Company has recorded deferred taxes on its temporary differences, including hypothetical carryforwards and tax credits created by the separate tax return filings. The established current and deferred tax balances may not be indicative of the Company's actual balances prior or subsequent to the separation of operations from YUM.

        U.S. and foreign income before taxes are set forth below:

	2015	2014	2013
U.S.	$(7)	$15	$(12)
China	502	—	251
Other Foreign	1	2	(5)

	$496	$17	$234

        The details of our income tax provision (benefit) are set forth below:

		2015	2014	2013
Current:	Federal	$7	$9	$6
	Foreign	132	149	178

		$139	$158	$184

Deferred:	Federal	$(7)	$(9)	$(3)
	Foreign	36	(95)	(46)

		29	(104)	(49)

		$168	$54	$135

        The reconciliation of income taxes calculated at the U.S. federal statutory rate to our effective tax rate is set forth below:

	2015		2014		2013
U.S. federal statutory rate	$173	35.0%	$6	35.0%	$82	35.0%
Statutory rate differential attributable to foreign operations	(15)	(3.1)	5	32.2	(12)	(5.2)
Adjustments to reserves and prior years	3	0.6	(3)	(20.9)	(2)	(0.8)
Change in valuation allowances	12	2.4	13	79.8	17	7.4
Other, net	(5)	(1.0)	33	196.2	50	21.1

Effective income tax rate	$168	33.9%	$54	322.3%	$135	57.5%

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 14—Income Taxes (Continued)

        Statutory rate differential attributable to foreign operations.    This item includes local taxes, withholding taxes, and shareholder-level taxes, net of foreign tax credits. There is a favorable impact attributable to our income being earned in China where it is subject to a 25% tax rate, which is lower than the U.S. federal statutory rate of 35%.

        In 2015, 2014 and 2013, this benefit was negatively impacted by the actual and deemed repatriation of current year foreign earnings to the U.S. as we recognized additional tax expense, resulting from the related effective tax rate being lower than the U.S. federal statutory rate.

        Adjustments to reserves and prior years.    This item includes: (1) changes in tax reserves, including interest thereon, established for potential exposure we may incur if a taxing authority takes a position on a matter contrary to our position; and (2) the effects of reconciling income tax amounts recorded in our Combined Statements of Income to amounts reflected on our tax returns, including any adjustments to the Combined Balance Sheets. The impact of certain effects or changes may offset items reflected in the 'Statutory rate differential attributable to foreign operations' line.

        In 2014 and 2013, this item was impacted by the favorable resolution of uncertain tax positions.

        Change in valuation allowances.    This item relates to changes for deferred tax assets generated or utilized during the current year and changes in our judgment regarding the likelihood of using deferred tax assets that existed at the beginning of the year. The impact of certain changes may offset items reflected in the 'Statutory rate differential attributable to foreign operations' line.

        In 2015 and 2014, $12 million and $13 million, respectively, of net tax expense was driven by valuation allowances recorded against deferred tax assets generated during the current year.

        In 2013, $17 million of net tax expense was driven by $13 million for valuation allowances recorded against deferred tax assets generated during the current year, as well as $4 million tax expense resulting from a change in judgment regarding the future use of certain deferred tax assets that existed at the beginning of the year.

        Other.    This item primarily includes the impact of permanent differences related to current year earnings as well as tax credits and deductions.

        In 2014 and 2013, this item was negatively impacted by the $160 million and $222 million, respectively, of non-cash impairments of Little Sheep goodwill, which resulted in no related tax benefit. See Note 4.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 14—Income Taxes (Continued)

        The details of deferred tax assets (liabilities) as of December 31, 2015 and 2014 are set forth below:

	2015	2014
Operating losses and tax credit carryforwards	$66	$54
Employee benefits	2	33
Share-based compensation	11	9
Deferred escalating minimum rent	43	42
Various liabilities	14	13
Deferred income and other	37	36

Gross deferred tax assets	173	187
Deferred tax asset valuation allowances	(45)	(34)

Net deferred tax assets	$128	$153

Intangible assets	$(23)	$(30)
Property, plant and equipment	(4)	(2)
Other	(9)	(3)

Gross deferred tax liabilities	$(36)	$(35)

Net deferred tax assets (liabilities)	$92	$118

Reported in Combined Balance Sheets as:
Deferred income taxes	$116	$141
Other liabilities and deferred credits	(24)	(23)

	$92	$118

        We have investments in our foreign subsidiaries where the carrying values for financial reporting exceed the tax basis. We have not provided deferred tax on the portion of the excess that we believe is indefinitely reinvested, as we have the ability and intent to indefinitely postpone the basis differences from reversing with a tax consequence. The China separation from YUM is intended to qualify as a tax-free reorganization for U.S. income tax purposes resulting in the excess of financial reporting over tax basis in our investment in the China business continuing to be indefinitely reinvested. This amount may become taxable upon an actual or deemed repatriation of assets from the subsidiaries or a sale or liquidation of the subsidiaries. We estimate that our total temporary difference upon which we have not provided deferred tax is approximately $1.6 billion at December 31, 2015. However, it is not practicable to determine the deferred tax liability on this amount due to uncertainty with regard to the timing or manner of repatriation and the related impact on local taxes, withholding taxes and foreign tax credits.

        At December 31, 2015, the Company has operating loss carryforwards of $163 million, primarily related to our Little Sheep business, all of which will expire by 2020. These losses are being carried forward in jurisdictions where we are permitted to use tax losses from prior periods to reduce future taxable income. At December 31, 2015 the Company also has U.S. tax credit carryforwards of $25 million, all of which will expire by 2025.

        Cash payments for tax liabilities on income tax returns filed in China were $143 million, $186 million and $174 million in 2015, 2014 and 2013, respectively.

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 14—Income Taxes (Continued)

        We recognize the benefit of positions taken or expected to be taken in tax returns in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. A recognized tax position is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits follows:

	2015	2014
Beginning of Year	$13	$20
Additions on tax positions	4	4
Reductions due to statute expiration	(2)	(11)

End of Year	$15	$13

        During 2015 and 2014, we increased our unrecognized tax benefits by $4 million related to uncertainty with regard to the deductibility of certain business expenses incurred during the year. The Company believes it is reasonably possible its unrecognized tax benefits may decrease by approximately $3 million in the next twelve months, all of which, if recognized upon audit settlement or statute expiration, would affect the 2016 effective tax rate.

        The Company's results are subject to examination in the U.S. federal jurisdiction as well as various U.S. state jurisdictions as part of the YUM income tax filings, and separately in foreign jurisdictions. Any liability arising from these examinations is expected to be settled among the Company, YCCL and YUM in accordance with the tax matters agreement.

        YUM has settled audits with the IRS through fiscal year 2010. The Company's operations in foreign jurisdictions remain subject to examination for tax years as far back as 2010, some of which years are currently under audit by local tax authorities. The accrued interest and penalties related to income taxes are set forth below:

	As of December 31,
	2015	2014
Accrued interest and penalties	$3	$3

        During 2015, 2014 and 2013, a net expense of $1 million, and net benefit of $4 million and $3 million, respectively, for interest and penalties was recognized in our Combined Statements of Income as components of its income tax provision.

Note 15—Reportable Operating Segments

        We have two reportable segments: KFC and Pizza Hut Casual Dining. We also have three non-reportable operating segments, Pizza Hut Home Service, East Dawning and Little Sheep, which are

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 15—Reportable Operating Segments (Continued)

combined and referred to as All Other Segments, as these operating segments are individually insignificant.

	Revenues
	2015	2014	2013
KFC	4,768	4,893	4,995
Pizza Hut Casual Dining	1,825	1,696	1,522
All Other Segments	316	345	388

Total	$6,909	$6,934	$6,905

	Operating Profit; Interest Income, Net; and Income Before Income Taxes
	2015	2014	2013
KFC(a)	499	435	456
Pizza Hut Casual Dining	145	176	235
All Other Segments	(14)	(44)	(54)
Unallocated and corporate expenses(b)	(144)	(143)	(123)
Unallocated Closures and impairment expense(b)(c)	—	(463)	(295)
Unallocated Other income(b)	(11)	25	5
Unallocated Refranchising gain(b)	13	17	5

Operating Profit	488	3	229
Interest income, net(b)	8	14	5

Income Before Income Taxes	$496	$17	$234

	Depreciation and Amortization
	2015	2014	2013
KFC	283	286	283
Pizza Hut Casual Dining	109	92	73
All Other Segments	20	20	30
Corporate	13	13	8

	$425	$411	$394

	Capital Spending
	2015	2014	2013
KFC	259	269	303
Pizza Hut Casual Dining	176	187	167
All Other Segments	16	23	26
Corporate	61	46	72

	$512	$525	$568

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 15—Reportable Operating Segments (Continued)

	Identifiable Assets
	2015	2014
KFC(d)	1,577	1,773
Pizza Hut Casual Dining	718	694
All Other Segments	181	181
Corporate(e)	725	609

	$3,201	$3,257

	Long-Lived Assets(f)
	2015	2014
KFC	1,248	1,424
Pizza Hut Casual Dining	616	584
All Other Segments	146	149
Corporate	23	60

	$2,033	$2,217

(a)
Includes equity income from investments in unconsolidated affiliates of $41 million, $30 million and $26 million in 2015, 2014 and 2013, respectively.

(b)
Amounts have not been allocated to any segment for performance reporting purposes.

(c)
Represents 2014 and 2013 impairment losses related to Little Sheep. See Note 4.

(d)
Includes investments in 3 unconsolidated affiliates totaling $61 million and $51 million for 2015 and 2014, respectively.

(e)
Primarily includes cash and inventories that are centrally managed.

(f)
Includes property, plant and equipment, net, goodwill, and intangible assets, net.

Note 16—Contingencies

China Tax on Indirect Transfers of Assets

        In February 2015, the Chinese State Administration of Taxation ("SAT") issued the SAT's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises ("Bulletin 7"). Pursuant to Bulletin 7, an "indirect transfer" of Chinese taxable assets, including equity interests in a China resident enterprise ("Chinese interests"), by a non-resident enterprise, may be recharacterized and treated as a direct transfer of Chinese taxable assets, if such arrangement does not have reasonable commercial purpose and the transferor has avoided payment of Chinese enterprise income tax. As a result, gains derived from such an indirect transfer may be subject to Chinese enterprise income tax at a rate of 10%.

        YUM has informed us that it believes that it is more likely than not that YUM will not be subject to this tax with respect to the distribution. However, given how recently Bulletin 7 was promulgated, there are significant uncertainties regarding what constitutes a reasonable commercial purpose, how the

Notes to Combined Financial Statements (Continued)

(Tabular amounts in millions, except share data)

Note 16—Contingencies (Continued)

safe harbor provisions for group restructurings are to be interpreted and how the taxing authorities will ultimately view the planned distribution. As a result, YUM's position could be challenged by Chinese tax authorities resulting in a 10% tax assessed on the difference between the fair market value and the tax basis of the separated China business. As YUM's tax basis in the China business is minimal, the amount of such a tax could be significant.

        Any tax liability arising from the application of Bulletin 7 to the planned distribution is expected to be settled in accordance with the tax matters agreement among the Company, YCCL and YUM. Such a settlement could be significant and have a material adverse effect on our results of operations and our financial condition.

Unconsolidated Affiliates Guarantees

        From time to time we have guaranteed certain lines of credit and loans of unconsolidated affiliates. At December 31, 2015 there are no guarantees outstanding for unconsolidated affiliates. Our unconsolidated affiliates had total revenues of approximately $1 billion for the year ended December 31, 2015 and assets and debt of approximately $350 million and $50 million, respectively, at December 31, 2015.

Legal Proceedings

        The Company is subject to various lawsuits covering a variety of allegations from time to time. The Company believes that the ultimate liability, if any, in excess of amounts already provided for these matters in the Combined Financial Statements, is not likely to have a material adverse effect on the Company's results of operations, financial condition or cash flows. Matters faced by the Company from time to time include, but are not limited to, claims from landlords, employees, customers and others related to operational, contractual or employment issues.

Note 17—Subsequent Events

        The Company evaluates subsequent events in accordance with ASC Topic 855, Subsequent Events. Subsequent events were evaluated through May 3, 2016, the date the Combined Financial Statements were available to be issued.

Condensed Combined Statements of Income

Yum China Holdings, Inc.

(in millions—Unaudited)

	Year to date
	5/31/2016	5/31/2015
Revenues
Company sales	$2,836	$2,843
Franchise fees and income	55	49

Total revenues	2,891	2,892

Costs and Expenses, Net
Company restaurants
Food and paper	847	907
Payroll and employee benefits	587	577
Occupancy and other operating expenses	960	982

Company restaurant expenses	2,394	2,466
General and administrative expenses	170	168
Franchise expenses	31	29
Closures and impairment expenses, net	31	19
Refranchising gain, net	(4)	(4)
Other income, net	(27)	(14)

Total costs and expenses, net	2,595	2,664

Operating Profit	296	228
Interest income, net	4	2

Income Before Income Taxes	300	230
Income tax provision	(78)	(65)

Net income—including noncontrolling interests	222	165
Net income—noncontrolling interests	–	–

Net Income—Yum China Holdings, Inc.	$222	$165

See accompanying Notes to Condensed Combined Financial Statements.

Condensed Combined Statements of Comprehensive Income

Yum China Holdings, Inc.

(in millions—Unaudited)

	Year to date
	5/31/2016	5/31/2015
Net income—including noncontrolling interests	$222	$165
Other comprehensive loss, net of tax:
Foreign currency gains (losses) arising during the period	(29)	1

Comprehensive Income—including noncontrolling interests	193	166
Comprehensive Income (loss)—noncontrolling interests	1	(1)

Comprehensive Income—Yum China Holdings, Inc.	$192	$167

See accompanying Notes to Condensed Combined Financial Statements.

Condensed Combined Statements of Cash Flows

Yum China Holdings, Inc.

(in millions—Unaudited)

	Year to date
	5/31/2016	5/31/2015
Cash Flows—Operating Activities
Net Income—including noncontrolling interests	$222	$165
Depreciation and amortization	171	179
Closures and impairment expenses	31	19
Refranchising gain	(4)	(4)
Deferred income taxes	(29)	1
Equity income from investments in unconsolidated affiliates	(26)	(16)
Distributions of income received from unconsolidated affiliates	13	4
Excess tax benefits from share-based compensation	(1)	(3)
Share-based compensation expense	5	5
Changes in accounts receivable	(15)	10
Changes in inventories	(30)	25
Changes in prepaid expenses and other current assets	7	(4)
Changes in accounts payable and other current liabilities	35	8
Changes in income taxes payable	25	(3)
Other, net	18	10

Net Cash Provided by Operating Activities	422	396

Cash Flows—Investing Activities
Capital spending	(172)	(235)
Changes in short-term investments, net	(54)	(16)
Proceeds from refranchising of restaurants	13	8
Other, net	(1)	(2)

Net Cash Used in Investing Activities	(214)	(245)

Cash Flows—Financing Activities
Net transfers to Parent	(118)	(104)
Payment of capital lease obligations	(1)	(2)
Excess tax benefits from share-based compensation	1	3

Net Cash Used in Financing Activities	(118)	(103)

Effect of Exchange Rates on Cash and Cash Equivalents	(7)	–

Net Increase in Cash and Cash Equivalents	83	48
Cash and Cash Equivalents—Beginning of Period	425	238

Cash and Cash Equivalents—End of Period	$508	$286

.

See accompanying Notes to Condensed Combined Financial Statements

Condensed Combined Balance Sheets

Yum China Holdings, Inc.

(in millions)

	5/31/2016	12/31/2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$508	$425
Accounts receivable, net	117	76
Inventories	216	189
Prepaid expenses and other current assets	151	109

Total Current Assets	992	799
Property, plant and equipment, net	1,742	1,841
Goodwill	83	85
Intangible assets, net	101	107
Investments in unconsolidated affiliates	46	61
Other assets	187	192
Deferred income taxes	142	116

Total Assets	$3,293	$3,201

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	$921	$926
Income taxes payable	47	22

Total Current Liabilities	968	948
Capital lease obligations	31	34

Other liabilities and deferred credits	236	234

Total Liabilities	1,235	1,216

Redeemable Noncontrolling Interest	–	6

Equity
Parent Company investment	1,900	1,791
Accumulated other comprehensive income	100	130

Total Equity—Yum China Holdings, Inc.	2,000	1,921
Noncontrolling interests	58	58

Total Equity	2,058	1,979

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$3,293	$3,201

See accompanying Notes to Condensed Combined Financial Statements.

Notes to Condensed Combined Financial Statements (Unaudited)

(Tabular amounts in millions)

Note 1—Description of the Business

        On October 20, 2015, Yum! Brands, Inc. ("YUM" or the "Parent") announced that it intended to separate into two independent publicly traded companies each with a separate strategic focus. YUM plans to distribute to its shareholders all outstanding shares of Yum China Holdings, Inc. (the "Company"), which will hold directly or indirectly, the assets and liabilities associated with YUM's operations in China. References to the Company throughout these Condensed Combined Financial Statements are made using the first person notations of "we," "us" or "our."

        The Company operates and owns, franchises or has ownership in entities that own and operate restaurants under the KFC, Pizza Hut Casual Dining, Pizza Hut Home Service, East Dawning and Little Sheep concepts (collectively, the "Concepts"). The operating results of these Concepts in China have historically been included in the China Division segment of YUM's Consolidated Financial Statements. Upon separation of the Company from YUM, Yum! Restaurants Asia Pte. Ltd., a wholly-owned indirect subsidiary of YUM, and Yum Restaurants Consulting (Shanghai) Company Limited ("YCCL"), a wholly-owned indirect subsidiary of the Company, will enter into a 50-year master license agreement with automatic renewals for additional consecutive renewal terms of 50 years each, subject only to YCCL being in "good standing" and unless YCCL gives notice of its intent to not renew, for the exclusive right to use and sublicense the use of intellectual property owned by YUM and its subsidiaries for the development and operation of the KFC, Pizza Hut Casual Dining and Pizza Hut Home Services brands and their related marks and other intellectual property rights for restaurant services in China. In addition, subject to certain agreed-upon milestones, the Company has an exclusive license under the master license agreement to operate and develop Taco Bell restaurants and use the related marks in China. In exchange we will pay a license fee to YUM equal to 3% of net sales for both our Company and franchise restaurants. We will continue to own the East Dawning and Little Sheep intellectual property and will pay no license fee related to these concepts.

        Completion of the transaction will be subject to certain conditions, including, among others, receiving final approval from YUM's board of directors, receipt of various regulatory approvals, receipt of opinions of YUM's external tax advisors with respect to certain tax matters, the effectiveness of filings related to public listing in the United States of America and applicable securities laws, and other terms and conditions as may be determined by YUM's board of directors. The transaction is expected to be completed around October 31, 2016, and is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

        The operations of each Concept represent an operating segment of the Company within these Condensed Combined Financial Statements. We have two reportable segments: KFC and Pizza Hut Casual Dining. Our remaining operating segments, including the operations of Pizza Hut Home Service, East Dawning and Little Sheep, are combined and referred to as All Other Segments, as those operating segments are individually insignificant.

Note 2—Basis of Presentation

        We have prepared our accompanying unaudited Condensed Combined Financial Statements in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") for interim financial information. Accordingly, they do not include all of the information and footnotes required by Generally Accepted Accounting Principles in the United States ("GAAP") for complete financial statements. These statements should be read in conjunction with the Combined Financial

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 2—Basis of Presentation (Continued)

Statements and notes thereto for the Company for the year ended December 31, 2015 included elsewhere in this amendment to the initial Form 10.

        Our preparation of the accompanying Condensed Combined Financial Statements in conformity with GAAP requires us to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Condensed Combined Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        These accompanying Condensed Combined Financial Statements have been prepared on a stand-alone basis and are derived from YUM's Condensed Consolidated Financial Statements and underlying accounting records. Transactions between the Company and the Parent that were not cash settled were considered to be effectively settled at the time the transactions are recorded.

        The Condensed Combined Financial Statements include all revenues, costs, assets and liabilities directly attributable to the Company either through specific identification or allocation. The Condensed Combined Statements of Income include allocations for certain of YUM's Corporate functions which provide a direct benefit to the Company. These costs have been allocated based on Company system sales relative to YUM's global system sales. System sales includes the sales results of all restaurants regardless of ownership. All allocated costs have been deemed to have been paid to the Parent in the period in which the costs were recorded. The Company considers the cost allocation methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent, publicly traded company for the periods presented. See Note 3 for further discussion.

        The accompanying Condensed Combined Financial Statements include all normal and recurring adjustments considered necessary to present fairly, when read in conjunction with the Combined Financial Statements and notes thereto for the year ended December 31, 2015 included elsewhere in this amendment to the initial Form 10, our financial position as of May 31, 2016, and the results of our operations, comprehensive income and cash flows for the years to date ended May 31, 2016 and May 31, 2015. Our results of operations, comprehensive income and cash flows for these interim periods are not necessarily indicative of the results to be expected for the full year.

        Our fiscal year ends on December 31. As a subsidiary of YUM, the Company operates on a fiscal monthly calendar, with two months in the first quarter, three months in the second and third quarters and four months in the fourth quarter.

Note 3—Transactions with Parent

Allocation of Corporate Expenses

        YUM has historically performed centralized corporate functions on our behalf. Accordingly, certain YUM costs have been allocated to the Company and reflected as expenses in these Condensed Combined Financial Statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Parent expenses attributable to the Company. The expenses reflected in the Condensed Combined Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate, stand-alone entity.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 3—Transactions with Parent (Continued)

        Corporate expense allocations primarily relate to centralized corporate functions, including finance, accounting, treasury, tax, legal, internal audit and risk management functions. In addition, corporate expense allocations include, among other costs, IT maintenance, professional fees for legal services and expenses related to litigation, investigations, or similar matters. Corporate allocations of $6 million were allocated to the Company during each of the years to date ended May 31, 2016 and May 31, 2015, respectively and have been included in G&A expenses in the Condensed Combined Statements of Income. All of the corporate allocations of costs are deemed to have been incurred and settled through Parent Company Investment in the period where the costs were recorded. Following the separation, we will perform these functions using our own resources or purchased services.

License Fee

        The Condensed Combined Statements of Income include a fee that was historically paid to YUM comprised of initial fees and continuing fees equal to 3% our Company and franchise sales. License fees due to YUM for our Company-owned stores are included within restaurant margin in Occupancy and other operating expenses in the Condensed Combined Statements of Income. License fees due to YUM on franchise sales are included in Franchise Expenses. Total license fees paid during the years to date ended May 31, 2016 and May 31, 2015, respectively are reflected in the table below:

	Year to date
	2016	2015
Initial fees—Company	$4	$6
Initial fees—Franchise	1	1
Continuing Fees—Company	82	83
Continuing Fees—Franchise	22	20

Total	$109	$110

Cash Management and Treasury

        The Company funds its operations through cash generated from the operation of its Company-owned stores, franchise operations and dividend payments from our unconsolidated affiliates. Excess cash has historically been repatriated to YUM through intercompany loans or dividends. Transfers of cash both to and from YUM are included within Parent Company Investment on the Condensed Combined Balance Sheets. YUM has issued debt for general corporate purposes but in no case has any such debt been guaranteed or assumed by the Company or otherwise secured by the assets of the Company. As YUM debt and related interest is not directly attributable to the Company, no such amounts have been allocated to these Condensed Combined Financial Statements.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 4—Items Affecting Comparability of Net Income and Cash Flows

Refranchising Gain, net

        The Refranchising gain, net by reportable segment and All Other Segments is presented below. We do not allocate such gains and losses to our segments for performance reporting purposes.

	Year to date
	2016	2015
KFC	$4	$2
Pizza Hut Casual Dining	–	1
All Other Segments	–	1

Total Company	$4	$4

Store Closure and Impairment Activity

        Store closure (income) costs and Store impairment charges by reportable segment and All Other Segments are presented below.

	Year to date
	2016
	Total Company	KFC	Pizza Hut Casual Dining	All Other Segments
Store closure (income) costs(a)	$(6)	$(4)	$(1)	$(1)
Store impairment charges	37	25	11	1

Closure and impairment (income) expenses	$31	$21	$10	$–

	Year to date
	2015
	Total Company	KFC	Pizza Hut Casual Dining	All Other Segments
Store closure (income) costs(a)	$(3)	$(4)	$(1)	$2
Store impairment charges	22	19	2	1

Closure and impairment (income) expenses	$19	$15	$1	$3

(a)
Store closure (income) costs include lease reserves established when we cease using a property under an operating lease and subsequent adjustments to those reserves, other facility-related expenses from previously closed stores and proceeds from forced store closures. Remaining lease obligations for closed stores were not material at May 31, 2016 or December 31, 2015.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 5—Other Income, net

	Year to date
	2016	2015
Equity income from investments in unconsolidated affiliates	$(26)	$(16)
Foreign exchange net (gain) loss and other	(1)	2

Other income, net	$(27)	$(14)

Note 6—Supplemental Balance Sheet Information

Prepaid Expenses and Other Current Assets	5/31/2016	12/31/2015
Assets held for sale(a)	$17	$18
Prepaid rent	39	53
Short-term investments	53	–
Other prepaid expenses and current assets	42	38

Prepaid expenses and other current assets	$151	$109

(a)
Reflects the carrying value of a corporate aircraft.

Property, Plant and Equipment	5/31/2016	12/31/2015
Buildings and improvements	$2,192	$2,231
Capital leases, primarily buildings	33	35
Machinery and equipment	1,100	1,171

Property, plant and equipment, gross	3,325	3,437
Accumulated depreciation and amortization	(1,583)	(1,596)

Property, plant and equipment, net	$1,742	$1,841

Accounts Payable and Other Current Liabilities	5/31/2016	12/31/2015
Accounts payable	$495	$454
Accrued capital expenditures	93	128
Accrued compensation and benefits	157	180
Accrued taxes, other than income taxes	18	42
Other current liabilities	158	122

Accounts payable and other current liabilities	$921	$926

Other Liabilities and Deferred Credits	5/31/2016	12/31/2015
Deferred escalating minimum rent	$161	$162
Other noncurrent liabilities and deferred credits	75	72

Other liabilities and deferred credits	$236	$234

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 6—Supplemental Balance Sheet Information (Continued)

Noncontrolling Interests

        Noncontrolling interests represent the ownership interests of minority shareholders of the entities that operate KFC restaurants in Beijing and Shanghai, China. At December 31, 2015 the Redeemable noncontrolling interest comprised the 7% ownership interest in Little Sheep held by the Little Sheep founding shareholders, and was classified outside of permanent equity on our Condensed Consolidated Balance Sheets due to redemption rights held by the founding Little Sheep shareholders. During the quarter ended May 31, 2016, the Little Sheep founding shareholders sold their remaining 7% Little Sheep ownership interest to the Company pursuant to their redemption rights. The difference between the purchase price of less than $1 million, which was determined using a non-fair value based formula pursuant to the agreement governing the redemption rights, and the carrying value of their redeemable noncontrolling interest was recorded as an $8 million loss attributable to noncontrolling interests. Consistent with our 2012 gain on the acquisition of Little Sheep and subsequent impairments of Little Sheep goodwill and intangible assets in 2013 and 2014, this loss attributable to noncontrolling interest is not being allocated to any segment operating results. A reconciliation of the beginning and ending carrying amount of the equity attributable to noncontrolling interests is as follows:

	Noncontrolling Interests	Redeemable Noncontrolling Interest
Balance at December 31, 2015	$58	$6
Net income (loss)—noncontrolling interests	7	1
Noncontrolling interest loss upon redemption	–	(8)
Dividends declared	(7)	–
Currency translation adjustments and other	–	1

Balance at May 31, 2016	$58	$–

Note 7—Fair Value Measurements

        As of May 31, 2016 the carrying values of cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximated their fair values because of the short-term nature of these instruments.

        In addition, certain of the Company's assets such as property, plant and equipment, goodwill and intangible assets, are measured at fair value on a non-recurring basis if determined to be impaired. During the year to date ended May 31, 2016, we recorded restaurant-level impairment (Level 3) of $33 million, excluding impairment recorded associated with stores that were being closed. The remaining net book value of the assets measured at fair value as of May 31, 2016, subsequent to these impairments, was not significant.

Note 8—Income Taxes

	Year to date
	2016	2015
Income tax provision	$78	$65
Effective tax rate	26.2%	28.0%

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 8—Income Taxes (Continued)

        Our effective tax rate was lower than the U.S. federal statutory rate of 35% primarily due to the majority of our income being earned outside the U.S. where tax rates are generally lower than the U.S. rate.

Note 9—Reportable Operating Segments

        We have two reportable segments: KFC and Pizza Hut Casual Dining. We also have three non-reportable operating segments, Pizza Hut Home Service, East Dawning and Little Sheep, which are combined and referred to as All Other Segments, as these operating segments are individually insignificant. The following tables summarize Revenues and Operating Profit for each of our reportable operating segments:

	Year to date
	2016	2015
Revenues
KFC	2,028	1,961
Pizza Hut Casual Dining	742	792
All Other Segments	121	139

Total	$2,891	$2,892

	Year to date
	2016	2015
Operating Profit
KFC(a)	300	209
Pizza Hut Casual Dining	52	82
All Other Segments	(3)	(3)
Unallocated and corporate expenses(b)	(61)	(64)
Unallocated Other income	4	–
Unallocated Refranchising gain(b)	4	4

Operating Profit	296	228
Interest income, net(b)	4	2

Income Before Income Taxes	$300	$230

(a)
Includes equity income from investments in unconsolidated affiliates of $26 million and $16 million for the years to date ended May 31, 2016 and May 31, 2015, respectively.

(b)
Amounts have not been allocated to any segment for performance reporting purposes.

Note 10—Contingencies

China Tax on Indirect Transfers of Assets

        In February 2015, the Chinese State Administration of Taxation issued the SAT's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises. Pursuant to Bulletin 7, an "indirect transfer" of Chinese taxable assets,

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

(Tabular amounts in millions)

Note 10—Contingencies (Continued)

including equity interests in a Chinese resident enterprise, by a non-resident enterprise, may be recharacterized and treated as a direct transfer of Chinese taxable assets, if such arrangement does not have reasonable commercial purpose and the transferor has avoided payment of Chinese enterprise income tax. As a result, gains derived from such an indirect transfer may be subject to Chinese enterprise income tax at a rate of 10%.

        YUM has informed us that it believes that it is more likely than not that YUM will not be subject to this tax with respect to the distribution. However, given how recently Bulletin 7 was promulgated, there are significant uncertainties regarding what constitutes a reasonable commercial purpose, how the safe harbor provisions for group restructurings are to be interpreted and how the taxing authorities will ultimately view the planned distribution. As a result, YUM's position could be challenged by Chinese tax authorities resulting in a 10% tax assessed on the difference between the fair market value and the tax basis of the separated China business. As YUM's tax basis in the China business is minimal, the amount of such a tax could be significant.

        Any tax liability arising from the application of Bulletin 7 to the planned distribution is expected to be settled in accordance with the tax matters agreement among the Company, YCCL and YUM. Such a settlement could be significant and have a material adverse effect on our results of operations and our financial condition.

Unconsolidated Affiliates Guarantees

        From time to time we have guaranteed certain lines of credit and loans of unconsolidated affiliates. As of May 31, 2016, there are no guarantees outstanding for unconsolidated affiliates. Our unconsolidated affiliates had total revenues of approximately $480 million for the year to date ended May 31, 2016 and assets and debt of approximately $310 million and $20 million, respectively, at May 31, 2016.

Legal Proceedings

        We are subject to lawsuits, administrative proceedings and claims that arise in the ordinary course of our business. These matters typically involve claims from landlords, customers, employee wage and hour claims and others related to operational issues common to the restaurant industry. While the resolution of a lawsuit, proceeding or claim may have an impact on our financial results for the period in which it is resolved, we believe that the final disposition of the lawsuits, proceedings and claims in which we are currently involved, either individually or in the aggregate, will not have a material adverse effect on our financial position, results of operations or liquidity.

Note 11—Subsequent Events

        The Company evaluates subsequent events in accordance with ASC Topic 855, Subsequent Events. Subsequent events were evaluated through August 1, 2016, the date the Condensed Combined Financial Statements were available to be issued.